PROSPECTUS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-119041

Kentucky First Federal Bancorp

     First Federal Savings and Loan Association of Hazard is reorganizing into the mutual holding company form of organization and acquiring Frankfort First Bancorp, Inc. In connection with the reorganization, we are offering shares of Kentucky First Federal Bancorp common stock, in descending order of priority, to persons with $50 or more on deposit at First Federal of Hazard as of June 30, 2003, our employee stock ownership plan, persons with $50 or more on deposit at First Federal of Hazard as of December 31, 2004, First Federal of Hazard’s depositors as of December 31, 2004 and borrowers of First Federal of Hazard as of September 23, 2004 who continue to be borrowers as of December 31, 2004. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares to the general public in a community offering, and if necessary, in a syndicated community offering. All shares are offered for sale in the reorganization offering at a price of $10.00 per share.

     We will form Kentucky First to own First Federal of Hazard as part of the reorganization. Immediately after completion of the reorganization, Kentucky First intends to acquire by merger Frankfort First Bancorp, Inc., the holding company for First Federal Savings Bank of Frankfort, and we will use up to $18.6 million of the net proceeds of the reorganization offering to acquire First Federal of Frankfort. Completion of the reorganization offering is conditioned on the approval of the merger by Frankfort First shareholders.

     In addition to the shares we are selling in the reorganization offering, we will issue shares to shareholders of Frankfort First in the merger. Frankfort First shareholders may elect to exchange their Frankfort First shares for either $23.50 in cash or 2.35 Kentucky First shares. First Federal MHC, the federally chartered mutual holding company parent to be formed by First Federal of Hazard, will own 55% of the common stock of Kentucky First outstanding following the reorganization and the merger at the midpoint, maximum and maximum, as adjusted of the offering range and approximately 53.9% of Kentucky First common stock at the minimum of the offering range.

     Kentucky First will issue an aggregate of between 2,546,051 shares and 3,363,750 shares, which we may increase to 3,868,312 shares, in the reorganization and the merger offerings. The exact number of shares to be issued in each offering will depend on regulatory considerations, demand for the shares and changes in market conditions, as well as the extent to which Frankfort First shareholders elect to receive Kentucky First shares in the merger. Certain constraints govern the numbers of shares that will be issued in the reorganization offering and in the merger. Under a formula contained in the merger agreement, at least 40% of the total value of the consideration paid to Frankfort First shareholders in the merger will be in the form of Kentucky First common stock. In addition, under this formula, Frankfort First shareholders will receive no more than 45% of the Kentucky First shares issued to persons other than First Federal MHC, although if the offering is completed between the minimum and the midpoint of the offering range this percentage gradually increases to as high as 49% the closer the number of shares issued is to the minimum of the offering range. To the extent Frankfort First shareholders do not elect to receive the maximum number of shares that may be issued in the merger, we will increase the number of shares we sell in the reorganization offering so that the total number of shares sold in the reorganization offering and the merger offering is within the offering range.

     Capital Resources, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the reorganization offering or in the merger.

     The reorganization offering is expected to terminate at 12:00 noon, Eastern time, on February 14, 2005. We may extend this expiration date without notice to you until March 31, 2005, unless the Office of Thrift Supervision approves a later date, which will not be beyond February 22, 2007.

     The minimum purchase in the reorganization offering is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond March 31, 2005. If the reorganization offering is extended beyond March 31, 2005, subscribers will have the right to modify or rescind their purchase orders. Funds received before completion of the reorganization offering will be held in an escrow account at First Federal of Hazard and will earn interest at our passbook rate. If we terminate the reorganization offering, or if we extend the reorganization offering beyond March 31, 2005 and you rescind your order, we will promptly return your funds with interest at our passbook rate.

     We expect our directors and executive officers, together with their associates, to subscribe for 115,000 shares in the reorganization offering, which equals 3.9% of the shares to be issued to persons other than First Federal MHC at the midpoint of the offering range. We have applied to have our company stock listed for trading on the Nasdaq National Market under the symbol “KFFB.”

REORGANIZATION OFFERING SUMMARY
Price Per Share: $10.00

			Maximum,
	Minimum	Maximum	as Adjusted
Number of shares	1,298,486	1,850,063	2,127,572
Gross cash offering proceeds (1)	$12,984,860	$18,500,630	$21,275,720
Estimated offering expenses	$1,148,000	$1,268,000	$1,337,000
Estimated net cash proceeds	$11,836,860	$17,232,630	$19,938,720
Estimated net cash proceeds per share	$9.12	$9.31	$9.37

(1)	Assumes that Frankfort First shareholders elect to receive the maximum number of shares that may be issued in the merger.

This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 19.

     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     For assistance, please contact the Stock Center at (606) 435-0052.

The date of this prospectus is January 10, 2005

Kentucky First Federal Bancorp

OHIO
Cincinnati
Frankfort
Louisville
Lexington
KENTUCKY
Hazard
FRANKLIN COUNTY
Frankfort
PERRY COUNTY
Hazard

FIRST FEDERAL SAVINGS BANK OF FRANKFORT

Main Office: 216 West Main Street, Frankfort

▲ 1220 US 127 South, Frankfort

▲ 190 Versailles Road, Frankfort

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

Main Office: 479 Main Street, Hazard

Summary

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the reorganization offering and the merger fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer collectively to First Federal MHC, Kentucky First and First Federal of Hazard or any of these entities, depending on the context. Unless otherwise noted, the terms “we,” “us” and “our” also refer to First Federal of Frankfort when discussing matters to occur following consummation of the reorganization and the merger. For assistance, please contact our Stock center at (606) 435-0052.

Description of the Reorganization (page 128)	Currently, we are a federally chartered mutual savings and loan association with no stockholders. Our depositors and certain borrowers currently have the right to vote on certain matters such as the election of directors and this reorganization.
The mutual holding company reorganization process that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual form of organization to the federally chartered mutual holding company form of organization. In the mutual holding company structure, First Federal of Hazard will be a federally chartered stock savings and loan association, and all of its stock will be owned by Kentucky First. In addition, 45% of Kentucky First’s stock will be owned by the public and our employee stock ownership plan and 55% of Kentucky First’s stock will be owned by First Federal MHC at the midpoint, maximum and maximum, as adjusted, of the offering range. At the minimum of the offering range, 46.1% of Kentucky First’s common stock will be owned by the public and our employee stock ownership plan and 53.9% of Kentucky First’s common stock will be owned by First Federal MHC. Our depositor and borrower members on the closing date of the reorganization will become members of First Federal MHC and will have similar voting rights in First Federal MHC as members currently have in First Federal of Hazard.

Our normal business operations will continue without interruption during the reorganization. Our deposit accounts, the balances of individual accounts and existing federal deposit insurance coverage will not be affected by the reorganization offering.

Overview of the Merger (page 146)	Immediately following the reorganization, we intend to acquire Frankfort First in a merger, whereby Frankfort First’s wholly owned subsidiary, First Federal of Frankfort, will become a wholly owned subsidiary of Kentucky First. First Federal of Hazard also will be a wholly owned subsidiary of Kentucky First after its reorganization to the mutual holding company structure and the merger with Frankfort First. Currently, we have no plans to merge First Federal of Hazard and First Federal of Frankfort. Therefore, the two banks will remain separate entities whose management teams will remain intact.

After the reorganization and the merger, our ownership structure initially will be as follows:

First Federal MHC	Public stockholders (consisting of former Frankfort First shareholders who elect to receive stock in the merger and purchasers of stock in the reorganization)

55% (53.9% at minimum of offering range) of common stock	45% (46.1% at Minimum of offering range) of common stock

Kentucky First

100% of common stock	100% of common stock

First Federal of Hazard	First Federal of Frankfort

This ownership structure is subject to the limitation that First Federal MHC will own 55% of Kentucky First common stock at the midpoint, maximum, and maximum, as adjusted, of the offering range and approximately 53.9% of Kentucky First common stock at the minimum of the offering range.

The public stockholders initially will consist of subscribers for Kentucky First common stock in the reorganization offering, including the First Federal of Hazard employee stock ownership plan, and former Frankfort First shareholders who receive Kentucky First common stock in the merger.

First Federal MHC Main & Lovern Streets Hazard, Kentucky 41701 (606) 436-3860	First Federal MHC will be formed upon completion of the reorganization. After completion of the reorganization, First Federal MHC will become our federally chartered mutual holding company parent and will own 55% of Kentucky First’s common stock at the midpoint, maximum and maximum, as adjusted, of the offering range and approximately 53.9% of Kentucky First common stock at the minimum of the offering range. So long as First Federal MHC exists, it will own a majority of the voting stock of Kentucky First. First Federal MHC is not currently an operating company. First Federal MHC will have no stockholders, and depositors and certain borrowers of First Federal of Hazard will become members of First Federal MHC. We do not expect that First Federal MHC will engage in any business activity other than owning a majority of the common stock of Kentucky First.

Kentucky First Federal Bancorp 216 W. Main Street P.O. Box 535 Frankfort, Kentucky 40602-0535 (502) 223-1638	This offering is made by Kentucky First. Kentucky First will be formed upon completion of the reorganization. After completion of the reorganization, Kentucky First will become our federally chartered mid-tier stock holding company. Kentucky First is not currently an operating company. After the reorganization, Kentucky First will own all of First Federal of Hazard’s capital stock and after the merger will own all of First Federal of Frankfort’s capital stock and will direct, plan and coordinate First Federal of Hazard’s and First Federal of Frankfort’s business activities. In the future, Kentucky First might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

First Federal Savings and Loan Association of Hazard Main & Lovern Streets Hazard, Kentucky 41701 (606) 436-3860	First Federal of Hazard is a community-oriented savings and loan association dedicated to serving consumers in Perry and surrounding counties in eastern Kentucky. We engage primarily in the business of attracting deposits from the general public and using such funds to originate, when available, loans secured by first mortgages on owner-occupied, residential real estate. To the extent there is insufficient loan demand in our market area, and where appropriate under our investment policies, we invest in mortgage-backed and investment securities. During the recent low interest rate environment, we have chosen to invest in shorter term liquid mortgage-backed and investment securities pending a rise in interest rates. We currently operate from a single office in Hazard, Kentucky. At September 30, 2004, we had total assets of $140.4 million, loans receivable, net of $32.6 million, total mortgage-backed and investment securities of $86.1 million, deposits of $99.1 million and total capital of $31.6 million.

Frankfort First Bancorp, Inc. First Federal Savings Bank of Frankfort 216 W. Main Street P.O. Box 535 Frankfort, Kentucky 40602-0535 (502) 223-1638	Frankfort First is a Delaware corporation and a registered savings and loan holding company. It was incorporated in August 1994 at the direction of the Board of Directors of First Federal of Frankfort for the purpose of serving as a savings institution holding company of First Federal of Frankfort upon its conversion from mutual to stock form. The conversion was completed on July 7, 1995. Frankfort First’s principal business is First Federal of Frankfort, a federally chartered savings bank. First Federal of Frankfort operates out of three banking offices in Frankfort, Kentucky and engages primarily in the business of attracting deposits from the general public and using such funds to originate loans secured by first mortgages on owner-occupied, residential real estate. First Federal of Frankfort also originates, to a lesser extent, church loans, home equity loans and other loans. At September 30, 2004, Frankfort First had total assets of $136.6 million, deposits of $73.8 million and total capital of $17.4 million.

Reasons for the Reorganization (page 129)	Our primary reasons for the reorganization are to:
•	provide us with the capital to acquire Frankfort First and its subsidiary, First Federal of Frankfort;

•	structure our business in a form that will enable us to access capital markets;

•	permit us to control the amount of capital being raised to enable us to prudently deploy the proceeds of the offering;

•	support future lending and growth, including access to additional markets within Kentucky;

•	enhance our ability to attract and retain qualified directors, management and other employees through stock-based compensation plans; and

•	support possible future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets.

Our Post Merger Operating Strategy (page 76)	Our mission is to operate and grow profitable, community-oriented financial institutions serving primarily retail customers in our market areas. After the reorganization and merger, we plan to pursue a strategy of:

•	operating two independent, community-oriented savings institutions, First Federal of Hazard, which will serve customers in Perry and surrounding counties in eastern Kentucky, and First Federal of Frankfort, which will serve customers primarily in Franklin County, as well as Anderson, Woodford, Scott and Shelby Counties, in central Kentucky. Each bank intends to operate substantially in the same manner as it has operated in the past, emphasizing traditional thrift activities of accepting deposits and originating residential mortgage loans for portfolio;

•	broadening and diversifying First Federal of Hazard’s lending activities by providing access to First Federal of Frankfort’s expertise in certain lending products, such as adjustable-rate mortgage loans and home equity loans;

•	increasing the yield on First Federal of Hazard’s assets by decreasing its reliance on low yielding government securities and reinvesting these assets into whole loans originated by First Federal of Frankfort, with First Federal of Frankfort retaining servicing on any loans sold;

•	continuing our historic heavy reliance on our low-costing deposit base to fund our lending and investment activities. We expect our projected deposit mix to generally retain its existing composition of passbook and certificate of deposit accounts;

•	reducing First Federal of Frankfort’s reliance on third party borrowings through loan sales to First Federal of Hazard;

•	gradually pursuing opportunities to increase and diversify lending in our market areas;

•	applying conservative underwriting practices to maintain the high quality of our loan portfolios; and

•	managing our net interest margin and interest rate risk.

Management and Operations After the Merger (page 115)	The existing board of directors and management team of First Federal of Hazard will continue as the board of directors and management team of First Federal of Hazard after the merger. The existing board of directors and management team of First Federal of Frankfort will continue as the board of directors and management team of First Federal of Frankfort after the merger. The board of directors of Kentucky First will be comprised of four members of First Federal of Hazard’s current board (Tony D. Whitaker, Stephen G. Barker, William D. Gorman and Walter G. Ecton, Jr.), two members of Frankfort First’s current board (David R. Harrod and Herman D. Regan, Jr.) and Don D. Jennings (current President and Chief Executive Officer of Frankfort First). The officers of Kentucky First will be as follows: (1) Chairman and Chief Executive Officer: Tony D. Whitaker (current President and Chief Executive Officer of First Federal of Hazard); (2) President and Chief Operating Officer: Don D. Jennings (current President and Chief Executive Officer of Frankfort First); (3) Chief Financial Officer: R. Clay Hulette, CPA (current Chief Financial Officer of Frankfort First; and (4) Vice President and Secretary: Roy L. Pulliam, Jr. (current Vice President and Secretary of First Federal of Hazard).

The board of directors of First Federal MHC will be comprised of the current members of First Federal of Hazard’s board.

Number of Shares to be Sold (page 138)	We are offering an aggregate of between 2,546,051 and 3,363,750 shares of common stock in the reorganization offering and the merger offering. With regulatory approval, we may increase the number of shares to be issued to 3,868,312 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, our financial condition, our results of operations and changes in market conditions in connection with a request to increase the offering size.

The exact number of shares to be issued in each offering will depend on regulatory considerations, demand for the shares and changes in market conditions, as well as the extent to which Frankfort First shareholders elect to receive Kentucky First shares in the merger. Certain constraints govern the numbers of shares that will be issued in the reorganization offering and in the merger. Under a formula contained in the merger agreement, at least 40% of the total value of the consideration paid to Frankfort First shareholders in the merger will be in the form of Kentucky First common stock. In addition, under this formula, Frankfort First shareholders will receive no more than 45% of the Kentucky First shares issued to persons other than First Federal MHC, although if the offering is completed between the minimum and the midpoint of the offering range this percentage gradually increases to as high as 49% the closer the number of shares issued is to the minimum of the offering range. However, under no circumstances will Frankfort First shareholders receive more than 49% of the Kentucky First shares issued to persons other than First Federal MHC. All other shares will be sold at $10.00 per share to subscribers in the reorganization offering. To the extent Frankfort First shareholders do not elect to receive the maximum number of shares that may be issued in the merger, we will increase the number of shares we sell in the reorganization offering so that the total number of shares sold in the reorganization offering and in the merger is within the offering range. At the midpoint, maximum and maximum, as adjusted, of the offering range, 45% of the shares of Kentucky First common stock issued will be issued in the reorganization offering and the merger, and the remaining 55% of the outstanding shares of Kentucky First common stock will be issued to First Federal MHC. However, if the offering is completed at or near the minimum of the offering range, it will be necessary to increase the percentage of Kentucky First’s common stock that will be issued in the reorganization offering and in the merger to as high as 46.1% of Kentucky First’s outstanding common stock in order to satisfy the requirements described above. We will determine the exact numbers of Kentucky First shares that will be issued in the reorganization offering and in the merger and to First Federal MHC, as well as the percentage of the outstanding shares of Kentucky First common stock to be owned by First Federal MHC, following the closing of the reorganization offering period and after the date by which Frankfort First shareholders must submit elections to receive cash or Kentucky First common stock in the merger.

The following table sets forth as of September 30, 2004 the number of shares to be issued in the reorganization offering, the number of shares to be issued in the merger and the number of shares to be issued to First Federal MHC, as well as the percentages of the shares of Kentucky First common stock that will be outstanding following the reorganization and the merger, at the minimum, midpoint, maximum, and maximum, as adjusted of the offering range. At the midpoint, maximum and maximum, as adjusted, of the offering range, the number of shares to be issued is shown under two alternative assumptions. One assumption is that the number of shares issued in the merger will be the minimum possible number that may be issued while complying with the constraints on share issuances described above. The second assumption is that the number of shares issued in the merger will be the maximum possible number that may be issued while complying with the constraints on share issuances described above. If the offering closes at the minimum of the offering range, the exact number of shares to be issued in the reorganization offering, in the merger and to First Federal MHC can be determined with no possibility for a range of share issuances, so only one scenario is presented.

	Kentucky First			Kentucky First		Kentucky First		Total
	Shares Issued			Shares Sold in the		Shares Issued to		Kentucky First
	in the Merger			Reorganization Offering		First Federal MHC		Shares
Assumption	Number		Percent	Number	Percent	Number	Percent	Outstanding
Minimum of offering range	1,247,565	(1)	22.6%	1,298,486	23.5%	2,978,949	53.9%	5,525,000
Midpoint of offering range/minimum number of shares issued in the merger	1,247,565	(1)	19.2	1,677,435	25.8	3,575,000	55.0	6,500,000
Midpoint of offering range/maximum number of shares issued in the merger	1,316,250		20.2	1,608,750	24.8	3,575,000	55.0	6,500,000
Maximum of offering range/minimum number of shares issued in the merger	1,247,565	(1)	16.7	2,116,185	28.3	4,111,250	55.0	7,475,000
Maximum of offering range/maximum number of shares issued in the merger	1,513,687		20.2	1,850,063	24.8	4,111,250	55.0	7,475,000
Maximum, as adjusted, of offering range/minimum number of shares issued in the merger	1,247,565	(1)	14.5	2,620,747	30.5	4,727,938	55.0	8,596,250
Maximum, as adjusted, of offering range/maximum number of shares issued in the merger	1,740,740		20.2	2,127,572	24.8	4,727,938	55.0	8,596,250

(1)	Based on 1,266,613 shares and options to acquire 147,230 shares of Frankfort First common stock outstanding on September 30, 2004. Subsequent to September 30, 2004, an individual advised Frankfort First of such person’s intent to exercise 12,368 options by tendering 5,000 shares of Frankfort First common stock plus cash for the balance of the exercise price. This transaction will reduce the minimum number of shares issuable in the merger to 1,245,947.

Possible Change in Offering Range (page 140)	Keller & Company’s independent appraisal will be updated before the reorganization is completed. If the pro forma market value of the common stock being offered at that time is either below $25,460,510 or above $38,683,125, we will notify subscribers and Frankfort First shareholders, who will have the opportunity to confirm, modify or cancel their orders or their elections. Each subscriber would be required to affirmatively confirm or modify his or her order within a specified resolicitation period or else it would be cancelled. If we are unable to sell at least the number of shares at the minimum of the offering range, as the range may be amended, the reorganization would be terminated and all subscriptions would be cancelled and funds returned promptly with interest.

Purchase Price (page 138)	The purchase price in the reorganization offering is $10.00 per share. We determined this per share price in order to achieve as wide a distribution of stock as possible. you will not pay a commission to buy any shares in the offering.

How We Determined the Offering Range (page 138)	The offering range is based on an independent appraisal of the estimated market value of First Federal of Hazard by Keller & Company, Inc., an appraisal firm experienced in appraisals of savings institutions. Keller & Company’s estimate of our market value was based in part upon our financial condition and results of operations, the financial condition and results of operations of Frankfort First and the effect of the capital raised in this offering considering the pro forma effect of the acquisition of Frankfort First. Keller & Company’s appraisal, dated as of August 27, 2004, estimated our pro forma market value on a fully converted basis and assuming completion of the merger, to be between $55,250,000 and $74,750,000, with a midpoint of $65,000,000. The term “fully converted” means that Keller & Company assumed that 100% of our common stock had been sold to the public, rather than the 45% that will be issued in the offering. Subject to regulatory approval, we may increase the pro forma market value on a fully converted basis to $85,962,500 without notice to you. Based on the sale of 45% of our common stock in the offering, Keller & Company estimated the pro forma market value of our common stock being offered to be between $25,460,510 and $33,637,500, with a midpoint of $29,250,000. Subject to regulatory approval, we may increase the pro forma market value of our common stock being offered to $38,683,125 without notice to you.

The independent appraisal does not indicate anticipated market price for the Kentucky First common stock. We cannot guarantee that anyone who purchases shares in the reorganization offering or who receives shares in exchange for shares of Frankfort First common stock will be able to sell their shares at or above the $10.00 purchase price.

We will update the appraisal prior to completion of the reorganization offering. Any changes in the appraisal are subject to Office of Thrift Supervision approval.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the stock price to the issuer’s annual net earnings and the ratio of the stock price to the issuer’s “book value.” Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. The acquisition of First Federal of Frankfort will result in goodwill, an intangible asset, in the approximate amount of $16.5 million on the consolidated balance sheet of Kentucky First following the acquisition, relating to the amount by which the purchase price exceeds the net tangible assets of First Federal of Frankfort. The goodwill will be recorded on the books of First Federal of Frankfort via “push-down” accounting. Tangible book value represents total book value less such goodwill. Keller & Company, in preparing its appraisal, considered these ratios, primarily our price to tangible book value ratio, among other factors. Keller & Company’s appraisal also incorporates an analysis of a peer group of publicly traded thrift institutions that Keller & Company considered comparable to us.

The following table presents a summary of selected pricing ratios as of August 27, 2004 for all mutual holding companies and the pricing ratios for us, assuming completion of the merger, without the ratios adjusted to the hypothetical case of being fully converted. See “Pro Forma Data” for a description of the assumptions we used in making these calculations.

	Pro Forma	Pro Forma Price
	Price To	To Tangible
	Core Earnings	Book Value Per
	Per Share	Per Share
National mutual holding company trading multiples
Average (1)	46.25x	209.24%
Median (1)	42.87x	188.70%
Kentucky First
upon issuance of 45% of its stock in the reorganization and the merger for the year ended June 30, 2004
Minimum	29.43x	158.73%
Maximum	39.85x	176.68%

(1) The information for national mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that may have issued a different percentage of their stock in their offerings than the 45% that we are offering. In addition, stock repurchases also affect the ratios to a greater or lesser degree depending upon repurchase activity. Additionally, many factors that historically have affected pricing for mutual holding companies may not impact our trading price. See “Summary—After-Market Performance Information Provided By Independent Appraiser” and “Risk Factors—After the offering and merger, our return on equity will be low compared to other companies. This could negatively affect the price of our stock.”

The following table presents a summary of selected pricing ratios as of August 27, 2004 utilized by Keller & Company for the peer group companies and the pricing ratios for us, assuming completion of the merger, with the ratios adjusted to the hypothetical case of being fully converted. See “Pro Forma Data” for a description of the assumptions we used in making these calculations.

	Fully Converted
	Equivalent Pro Forma
		Price To
	Price To	Tangible
	Core Earnings	Book Value
	Per Share	Per Share
Peer group company trading multiples
Average	16.56x	127.85%
Median	16.12x	117.17%
Kentucky First upon issuance of 100% of its stock and completion of the merger, for the twelve months ended June 30, 2004
Minimum	24.42x	84.70%
Maximum	31.78x	89.56

Compared to the average pricing ratios for the peer group, at the maximum of the offering range our stock would be priced at a premium of 140.71% to the peer group on a price-to-earnings basis and a discount of 29.95% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on a core earnings per share basis and less expensive than the peer group on a tangible book value per share basis. The key items that resulted in downward valuation adjustments of Kentucky First relative to the peer group were Kentucky First’s lower earnings, more limited asset, loan and deposit growth, Kentucky First’s more distressed market area and lower future liquidity for Kentucky First common stock. The reason for the discount for Kentucky First common stock relative to its peer group is based on a combination of these downward adjustments reduced by an upward adjustment for Kentucky First’s higher dividend yield.

After-Market Performance Information Provided by Independent Appraiser	Keller & Company provided the following information to the board of directors and to the Office of Thrift Supervision as part of its appraisal. The following table presents for all mutual holding company reorganizations with a minority stock issuance and all stock conversions, including second step transactions, for which data is available, from January 1, 2003 to December 13, 2004, the average and median percentage stock price appreciation from the initial trading date of the reorganization or conversion to the dates presented in the table.

This table is not intended to be indicative of how our stock price may perform. Many factors affect stock price appreciation, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page 19.

		Average Percentage Stock				Median Percentage Stock
Year of		Price Appreciation from IPO Price				Price Appreciation from IPO Price
Initial	Number				As of				As of
Trading	of	After One	After One	After One	December 13,	After One	After One	After One	December 13,
Date	Transactions	Day	Week	Month	2004	Day	Week	Month	2004
2004	21	16.01%	16.42%	12.49%	10.66%	15.00%	12.65%	11.00%	10.55%
2003	15	33.84	34.76	35.91	18.40	21.38	24.05	26.60	8.66

While stock prices of other institutions that have engaged in similar transactions have, on average, increased for the periods presented, we cannot assure you that our stock price will appreciate the same amount, if at all. In particular, our transaction differs from most or all of the other minority stock issuances and mutual to stock conversions in that our transaction contemplates an acquisition immediately following the issuance or reorganization. We also cannot assure you that our stock price will not trade below $10.00 per share, as has been the case for some reorganized and converted thrift institutions. In addition, the transactions underlying the data occurred primarily during a falling interest rate environment, during which market prices for financial institutions typically increase. If interest rates rise, our net interest income and the value of our assets could be reduced, negatively affecting our stock price. See “Risk Factors—Rising interest rates may hurt our profits and asset values.”

The increase in a company’s stock price is subject to various factors, including the amount of proceeds a company raises and our ability to successfully integrate the operations of First Federal of Frankfort following the merger (see “Risk Factors—Kentucky First’s success depends in part on the success of the merger” and “Risk Factors—After the offering and merger, our return on equity will be low compared to other companies. This could negatively affect the price of our stock.”), the quality of management and management’s ability to deploy proceeds such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases. See “Risk Factors—We may not be able to achieve sufficient growth in our retail franchise to allow us to achieve the anticipated benefits of the merger.” In addition, stock prices may be affected by general market conditions, the interest rate environment, the market for financial institutions and merger or acquisition transactions, the presence of professional and other investors who purchase stock on speculation, regulatory developments, as well as other unforeseeable events not necessarily in the control of management.

Finally, you should be aware that regulatory restrictions generally prohibit a holding company regulated by the Office of Thrift Supervision, like us, from being acquired within three years following its formation in connection with a reorganization into the mutual holding form of organization, which may also have a negative impact on stock price performance.

The board of directors carefully reviewed the information provided to it by Keller & Company through the appraisal process, but did not make any determinations regarding how the historical data reflected above may impact Kentucky First’s appraisal. Instead, the board hired Keller & Company to help it understand the regulatory process and to advise the Board as to how much capital Kentucky First would likely be required to raise under the Office of Thrift Supervision’s appraisal guidelines. The board’s ability to control the amount of capital Kentucky First will raise in the stock offering is limited by the regulatory framework established by the Office of Thrift Supervision, which requires that First Federal of Hazard hire an independent appraiser and permit the independent appraiser to arrive at a value without undue influence from outside parties, including First Federal of Hazard. The board fully complied with the Office of Thrift Supervision’s guidelines and permitted Keller & Company to arrive at the appraised value of Kentucky First independently, which the board also understood would be subject to Office of Thrift Supervision review and approval. Keller & Company, an independent appraisal firm expert in the appraisal guidelines of the Office of Thrift Supervision, considered all factors that may appropriately be considered under the Office of Thrift Supervision’s appraisal guidelines when arriving at the appraised value of Kentucky First.

Persons Who Can Order Stock in the Offering (page 132)	In the reorganization offering, we have granted rights to subscribe for our shares of common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at First Federal of Hazard as of June 30, 2003.

2.	Our employee stock ownership plan, which provides retirement benefits to our employees.

3.	Persons with $50 or more on deposit at First Federal of Hazard as of December 31, 2004.

4.	First Federal of Hazard’s depositors as of December 31, 2004 and borrowers of First Federal of Hazard as of September 23, 2004 who continue to be borrowers as of December 31, 2004.

We may offer shares not sold in the subscription offering to the general public in a community offering. Persons who are residents of Perry County, Kentucky, will have first preference to purchase shares in a community offering. The community offering, if held, may begin concurrently, during or as soon as practicable after the end of the subscription offering. The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Capital Resources, Inc. acting as our agent.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or partially fill your order. Shares will be allocated first to categories in the subscription offering under a formula outlined in the stock issuance plan and as described in “The Reorganization and Stock Offering.”

Deadline for Ordering Stock (page 137)	The reorganization offering will end at 12:00 noon, Eastern time, on February 14, 2005. We must receive at our Stock center a properly signed and completed order form with the required payment no later than 12:00 noon, Eastern time, on February 14, 2005. You may submit your order form using the enclosed return envelope, by bringing your order form to the Stock center or by overnight delivery to the address noted on the order form.

Purchase Limitations (page 141)	Our stock issuance plan establishes limitations on the purchase of stock in the reorganization offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•	No individual may purchase more than $150,000 of common stock (which equals 15,000 shares) in the reorganization offering. If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed $300,000 of common stock (which equals 30,000 shares):

•	Your spouse or relatives of you or your spouse living in your house;

•	Companies, individual retirement accounts, trusts or other entities in which you have a controlling interest, hold a position or power of attorney; or

•	Other persons who may be acting in concert with you. Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.

Frankfort First shareholders who also purchase stock in the reorganization offering are subject to these limitations on purchases in the reorganization offering. In addition, for any Frankfort First shareholder, the value of Kentucky First shares received in the merger plus the amount of Kentucky First common stock purchased in the reorganization offering may not exceed $300,000. However, this limit could only limit the ability of a Frankfort First shareholder to purchase stock in the reorganization offering and will not prevent a Frankfort First shareholder from receiving more than $300,000 of Kentucky First in the merger.

How to Purchase Common Stock (page 137)	If you want to place an order for shares in the reorganization offering, you must complete an original stock order form and send it to us together with full payment. You must sign the certification that is on the reverse side of the stock order form. Once we receive your order, you cannot cancel or change it.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part.

You may pay for shares in the subscription offering or the community offering in the following ways:

•	By personal or bank check or money order made payable to Kentucky First Federal Bancorp; or

•	By authorizing withdrawal from a deposit account at First Federal of Hazard.

Checks and money orders will be deposited in an account of First Federal of Hazard upon receipt. We will pay interest on your funds submitted by check or money order at the rate we pay on our passbook accounts from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will remain in the accounts and continue to earn interest at the applicable account rate and will be withdrawn upon completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds otherwise unavailable to you during the offering period. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

Subscription Rights Are Not Transferable (page 134)	You are not allowed to transfer or sell your subscription rights and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Delivery of Stock Certificates	Certificates representing shares of common stock sold in the reorganization offering will be mailed to the persons entitled to the certificates at the certificate registration address noted on the order form as soon as practicable following consummation of the reorganization offering. It is possible that, until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Tax Consequences of the Reorganization (page 143)	As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to us or to persons who receive or exercise subscription rights. Our special counsel, Muldoon Murphy & Aguggia LLP, has issued an opinion to us that, among other items, for federal income tax purposes:

•	the reorganization will qualify as a tax-free reorganization and no gain or loss will be recognized by us as a result of the reorganization;

•	no gain or loss will be recognized by our account holders upon the issuance to them of deposit accounts in First Federal of Hazard immediately after the reorganization;

•	it is more likely than not that the fair market value of the rights to subscribe for shares of our common stock is zero and, accordingly, that no income will be realized by our depositors or borrowers upon the issuance or exercise of the subscription rights;

•	it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

We have also received an opinion from Grant Thornton LLP stating that, assuming the reorganization does not result in any federal income tax liability to us, or our account holders, implementation of the plans of reorganization and stock issuance will not result in any Kentucky income tax liability to those entities or persons. See “The Reorganization and Stock Offering—Material Income Tax Consequences.”

Conditions to Completing the Reorganization	We are conducting the reorganization and related stock offering under the terms of our plans of reorganization and stock issuance. We cannot complete the reorganization and related offering unless:

•	the plan of reorganization is approved by at least a majority of votes eligible to be cast by members of First Federal of Hazard (depositors and certain borrowers of First Federal of Hazard);

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the reorganization and offering.

In addition, we will not consummate the reorganization or the merger unless Frankfort First shareholders approve the merger and we are able to consummate both the reorganization and the merger.

Benefits of the Reorganization to Management (page 117)	We intend to adopt the following benefit plans and employment agreements:
•	Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase 3.92% of the total number of outstanding shares of Kentucky First, which includes shares sold in the reorganization offering, shares issued in the merger and shares issued to First Federal MHC. We will allocate these shares to our employees over a period of 20 years in proportion to their compensation. Nonemployee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•	Stock-Based Incentive Plan. We intend to implement a stock-based incentive plan no earlier than six months after the reorganization. Approval of this plan by a majority of the total votes eligible to be cast by our stockholders, other than by First Federal MHC, will be required. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•	Shares of restricted stock, in an amount up to 1.96% of the total number of outstanding shares of Kentucky First, which includes shares sold in the reorganization offering, the merger exchange shares and shares issued to First Federal MHC, will be awarded at no cost to the recipients.

Stock options, in an amount up to 4.9% of the total number of outstanding shares of Kentucky First, which includes shares sold in the reorganization offering, shares issued in the merger and shares issued to First Federal MHC, will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date.

Under new accounting rules, issuers must expense of stock options beginning in fiscal 2005. Expensing of stock options for accounting purposes would negatively affect net income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Federal of Hazard—Impact of Recent Accounting Pronouncements.”

•	Employment Agreements. Kentucky First and First Federal of Hazard intend to enter into separate three-year employment agreements with Tony D. Whitaker. Kentucky First and First Federal of Frankfort expect to enter into separate three-year employment agreements with Don D. Jennings and R. Clay Hulette. First Federal of Frankfort intends to enter into three-year employment agreements with Danny Garland and Teresa Kuhl. All of these agreements will provide for severance benefits if the executives are terminated following a change in control, such as an acquisition of Kentucky First.

The following table summarizes the estimated amounts payable under the employment agreements to the indicated officers of Kentucky First and/or First Federal of Hazard or First Federal of Frankfort assuming that a change of control of Kentucky First occurred immediately following the consummation of the merger, but prior to December 31, 2004, and assuming further that we terminated all officers covered by the employment agreements. Benefits under the employment agreements are based on each executive’s average annual compensation for the five preceding taxable years.

Benefit Under
Employment
Name	Agreement
Tony D. Whitaker	$472,778
Don D. Jennings	188,566
R. Clay Hulette	187,340
Danny A. Garland	355,424
Teresa Kuhl	110,348

Total	$1,314,456

•	Supplemental Executive Retirement Plan. This plan will provide benefits to Tony D. Whitaker if his retirement benefits under the employee stock ownership and pension plans are reduced because of federal tax law limitations. The plan will also provide benefits to Mr. Whitaker if he retires or is terminated following a change in control but before the complete allocation of shares under the employee stock ownership plan.

•	Employee Severance Compensation Plans. These plans will provide severance benefits to employees of First Federal of Hazard and First Federal of Frankfort who are not covered by an employment agreement upon a change in control. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control occurred, and we terminated all employees, the total payments due under the employee severance compensation plans would total approximately $852,000.

The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all stock option and restricted stock awards that are expected to be available under the stock-based incentive plan.

	Number of Shares to be
	Granted or Purchased		Total	Total	Total	Total
	At	As a %	Estimated	Estimated	Estimated	Estimated
	Maximum	of Common	Value of Grants	Value of Grants	Value of Grants	Value of Grants
	of Offering	Stock	$8.00	$10.00	$12.00	$14.00
	Range	Issued (1)	Per Share (2)	Per Share (2)	Per Share (2)	Per Share (2)
Employee stock ownership plan	293,020	3.92%	$2,344,160	$2,930,200	$3,516,240	$4,102,280
Restricted stock awards	146,510	1.96	1,172,080	1,465,100	1,758,120	2,051,140
Stock options	366,275	4.90	732,550	732,550	732,550	732,550

Total	805,805	10.78%	$4,248,790	$5,127,850	$6,006,910	$6,885,970

(1)	Reflects the amount of shares in the respective plan as a percentage of total issued and outstanding shares immediately subsequent to the reorganization offering and merger, including shares sold in the reorganization offering at the maximum of the offering range, shares issued to First Federal MHC and shares issued in the merger.

(2)	Assumes the value of our common stock ranges from $8.00 to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors. There can be no assurance that our stock price will appreciate in the same manner as other mutual holding companies, if at all. For more information regarding factors that could negatively affect our stock appreciation, see “Summary—After-Market Performance Information Provided by Independent Appraiser“and “Risk Factors—Our stock price may decline when trading commences.” The fair value of the stock options is estimated using the Black-Scholes options pricing model, which model is based upon specific types of assumptions that include an appropriate dividend yield, risk-free reinvestment rate, expected option maturity and volatility rate for the stock. Expense related to the stock option plan, pursuant to SFAS No. 123®, has been calculated assuming a fair value of $2.00 per share granted and a vesting period of five years.

Each Share of Frankfort First Common Stock Will Be Exchanged for 2.35 Shares of Kentucky First Common Stock or $23.50 in Cash (page 146)	Upon the completion of the merger, each share of Frankfort First common stock will automatically be converted into the right to receive 2.35 shares of Kentucky First common stock or $23.50 in cash. Frankfort First shareholders may elect either of these options. However, the relative amounts of stock and/or cash Frankfort First shareholders receive may differ from the amounts Frankfort First shareholders elect to receive due to the allocation and proration procedures in the merger agreement. Under a formula contained in the merger agreement, at least 40% of the total value of the consideration paid to Frankfort First shareholders in the merger will be in the form of Kentucky First common stock. In addition, under this formula, Frankfort First shareholders will receive no more than 45% of the Kentucky First shares issued to persons other than First Federal MHC, although if the offering is completed between the minimum and the midpoint of the offering range this percentage gradually increases to as high as 49% the closer the number of shares issued is to the minimum of the offering range. However, under no circumstances will Frankfort First shareholders receive more than 49% of the Kentucky First shares issued to persons other than First Federal MHC. The merger agreement provides for the allocation of the merger consideration to achieve the minimum and maximum results, meaning that if Frankfort First shareholders elect to receive more Kentucky First stock than the parties agreed Kentucky First would issue in the merger, then persons who elected to receive stock would, instead, receive a combination of Kentucky First common stock and cash in exchange for their shares of Frankfort First common stock. It also means that if Frankfort First shareholders elect to receive fewer than the minimum number of shares of Kentucky First common stock that must be issued in the merger, then persons electing to receive cash and/or persons who made no election would, instead, receive a combination of Kentucky First common stock and cash based on the merger agreement’s allocation and proration procedures.

Neither we nor Frankfort First make any recommendation about whether Frankfort First shareholders should elect to receive cash or stock in the merger. Frankfort First shareholders must make their own decision with respect to their elections.

Options to purchase Frankfort First common stock will be cancelled in the merger and option holders will receive a cash payment equal to the difference between $23.50 and the exercise price of each stock option.

At the minimum of the offering range, regardless of individual elections, Frankfort First shareholders will receive aggregate merger consideration, based on 1,266,613 Frankfort First shares outstanding as of September 30, 2004 and including payment for the cancellation of stock options, consisting of 1,247,565 shares of Kentucky First common stock and $18.6 million in cash. At the maximum of the offering range, if Frankfort First shareholders receive the maximum amount of Kentucky First common stock available to them in the merger, the aggregate merger consideration will consist of 1,513,687 shares of Kentucky First common stock and $16.0 million in cash. If Frankfort First shareholders receive the minimum of 1,247,565 shares of Kentucky First common stock in the merger, then the aggregate merger consideration will consist of 1,247,565 shares of Kentucky First common stock and $18.6 million in cash.

Conditions to Completing the Merger (page 154)	We cannot complete the merger unless we receive the approval of the Office of Thrift Supervision. We have made the necessary filings with the Office of Thrift Supervision and received the requisite approval.

In addition, we cannot complete the merger unless Frankfort First’s shareholders approve the merger agreement. Frankfort First’s shareholders will vote on the merger at a meeting to be held on February 17, 2005. Each director of Frankfort First has signed an agreement to vote his shares of Frankfort First common stock in favor of the merger.

Further, we will not complete the merger unless we are also able to consummate the reorganization.

How We Will Use the Cash Proceeds of the Reorganization Offering (page 30)

The following table summarizes how we will use the cash proceeds of the reorganization offering, based on the sale of shares at the minimum and maximum of the offering range.

	Minimum	Maximum
	of Offering	of Offering
	Range (1)	Range (1)
	(In thousands)
Gross reorganization offering proceeds	$12,985	$18,501
Less: offering expenses	(1,148)	(1,268)

Net reorganization offering proceeds	11,837	17,233
Proceeds used for loan to employee stock ownership plan	(2,166)	(2,930)
Stock-based incentive plan adjustments	(1,083)	(1,465)
Less: merger expenses	(575)	(575)

Net offering proceeds to Kentucky First	8,013	12,263
Cash distribution from First Federal of Hazard	14,876	8,330
Less: cash needed to complete merger (2)	(18,619)	(15,958)

Funds remaining for Kentucky First	$4,270	$4,635

(1)	Assumes that 49% of the shares are issued in the merger at the minimum of the offering range and that 45% of the shares are issued in the merger at the maximum of the offering range.

(2)	Based on 1,266,613 shares and options to acquire 147,230 shares of Frankfort First common stock outstanding on September 30, 2004. Subsequent to September 30, 2004, an individual advised Frankfort First of such person’s intent to exercise 12,368 options by tendering 5,000 shares of Frankfort First common stock plus cash for the balance of the exercise price. This transaction will nominally reduce the cash needed to complete the merger.

The cash proceeds we receive in the reorganization will not be sufficient to pay the cash portion of the consideration in the merger. As a result, to pay the merger consideration we expect to rely on a capital distribution from First Federal of Hazard. We intend to make a capital distribution from First Federal of Hazard to Kentucky First of between $4.1 million, assuming completion of the offering at the maximum, as adjusted, of the offering range, and $14.9 million, assuming completion of the offering at the minimum of the offering range. We will use the net proceeds of the offering retained by Kentucky First plus the proceeds of the capital distribution from First Federal of Hazard to Kentucky First to acquire Frankfort First, fund our employee stock ownership plan and capitalize First Federal MHC. Any remaining funds will be used to, among other things, invest in securities, pay cash dividends or buy back shares of common stock, subject to regulatory restrictions. We may also use funds at Kentucky First to diversify our business and acquire other companies, although we have no specific plans, other than the Frankfort First acquisition, to do so at this time.

Purchases and Stock Elections by Directors and Executive Officers (page 127)

We expect that our directors and executive officers, together with their associates, will subscribe for 115,000 shares, which equals 3.9% of the total shares that would be outstanding following the reorganization and the merger at the midpoint of the offering range. In addition, directors and executive officers of Frankfort First, together with their associates, will subscribe for 2,000 shares, which equals 0.1% of the total shares that would be outstanding following the reorganization and the merger at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Directors and executive officers of Frankfort First holding 159,724 shares of Frankfort First common stock are expected to elect to receive Kentucky First common stock in the merger, which would result in their receiving 375,352 shares, which equals 12.8% of the shares that would be outstanding following the reorganization and the merger at the midpoint of the offering range.

Market for Kentucky First Common Stock (page 31)

We have applied to list our common stock for trading on the Nasdaq National Market under the symbol “KFFB.” Howe Barnes Investments, Inc., Chicago, Illinois, has indicated an interest in becoming a market maker in the common stock and, along with Capital Resources, Inc., may assist us in obtaining additional market makers. After shares of the common stock begin trading, you may contact a firm offering investment services in order to buy or sell shares.

Kentucky First’s Dividend Policy (page 31)

After the reorganization, we intend to pay regular quarterly cash dividends beginning following the completion of the first calendar quarter following the reorganization. Annual dividends per share are expected to be $.48, $.48, $.45 and $.40 at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range. Based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data,” and assuming the capital distribution of between $4.1 million and $14.9 million from First Federal of Hazard to Kentucky First, we expect to have between $4.3 million and $4.7 million of liquid assets, at the minimum and the maximum of the offering range, respectively, that, subject to annual earnings and expenses, we could potentially use to pay dividends. If we pay dividends to our shareholders, we also will be required to pay dividends to First Federal MHC, unless First Federal MHC elects to waive the receipt of dividends. We anticipate that First Federal MHC will waive receipt of any dividends that we may pay. Any decision to waive dividends will be subject to regulatory approval. See “Our Dividend Policy.”

Possible Conversion of First FederalMHC to Stock Form (page 129)

In the future, First Federal MHC may convert from the mutual (meaning no stockholders) to capital stock form of organization, in a transaction commonly known as a “second-step conversion.” In a second-step conversion, members of First Federal MHC would have subscription rights to purchase common stock of Kentucky First or its successor, and the public stockholders of Kentucky First would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted First Federal MHC. This percentage may be adjusted to reflect any assets owned by First Federal MHC. Kentucky First’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion. As a result of a second-step transaction, our stock’s liquidity would increase and we would have additional capital that could be used to facilitate business growth. In addition, as a fully converted stock holding company, we would have greater flexibility in structuring mergers and acquisitions. A second-step conversion would also eliminate the anti-takeover effect inherent in the mutual holding company structure because First Federal MHC would no longer have voting control in that it would no longer exist. We have no current plan to undertake a second-step conversion transaction.

Delivery of Prospectus

To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver any prospectuses later than two days before that date. Stock order forms may only be distributed with or preceded by a prospectus. Subscription rights expire at 12:00 noon, Eastern Time, on February 14, 2005, whether or not we have located each person entitled to such rights.

Stock Center

If you have any questions regarding the offering or our reorganization, please call the Stock Center at (606) 435-0052. You may also visit our Stock Center, which is located at our main office in Hazard, Kentucky. The Stock Center is open Monday through Friday, except for bank holidays, from 9:00 a.m. to 4:00 p.m., Eastern Time.

Risk Factors

     You should consider carefully the following risk factors before purchasing Kentucky First common stock.

Risks Related to the Frankfort First Acquisition

If the reorganization is not consummated, the merger will not occur.

     Our acquisition of Frankfort First depends on our successful reorganization into the mutual holding company form of organization and the completion of the related reorganization offering. The reorganization requires member approval as well as the approval of federal regulatory authorities, one or more of which we may not obtain in a timely manner, or at all. The reorganization also depends on the successful implementation of our plans of reorganization and stock issuance as described in the section entitled “The Reorganization and Stock Offering.” If we are unable to consummate the reorganization and the reorganization offering, the merger will not take place.

Kentucky First’s success depends in part on the success of the merger.

     The merger with Frankfort First will be Kentucky First’s first attempted merger. The future growth and profitability of Kentucky First will depend, in part, on its ability to successfully complete the merger with Frankfort First which will, in turn, depend, on a number of factors, including:

•	First Federal of Frankfort’s ability to generate sufficient loans to enable First Federal of Hazard to shift a sizable portion of its assets from investment securities to loans;

•	Kentucky First’s ability to control noninterest expense following the merger in a manner that enables it to improve its overall operating efficiencies; and

•	Kentucky First’s ability to retain and integrate the appropriate personnel of First Federal of Frankfort into its operations.

     There can be no assurance that Kentucky First will be able to take advantage of perceived opportunities to improve First Federal’s results of operations through reconfiguration of its balance sheet or integrate First Federal of Frankfort successfully, that it will be able to achieve results in the future similar to those achieved by First Federal of Hazard or Frankfort First in the past, or that it will be able to manage the growth resulting from the merger effectively. See “Pro Forma Data” on page 38.

We could potentially recognize goodwill impairment charges post-reorganization.

     The acquisition of Frankfort First will be accounted for using the purchase method of accounting. In accordance with the accounting literature, Kentucky First will record goodwill totaling $16.5 million on the books of First Federal of Frankfort which is defined as the reporting unit under Statement of Financial Accounting Standards (“SFAS”) No. 142. As a result, goodwill will equal approximately 10.6% of First Federal of Frankfort’s total assets. The consolidated financial statements of Kentucky First will also record $16.5 million of goodwill or approximately 5.6% of total assets. Pursuant to the provisions of SFAS No. 142, Kentucky First will annually measure the fair value of its investment in Frankfort First to determine that such fair value equals or exceeds the carrying value of its investment, including goodwill. If the fair value of our investment in the Frankfort First franchise does not equal or exceed our carrying value, we will be required to record goodwill impairment charges which may adversely affect our future earnings. The fair value of a banking franchise can fluctuate downward based on a number of factors that are beyond management’s control, e.g., adverse trends in interest rates. There can be no assurance that banking franchise values won’t decline post-reorganization, thereby necessitating goodwill impairment charges to operations.

Risks Related to Our Business

A significant percentage of First Federal of Hazard’s assets are invested in lower yielding liquid investments. Our inability to reinvest these assets into higher yielding assets such as loans would continue to hinder our ability to be more profitable.

     We have been unable to invest as much of our liquidity into loans as we would like due to insufficient loan demand in our market area. At September 30, 2004, $17.9 million, or 12.7% of our assets were invested in cash or cash equivalents, and $86.1 million, or 61.3% of our assets, were invested in U.S. Government agency obligations and mortgage-backed securities. These investments yield substantially less than would be obtained if such funds were invested in loans. If First Federal of Hazard continues to invest a significant portion of its assets in cash equivalents or short-term investment securities, our interest income will suffer.

We may not be able to achieve sufficient growth in our retail franchise to allow us to achieve the anticipated benefits of the merger.

     We believe that we can increase our lending activity and loans receivable in a profitable manner by utilizing various loan products currently offered by First Federal of Frankfort, such as adjustable-rate mortgages. However, it is possible that local market factors, including competition from other lenders and significant increases in interest rates, may preclude significant growth from an increased product line. We also believe that over time we can develop additional deposit products such as those offered by First Federal of Frankfort (such as individual retirement accounts or checking accounts), but we have not yet fully explored their cost effectiveness nor their viability in our market.

     We intend to efficiently utilize excess liquidity at either bank or Kentucky First by buying and selling whole loans or participations in loans between First Federal of Hazard and First Federal of Frankfort, with the originating bank retaining servicing of any loans sold, or by making deposits into accounts at either bank, subject to regulatory limitations, in order to maximize the potential earnings of each bank. This strategy will not succeed if we do not maintain sufficient loan demand at First Federal of Frankfort or sufficient deposit growth at First Federal of Hazard. At September 30, 2004, Frankfort First had total real estate loans of $118.1 million, compared to $119.1 million at June 30, 2004, a decrease of approximately $996,000, or 0.8%. At September 30, 2004, we had total deposits of $99.1 million, compared to total deposits of $98.8 million at June 30, 2004, an increase of $330,000, or 0.3%. There can be no assurance as to if or when this strategy can be accomplished. In an attempt to increase the overall interest rate spread of the combined company, management may adopt strategies that result in decreases in the assets and/or liabilities of either or both banks.

Rising interest rates may hurt our profits and asset values.

     If interest rates rise, our net interest income likely would be reduced in the short term since, due to the generally shorter terms of interest-bearing liabilities, interest expense paid on interest-bearing liabilities, such as deposits and borrowings, increase more quickly than interest income earned on interest-earning assets, such as loans and investments. In addition, rising interest rates may hurt our income because they may reduce the demand for new loans, the demand for refinancing loans and the interest and fee income earned on new loans and refinancings. At September 30, 2004, in the event of an instantaneous and permanent 300 basis point increase in interest rates, our net portfolio value, which represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities, would be expected to decrease by approximately 24%, and Frankfort First’s net portfolio value would be expected to decrease by approximately 38%. While we believe that modest interest rate increases following the merger will not significantly hurt our interest rate spread over the long term due to our high level of liquidity and the presence of a significant amount of adjustable-rate mortgage loans in Frankfort First’s portfolio, interest rate increases may initially reduce our interest rate spread until such time as our loans and investments reprice to higher levels.

     Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as separate components of equity. Decreases in the fair value of securities available for sale resulting from increases in interest rates therefore could have an adverse effect on shareholders’ equity.

After the offering and the merger, our return on equity will be low compared to other companies. This could negatively affect the price of our stock.

     Return on average equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the three months ended September 30, 2004, our annualized return on average equity was 4.02%, while our annualized pro forma return on average equity for the same period is estimated to be 3.89%, assuming the sale of shares at the midpoint of the offering range. For the year ended June 30, 2004, our return on average equity was 2.44%, while our pro forma return on average equity for the same period is estimated to be 3.22%, assuming the sale of shares at the midpoint of the offering range. Our peers used in the valuation of Kentucky First had an average return on average equity of 8.86% for the three months ended September 30, 2004 and 7.98% for the twelve months ended June 30, 2004, while all publicly held subsidiaries of mutual holding companies had an average return on average equity of 8.55% and 7.74%, respectively, for the same periods. Over time, we intend to deploy our excess capital, which we will initially invest into investment securities, into higher-yielding assets primarily by purchasing loans from First Federal of Frankfort and offering adjustable-rate mortgage loans in our market, with the goal of increasing earnings per share and book value per share, without assuming undue risk, and achieving a return on average equity that is competitive with other publicly held subsidiaries of mutual holding companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on average equity in the near future. Failure to achieve a competitive return on average equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on average equity.

Strong competition within our market area could hurt our profits and slow growth.

     Although we consider ourselves competitive in Hazard, Kentucky, which we consider our market area, we face intense competition both in making loans and attracting deposits. Following the merger, our market area will expand with the acquisition of First Federal of Frankfort. Price competition for loans and deposits might result in our earning less on our loans and paying more on our deposits, which reduces net interest income. Some of the institutions with which we compete have substantially greater resources than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability will depend upon our continued ability to compete successfully in our market areas. For more information about our market areas and the competition we face, see “Business of First Federal of Hazard—Market Area,” “Business of First Federal of Hazard—Competition,” “Business of Frankfort First—Market Area” and “Business of Frankfort First—Competition.”

The distressed economy in First Federal of Hazard’s market area could hurt our profits and slow our growth.

     First Federal of Hazard’s market area consists of Perry and surrounding counties in eastern Kentucky. The economy in this market area has been distressed due to the decline in the coal industry on which the economy has been dependent. While there has been improvement in the economy from the influx of other industries, such as health care and manufacturing, the economy in First Federal of Hazard’s market area continues to lag behind the economies of Kentucky and the United States. In the most recent available data, the U.S. Department of Commerce, Bureau of Economic Analysis reports that per capita personal income in Perry County averaged $20,926 in 2002, compared to personal income of $25,495 in Kentucky and $30,906 in the United States in 2002. Total population in Perry County has remained stable over the last five years. During the years from 1999 to 2003, our market area has experienced unemployment rates of 7.1%, 6.7%, 6.5%, 7.4% and 8.5%, respectively. During those same years, unemployment rates in the United States were 4.2%, 4.0%, 4.7%, 5.8% and 6.0%, respectively. There has been less than 1% in employment growth in Perry County during the past year. As a result, First Federal of Hazard has been unable to find sufficient loan demand in its market area. While First Federal will seek to use excess funds to purchase loans from First Federal of Frankfort following the reorganization and the merger, we expect it to take years to fully invest funds presently invested in securities into loans. Moreover, the slow economy in First Federal of Hazard’s market area will limit our ability to grow our asset base in that market.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

     We are subject to extensive government regulation, supervision and examination. Such regulation, supervision and examination govern the activities in which we may engage, and is intended primarily for the protection of the deposit insurance fund and our depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to the Reorganization and Stock Offering

Additional annual employee compensation and benefit expenses following the reorganization will reduce our profitability and stockholders’ equity.

     Following the reorganization, we will recognize additional annual material employee compensation and benefit expenses stemming from the shares granted to employees and executives under new benefit plans. We cannot predict the actual amount of these new expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards over the vesting period of the awards. These after-tax expenses in the first year following the reorganization have been estimated to be approximately $290,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share offering price as fair market value. Actual expenses, however, may be higher or lower, depending on the then-prevailing price of our common stock. In addition, we may recognize expenses relating to restricted stock awards and stock option grants. For further discussion of these plans, see “Management of Kentucky First—Benefit Plans.”

We have broad discretion in allocating Kentucky First’s assets. Our failure to effectively utilize such assets would hurt our profitability.

     We intend to capitalize Kentucky First with the net proceeds of the offering and, if necessary, a capital distribution of between $4.1 million and $14.9 million from First Federal of Hazard. Kentucky First will use a significant portion of these funds to acquire Frankfort First, fund our employee stock ownership plan and capitalize First Federal MHC. Any remaining funds would be available at Kentucky First to pay dividends to shareholders, repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. We have not allocated specific amounts of funds for any of these purposes, and we will have significant flexibility in determining how much of our funds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would hurt our profitability.

Subscribers who purchase shares in the reorganization offering will experience dilution of their investment as a result of the goodwill resulting from the merger.

     The acquisition of Frankfort First culminates with the recording of goodwill totaling $16.5 million. As a result, subscribers to the reorganization offering will experience per share dilution in tangible capital of $2.98, $2.53, $2.20 and $1.91 at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range.

Subscribers who purchase shares in the reorganization offering will have their interests diluted by the issuance of shares in the merger.

     Upon completion of the merger, each issued and outstanding share of Frankfort First common stock will be converted into the right to receive either $23.50 in cash or 2.35 shares of Kentucky First common stock, up to a maximum of 45% of the total shares issued in the reorganization offering and the merger or 49% of the shares to be issued in the reorganization and the merger at the minimum of the offering range. At the minimum of the offering range assuming 49% of the shares are issued to former Frankfort First shareholders in the merger, then the issuance of the shares in the merger would dilute the interests of purchasers in the reorganization offering by approximately 22.1%.

Issuance of shares for benefit programs will dilute your ownership interest.

     We intend to adopt a stock-based incentive plan following the offering. If our stockholders approve the new stock-based incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the stock-based incentive plan are funded from authorized but unissued stock, your ownership interest in shares held by persons other than First Federal MHC would be diluted by up to approximately 1.96%, assuming awards of common stock equal to 1.96% of the total number of outstanding shares of Kentucky First, which includes shares sold in the reorganization offering, shares issued to First Federal MHC and shares issued in the merger that are awarded under the plan. If the shares issued upon the exercise of stock options under the stock-based incentive plan are issued from authorized but unissued stock, your ownership interest in shares held by persons other than First Federal MHC would be diluted by up to approximately 4.9%, assuming stock option grants equal to 4.9% of the total number of outstanding shares of Kentucky First are granted under the plan, including shares sold in the reorganization offering, shares issued to First Federal MHC and the merger exchange shares. See “Pro Forma Data” and “Management of Kentucky First—Benefit Plans.”

First Federal MHC will own a majority of our common stock and will be able to exercise voting control over most matters put to a vote of stockholders, including preventing sale or merger transactions you may like or a second-step conversion by First Federal MHC.

     First Federal MHC will own a majority of our common stock after the reorganization and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. As a federally chartered mutual holding company, the board of directors of First Federal MHC must ensure that the interests of depositors of First Federal of Hazard are represented and considered in matters put to a vote of stockholders of Kentucky First. Therefore, the votes cast by First Federal MHC may not be in your personal best interests as a stockholder. For example, First Federal MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares, prevent a second-step conversion transaction by First Federal MHC or defeat a stockholder nominee for election to the board of directors of Kentucky First. However, implementation of a stock-based incentive plan will require approval of Kentucky First’s stockholders other than First Federal MHC.

     In addition, Office of Thrift Supervision regulations prohibit, for three years following the completion of a stock offering by a company such as Kentucky First, the acquisition of more than 10% of any class of equity security of the company without the prior approval of the Office of Thrift Supervision. Even after this three-year period, Office of Thrift Supervision regulations would likely prevent an acquisition of Kentucky First other than by another mutual holding company or a mutual institution.

Office of Thrift Supervision policy on remutualization transactions could prohibit the merger or an acquisition of us, which may lower our stock price.

     Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies which is reflected in the stock prices of mutual holding companies. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and as raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our stock price may be adversely affected. We have no current plans to undertake a remutualization transaction.

Our stock price may decline when trading commences.

     We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 offering price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions of Kentucky First, and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may lower our stock price.

     We have applied to list our shares of common stock for trading on the Nasdaq National Market. We cannot guarantee that the shares will be regularly traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price.

A Warning About Forward-Looking Statements

     This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	our ability to integrate successfully the operations of First Federal of Frankfort following the merger; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

     Forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any anticipated events or any changes in the future.

Selected Financial and Other Data
of First Federal of Hazard

     The following tables set forth certain financial and other data of First Federal of Hazard at and for the periods indicated. The summary financial information presented below is derived in part from our financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at June 30, 2004 and 2003 and for the years ended June 30, 2004, 2003 and 2002 is derived in part from the audited financial statements that appear in this prospectus. The information at June 30, 2002, 2001 and 2000 and for the years ended June 30, 2001 and 2000 is derived in part from unaudited financial statements that do not appear in this prospectus. The selected data at and for the three months ended September 30, 2004 and 2003 were derived from the unaudited financial statements of First Federal of Hazard and, in the opinion of management, contain all adjustments, none of which were other than normal recurring entries, necessary for a fair presentation of the results for such periods. The results of operations and ratios and other data presented for the three months ended September 30, 2004 are not necessarily indicative of the results of operations for the fiscal year ending June 30, 2005.

	At
	September 30,	At June 30,
	2004	2004	2003	2002	2001	2000
	(In thousands)
Selected Financial Data:
Total assets	$140,416	$139,823	$136,097	$133,182	$129,830	$124,532
Cash and cash equivalents	17,897	16,862	30,349	26,734	13,672	870
Investment securities held to maturity	50,841	50,840	48,841	51,286	45,981	53,986
Investment securities available for sale	12,798	12,391	12,997	—	—	—
Mortgage-backed securities held to maturity	22,495	22,983	389	713	1,049	1,347
Mortgage-backed securities available for sale	—	—	—	—	9,330	6,771
Loans receivable, net	32,574	33,568	40,586	51,413	56,680	58,087
Deposits	99,081	98,751	104,784	102,704	100,411	93,810
Federal Home Loan Bank advances	9,000	9,000	—	—	—	2,500
Retained earnings — restricted	31,621	31,043	30,682	29,632	28,725	27,047
Allowance for loan losses	665	665	720	735	665	652
Nonperforming loans	1,151	1,154	1,296	1,541	1,337	1,311

	Three Months Ended
	September 30,		Year Ended June 30,
	2004	2003	2004	2003	2002	2001	2000
			(In thousands)
Selected Operating Data:
Total interest income	$1,433	$1,432	$5,601	$6,313	$7,671	$8,828	$8,601
Total interest expense	554	626	2,220	3,399	4,548	5,266	4,623

Net interest income	879	806	3,381	2,914	3,123	3,562	3,978
Provision for losses on loans	15	6	10	66	123	97	112

Net interest income after provision for losses on loans	864	800	3,371	2,848	3,000	3,465	3,866
Total other income (loss)	5	—	(35)	297	414	99	107
Total general, administrative and other expense	397	465	2,183	1,554	1,973	1,340	1,352

Earnings before federal income taxes	472	335	1,153	1,591	1,441	2,224	2,621
Federal income taxes	162	114	392	541	490	757	898

Net earnings	$310	$221	$761	$1,050	$951	$1,467	$1,723

	At or For the
	Three Months Ended
	September 30,		At or For the Year Ended June 30,
	2004	2003	2004	2003	2002	2001	2000
Selected Financial Ratios and Other Data: (1)

Performance Ratios:
Return on average assets	0.88%	0.65%	0.56%	0.77%	0.72%	1.15%	1.40%
Return on average equity	4.02	2.87	2.44	3.46	3.23	5.22	6.53

Average equity to average assets	21.94	22.31	23.14	22.38	22.38	22.12	21.42

Equity to total assets at end of period	22.52	22.20	22.20	22.54	22.25	22.13	21.72

Interest rate spread (2)	2.08	1.87	2.04	1.45	1.39	2.42	2.37

Net interest margin (2)	2.53	2.41	2.54	2.18	2.40	3.14	3.32

Average interest-earning assets to average interest-bearing liabilities	128.10	129.05	129.55	128.39	128.88	115.54	124.57

Total general, administrative and other expenses to average total assets	1.13	1.37	1.62	1.15	1.50	1.05	1.10

Efficiency ratio (3)	44.91	57.69	65.24	48.40	55.78	36.60	33.10

Asset Quality Ratios:
Nonperforming loans as a percent of total loans (4)	3.44	3.36	3.35	3.10	2.94	2.32	2.23

Nonperforming loans as a percent of total assets (4)	0.82	0.98	0.83	0.95	1.16	1.03	1.05

Allowance for loan losses as a percent of total loans	1.99	1.80	1.93	1.72	1.40	1.14	1.12

Allowance for loan losses as a percent of nonperforming loans	57.78	53.48	57.63	55.56	47.70	49.74	49.73

Regulatory Capital Ratios:
Tangible capital	22.59	23.21	22.42	22.54	22.25	21.97	21.82
Core capital	22.59	23.21	22.42	22.54	22.25	21.97	21.82
Risk-based capital	82.75	79.67	82.40	76.81	68.37	64.89	63.03
Number of banking offices	1	1	1	1	1	1	1

(1)	With the exception of end of period ratios, all ratios are based on average daily balances during the periods and have been annualized where appropriate.

(2)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.

(4)	Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

Selected Consolidated Financial and Other Data
of Frankfort First

     The following tables set forth certain financial and other data of Frankfort First at and for the periods indicated. The summary financial information presented below is derived in part from Frankfort First’s financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-29. The information at June 30, 2004 and 2003 and for the years ended June 30, 2004, 2003 and 2002 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at June 30, 2002, 2001 and 2000 and for the years ended June 30, 2001 and 2000 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The selected data at and for the three months ended September 30, 2004 and 2003 were derived from the unaudited financial statements of Frankfort First and, in the opinion of management, contain all adjustments, none of which were other than normal recurring entries, necessary for a fair presentation of the results for such periods. The results of operations and ratios and other data presented for the three months ended September 30, 2004 are not necessarily indicative of the results of operations for the fiscal year ending June 30, 2005.

	At
	September 30,	At June 30,
	2004	2004	2003	2002	2001	2000
	(In thousands)
Financial Condition Data:
Total assets	$136,576	$138,118	$138,336	$140,957	$149,856	$145,454
Cash and cash equivalents	1,165	1,122	2,028	4,812	6,717	978
Investment securities held to maturity	—	—	—	—	1,995	1,979
Mortgage-backed securities available for sale	2,506	2,758	3,997	—	—	—
Certificates of deposit in other financial institutions	2,100	2,100	3,100	100	100	100
Loans receivable, net	123,743	125,262	124,596	131,180	136,435	137,792
Deposits	73,797	75,025	75,622	75,896	82,829	82,502
Federal Home Loan Bank advances	43,444	43,718	43,017	44,982	47,128	42,108
Shareholders’ equity — restricted	17,409	17,514	17,998	18,065	18,134	18,824
Allowance for loan losses	82	82	82	82	101	101
Nonperforming loans	512	372	251	568	426	502

	Three Months Ended
	September 30,		Year Ended June 30,
	2004	2003	2004	2003	2002	2001	2000
		(Dollars in thousands, except per share data)
Operating Data:
Total interest income	$1,841	$1,963	$7,693	$8,652	$9,991	$10,952	$10,087
Total interest expense	1,069	1,172	4,435	5,020	6,172	6,914	6,015

Net interest income	772	791	3,258	3,632	3,819	4,038	4,072
Provision for losses on loans	—	—	—	—	1	—	1

Net interest income after provision for losses on loans	772	791	3,258	3,632	3,818	4,038	4,071
Total other income	52	12	69	71	62	50	45
Total general, administrative and other expense	517	423	1,893	1,710	1,868	1,714	1,707

Earnings before federal income taxes	307	380	1,434	1,993	2,012	2,374	2,409
Federal income taxes	98	129	481	678	685	811	828

Net earnings	$209	$251	$953	$1,315	$1,327	$1,563	$1,581

Earnings per share:
Basic	$0.17	$0.20	$0.76	$1.05	$1.07	$1.24	$1.13
Diluted	$0.16	$0.19	$0.72	$1.02	$1.04	$1.24	$1.12

	At or For the
	Three Months Ended
	September 30,		At or For the Year Ended June 30,
	2004	2003	2004	2003	2002	2001	2000
Selected Financial Ratios and Other Data: (1)

Performance Ratios:
Return on average assets	0.61%	0.72%	0.69%	0.94%	0.91%	1.06%	1.11%

Return on average equity	4.76	5.54	5.32	7.24	7.27	8.52	7.89

Average equity to average assets	12.79	13.08	12.91	13.05	12.50	12.42	14.13

Equity to total assets at end of period	12.75	12.90	12.68	13.01	12.82	12.10	12.94

Interest rate spread (2)	1.91	1.77	1.92	2.09	2.03	2.13	2.24

Net interest margin (2)	2.32	2.31	2.39	2.64	2.65	2.78	2.92

Average interest-earning assets to average interest-bearing liabilities	112.74	115.59	114.43	115.05	114.42	113.87	115.73

Total general, administrative and other expenses to average total assets	1.51	1.22	1.36	1.23	1.28	1.16	1.20

Efficiency ratio (3)	62.74	52.68	56.90	46.18	48.13	41.93	41.46

Dividend payout ratio (4)	164.71	140.00	147.37	106.67	104.67	83.87	84.96

Asset Quality Ratios:

Nonperforming loans as a percent of total loans (5)	0.41	0.68	0.30	0.20	0.43	0.31	0.36

Nonperforming loans as a percent of total assets (5)	0.37	0.61	0.27	0.18	0.40	0.28	0.35

Allowance for loan losses as a percent of total loans	0.07	0.07	0.07	0.07	0.06	0.07	0.07

Allowance for loan losses as a percent of nonperforming loans	16.02	9.70	22.04	32.67	14.44	23.71	20.12

Net charge-offs to average loans outstanding during the period	N/A	N/A	N/A	N/A	0.01	N/A	N/A
Regulatory Capital Ratios:
Tangible capital	12.2%	11.3%	11.9%	13.0%	11.8%	12.2%	13.9%
Core capital	12.2	11.3	11.9	13.0	11.8	12.2	13.9
Risk-based capital	23.6	22.6	23.0	26.4	22.7	24.8	26.5

Other Data:
Number of:
Real estate loans outstanding	2,176	2,265	2,201	2,338	2,510	2,727	2,770
Deposit accounts	5,762	6,088	5,765	6,184	6,405	6,917	7,245
Full service customer service facilities	3	3	3	3	3	3	3

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods and have been annualized where appropriate.

(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.

(4)	Represents dividends per share divided by basic earnings per share.

(5)	Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

Summary Selected Pro Forma
Condensed Consolidated Financial Data

     The following table shows selected financial information on a pro forma condensed consolidated basis giving effect to First Federal of Hazard’s reorganization and the merger based on the assumptions set forth below. The pro forma unaudited consolidated financial statements give effect to the reorganization and the merger using the purchase method of accounting as required by accounting principles generally accepted in the United States of America. The pro forma unaudited financial statements give effect to the reorganization and the merger as if the reorganization and the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information.

     We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined as of the date and during the period presented.

     You should read this summary pro forma information in conjunction with the information under “Pro Forma Data” beginning on page 38 of the prospectus.

	For the Three
	Months Ended	For the Year Ended
	September 30, 2004	June 30, 2004
	(In thousands, except share and per share data)
Pro Forma Combined Income Statement Data: (1)

Interest income	$3,254	$13,217
Interest expense	1,462	6,010

Net interest income	1,792	7,207
Provision for loan losses	15	10

Net interest income after provision for loan losses	1,777	7,197
Other income	57	34
General, administrative and other expense	951	4,223

Income before income taxes	883	3,008
Income tax expense	296	1,016

Net income	$587	$1,992

Weighted average common shares: (1)
Basic	7,185,643	7,196,631
Diluted	7,185,643	7,196,631

	At or For
	the Three Months	At or For
	Ended	the Year Ended
	September 30, 2004	June 30, 2004
Pro Forma Per Common Share Data: (1)

Basic earnings per share	$0.08	$0.28
Diluted earnings per share	0.08	0.28
Book value per share	8.16	8.08
Tangible book value per share	5.95	5.88

Pro Forma Combined Balance Sheet Data: (1)
Total assets	$293,016	$292,944
Investment and mortgage-backed securities	90,740	91,072
Net loans	156,317	158,830
Deposits	172,878	173,776
Borrowed funds	56,537	55,895
Shareholders’ equity	60,961	60,383

(1)	At the maximum of the offering range.

Use of Proceeds

     The following table shows how we intend to use the net cash proceeds of the reorganization offering. The actual net proceeds will depend on the number of shares of common stock sold in the reorganization offering, the actual expenses of the reorganization offering and the merger and the number of Frankfort First shareholders who elect to receive shares of Kentucky First common stock in the merger. Payments for shares made through withdrawals from deposit accounts will reduce our deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

				Maximum, as
	Minimum of	Midpoint of	Maximum of	Adjusted of
	Offering	Offering	Offering	Offering
	Range (1)	Range (1)	Range (1)	Range (1)
		(In thousands)
Gross reorganization offering proceeds	$12,985	$16,087	$18,501	$21,276
Less: offering expenses	(1,148)	(1,208)	(1,268)	(1,337)

Net reorganization offering proceeds	11,837	14,879	17,233	19,939
Proceeds used for loan to employee stock ownership plan	(2,166)	(2,548)	(2,930)	(3,370)
Stock-based incentive plan adjustments	(1,083)	(1,274)	(1,465)	(1,685)
Less: merger expenses	(575)	(575)	(575)	(575)

Net offering proceeds to Kentucky First	8,013	10,482	12,263	14,309
Cash distribution from First Federal of Hazard	14,876	11,755	8,330	4,114
Less: Cash needed to complete merger (2)	(18,619)	(17,932)	(15,958)	(13,688)

Funds remaining for Kentucky First	$4,270	$4,305	$4,635	$4,735

(1)	Assumes that 49% of the shares issued are issued in the merger at the minimum of the offering range and that 45% of the shares are issued in the merger at the midpoint, maximum and maximum, as adjusted, of the offering range.

(2)	Based on 1,266,613 shares and options to acquire 147,230 shares of Frankfort First common stock outstanding on September 30, 2004. Subsequent to September 30, 2004, an individual advised Frankfort First of such person’s intent to exercise 12,368 options by tendering 5,000 shares of Frankfort First common stock plus cash for the balance of the exercise price. This transaction will nominally reduce the cash needed to complete the merger.

     The cash proceeds we receive in the reorganization will not be sufficient to pay the cash portion of the consideration in the merger. As a result, to pay the merger consideration we expect to rely on a capital distribution from First Federal of Hazard. We intend to make a capital distribution from First Federal of Hazard to Kentucky First of between $4.1 million, assuming completion of the offering at the maximum, as adjusted, of the offering range, and $14.9 million, assuming completion of the offering at the minimum of the offering range. We will use the net proceeds of the offering retained by Kentucky First plus the proceeds of the capital distribution from First Federal of Hazard to Kentucy First to acquire Frankfort First, fund our employee stock ownership plan and capitalize First Federal MHC. Any remaining funds will be used to, among other things, invest in securities, pay cash dividends or buy back shares of common stock, subject to regulatory restrictions. We may also use funds at Kentucky First to diversify our business and acquire other companies, although we have no specific plans, other than the Frankfort First acquisition, to do so at this time. For a further discussion on the relationship between our use of proceeds and the offering range, see the table under “The Reorganization and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

     Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the reorganization, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

     We may need regulatory approvals to engage in some of the activities listed above. We currently have no specific plans or agreements, other than the Frankfort First acquisition, regarding any expansion activities or acquisitions.

     We do not have any other specific plans for the investment of the proceeds of this reorganization offering. For a discussion of our business reasons for undertaking the reorganization, see “The Reorganization and Stock Offering—Reasons for the Reorganization.”

Our Dividend Policy

     After the reorganization, we intend to pay regular quarterly cash dividends beginning following the completion of the first calendar quarter following the reorganization. Annual dividends per share are expected to be $0.48, $0.48, $0.45 and $0.40 at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range. In addition, we may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, we will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by First Federal of Hazard and First Federal of Frankfort to Kentucky First discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. Based upon our estimate of offering expenses, the number of Frankfort First shareholders who elect to receive cash in the merger and other assumptions described in “Pro Forma Data,” and assuming the distribution of between $4.1 million and $14.9 million from First Federal of Hazard to Kentucky First, we expect to have between $4.3 million and $4.7 million at the minimum and the maximum of the offering, respectively, that, subject to annual earnings and expenses, we could potentially use to pay dividends.

     If we pay dividends to our shareholders, we also will be required to pay dividends to First Federal MHC, unless First Federal MHC elects to waive the receipt of dividends. We anticipate that First Federal MHC will waive receipt of any dividends that we may pay. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public shareholders would not be diluted in a “second-step conversion” transaction by First Federal MHC as a result of any dividends waived by First Federal MHC. See “Regulation and Supervision—Holding Company Regulation.”

     Kentucky First will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, its ability to pay dividends may depend, in part, upon dividends it receives from First Federal of Hazard and First Federal of Frankfort because it initially will have no source of income other than dividends from First Federal of Hazard and First Federal of Frankfort and earnings from the investment of the net proceeds from the offering that it retains. Office of Thrift Supervision regulations limit dividends and other distributions by First Federal of Hazard and First Federal of Frankfort. In addition, First Federal of Hazard and First Federal of Frankfort may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the reorganization offering. First Federal of Hazard and First Federal of Frankfort may not make a capital distribution if, after making the distribution, it would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

     Any payment of dividends by First Federal of Frankfort that would be deemed to be drawn out of First Federal of Frankfort’s bad debt reserves would require First Federal of Frankfort to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note I of the notes to financial statements for First Federal of Frankfort included in this prospectus. We do not contemplate any distribution by First Federal of Frankfort that would result in this type of tax liability. First Federal of Hazard does not have tax bad debt reserves.

Market for Kentucky First Common Stock

     We have not previously issued common stock. Upon completion of the reorganization, we expect that our shares of common stock will trade on the Nasdaq National Market under the symbol “KFFB.” Howe Barnes Investments, Inc., Chicago, Illinois, has indicated an interest in becoming a market maker in our common stock following the reorganization. Howe Barnes Investments, Inc. and Capital Resources, Inc. also may assist us in obtaining market makers after the reorganization. We cannot assure you that market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

     The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Market for Frankfort First Common Stock

     The following table lists the high and low sale prices for Frankfort First common stock and the cash dividends declared by Frankfort First for the periods indicated. Frankfort First common stock is quoted on the Nasdaq National Market under the symbol “FKKY.” The last reported sales price per share of Frankfort First common stock on (i) July 15, 2004, the business day preceding public announcement of the signing of the merger agreement, and (ii) January 7, 2005, the last practicable date prior to mailing this document, were $23.31 and $24.26, respectively.

	Frankfort First
	Common Stock
	High	Low	Dividends
Fiscal 2005
Quarter ending March 31, 2005	$24.26	$24.26	n/a
(As of January 7, 2005)
Quarter ended December 31, 2004	25.84	24.15	0.28
Quarter ended September 30, 2004	26.36	22.89	0.28

Fiscal 2004
Quarter ended June 30, 2004	$24.15	$20.99	$0.28
Quarter ended March 31, 2004	24.40	20.35	0.28
Quarter ended December 31, 2003	22.44	19.79	0.28
Quarter ended September 30, 2003	22.45	19.50	0.28

Fiscal 2003
Quarter ended June 30, 2003	$22.19	$17.22	$0.28
Quarter ended March 31, 2003	18.37	16.55	0.28
Quarter ended December 31, 2002	18.48	16.60	0.28
Quarter ended September 30, 2002	18.69	16.00	0.28

Capitalization

     The following table presents the historical capitalization of First Federal of Hazard and Frankfort First at September 30, 2004 and the capitalization of Kentucky First after giving effect to the reorganization offering proceeds (referred to as “pro forma” information) and the merger. The table depicts adjustments to capitalization resulting first from the reorganization offering and then from the merger only at the minimum of the offering range, and then depicts Kentucky First’s capitalization following the reorganization offering and the merger at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. A change in the number of shares to be issued in the reorganization may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must issue a minimum of 2,546,051 shares to complete the reorganization offering.

		Reorganization					Kentucky First Federal Bancorp
		Offering					Post-Reorganization and Merger
		Adjustments:								3,868,312
		2,546,051					2,546,051	2,925,000	3,363,750	Shares at
		Shares at	Kentucky				Shares at	Shares at	Shares at	Maximum, as
	First	Minimum	First Federal	Frankfort			Minimum of	Midpoint of	Maximum of	Adjusted of
	Federal	of Offering	Bancorp Post-	First	Merger		Offering	Offering	Offering	Offering
	of Hazard	Range	Reorganization	Bancorp	Adjustments		Range (1)	Range (1)	Range (1)	Range (1)
					(In thousands)
Deposits (4)	$99,081	$—	$99,081	$73,797	$—		$172,878	$172,878	$172,878	$172,878
Advances from Federal Home Loan Bank	9,000	—	9,000	43,444	—		52,444	52,444	52,444	52,444

Total deposits and borrowed funds	$108,081	$—	$108,081	$117,241	$—		$225,322	$225,322	$225,322	$225,322

Stockholders’ equity:
Preferred stock:
5,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—		$—	$—	$—	$—

Common stock:
20,000,000, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (5)	—	43	43	17	(17 12	)(2) (3)	55	65	75	86
Additional paid-in capital					(5,918	)(2)
	—	11,794	11,794	5,918	12,463	(3)	24,257	27,977	32,295	37,260
Retained earnings (6)	31,753	—	31,753	17,924	(17,924	)(2)	31,753	31,753	31,753	31,753
Treasury stock	—	—	—	(6,350)	6,350	(2)	—	—	—	—
Net unrealized losses on available for sale securities, net	(132)	—	(132)	(13)	13	(2)	(132)	(132)	(132)	(132)
Less:
Capitalization of First Federal MHC	—	(100)	(100)	—	—		(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (7)	—	(2,166)	(2,166)	—	—		(2,166)	(2,548)	(2,930)	(3,370)
Common stock to be acquired by stock-based incentive plan (8)	—	(1,083)	(1,083)	(87)	87	(2)	(1,083)	(1,274)	(1,465)	(1,685)

Total shareholders’ equity	$31,621	$8,488	$40,109	$17,409	$(4,934)		$52,584	$55,741	$59,496	$63,812

(footnotes on following page)

(1)	For a discussion of the assumptions used in calculating the expenses of the offering, see “Pro Forma Data.” Shares issued and outstanding total 5,525,000, 6,500,000, 7,475,000 and 8,596,250 at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively.

(2)	Reflects the elimination of the Frankfort First historical equity accounts.

(3)	Reflects the 1,247,565 shares issued to Frankfort First shareholders in the merger, assuming that 49% of the outstanding shares of Kentucky First are issued to former Frankfort First shareholders in the merger (which, at the minimum of the offering range is the percentage of shares necessary to satisfy the requirement that at least 40% of the value of the merger consideration received by First Federal shareholders be in the form of Kentucky First common stock).

(4)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(5)	Amounts represent the number of shares of common stock issued in the reorganization, including shares issued to First Federal MHC, as well as shares to be issued to existing Frankfort First shareholders in the merger, multiplied by the $0.01 par value per share.

(6)	Retained earnings are restricted by applicable regulatory capital requirements.

(7)	Assumes that 3.92% of the total number of outstanding shares of Kentucky First, which includes shares sold in the reorganization offering, shares issued to former Frankfort First shareholders in the merger and shares issued to First Federal MHC, will be acquired by our employee stock ownership plan in the reorganization offering with funds borrowed from Kentucky First. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from Kentucky First, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Kentucky First. See “Management of Kentucky First—Benefit Plans—Employee Stock Ownership Plan.”

(8)	Assumes the purchase in the open market at $10.00 per share, under the proposed stock-based incentive plan, of a number of shares equal to 1.96% of the total number of outstanding shares of Kentucky First, which includes shares sold in the reorganization offering, shares issued to former Frankfort First shareholders in the merger and shares issued to First Federal MHC. The shares are reflected as a reduction of stockholders’ equity. The stock-based incentive plan will be submitted to shareholders for approval at a meeting following the reorganization. See “Risk Factors—Issuance of shares for benefit programs will dilute your ownership interest,” “Pro Forma Data” and “Management of Kentucky First—Benefit Plans—Future Stock-Based Incentive Plan.”

Regulatory Capital Compliance

     At September 30, 2004, First Federal of Hazard and First Federal of Frankfort were subject to, and exceeded, all of their respective regulatory capital requirements. See Note J of the notes to the financial statements for First Federal of Hazard and Note K of the Notes to the Consolidated Financial Statements for Frankfort First. The following tables present the historical capital amounts of First Federal of Hazard and First Federal of Frankfort, respectively, relative to the regulatory capital requirements of the Office of Thrift Supervision at September 30, 2004, and the pro forma capital of First Federal of Hazard and First Federal of Frankfort, respectively, after giving effect to the reorganization and the merger. For purposes of the tables, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the stock-based incentive plan as restricted stock are deducted from pro forma regulatory capital of First Federal of Hazard. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to First Federal of Hazard and First Federal of Frankfort, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			First Federal of Hazard
			Pro Forma at September 30, 2004 (1)
	First Federal of								Maximum, as
	Hazard		Minimum of		Midpoint of		Maximum of		Adjusted of
	Historical at		Offering Range		Offering Range		Offering Range		Offering Range
	September 30, 2004		2,546,051 Shares (3)		2,925,000 Shares (3)		3,363,750 Shares (3)		3,868,312 Share (3)
		Percent		Percent		Percent		Percent		Percent
		of		of		of		of		of
	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)
	(Dollars in thousands)
Generally accepted accounting principles capital	$31,621	22.5%	$13,396	10.8%	$15,944	12.4%	$18,796	14.2%	$22,352	16.4%

Tangible capital (4):
Capital level (5)	$31,753	22.6%	$13,528	10.8%	$16,076	12.5%	$18,928	14.3%	$22,484	16.5%
Requirement	2,108	1.5	1,884	1.5	1,930	1.5	1,982	1.5	2,045	1.5

Excess	$29,645	21.1%	$11,644	9.3%	$14,146	11.0%	$16,946	12.8%	$20,439	15.0%

Core capital (4):
Capital level (5)	$31,753	22.6%	$13,528	10.8%	$16,076	12.5%	$18,928	14.3%	$22,484	16.5%
Requirement	5,622	4.0	5,023	4.0	5,148	4.0	5,285	4.0	5,453	4.0

Excess	$26,131	18.6%	$8,505	6.8%	$10,928	8.5%	$13,643	10.3%	$17,031	12.5%

Total risk-based capital (4):
Total risk-based capital (6)	$32,199	82.7%	$13,977	38.9%	$16,533	45.2%	$19,393	49.8%	$22,960	60.3%
Requirement	3,113	8.0	2,873	8.0	2,923	8.0	2,978	8.0	3,046	8.0

Excess	$29,086	74.7%	$11,104	30.9%	$13,610	37.2%	$16,415	41.8%	$19,914	52.3%

(1)	Assumes that First Federal of Hazard makes a capital distribution of $14.9 million, $11.8 million, $8.3 million and $4.1 million at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively.

(2)	Tangible and core capital levels are shown as a percentage of adjusted total assets of $125.6 million. Risk-based capital is shown as a percentage of risk-weighted assets of $35.9 million.

(3)	Assumes 45% of the shares are issued in the merger at the midpoint, maximum and maximum, as adjusted of the offering range and that 49% of the shares are issued in the merger at the minimum of the offering range.

(4)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $125.6 million, $128.7 million, $132.1 million and $136.3 million at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively. Risk-based capital levels are shown as a percentage of risk-weighted assets of $35.9 million, $36.5 million, $37.2 million and $38.1 million at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively.

(5)	The net unrealized losses on available for sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital. See note B to the notes to financial statements for First Federal of Hazard for additional information.

(6)	Pro forma amounts and percentages assume that the capital distribution is taken from assets that carry a 20% risk-weighting.

The following table reflects the reconciliation from US GAAP capital to regulatory capital.

				Maximum, as
	Minimum (a)	Midpoint (a)	Maximum (a)	Adjusted (a)
US GAAP capital	$31,621	$31,621	$31,621	$31,621
Dividend paid to Kentucky First	(14,876)	(11,755)	(8,330)	(4,114)
Shares to be acquired by employee stock ownership plan	(2,166)	(2,548)	(2,930)	(3,370)
Shares to be acquired by stock-based incentive plan	(1,083)	(1,274)	(1,465)	(1,685)
Capitalization of First Federal MHC	(100)	(100)	(100)	(100)

Pro forma U.S. GAAP capital	13,396	15,944	18,796	22,352
Unrealized losses on available for sale securities	132	132	132	132

Tangible and core capital	13,528	16,076	18,928	22,484
Allowance for loan losses	449	457	465	476

Risk-based capital	$13,977	$16,533	$19,393	$22,960

(a)	Assumes that 45% of the shares issued to persons other than First Federal MHC are issued in the merger at the midpoint, maximum and maximum, as adjusted of the offering range and that 49% of the shares are issued in the merger at the minimum of the offering range.

	First Federal of		First Federal of
	Frankfort		Frankfort
	Historical at		Pro Forma at
	September 30, 2004		September 30, 2004
		Percent of		Percent of
	Amount	Assets	Amount	Assets
	(Dollars in thousands)
Generally accepted accounting principles capital	$16,604	12.2%	$30,878	22.7%

Tangible capital (1):
Capital level	$16,617	12.2%	$14,417	10.6%
Requirement	2,047	1.5	2,047	1.5

Excess	$14,570	10.7%	$12,370	9.1%

Core capital(1):
Capital level	$16,671	12.2%	$14,417	10.6%

Requirement	5,460	4.0	5,460	4.0

Excess	$11,211	8.2%	$8,957	6.6%

Total risk-based capital (1):
Total risk-based capital	$16,699	23.6%	$14,499	20.5%

Requirement	5,661	8.0	5,661	8.0

Excess	$11,038	15.6%	$8,838	12.5%

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $136.6 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $70.8 million.

     The following reflects the reconciliation from US GAAP capital to regulatory capital.

(In thousands)
US GAAP Capital	$17,409
Effect on Frankfort First in consolidation	(805)

First Federal of Frankfort historical GAAP capital	16,604
Add: unrealized loss on available for sale securities	13

First Federal of Frankfort historical tangible and core capital	16,617
Effect of purchase, including goodwill pushed-down	14,261

Pro forma US GAAP capital	30,878

Less: goodwill	16,461

Pro forma tangible and core capital	$14,417

First Federal of Frankfort historical tangible and core capital	$16,617

Allowance for loan losses	82

First Federal of Frankfort historical risk-based capital	16,699
Effect of purchase, including goodwill pushed-down	14,261

Pro forma US GAAP capital	30,960
Less: goodwill	16,461

Pro forma tangible and core capital	$14,499

Pro Forma Data

     The following pro forma unaudited condensed consolidated balance sheets and the pro forma unaudited consolidated statements of earnings give effect to the proposed reorganization and the merger based on the assumptions set forth below. We will not complete the reorganization unless we can complete the reorganization and the merger. As a result, the pro forma data assumes the completion of both the reorganization and the merger. The condensed pro forma unaudited financial statements are based, in part, on the audited financial statements of First Federal of Hazard and Frankfort First for the year ended June 30, 2004. The pro forma unaudited condensed financial statements give effect to the reorganization at historical cost and the merger using purchase accounting as required by accounting principles generally accepted in the United States of America.

     The pro forma adjustments in the tables assume the issuance of 2,546,051 shares, which is the minimum of the offering range, and 3,363,750 shares, which is the maximum of the offering range, in the reorganization and the merger. At the minimum of the offering range, pro forma data is presented under the assumption that Frankford First shareholders make elections such that they receive in the merger 1,247,565 shares of Kentucky First common stock, such amount being equal to (i) 49% of the number of shares of Kentucky First common stock issued to public shareholders (i.e., persons other than First Federal MHC) in the reorganization and the merger offerings; and (ii) the number of shares of Kentucky First common stock that must be issued in the merger to satisfy the requirement that at least 40% of the value of the merger consideration received by Frankfort First shareholders be in the form of Kentucky First common stock. At the maximum of the offering range, pro forma data is presented under the assumption that Frankfort First shareholders make elections such that they receive in the merger 45% of the shares issued to the public shareholders in the reorganization and merger offerings. The remainder of the merger consideration is assumed to consist of cash. The net proceeds are based upon the following assumptions:

•	Kentucky First will sell all shares of common stock offered in the reorganization in the subscription offering;

•	Kentucky First’s employee stock ownership plan will purchase a number of shares equal to 8% of the total number of outstanding shares of Kentucky First, which includes shares sold in the reorganization offering, shares issued in the merger, but excluding shares issued to First Federal MHC, with a loan from Kentucky First;

•	expenses of the reorganization offering, other than the fees to be paid to Capital Resources, Inc., are estimated to be $825,000 and expenses of the merger are estimated to be $575,000;

•	115,000 shares of common stock will be purchased by First Federal of Hazard’s executive officers and directors, and their immediate families; and

•	Capital Resources, Inc. will receive fees equal to 1.5% of the aggregate purchase price of the shares of stock sold in the reorganization offering and issued in the merger, excluding any shares purchased by any employee benefit plans, and any of First Federal of Hazard’s directors, officers or employees or members of their immediate families.

     Please refer to the table on page 6 which shows the minimum and maximum amounts of Kentucky First common stock that can be paid to Frankfort First shareholders in the merger, and the number of shares of Kentucky First common stock that may be sold in the reorganization offering, at each point of the offering range.

     In addition, the expenses of the reorganization and the merger may vary from those estimated, and the fees paid to Capital Resources, Inc. will vary from the amounts estimated if the amount of shares of Kentucky First common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. These items, net of income tax effects, are shown as a reduction in shareholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

     Pro forma net earnings has been calculated for the three months ended September 30, 2004 and for the year ended June 30, 2004 as if the shares of Kentucky First common stock to be issued in the offering had been sold and the merger exchange shares issued as of the beginning of the respective periods. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Kentucky First common stock.

     The unaudited condensed consolidated pro forma balance sheets assume the reorganization and the merger were consummated on September 30, 2004.

     The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the reorganization and the merger been consummated on September 30, 2004 or June 30, 2004 or at the beginning of the period presented, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and the notes thereto of First Federal of Hazard and Frankfort First contained elsewhere in this document.

     The shareholders’ equity represents the resulting book value of the common shareholders’ ownership of First Federal of Hazard and Frankfort First computed in accordance with accounting principles generally accepted in the United States of America. Pro forma shareholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve and the liquidation account, may be different than amounts that would be available for distribution to shareholders in the event of liquidation. The book value for First Federal of Hazard on a historical and pro forma basis has not been changed to reflect any difference between the carrying value of investments held to maturity or loans held in portfolio and their market value.

     The unaudited pro forma net earnings and common shareholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Kentucky First common stock or the actual results of operations of First Federal of Hazard and Frankfort First for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of Kentucky First in the reorganization and the actual expenses incurred in connection with the reorganization and the merger. See “Use of Net Proceeds.”

     The following table presents pro forma balance sheet information at September 30, 2004 assuming the issuance of 2,546,051 shares in the reorganization and the merger at the minimum of the offering range and assuming that 49% of the shares are issued to Frankfort First shareholders in the merger (which, at the minimum of the offering range is the percentage of shares necessary to satisfy the requirement that at least 40% of the value of the merger consideration received by Frankfort First shareholders be in the form of Kentucky First common stock).

Kentucky First Federal Bancorp
Unaudited Condensed Consolidated Pro Forma Balance Sheet
September 30, 2004

						Merger
	First	Offering				Adjustments		Kentucky First
	Federal	Adjustments		Kentucky	Frankfort	Debit		Pro Forma
	of Hazard	Debit (Credit)		First Pro Forma	First	(Credit)		Consolidated
				(In thousands)
ASSETS
Cash and cash equivalents	$17,897	$9,571	(1)	$27,468	$1,165	$(19,194	) (3)	$9,439

Investment securities	63,639	—		63,639	2,100 (8)	—		65,739
Mortgage-backed securities	22,495	—		22,495	2,506	—		25,001
Loans receivable	32,574	—		32,574	123,743	—		156,317
Other assets	3,811	—		3,811	7,062	1,134	(2)	12,766
						759	(2)
Goodwill	—	—		—	—	16,461	(3)	16,461

Total assets	$140,416	$9,571		$149,987	$136,576	$(840)		$285,723

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$99,081	$—		$99,081	$73,797	$—		$172,878
Federal Home Loan Bank advances	9,000	—		9,000	43,444	(4,093	) (2)	56,537
Other liabilities	714	—		714	1,926	—		2,640

Total liabilities	108,795	—		108,795	119,167	(4,093)		232,055

Shareholders’ equity:
Common stock, par value $.01; authorized 20,000,000 shares, 5,525,000 shares deemed issued and outstanding	—	(43	) (1)	43	17	17	(4)	55
						(12	) (3)

Additional paid-in capital	—	(11,794	) (1)	11,794	5,918	5,918	(4)	24,258
						(12,464	) (3)

Employee stock ownership plan	—	2,166	(1)	(2,166)	—	—		(2,166)
Restricted stock	—	—		—	(87)	(87	) (4)	—
Treasury shares		—		—	(6,350)	(6,350	) (4)	—
Retained earnings	31,753	100	(1)	31,653	17,924	17,924	(4)	31,653

Other comprehensive loss	(132)	—		(132)	(13)	(13	) (4)	(132)

Total shareholders’ equity	31,621	(9,571)		41,192	17,409	4,933		53,668

Total liabilities and shareholders’ equity	$140,416	$(9,571)		$149,987	$136,576	$840		$285,723

(1) Reflects:

		(In thousands)
Sale of Kentucky First common stock in the reorganization offering:
Gross proceeds (2,546,051 shares x 51% = 1,298,486 shares) x $10 per share		$12,985

Costs of offering		(1,148)

		11,837
Capitalization of First Federal MHC		(100)
Purchase of common stock by First Federal of Hazard employee stock ownership Plan with a loan by Kentucky First		(2,166)

		$9,571

Pro forma entry to common stock is comprised of the following:
Shares issued to First Federal MHC (5,525,000 x .55) x $.01 par value		$30
Shares issued in reorganization offering, excluding those shares to be issued to former Frankfort First shareholders (5,525,000 x .46082) = 2,546,051 x .51= 1,298,486 x $0.01 par value		13

		$43

(2) Purchase accounting adjustments are estimated as follows (in thousands):

Frankfort First net assets historical at September 30, 2004		$17,409
Fair value adjustments
Federal Home Loan Bank advances	(4,093)

Core deposit intangible	759

Net fair value adjustments		(3,334)

Tax effect of fair value adjustments at 34%		1,134

Total net adjustments to net assets acquired		(2,200)

Adjusted net assets acquired		$15,209

(3) The purchase price of Frankfort First has been calculated as follows:

			(In thousands)
Frankfort First shares issued		1,672,443

Treasury shares		(405,830)

Unawarded restricted stock to be cancelled prior to the merger		(4,000)

Shares outstanding		1,262,613

Acquisition price per share	x	23.50

Consideration paid for outstanding shares			$29,671

Stock options outstanding		147,230
Purchase price less weighted-average exercise price ($23.50 - $13.83)	x	9.67

Consideration paid for stock options			1,424

Total consideration paid before costs			31,095
Merger-related costs			575

Total consideration paid			$31,670

The excess of costs over fair value of net assets acquired is set forth below (in thousands except share data):

Total cost:
Cash			$18,619

Merger-related expenses			575

Cash needed			19,194

Stock portion (2,546,051 shares x 49% = 1,247,565 shares) x $10 per share			12,476

Total consideration paid			31,670

Net assets acquired			15,209

Goodwill			$16,461

(4) Pro forma adjustment to eliminate Frankfort First equity accounts.

     The following table presents pro forma balance sheet information at September 30, 2004 assuming the issuance of 3,363,750 shares in the offering and the merger at the maximum of the offering range and assuming 45% of the shares are issued to Frankfort First shareholders in the merger.

Kentucky First Federal Bancorp
Unaudited Condensed Consolidated Pro Forma Balance Sheet
September 30, 2004

								Kentucky
	First	Offering		Kentucky		Merger		First
	Federal of	Adjustments		First	Frankfort	Adjustments		Pro Forma
	Hazard	Debit (Credit)		Pro Forma	First	Debit (Credit)		Consolidated
	(In thousands)
ASSETS
Cash and cash equivalents	$17,897	$14,203	(1)	$32,100	$1,165	$(16,533	)(3)	$16,732

Investment securities	63,639	–		63,639	2,100	–		65,739
Mortgage-backed securities	22,495	–		22,495	2,506	–		25,001
Loans receivable	32,574	–		32,574	123,743	–		156,317
Other assets	3,811	–		3,811	7,062	1,134	(2)	12,766
						759	(2)
Goodwill	–	–		–	–	16,461	(3)	16,461

Total assets	$140,416	$14,203		$154,619	$136,576	$1,821		$293,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$99,081	$–		$99,081	$73,797	$–		$172,878
Federal Home Loan Bank advances	9,000	–		9,000	43,444	(4,093	)(2)	56,537
Other liabilities	714	–		714	1,926	–		2,640

Total liabilities	108,795	–		108,795	119,167	(4,093)		232,055

Shareholders’ equity:
Common stock, par value $.01; authorized 20,000,000 shares, 7,475,000 shares deemed issued and outstanding	–	(60	)(1)	60	17	17	(4)	75
						(15	)(2)

Additional paid-in capital	–	(17,173	)(1)	17,173	5,918	5,918	(4)	32,295
						(15,122	)(2)
Employee stock ownership plan	–	2,930	(1)	(2,930)	–	–		(2,930)
Restricted stock	–	–		–	(87)	(87	)(4)	–
Treasury shares		–		–	(6,350)	(6,350	)(4)	–
Retained earnings	31,753	100	(1)	31,653	17,924	17,924	(4)	31,653
Other comprehensive loss	(132)	–		(132)	(13)	(13	)(4)	(132)

Total shareholders’ equity	31,621	(14,203)		45,824	17,409	2,272		60,961

Total liabilities and shareholders’ equity	$140,416	$14,203		$154,619	$136,576	$(1,821)		$293,016

(1)	Reflects:

		(In thousands)
Sale of Kentucky First common stock in the reorganization offering:
Gross proceeds (3,363,750 x 55% = 1,850,062 shares x $10 per share)		$18,501
Costs of offering		(1,268)

		17,233
Capitalization of First Federal MHC		(100)
Purchase of common stock by First Federal of Hazard employee stock ownership plan with a loan by Kentucky First		(2,930)

		$14,203

Pro forma entry to common stock is comprised of the following:

Shares issued to First Federal MHC (7,475,000 x.55) x $.01 par value		$41
Shares issued in offering, excluding those shares to be issued to former Frankfort First shareholders (7,475,000 x .45 = 3,363,750 x ..55 = 1,850,062 x $.01 per share)		19

		$60

(2) Purchase accounting adjustments are estimated as follows (in thousands):

Frankfort First net assets historical at September 30, 2004		$17,409
Fair value adjustments
Federal Home Loan Bank advances	(4,093)
Core deposit intangible	759

Net fair value adjustments		(3,334)
Tax effect of fair value adjustments at 34%		1,134

Total net adjustments to net assets acquired		(2,200)

Adjusted net assets acquired		$15,209

(3) The purchase price of Frankfort First has been calculated as follows:

			(In thousands)
Frankfort First shares issued		1,672,443
Treasury shares		(405,830)
Unawarded restricted stock to be cancelled prior to the merger		(4,000)

Shares outstanding		1,262,613
Acquisition price per share	x	23.50

Consideration paid for outstanding shares			$29,671

Stock options outstanding		147,230
Purchase price less weighted-average exercise price ($23.50 - $13.83)	x	9.67

Consideration paid for stock options			1,424

Total consideration paid before costs			31,095
Merger-related costs			575

Total consideration paid			$31,670

The excess of costs over fair value of net assets acquired is set forth below (in thousands except share data):

Total cost:
Cash			$15,958
Merger-related expenses			575

Cash needed			16,533
Stock portion (3,363,750 shares x 45% = 1,513,687 shares x $10 per share)			15,137

Total consideration paid			31,670
Net assets acquired			15,209

Goodwill			$16,461

(4) Pro forma adjustment to eliminate Frankfort First equity accounts.

     The following table presents pro forma earnings statement information assuming the sale of 2,546,051 shares in the offering at the minimum of the offering range and assuming that 49% of the shares are issued to Frankfort First shareholders in the merger (which, at the minimum of the offering range is the percentage of shares necessary to satisfy the requirement that at least 40% of the value of the merger consideration received by Frankfort First shareholders be in the form of Kentucky First common stock).

Kentucky First Federal Bancorp
Unaudited Condensed Consolidated Pro Forma Statements of Earnings
For the Three Months Ended September 30, 2004

	First Federal	Offering		Kentucky		Merger
	of Hazard	Adjustments		First	Frankfort First	Adjustments		Pro Forma
	Historical	Debit (Credit)		Pro Forma	Historical	Debit (Credit)		Consolidated
				(In thousands, except per share data)
Interest income:
Loans	$600	$–		$600	$1,779	$–		$2,379
Mortgage-backed securities	243	–		243	–	–		243
Investment securities	519	–		519	29	–		548
Other	71	–		71	33	59	(1)	45

Total interest income	1,433	–		1,433	1,841	59		3,215

Interest expense:
Deposits	487	–		487	422	27	(2)	936
Borrowings	67	–		67	647	(188	)(3)	526

Total interest expense	554	–		554	1,069	(161)		1,462

Net interest income	879	–		879	772	102		1,753
Provision for loan losses	15	–		15	–	–		15

Net interest income after provision	864	–		864	772	102		1,738
Other income:
Gain on sale of investment securities	–	–		–	–	–		–
Loss on sale of real estate acquired through foreclosure	–	–		–	–	–		–
Other operating	5	–		5	52	–		57

Total other income	5	–		5	52	–		57

General, administrative and other expense:
Compensation and benefits	264	27	(4)	291	325	–		616
Occupancy and equipment	33	–		33	43	–		76
Data processing	8	–		8	31	–		39
Franchise taxes	18	–		18	26	–		44
Charitable contributions	3	–		3	–	–		3
Other operating	71	–		71	92	–		163

Total general, administrative and other expense	397	27		424	517	–		941

Earnings before federal income taxes	472	(27)		445	307	102		854
Federal income taxes	162	(9	)(5)	153	98	35	(5)	286

Net earnings	$310	$(18)		$292	$209	$67		$568

Pro forma earnings per share (6)(7):
Basic	N/A				$0.17			$0.11

Diluted	N/A				$0.16			$0.11

(1)	Reflects a reduction of interest income on cash utilized in the purchase of Frankfort First, at an average yield of 2.21% per annum. The yield utilized approximates the yield on a one-year U.S. Treasury Bill adjusted to a constant maturity (“CMT”) on September 30, 2004.

(2)	Reflects the pro forma amortization of the $759,000 purchase accounting adjustment related to the core deposit intangible. Assumes a straight-line amortization method over a seven-year term.

(3)	Reflects the pro forma amortization of the $4.1 million purchase accounting adjustment related to Federal Home Loan Bank advances. Assumes amortization over a six-year term.

(4)	Reflects the pro forma expense associated with the employee stock ownership plan. Expense related to the employee stock ownership plan is calculated assuming 216,580 total shares in the plan, to be allocated over a twenty-year term, and a $10 per share fair value. Three month expense is computed as 2,707 shares x $10 per share = $27,070.

(5)	Reflects the tax effects of the pro forma adjustments at a 34% statutory rate.

(6)	Frankfort First historical weighted average number of shares outstanding as adjusted to reflect an assumed 49% of the shares to be offered by Kentucky First in exchange for the Frankfort First shares, in the calculation of earnings per share are as follows:

	Historical	Historical	Adjusted	Adjusted
	Frankfort First	Frankfort First	Frankfort First	Frankfort First
	Weighted	Weighted	Weighted	Weighted
	Average Shares	Average Shares	Average Shares	Average Shares
	Outstanding-	Outstanding -	Outstanding-	Outstanding -
Period	Basic EPS	Diluted EPS	Basic EPS	Diluted EPS
Three Months ended September 30, 2004	1,266,613	1,330,766	1,247,565	1,247,565

(7)	The weighted average number of shares outstanding used to calculate pro forma consolidated earnings per share are as follows:

	Pro Forma Weighted	Pro Forma Weighted
	Average Shares	Average Shares
	Outstanding - Basic	Outstanding - Diluted
Period	Earnings Per Share	Earnings Per Share
Three Months ended September 30, 2004	5,311,127	5,311,127

The number of shares in this table has been computed by increasing 49% of the weighted average number of shares of Frankfort First common stock outstanding, adjusted for the 2.35 shares-for-one merger exchange ratio, by 1,279,438 shares of Kentucky First common stock issued in the reorganization, the 53.9% of the shares to be issued to First Federal MHC, or 2,978,949 shares, less 213,873 employee stock ownership plan shares that are unallocated and not committed to be released.

     The following table presents pro forma earnings statement information assuming the sale of 3,363,750 shares in the offering at the maximum of the offering range and assuming 45% of the shares are issued to Frankfort First shareholders in the merger.

Kentucky First Federal Bancorp
For the Three Months Ended September 30, 2004
Unaudited Condensed Consolidated Pro Forma Statement of Earnings

	First Federal	Offering		Kentucky	Frankfort	Merger
	of Hazard	Adjustments		First	First	Adjustments		Pro Forma
	Historical	Debit (Credit)		Pro Forma	Historical	Debit (Credit)		Consolidated
	(In thousands, except per share data)
Interest income:
Loans	$600	$–		$600	$1,779	$–		$2,379
Mortgage-backed securities	243	–		243	–	–		243
Investment securities	519	–		519	29	–		548
Other	71	–		71	33	20	(1)	84

Total interest income	1,433	–		1,433	1,841	20		3,254

Interest expense:
Deposits	487	–		487	422	27	(2)	936
Borrowings	67	–		67	647	(188	) (3)	526

Total interest expense	554	–		554	1,069	(161)		1,462

Net interest income	879	–		879	772	141		1,792
								–
Provision for loan losses	15	–		15	–	–		15

Net interest income after provision	864	–		864	772	141		1,777

Other income:
Gain on sale of investment securities	–	–		–	–	–		–
Loss on sale of real estate acquired through foreclosure	–	–		–	–	–		–
Other operating	5	–		5	52	–		57

Total other income	5	–		5	52	–		57

General, administrative and other expense:
Compensation and benefits	264	37	(4)	301	325	–		626
Occupancy and equipment	33	–		33	43	–		76
Data processing	8	–		8	31	–		39
Franchise taxes	18	–		18	26	–		44
Charitable contributions	3	–		3	–	–		3
Other operating	71	–		71	92	–		163

Total general, administrative and other expense	397	37		434	517	–		951

Earnings before federal income taxes	472	(37)		435	307	141		883
Federal income taxes	162	(12	) (5)	150	98	48	(5)	296

Net earnings	$310	$(25)		$285	$209	$93		$587

Pro forma earnings per share (6)(7):
Basic	N/A				$0.17			$0.08

Diluted	N/A				$0.16			$0.08

(1)	Reflects a reduction of interest income on cash utilized in the purchase of Frankfort First, at an average yield of 2.21% per annum. The yield utilized approximates the yield on a one-year U.S. Treasury Bill adjusted to a constant maturity (“CMT”) on September 30, 2004.

(2)	Reflects the pro forma amortization of the $759,000 purchase accounting adjustment related to the core deposit intangible. Assumes a straight-line amortization method over a seven-year term.

(3)	Reflects the pro forma amortization of the $4.1 million purchase accounting adjustment related to Federal Home Loan Bank advances. Assumes amortization over a six-year term.

(4)	Reflects the pro forma expense associated with the employee stock ownership plan. Expense related to the employee stock ownership plan is calculated assuming 293,020 total shares in the plan, to be allocated over a twenty-year term, and a $10 per share fair value. Three month expense is computed as 3,662 shares x $10 per share = $36,620.

(5)	Reflects the tax effects of the pro forma adjustments at a 34% statutory rate.

(6)	Frankfort First historical weighted average number of shares outstanding as adjusted to reflect an assumed 45% of the shares to be offered by Kentucky First in exchange for the Frankfort First shares used in the calculation of earnings per share are as follows:

	Historical	Historical	Adjusted Frankfort	Adjusted Frankfort
	Frankfort First	Frankfort First	First	First
	Weighted	Weighted	Weighted	Weighted
	Average Shares	Average Shares	Average Shares	Average Shares
	Outstanding-	Outstanding -	Outstanding-	Outstanding -
Period	Basic EPS	Diluted EPS	Basic EPS	Diluted EPS
Three months ended September 30, 2004	1,266,613	1,330,766	1,513,687	1,513,687

(7)	The weighted average number of shares outstanding used to calculate pro forma consolidated earnings per share are as follows:

	Pro Forma Weighted	Pro Forma Weighted
	Average Shares	Average Shares
	Outstanding - Basic	Outstanding - Diluted
Period	Earnings Per Share	Earnings Per Share
Three months ended September 30, 2004	7,185,643	7,185,643

The number of shares in this table has been computed by increasing 45% of the weighted average number of shares of Frankfort First common stock outstanding, adjusted for the 2.35 shares-for-one merger exchange ratio, by 2,097,137 shares of Kentucky First common stock issued in the reorganization, the 55% of the shares to be issued to First Federal MHC, or 4,111,250 shares, less 289,357 employee stock ownership plan shares that are unallocated and not committed to be released.

     The following table presents pro forma earnings statement information assuming the sale of 2,546,051 shares in the offering at the minimum of the offering range and assuming that 49% of the shares are issued to Frankfort First shareholders in the merger (which, at the minimum of the offering range is the percentage of shares necessary to satisfy the requirement that at least 40% of the value of the merger consideration received by First Federal shareholders be in the form of Kentucky First common stock).

Kentucky First Federal Bancorp
Unaudited Condensed Consolidated Pro Forma Statements of Earnings
For the Year Ended June 30, 2004

	First Federal	Offering		Kentucky	Frankfort	Merger
	of Hazard	Adjustments		First	First	Adjustments		Pro Forma
	Historical	Debit (Credit)		Pro Forma	Historical	Debit (Credit)		Consolidated
	(In thousands, except per share data)
Interest income:
Loans	$2,794	$–		$2,794	$7,417	$–		$10,211
Mortgage-backed securities	396	–		396	–	–		396
Investment securities	2,192	–		2,192	154	–		2,346
Other	219	–		219	122	222	(1)	119

Total interest income	5,601	–		5,601	7,693	222		13,072

Interest expense:
Deposits	2,166	–		2,166	1,849	108	(2)	4,123
Borrowings	54	–		54	2,586	(753	) (3)	1,887

Total interest expense	2,220	–		2,220	4,435	(645)		6,010

Net interest income	3,381	–		3,381	3,258	423		7,062
		–
Provision for loan losses	10	–		10	–	–		10

Net interest income after provision	3,371	–		3,371	3,258	423		7,052

Other income (loss):
Gain on sale of investment securities	5	–		5	–	–		5
Loss on sale of real estate acquired through foreclosure	(61)	–		(61)	–	–		(61)
Other operating	21	–		21	69	–		90

Total other income (loss)	(35)	–		(35)	69	–		34

General, administrative and other expense:
Compensation and benefits	1,620	108	(4)	1,728	1,157	–		2,885
Occupancy and equipment	132	–		132	171	–		303
Data processing	32	–		32	124	–		156
Franchise taxes	83	–		83	102	–		185
Charitable contributions	42	–		42	–	–		42
Other operating	274	–		274	339	–		613

Total general, administrative and other expense	2,183	108		2,291	1,893	–		4,184

Earnings before federal income taxes	1,153	(108)		1,045	1,434	423		2,902
Federal income taxes	392	(37	) (5)	355	481	144	(6)	980

Net earnings	$761	$(71)		$690	$953	$279		$1,922

Pro forma earnings per share (6)(7):
Basic	N/A				$0.76			$0.36

Diluted	N/A				$0.72			$0.36

(1)	Reflects a reduction of interest income on cash utilized in the purchase of Frankfort First, at an average yield of 2.09% per annum. The yield utilized approximates the yield on a one-year U.S. Treasury Bill adjusted to a constant maturity (“CMT”) on June 30, 2004.

(2)	Reflects the pro forma amortization of the $759,000 purchase accounting adjustment related to the core deposit intangible. Assumes a straight-line amortization method over a seven-year term.

(3)	Reflects the pro forma amortization of the $4.1 million purchase accounting adjustment related to Federal Home Loan Bank advances. Assumes amortization over a six-year term.

(4)	Reflects the pro forma expense associated with the employee stock ownership plan. Expense related to the employee stock ownership plan is calculated assuming 216,580 total shares in the plan, to be allocated over a twenty-year term, and a $10 per share fair value. Annual expense is computed as 10,829 shares x $10 per share = $108,290.

(5)	Reflects the tax effects of the pro forma adjustments at a 34% statutory rate.

(6)	Frankfort First historical weighted average number of shares outstanding as adjusted to reflect an assumed 49% of the shares to be offered by Kentucky First in exchange for the Frankfort First shares, in the calculation of earnings per share are as follows:

	Historical	Historical	Adjusted	Adjusted
	Frankfort First	Frankfort First	Frankfort First	Frankfort First
	Weighted	Weighted	Weighted	Weighted
	Average Shares	Average Shares	Average Shares	Average Shares
	Outstanding-	Outstanding -	Outstanding-	Outstanding -
Period	Basic EPS	Diluted EPS	Basic EPS	Diluted EPS
Year ended June 30, 2004	1,261,273	1,315,064	1,247,565	1,247,565

(7)	The weighted average number of shares outstanding used to calculate pro forma consolidated earnings per share are as follows:

	Pro Forma Weighted	Pro Forma Weighted
	Average Shares	Average Shares
	Outstanding - Basic	Outstanding Diluted
Period	Earnings Per Share	Earnings Per Share
Year ended June 30, 2004	5,319,249	5,319,249

The number of shares in this table has been computed by increasing 49% of the weighted average number of shares of Frankfort First common stock outstanding, adjusted for the 2.35 shares-for-one merger exchange ratio, by 1,284,778 shares of Kentucky First common stock issued in the reorganization, the 53.9% of the shares to be issued to First Federal MHC, or 2,978,949 shares, less 205,751 employee stock ownership plan shares that are unallocated and not committed to be released.

     The following table presents to forma earnings statement information assuming the sale of 3,363,750 shares in the offering at the maximum of the offering range and assuming 45% of the shares are issued to Frankfort First shareholders in the merger.

Kentucky First Federal Bancorp
For the Year Ended June 30, 2004
Unaudited Condensed Consolidated Pro Forma Statement of Earnings

	First Federal	Offering	Kentucky	Frankfort	Merger
	of Hazard	Adjustments	First	First	Adjustments		Pro Forma
	Historical	Debit (Credit)	Pro Forma	Historical	Debit (Credit)		Consolidated
	(In thousands, except per share data)
Interest income:
Loans	$2,794	$–	$2,794	$7,417	$–		$10,211
Mortgage-backed securities	396	–	396	–	–		396
Investment securities	2,192	–	2,192	154	–		2,346
Other	219	–	219	122	77	(1)	264

Total interest income	5,601	–	5,601	7,693	77		13,217

Interest expense:
Deposits	2,166	–	2,166	1,849	108	(2)	4,123
Borrowings	54	–	54	2,586	(753)	(3)	1,887

Total interest expense	2,220	–	2,220	4,435	(645)		6,010

Net interest income	3,381	–	3,381	3,258	568		7,207
		–
Provision for loan losses	10	–	10	–	–		10

Net interest income after provision	3,371	–	3,371	3,258	568		7,197

Other income (loss):
Gain on sale of investment securities	5	–	5	–	–		5
Loss on sale of real estate acquired through foreclosure	(61)	–	(61)	–	–		(61)
Other operating	21	–	21	69	–		90

Total other income (loss)	(35)	–	(35)	69	–		34

General, administrative and other expense:
Compensation and benefits	1,620	147 (4)	1,767	1,157	–		2,924
Occupancy and equipment	132	–	132	171	–		303
Data processing	32	–	32	124	–		156
Franchise taxes	83	–	83	102	–		185
Charitable contributions	42	–	42	–	–		42
Other operating	274	–	274	339	–		613

Total general, administrative and other expense	2,183	147	2,330	1,893	–		4,223

Earnings before federal income taxes	1,153	(147)	1,006	1,434	568		3,008
Federal income taxes	392	(50)	342	481	193	(5)	1,016

Net earnings	$761	$(97)	$664	$953	$375		$1,992

Pro forma earnings per share (6)(7):
Basic	N/A			$0.76			$0.28

Diluted	N/A			$0.72			$0.28

(1)	Reflects a reduction of interest income on cash utilized in the purchase of Frankfort First, at an average yield of 2.09% per annum. The yield utilized approximates the yield on a one-year U.S. Treasury Bill adjusted to a constant maturity (“CMT”) on June 30, 2004.

(2)	Reflects the pro forma amortization of the $759,000 purchase accounting adjustment related to the core deposit intangible. Assumes a straight-line amortization method over a seven-year term.

(3)	Reflects the pro forma amortization of the $4.1 million purchase accounting adjustment related to Federal Home Loan Bank advances. Assumes amortization over a six-year term.

(4)	Reflects the pro forma expense associated with the employee stock ownership plan. Expense related to the employee stock ownership plan is calculated assuming 293,020 total shares in the plan, to be allocated over a twenty-year term, and a $10 per share fair value. Annual expense is computed as 14,651 shares x $10 per share = $146,510.

(5)	Reflects the tax effects of the pro forma adjustments at a 34% statutory rate.

(6)	Frankfort First historical weighted average number of shares outstanding as adjusted to reflect an assumed 45% of the shares to be offered by Kentucky First in exchange for the Frankfort First shares used in the calculation of earnings per share are as follows:

	Historical	Historical	Adjusted	Adjusted
	Frankfort First	Frankfort First	Frankfort First	Frankfort First
	Weighted	Weighted	Weighted	Weighted
	Average Shares	Average Shares	Average Shares	Average Shares
	Outstanding-	Outstanding -	Outstanding-	Outstanding -
Period	Basic EPS	Diluted EPS	Basic EPS	Diluted EPS
Year ended June 30, 2004	1,261,273	1,315,064	1,513,687	1,513,687

(7)	The weighted average number of shares outstanding used to calculate pro forma consolidated earnings per share are as follows:

	Pro Forma Weighted	Pro Forma Weighted
	Average Shares	Average Shares
	Outstanding - Basic	Outstanding - Diluted
Period	Earnings Per Share	Earnings Per Share
Year ended June 30, 2004	7,196,631	7,196,631

The number of shares in this table has been computed by increasing 45% of the weighted average number of shares of Frankfort First common stock outstanding, adjusted for the 2.35 shares-for-one merger exchange ratio, by 2,102,477 shares of Kentucky First common stock issued in the reorganization, the 55% of the shares to be issued to First Federal MHC, or 4,111,250 shares, less 278,369 employee stock ownership plan shares that are unallocated and not committed to be released.

Additional Pro Forma Data

     The actual net proceeds from the sale of Kentucky First common stock in the reorganization offering cannot be determined until the reorganization is completed. However, the reorganization offering net proceeds are currently estimated to be between $8.0 million and $12.3 million, or up to $14.3 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	Kentucky First will sell all shares of common stock offered in the reorganization in the subscription offering;

•	Kentucky First’s employee stock ownership plan will purchase a number of shares equal to 3.92% of the total number of outstanding shares of Kentucky First, which includes shares sold in the reorganization offering, shares issued in the merger, and shares issued to First Federal MHC, with a loan from Kentucky First;

•	expenses of the reorganization offering, other than the fees to be paid to Capital Resources, Inc., are estimated to be $825,000;

•	115,000 shares of common stock will be purchased by Kentucky First’s executive officers and directors, and their immediate families; and

•	Capital Resources, Inc. will receive fees equal to 1.5% of the aggregate purchase price of the shares of stock sold in the reorganization offering and issued in the merger, excluding any shares purchased by any employee benefit plans, and any of First Federal of Hazard’s directors, officers or employees or members of their immediate families.

     Because, at most points within the offering range, the net proceeds will be insufficient to fund the purchase of Frankfort First, First Federal of Hazard expects to pay a cash distribution to Kentucky First in connection with the reorganization and the merger. See “Use of Proceeds” for further information regarding the proposed cash distribution.

     Kentucky First has prepared the following tables, which set forth First Federal of Hazard’s and Frankfort First’s historical combined consolidated net earnings and shareholders’ equity prior to the reorganization and the merger and Kentucky First’s pro forma consolidated net earnings and shareholders’ equity following the reorganization and the merger. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•	Pro forma earnings and reduction of earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds on funds distributed by First Federal of Hazard to Kentucky First would have been invested at an average yield of 2.21% and 2.09% for the three months ended September 30, 2004 and the year ended June 30, 2004, respectively, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity (CMT) on September 30, 2004 and June 30, 2004, respectively.

•	The pro forma after-tax reduction of earnings on the funds distributed by First Federal of Hazard to Kentucky First is assumed to be 1.46% for the three months ended September 30, 2004 and 1.38% for the year ended June 30, 2004, based on an effective tax rate of 34%.

•	No withdrawals were made from First Federal of Hazard’s deposit accounts for the purchase of shares in the reorganization offering.

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

•	Pro forma shareholders’ equity amounts have been calculated as if Kentucky First common stock had been issued in the reorganization offering and in the merger on September 30, 2004 and June 30, 2004, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

•	Within one year following the reorganization, Kentucky First stockholders approve a stock-based incentive plan, pursuant to which Kentucky First grants restricted stock awards for a number of shares equal to 1.96% of the total number of outstanding shares of Kentucky First stock, including shares sold in the reorganization offering, shares issued in the merger and shares issued to First Federal MHC, and pursuant to which Kentucky First grants options to acquire a number of Kentucky First shares equal to

4.9% of the total number of outstanding shares of Kentucky First stock, including shares sold in the reorganization, shares issued in the merger and shares issued for First Federal MHC.

     The following pro forma information may not be representative of the financial effects of the reorganization and the merger at the date on which the reorganization and the merger actually occur and should not be taken as indicative of future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of Kentucky First assets and liabilities computed in accordance with accounting principles generally accepted in the United States of America. Shareholders’ equity does not give effect to intangible assets in the event of a liquidation. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

     The tables do not reflect the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders. See “The Reorganization and Stock Offering—Effects of the Reorganization and Merger on Depositors, Borrowers and Members—Effect on Liquidation Rights.” The tables do give effect to stock options and restricted stock that may be issued pursuant to a stock-based incentive plan, which Kentucky First expects to adopt following the reorganization and the merger and present to its shareholders for approval at a meeting to be held at least six months after the reorganization and the merger are completed. If approved by shareholders, the stock-based incentive plan would permit the issuance of restricted stock awards in an amount of common stock equal to 1.96% of the total number of outstanding shares of Kentucky First, which includes shares sold in the offering, shares issued in the merger and shares issued to First Federal MHC plus the issuance of stock options to acquire an amount of common stock equal to 4.90% of the total number of outstanding shares of Kentucky First, which includes shares sold in the offering, shares issued in the merger and shares issued to First Federal MHC. Such shares would be acquired either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that shareholder approval has been obtained and that the shares acquired by the stock-based incentive plan are purchased in the open market at $10.00 per share. There can be no assurance that shareholder approval of the stock-based incentive plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

     The tables below summarize historical consolidated data of First Federal of Hazard and Frankfort First, and Kentucky First’s pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of the common stock following the reorganization and the merger.

At or For the Three Months Ended September 30, 2004
3,868,312
2,546,051	2,925,000	3,363,750	Shares at
Shares at	Shares at	Shares at	Maximum,
Minimum	Midpoint	Maximum	as Adjusted
of Offering	of Offering	of Offering	of Offering
Range (1)	Range (1)	Range (1)	Range (1)(10)
(Dollars in thousands)
Assumed fair value of gross offering	$25,461	$29,250	$33,638	$38,683
Assumed fair value of shares issued in acquisition of Frankfort First	(12,476)	(13,163)	(15,137)	(17,407)

Net offering	12,985	16,087	18,501	21,276
Offering expenses	(1,148)	(1,208)	(1,268)	(1,337)

Net cash offering proceeds to Kentucky First	11,837	14,879	17,233	19,939
Less:
Employee stock ownership plan	(2,166)	(2,548)	(2,930)	(3,370)
Restricted stock	(1,083)	(1,274)	(1,465)	(1,685)
Merger expenses	(575)	(575)	(575)	(575)

Net cash proceeds utilized toward purchase of Frankfort First	8,013	10,482	12,263	14,309
Cash needed for acquisition of Frankfort First	(18,619)	(17,932)	(15,958)	(13,688)

Net cash proceeds (shortfall)	$(10,606)	$(7,450)	$(3,695)	$621

Consolidated net earnings: (2)
Historical combined	$519	$519	$519	$519
Pro forma adjustments:
Net income effect of net cash proceeds (deficit)	(39)	(27)	(13)	2
Employee stock ownership plan (3)	(18)	(21)	(24)	(28)
Restricted stock (4)	(36)	(42)	(48)	(56)
Stock options (11)	(18)	(21)	(24)	(28)
Amortization of purchase accounting adjustments, net	106	106	106	106

Pro forma net earnings	$514	$514	$516	$515

Earnings per share: (2)
Historical combined	$0.10	$0.08	$0.07	$0.06
Pro forma adjustments:
Net income effect of net cash proceeds (deficit)	(0.01)	(0.01)	(0.00)	0.00
Employee stock ownership plan (3)	(0.00)	(0.00)	(0.00)	(0.00)
Restricted stock (4)	(0.01)	(0.01)	(0.01)	(0.01)
Stock options (11)	0.00	0.00	0.00	0.00
Amortization of purchase accounting adjustments, net	0.02	0.02	0.01	0.01

Pro forma earnings per share	$0.10	$0.08	$0.07	$0.06

Shareholders’ equity:
Historical combined	$31,621	$31,621	$31,621	$31,621
Net offering proceeds	11,837	14,879	17,233	19,939
Shares issued in acquisition of Frankfort First	12,476	13,163	15,137	17,407
Employee stock ownership plan (3)	(2,166)	(2,548)	(2,930)	(3,370)
Restricted stock (4)	(1,083)	(1,274)	(1,465)	(1,685)
Capitalization of First Federal MHC	(100)	(100)	(100)	(100)

Pro forma shareholders’ equity (5)(6)	$52,585	$55,741	$59,496	$63,812

Shareholders’ equity per share:
Historical combined	$5.73	$4.86	$4.23	$3.68
Net offering proceeds	2.14	2.29	2.31	2.32
Shares issued in acquisition of Frankfort First	2.26	2.03	2.03	2.03
Employee stock ownership plan	(0.39)	(0.39)	(0.39)	(0.39)
Restricted stock	(0.20)	(0.20)	(0.20)	(0.20)
Capitalization of First Federal MHC	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma shareholders’ equity per share (5)(6)(7)	$9.52	$8.57	$7.96	$7.42

Pro forma price to tangible shareholders’ equity per share	152.91%	165.56%	173.61%	181.49%

Pro forma tangible shareholders’ equity per share (8)	$6.54	$6.04	$5.76	$5.51

Pro forma price to earnings per share (9)	25.00	x	31.25	x	35.71	x	41.67	x

Pro forma price to pro forma shareholders’ equity per share	105.04%	116.69%	125.63%	134.77%

Total shares outstanding	5,525,000	6,500,000	7,475,000	8,596,250

At or For the Year Ended June 30, 2004
3,868,312
2,546,051	2,925,000	3,363,750	Shares at
Shares at	Shares at	Shares at	Maximum,
Minimum	Midpoint	Maximum	as Adjusted
of Offering	of Offering	of Offering	of Offering
Range (1)	Range (1)	Range (1)	Range (1)(10)
(Dollars in thousands)
Assumed fair value of gross offering	$25,461	$29,250	$33,638	$38,683
Assumed fair value of shares issued in acquisition of Frankfort First	(12,476)	(13,163)	(15,137)	(17,407)

Net cash offering proceeds to Kentucky First	12,985	16,087	18,501	21,276
Offering expenses	(1,148)	(1,208)	(1,268)	(1,337)

Net offering	11,837	14,879	17,233	19,939
Less:
Employee stock ownership plan	(2,166)	(2,548)	(2,930)	(3,370)
Restricted stock	(1,083)	(1,274)	(1,465)	(1,685)
Merger expenses	(575)	(575)	(575)	(575)

Net cash proceeds utilized toward purchase of Frankfort First	8,013	10,482	12,263	14,309
Cash needed for acquisition of Frankfort First	(18,619)	(17,932)	(15,958)	(13,688)

Net cash proceeds (shortfall)	$(10,606)	$(7,450)	$(3,695)	$621

Consolidated net earnings: (2)
Historical combined	$1,714	$1,714	$1,714	$1,714
Pro forma adjustments:
Net income effect of net cash proceeds (deficit)	(146)	(103)	(51)	9
Employee stock ownership plan (3)	(71)	(84)	(97)	(111)
Restricted stock (4)	(143)	(168)	(193)	(222)
Stock options (11)	(71)	(84)	(97)	(111)
Amortization of purchase accounting adjustments, net	425	425	425	425

Pro forma net earnings	$1,709	$1,701	$1,702	$1,705

Earnings per share: (2)
Historical combined	$0.32	$0.27	$0.24	$0.21
Pro forma adjustments:
Net income effect of net cash proceeds (deficit)	(0.03)	(0.02)	(0.01)	0.00
Employee stock ownership plan (3)	(0.01)	(0.01)	(0.01)	(0.01)
Restricted stock (4)	(0.03)	(0.03)	(0.03)	(0.03)
Stock options (11)	(0.01)	(0.01)	(0.01)	(0.01)
Amortization of purchase accounting adjustments, net	0.08	0.07	0.06	0.05

Pro forma earnings per share	$0.32	$0.27	$0.24	$0.21

Shareholders’ equity:
Historical combined	$31,043	$31,043	$31,043	$31,043
Net offering proceeds	11,837	14,879	17,233	19,939
Shares issued in acquisition of Frankfort First	12,476	13,163	15,137	17,407
Employee stock ownership plan (3)	(2,166)	(2,548)	(2,930)	(3,370)
Restricted stock (4)	(1,083)	(1,274)	(1,465)	(1,685)
Capitalization of First Federal MHC	(100)	(100)	(100)	(100)

Pro forma shareholders’ equity (5)(6)	$52,007	$55,163	$58,918	$63,234

Shareholders’ equity per share:
Historical combined	$5.62	$4.78	$4.15	$3.61
Net offering proceeds	2.14	2.29	2.31	2.32
Shares issued in acquisition of Frankfort First	2.26	2.03	2.03	2.03
Employee stock ownership plan	(0.39)	(0.39)	(0.39)	(0.39)
Restricted stock	(0.20)	(0.20)	(0.20)	(0.20)
Capitalization of First Federal MHC	(0.02)	(0.02)	(0.02)	(0.01)

Pro forma shareholders’ equity per share (5)(6)(7)	$9.41	$8.49	$7.88	$7.36

Pro forma price to tangible shareholders’ equity per share	155.52%	168.97%	176.06%	183.82%

Pro forma tangible shareholders’ equity per share (8)	$6.43	$5.95	$5.68	$5.44

Pro forma price to earnings per share (9)	31.25	x	37.04	x	41.67	x	47.62	x

Pro forma price to pro forma shareholders’ equity per share	106.27%	117.79%	126.90%	135.87%

Total shares outstanding	5,525,000	6,500,000	7,475,000	8,596,250

(Footnotes on next page)

(1)	Assumes that 49% of the shares issued are issued in the merger at the minimum of the offering range and that 45% of the shares are issued in the merger at the midpoint, maximum and maximum, as adjusted, of the offering range.

(2)	For the purposes of this presentation, one-time cash merger-related expenses of $575,000, pre-tax, which are expected to be paid upon consummation of the reorganization and the merger or shortly thereafter, are reflected as an adjustment to net proceeds for purposes of the pro forma net earnings and pro forma net earnings per share information. Per share earnings data is based on weighted average shares outstanding, which represents shares sold in the reorganization offering, shares issued to First Federal MHC, shares issued in the merger and shares to be allocated or distributed under Kentucky First’s employee stock ownership plan and stock-based incentive plan for the year presented. For the year ended June 30, 2004, the weighted average shares outstanding for purposes of computing earnings per share have been calculated as follows:

				3,868,312
	2,546,051	2,925,000	3,363,750	Shares at
	Shares at	Shares at	Shares at	Maximum,
	Minimum	Midpoint	Maximum	as Adjusted
	of Offering	of Offering	of Offering	of Offering
	Range	Range	Range	Range
Shares issued	5,525,000	6,500,000	7,475,000	8,596,250
Shares acquired by the employee stock ownership plan	(216,580)	(254,800)	(293,020)	(336,973)
Employee stock ownership plan shares allocated or committed to be released	10,829	12,740	14,651	16,849

Weighted-average shares outstanding	5,319,249	6,257,940	7,196,631	8,276,126

For the three months ended September 30, 2004, the weighted average shares outstanding for purposes of computing earnings per share have been calculated as follows:

				3,868,312
	2,546,051	2,925,000	3,363,750	Shares at
	Shares at	Shares at	Shares at	Maximum,
	Minimum	Midpoint	Maximum	as Adjusted
	of Offering	of Offering	of Offering	of Offering
	Range	Range	Range	Range
Shares issued	5,525,000	6,500,000	7,475,000	8,596,250
Shares acquired by the employee stock ownership plan	(216,580)	(254,800)	(293,020)	(336,973)
Employee stock ownership plan shares allocated or committed to be released	2,707	3,185	3,663	4,212

Weighted-average shares outstanding	5,311,127	6,248,385	7,185,643	8,263,489

(3)	It is assumed that 3.92% of the total number of outstanding shares of Kentucky First will be purchased by Kentucky First’s employee stock ownership plan. The funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Kentucky First. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. The total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal, with an assumed interest rate equal to the prime rate as published in The Wall Street Journal as quoted on the closing date of the offering. The pro forma net earnings assumes: (i) that the contribution to the employee stock ownership plan is equivalent to the debt service requirement for the three months ended September 30, 2004 and the year ended June 30, 2004, at an average fair value of $10.00; (ii) that 2,707, 3,185, 3,663 and 4,212 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively, were committed to be released during the three months ended September 30, 2004 and that 10,829, 12,740, 14,651 and 16,849 shares at minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively, were committed to be released during the year ended June 30, 2004, at an average fair value of $10.00 per share; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the earnings per share calculations.

(4)	Gives effect to the award of restricted stock under the stock-based incentive plan Kentucky First expects to adopt following the offering. This plan is expected to acquire a number of shares of common stock equal to 1.96% of the total number of outstanding shares of Kentucky First stock, including shares sold in the reorganization offering, shares issued in the merger, and shares issued to First Federal MHC, or 108,290, 127,400, 146,510 and 168,487 shares of common stock at the minimum, midpoint, maximum and maximum, as adjusted of the estimated offering range, respectively, either through open market purchases or directly from Kentucky First. In calculating the pro forma effect of the stock recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the year presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of Kentucky First common stock to the stock recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 2%, at the midpoint.

(5)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that Kentucky First expects to adopt following the reorganization. Under the stock option plan, an amount equal to 4.9% of shares of Kentucky First, including shares sold in the reorganization offering, shares issued in the merger, and shares issued to First Federal MHC, or 270,725, 318,500, 366,275 and 421,216 shares at the minimum, midpoint, maximum and maximum, as adjusted of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the Kentucky First stock option plan will result in the dilution of existing shareholders’ voting power by approximately 5%, at the midpoint of the offering range.

(6)	The retained earnings of First Federal of Hazard will continue to be restricted after the reorganization and the merger. The restriction relates primarily to the regulatory capital requirements.

(7)	Pro forma shareholders’ equity per share data is based upon 5,525,000, 6,500,000, 7,475,000 and 8,596,250 shares outstanding at the minimum, midpoint, maximum and maximum, as adjusted of the estimated offering range, respectively, representing shares issued in the offering, shares purchased by the Kentucky First employee stock ownership plan, shares issued to First Federal MHC and shares issued in the merger.

(8)	Pro forma tangible shareholders’ equity per share is based on pro forma shareholders’ equity, at the minimum, midpoint, maximum and maximum, as adjusted of the estimated offering range reduced by goodwill of $16.5 million and divided by total pro forma shares.

(9)	Based on pro forma net earnings for the three months ended September 30, 2004 and the year ended June 30, 2004.

(10)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

(11)	Assumes the issuance of additional shares of common stock pursuant to the stock option plan that Kentucky First expects to adopt following the reorganization. Under the stock option plan, an amount equal to 4.9% of shares of Kentucky First, including shares sold in the reorganization offering, shares issued in the merger, and shares issued to First Federal MHC, or 270,725, 318,500, 366,275 and 421,216 shares at the minimum, midpoint, maximum and maximum, as adjusted of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The fair value of the share options is estimated using the Black-Scholes options pricing model, which model is based upon specific types of assumptions that include an appropriate dividend yield, risk-free reinvestment rate, expected option maturity and volatility rate for the stock. Expense related to the stock option plan, pursuant to Statement of Financial Accounting Standards No. 123®, has been calculated assuming a fair value of $2.00 per share granted and a vesting period of five years.

Business of Kentucky First

     Kentucky First will be organized as a federal corporation at the direction of First Federal of Hazard upon completion of the reorganization. As a result of the reorganization, First Federal of Hazard will be a wholly owned subsidiary of Kentucky First, and following the merger, First Federal of Frankfort also will be a wholly owned subsidiary of Kentucky First. Upon completion of the reorganization and the merger, Kentucky First’s business activity will be the ownership of the outstanding capital stock of First Federal of Hazard and First Federal of Frankfort and management of the investment of offering proceeds retained from the reorganization. Initially, Kentucky First will neither own nor lease any property but will instead use the premises, equipment and other property of First Federal of Hazard and First Federal of Frankfort with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, Kentucky First may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Business of First Federal of Hazard

General

     First Federal Savings and Loan of Hazard was formed as a federally chartered mutual savings and loan association in 1960. We operate as a community-oriented savings and loan association offering traditional financial services to consumers in Perry and surrounding counties in eastern Kentucky. We engage primarily in the business of attracting deposits from the general public and using such funds to originate, when available, loans secured by first mortgages on owner-occupied, residential real estate. To the extent there is insufficient loan demand in our market area, and where appropriate under our investment policies, we purchase mortgage-backed and investment securities. During the low interest rate environment, we have chosen to invest in shorter term liquid mortgage-backed and investment securities.

Market Area

     We are located in Hazard, Kentucky, which is located in eastern Kentucky approximately 120 miles southeast of Lexington, Kentucky. We operate from a single office. Our market area consists of Perry County, where our office is located, as well as the surrounding counties of Letcher, Knott, Breathitt, Leslie and Clay Counties in eastern Kentucky.

     The economy in our market area has been distressed due to the decline in the coal industry on which our local economy has been dependent. While there has recently been improvement in the economy from the influx of other industries, such as health care and manufacturing, the economy in First Federal of Hazard’s market area continues to lag behind the economies of Kentucky and the United States. In the most recent available data, the U.S. Department of Commerce, Bureau of Economic Analysis reports that per capita personal income in Perry County averaged $20,926 in 2002, compared to personal income of $25,495 in Kentucky and $30,906 in the United States in 2002. Total population in Perry County has remained stable over the last five years.

     The primary employers in our market area, particularly in Perry County, consist of the coal industry, health care providers, state industrial parks and the logging industry. During the years from 1999 to 2003, our market area has experienced unemployment rates of 7.1%, 6.7%, 6.5%, 7.4% and 8.5%, respectively. During those same years, unemployment rates in the United States were 4.2%, 4.0%, 4.7%, 5.8% and 6.0%, respectively. There has been less than 1% in employment growth in Perry County during the past year.

Competition

     We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market area and, to a lesser extent, from other financial services companies, such as investment brokerage firms and credit unions. We also face competition for depositors’ funds from money market funds and other corporate and government securities. Several of our competitors are significantly larger than us and, therefore, have significantly greater resources. First Federal of Hazard has a deposit market share of 23.0% in Perry County. Our largest competitors, Peoples Bank & Trust Company of Hazard (approximately $240 million in assets), Community Trust Bank, Inc. (approximately $2.4 billion in assets) and Whitaker Bank (approximately $940 million in assets), have Perry County deposit market shares of 51.1%, 21.4% and 4.5%, respectively.

     Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial services providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial services companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

     We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to enter new market areas, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

     General. Our loan portfolio consists primarily of one- to four-family residential mortgage loans. On limited occasions where opportunities arise, we also offer loans secured by multi-family real estate and nonresidential real estate, although there is little demand for such loans in our market area. We also offer loans secured by deposit accounts. Substantially all of our loans are made within our market area.

     Residential Mortgage Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes in our market area. At September 30, 2004 and June 30, 2004, residential mortgage loans totaled $28.9 million and $29.8 million, or 86.5% and 86.4%, respectively, of our total loan portfolio. We offer fixed-rate mortgage loans with terms up to 25 years, although most of our loans have terms of 20 years or less. As of September 30, 2004 and June 30, 2004, none of our one- to four-family single-family residential mortgage loans had an outstanding balance exceeding $250,000. We determine loan fees charged, interest rates and other provisions of mortgage loans on the basis of our own pricing criteria and competitive market conditions.

     As part of our one- to four-family residential lending program, as a customer retention tool we offer existing borrowers who have built up equity in their residences the opportunity to receive an advance of additional funds without refinancing their existing loans with us. The additional funds are advanced at our then prevailing interest rate, and the rate on the loan is adjusted to a blended rate based on the weighted average rate on the different advances obtained by that borrower.

     Following the merger, we may seek to offer adjustable-rate mortgage loans because we believe such loans would better offset the adverse effects on our net interest income that would occur in the event of an increase in market interest rates. Any adjustable-rate mortgage loans we might offer would have terms similar to those offered by First Federal of Frankfort. See “Business of Frankfort First—Lending Activities—General.” However, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. Although adjustable-rate mortgage loans could help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity would be limited by the annual and lifetime interest rate adjustment limits.

     While one- to four-family residential real estate loans are normally originated with up to 25-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the mortgaged property or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. As interest rates declined and remained low over the past few years, we have experienced high levels of loan repayments and refinancings.

     We generally do not make one- to four-family mortgage loans with loan-to-value ratios exceeding 80%. Loans with loan-to-value ratios in excess of 80% must be approved by the Board of Directors. We require all properties securing mortgage loans to be appraised by a Board-approved independent appraiser. Borrowers must obtain hazard insurance and flood insurance, when required by federal regulation, before closing the loan.

     Construction Loans. We originate loans to individuals to finance the construction of residential dwellings for personal use. On limited occasions we have made construction loans to builders for the construction of a single-family residence for subsequent sale. At September 30, 2004, we had no construction loans in our loan portfolio. At June 30, 2004, construction loans totaled $130,000, or 0.4% of our total loan portfolio. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually less than one year. At the end of the construction phase, the loan converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 80% of the appraised value with a maximum term of 25 years. We require an inspection of the property before disbursement of funds during the term of the construction loan.

     Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

     Multi-Family and Nonresidential Loans. On limited occasions when opportunities arise, we offer fixed-rate mortgage loans secured by multi-family or nonresidential real estate. Our multi-family and nonresidential real estate loans are generally secured by condominiums, apartment buildings and properties used for churches or funeral homes. At September 30, 2004, multi-family and nonresidential loans totaled $276,000 and $747,000, respectively, or 0.8% and 2.2%, respectively, of our total loan portfolio. We originate multi-family and nonresidential real estate loans for terms of generally 15 or 20 years. Loan amounts generally do not exceed 80% of the appraised value unless approved in advance by the Board of Directors. Our multi-family and nonresidential mortgage loans generally will not have principal amounts exceeding $300,000.

     Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We require either an environmental survey or impaired property insurance for all multi-family and commercial real estate loans.

     Deposit Loans. The only consumer loans we offer are deposit loans, which are loans secured by passbook or certificate accounts. Such loans are made in amounts of up to no greater than $500 less than the deposit balance securing the loans and are made at a rate of 1% above the rate paid on the deposit account. These loans have no fixed term and are callable by us on demand. Deposit loans totaled $3.5 million, or 10.4% of our total loan portfolio at September 30, 2004 and $3.5 million, or 10.2% of our total loan portfolio, at June 30, 2004.

     Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are our in-house loan originators, and to a lesser extent, advertising and referrals from customers. We currently do not purchase or sell loans.

     Loan Approval Procedures and Authority. Our lending activities follow written, nondiscriminatory, underwriting standards and loan origination procedures established by our Board of Directors and management. Our loan committee, consisting of our three senior officers, has authority to approve loans of up to $250,000. Loans above this amount and loans with non-standard terms such as longer repayment terms or high loan-to-value ratios, must be approved by our Board of Directors.

     Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and the allowance for loan losses. At September 30, 2004 and June 30, 2004, our regulatory limit on loans to one borrower was $4.9 million and $4.8 million, respectively. At September 30, 2004, our largest lending relationship was a total of nine residential mortgage loans totaling $809,000 to a local builder and developer. The loans were performing in accordance with their terms at September 30, 2004 and June 30, 2004.

     Loan Commitments. We issue commitments for fixed-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers and generally expire in 60 days or less. Management considers loan commitments in its monthly evaluation of the allowance for loan losses, applying loss factors to committed amounts in a manner similar to loans in the portfolio. Management has concluded that there was no allowance required relative to loan commitments as of September 30, 2004.

     Delinquencies. When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made. When a loan becomes greater than 60 days delinquent, we send a letter notifying the borrower that we will commence foreclosure proceedings if the loan is not brought current within another 31 days. When the loan becomes 91 days past due, we generally commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

     Management informs the Board of Directors on a monthly basis of the amount of loans delinquent more than 60 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Investment Activities

     We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. We also are required to maintain an investment in Federal Home Loan Bank of Cincinnati stock.

     At September 30, 2004 and June 30, 2004, our investment portfolio consisted primarily of U.S. government agency securities with maturities of five years or less and mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae with stated final maturities of 30 years or less.

     Our investment objectives are to provide an alternate source of low-risk investments due to weak loan demand in our market area, to provide and maintain liquidity, to maintain a balance of high quality, diversified investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, and to generate a favorable return. Our Board of Directors has the overall responsibility for our investment portfolio, including approval of our investment policy and appointment of our Asset/Liability Committee. The Asset/Liability Committee is responsible for approval of investment strategies and monitoring of investment performance. Our Chief Executive Officer is the designated investment officer and is responsible for the daily investment activities and is authorized to make investment decisions consistent with our investment policy. The Asset/Liability Committee meets regularly with the Board of Directors in order to review and determine investment strategies and transactions.

Deposit Activities and Other Sources of Funds

     General. Deposits, loan repayments and maturities, redemptions, sales and repayments of investment and mortgage-backed securities are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

     Deposit Accounts. The vast majority of our depositors are residents of our market area. Deposits are attracted from within our market area through the offering of passbook savings and certificate accounts. We do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, profitability to us, asset liability management and customer preferences and concerns. We review our deposit mix and pricing on an ongoing basis as needed. Our current strategy is to offer competitive rates, but not be the market leader.

     Borrowings. We borrow from the Federal Home Loan Bank of Cincinnati to supplement our supply of investable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Cincinnati and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

Properties

     We conduct our business through a single office. The following table sets forth certain information relating to this facility at September 30, 2004.

	Year	Net Book Value
	Opened/	at	Square	Owned/	Date of Lease
Location	Acquired	September 30, 2004	Footage	Leased	Expiration
(Dollars in thousands)
Main Office:
Main & Lovern Streets
Hazard, Kentucky 41701	1960	$73	15,000	Owned	N/A

Personnel

     At September 30, 2004, we had 14 full-time employees and no part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

     From time to we may be defendants in claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

     None.

Business of Frankfort First

General

     First Federal of Frankfort is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first mortgages on one-to four-family residences in First Federal of Frankfort’s market area. First Federal of Frankfort also originates, to a lesser extent, church loans, home equity loans and other loans.

     As a federally chartered savings institution, First Federal of Frankfort is subject to extensive regulation by the Office of Thrift Supervision. The lending activities and other investments of First Federal of Frankfort must comply with various federal regulatory requirements, and the Office of Thrift Supervision periodically examines First Federal of Frankfort for compliance with various regulatory requirements. The Federal Deposit Insurance Corporation also has the authority to conduct special examinations. First Federal of Frankfort must file reports with the Office of Thrift Supervision describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Federal Reserve Board. For additional information, see “ Regulation and Supervision—Regulation of Federal Savings Associations.”

Lending Activities

     General. First Federal of Frankfort’s principal lending activity consists of the origination of loans secured by first mortgages on owner occupied one-to four-family residences in First Federal of Frankfort’s lending area, which is limited to the Kentucky Counties of Franklin, Anderson, Scott, Shelby and Woodford. First Federal of Frankfort also originates loans secured by nonowner occupied one-to four-family homes, loans secured by churches, loans secured by professional office real estate, multi-family loans, home equity lines of credit, second mortgage loans and share loans. Additionally, First Federal of Frankfort offers financing for the construction of single-family, owner-occupied homes. Such financing is available only for, and made directly to, the homeowners.

     Beginning in the early 1980s, management of First Federal of Frankfort has sought to build a rate sensitive loan portfolio and to manage First Federal of Frankfort’s interest rate risk by emphasizing the origination of adjustable-rate mortgage loans with an initial fixed term of one, three or five years. First Federal of Frankfort also offers fixed-rate financing.

     Loan Portfolio Composition. The following table sets forth selected data relating to the composition of First Federal of Frankfort’s loan portfolio by type of loan at the dates indicated. At September 30, 2004, First Federal of Frankfort had no concentrations of loans exceeding 10% of total loans that are not otherwise disclosed below.

	At September 30,		At June 30,
	2004		2004		2003
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Type of Loan:
Real estate loans:
Construction loans	$888	0.71%	$293	0.23%	$1,617	1.29%
One- to four-family residential	110,874	89.10	112,361	89.53	113,297	90.15
Multi-family residential	62	0.05	63	0.05	68	0.05
Other loans (1)	6,294	5.06	6,397	5.10	4,820	3.83
Consumer loans:
Savings account loans	259	0.21	252	0.20	235	0.19
Home equity lines of credit	6,065	4.87	6,141	4.89	5,642	4.49

	124,442	100.00%	125,507	100.00%	125,679	100.00%

Less:
Loans in process	582		112		916
Deferred loan origination fees	35		51		85
Allowance for loan losses	82		82		82

Total	$123,743		$125,262		$124,596

(1)	September 30, 2004 composed of church loans ($3.95 million), professional office properties ($1.8 million) and agricultural real estate ($543,000).

     The following table sets forth certain information at June 30, 2004 regarding the dollar amount of loans maturing in First Federal of Frankfort’s portfolio based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

	Due Within	Due After 1
	One Year	Through 5	Due After 5
	After	Years After	Years After
	June 30, 2004	June 30, 2004	June 30, 2004	Total
	(In thousands)
Real estate loans:
Construction loans	$293	$—	$—	$293
One- to four-family	3,314	15,291	93,756	112,361
Multi-family residential	3	15	45	63
Other loans	288	1,213	4,896	6,397

Consumer loans:
Savings account loans	252	—	—	252
Home equity lines of credit	1,098	2,748	2,295	6,141

Total	$5,248	$19,267	$100,992	$125,507

     The following table sets forth at June 30, 2004, the dollar amount of all loans due more than one year after June 30, 2004 which have predetermined interest rates and have floating or adjustable interest rates.

	Predetermined	Floating or
	Rate	Adjustable Rates
	(In thousands)
Real estate loans:
One-to four-family residential	$39,534	$69,513
Multi-family residential	—	60
Other loans	1,853	4,256
Consumer loans:
Home equity lines of credit	—	5,043
Savings account loans	—	—

Total	$41,387	$78,872

     Scheduled contractual principal repayments of loans do not necessarily reflect the actual life of such assets. The average life of long-term loans is substantially less than their contractual terms, due to prepayments. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and tends to decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

     Originations and Sales of Loans. The following table sets forth certain information with respect to First Federal of Frankfort’s loan originations during the periods indicated.

	Three Months
	Ended
	September 30,		Year Ended June 30,
	2004	2003	2004	2003	2002
		(In thousands)
Originations
Real estate loans:
One-to four-family	$4,111	$7,698	$21,789	$21,008	$17,594
Other	30	810	2,044	1,392	2,306
Construction loans	123	490	1,428	1,638	2,023
Consumer loans:
Home equity line of credit	1,128	1,501	5,262	4,599	3,819
Savings account loans	7	25	63	85	100

Total loans originated	5,399	10,524	30,586	28,722	25,842
Principal repayments	(5,588)	(10,077)	(29,367)	(35,737)	(30,844)
Loans sold	(1,333)	—	(613)	—	—
Increase (decrease) in other items, net(1)	3	49	60	431	(253)

Net increase (decrease)	$(1,519)	$496	$666	$(6,584)	$(5,255)

(1)	Other items consist of amortization of deferred loan origination fees, transfers to real estate acquired through foreclosure and the recognition and amortization of mortgage servicing rights.

     Other than loan participations purchased for purposes of community investment which have been repaid at June 30, 2004, First Federal of Frankfort has not in recent years purchased any loans. First Federal of Frankfort does not expect to make any purchases of loans in the foreseeable future. First Federal of Frankfort has entered into a new program in which new fixed-rate mortgages may be sold to the Federal Home Loan Bank of Cincinnati, with servicing retained by First Federal of Frankfort. During the three months ended September 30, 2004 and fiscal 2004, First Federal of Frankfort sold $1.3 million and $613,000, respectively, of fixed-rate mortgages into this program. Following the merger, First Federal of Frankfort intends to sell some of the loans it originates to First Federal of Hazard. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Federal of Hazard—Operating Strategy.”

     One- to Four-Family Residential Lending and Second Mortgage Loans. First Federal of Frankfort historically has been and continues to be an originator of loans secured by owner-occupied, one- to four-family residential properties located in its market area. At September 30, 2004, approximately $110.9 million, or 89.1%, of First Federal of Frankfort’s loan portfolio consisted of loans secured by one- to four-family residential properties which were primarily owner-occupied, single-family residences.

     First Federal of Frankfort began originating adjustable-rate residential mortgage loans in the early 1980s. Since that time, most one- to four-family mortgage loans originated by First Federal of Frankfort have been adjustable-rate loans with an initial fixed term of one, three, or five years. After the initial term, the rate adjustments on First Federal of Frankfort’s adjustable-rate loans are indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes. The interest rates on these mortgages are adjusted once a year, with limitations on adjustments of one percentage point per adjustment period, and a lifetime cap of five percentage points.

     At September 30, 2004, First Federal of Frankfort’s loan portfolio included $72.9 million in adjustable-rate one- to four-family residential mortgage loans, or 64.9% of First Federal of Frankfort’s one- to four-family residential mortgage loan portfolio.

     The retention of adjustable-rate loans in First Federal of Frankfort’s portfolio helps reduce First Federal of Frankfort’s exposure to increases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, although adjustable-rate loans allow First Federal of Frankfort to increase the sensitivity of its interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the periodic and lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on First Federal of Frankfort’s adjustable-rate loans will fully adjust to compensate for increases in First Federal of Frankfort’s cost of funds. Finally, adjustable-rate loans may decrease at a pace faster than decreases in First Federal of Frankfort’s cost of funds, resulting in reduced net income.

     In general, First Federal of Frankfort originates residential mortgage loans with loan-to-value ratios of up to 100%, with private mortgage insurance required for loans with loan-to-value ratios greater than 80%.

     First Federal of Frankfort also originates second mortgage loans if First Federal of Frankfort holds the first mortgage on the property. Although these loans are secured by a lien on the borrower’s primary residence, they differ from First Federal of Frankfort’s traditional first mortgage loans in that the terms of these loans are substantially shorter than 25 years (generally 120 months or less). First Federal of Frankfort also offers such loans underwritten to a maximum of 80% loan-to-value ratio and all are fully amortizing. First Federal of Frankfort has been offering second mortgages up to an overall 90% loan-to-value ratio at a premium rate to qualified borrowers. These loans have a term of seven years and are not covered by private mortgage insurance. At June 30, 2004, the outstanding balance of the first and second mortgage loans with loan-to-value ratios exceeding 80% totaled $8.4 million.

     Church and Other Nonresidential Real Estate Lending. First Federal of Frankfort has also been active in originating loans secured by churches located in First Federal of Frankfort’s primary market area. These loans have a maximum loan-to-value ratio of 75%, and are originated under the same terms as First Federal of Frankfort’s one- to four-family real estate mortgage loans. At September 30, 2004, First Federal of Frankfort had 16 church loans aggregating approximately $3.9 million. First Federal of Frankfort occasionally considers loans on small commercial properties located in First Federal of Frankfort’s market area. At September 30, 2004, First Federal of Frankfort had 5 commercial loans secured by property which aggregated approximately $1.8 million. First Federal of Frankfort does not have a specific underwriting policy for such loans, but generally, will make them at a loan-to-value ratio of 75%. All such loans are subject to Board approval.

     Construction Lending. First Federal of Frankfort offers single-family residential construction loans to qualified borrowers for construction of single-family owner-occupied residences in Franklin County. At September 30, 2004, single-family residential construction loans constituted $888,000, or 0.7%, of First Federal of Frankfort’s total loans. First Federal of Frankfort limits its construction lending to loans to individuals building their primary residences. These loans generally have rates that are fixed for six months and are underwritten in accordance with the same standards as First Federal of Frankfort’s mortgages on existing properties, except the loans generally provide for disbursement in stages during a construction period of up to six months, during which period the borrower is required to make monthly payments of accrued interest on the outstanding loan balance. Construction loans have a maximum loan-to-value ratio of 80%. Borrowers must satisfy all credit requirements which would apply to First Federal of Frankfort’s permanent mortgage loan financing for the subject property. First Federal of Frankfort’s construction loans may be refinanced into permanent loans upon completion of the construction.

     Construction financing is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) thereof. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, First Federal of Frankfort may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves to be inaccurate, First Federal of Frankfort may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

     Consumer Lending. The consumer loans originated by First Federal of Frankfort include home equity lines of credit and loans secured by savings deposits. At September 30, 2004, First Federal of Frankfort’s consumer loan balance totaled $6.3 million, or 5.1% of its total loan portfolio. Of the consumer loan balance at September 30, 2004, 95.9% were home equity loans and 4.1% were loans secured by savings deposits at First Federal of Frankfort.

     First Federal of Frankfort’s home equity loans are made on the security of residential real estate which have terms of up to 10 years. Most of First Federal of Frankfort’s home equity loans do not exceed 80% of the estimated value of the property, less the outstanding principal of the first mortgage. First Federal of Frankfort does offer home equity loans up to 90% of the value at a premium rate to qualified borrowers, less the balance of the first mortgage. These loans are not secured by private mortgage insurance. First Federal of Frankfort’s home equity loans require the monthly payment of 2% of the unpaid principal until maturity, when the remaining unpaid principal, if any, is due. First Federal of Frankfort’s home equity loans bear variable rates of interest indexed to the prime rate for loans with 80% or less loan-to-value ratio, and 2% above the prime rate for loans with a loan-to-value ratio in excess of

80%. Interest rates on these loans can be adjusted monthly. At September 30, 2004, the total outstanding home equity loans amounted to $6.1 million, or 4.9%, of First Federal of Frankfort’s total loan portfolio.

     First Federal of Frankfort makes savings account loans for up to 90% of the depositor’s savings account balance. The interest rate is normally two percentage points above the rate paid on the savings account, and the account must be pledged as collateral to secure the loan. At September 30, 2004, loans on savings accounts totaled $259,000, or 0.2%, of First Federal of Frankfort’s total loan portfolio.

     Consumer loans generally entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets. However, these risks are considerably reduced in the case of First Federal of Frankfort, since all of First Federal of Frankfort’s consumer loans are secured loans.

     Loan Solicitation and Processing. First Federal of Frankfort’s loan originations are derived from a number of sources, including referrals by real estate agents, depositors and borrowers, walk-in customers, and advertisements in local media. Real estate loans are originated by First Federal of Frankfort’s salaried staff loan officers.

     Upon receipt of a loan application from a prospective borrower, a credit report and documentation is requested to verify specific information relating to the loan applicant’s employment, income credit standing, and any deposit to be used for a down payment. It is First Federal of Frankfort’s policy to obtain an appraisal of the real estate intended to secure a proposed mortgage loan from an independent fee appraiser approved by First Federal of Frankfort. Appraisals are generally required on all purchase loans, all loans to refinance another lender and other loans at the loan committee’s discretion. A panel of qualified appraisers are approved by the board annually, and management selects appraisers for specific jobs. Certain First Federal of Frankfort employees perform inspections for construction financing and for transactions that do not require a full appraisal. Except when First Federal of Frankfort becomes aware of a particular risk of environmental contamination, First Federal of Frankfort generally does not obtain a formal environmental report on the real estate at the time a loan is made.

     First Federal of Frankfort makes a 30-day loan commitment for each loan approved. For adjustable-rate loans, the rate is guaranteed for the period of 14 days following approval. First Federal of Frankfort will make a similar guarantee for fixed-rate loans for a fee. If the borrower desires a longer commitment, the commitment may be extended at a cost of 0.1% of the loan balance per month for up to three months. The rate is subject to change during this extended commitment. In the case of construction loans, a commitment is also made for the permanent financing to be funded no later than 182 days from the date of the closing of the construction loan. The interest rate on permanent financing is not guaranteed until closing of the permanent loan.

     First Federal of Frankfort’s loan committee analyzes a completed application and may approve or deny the loan if the loan is $275,000 or less and the property is a one- to four-family dwelling, the loan is $150,000 or less and the property is a church, or a home equity line of credit of $100,000 or less. Loans that do not conform to these criteria must be submitted to the board of directors for approval.

     It is First Federal of Frankfort’s policy to record a lien on the real estate securing a loan. First Federal of Frankfort generally does not require title insurance, although it may be required for loans made in certain programs. First Federal of Frankfort requires fire and casualty insurance on all security properties and flood insurance when the collateral property is located in a designated flood hazard area. First Federal of Frankfort also requires an earthquake provision in all policies for new loans. A First Federal of Frankfort employee is designated to constantly review and update insurance files.

     Loans to One Borrower. Under applicable law, with certain limited exceptions, loans and extensions of credit by a savings institution to a person outstanding at one time shall not exceed 15% of the institution’s unimpaired capital and surplus. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and surplus. Applicable law additionally authorizes savings institutions to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of Office of Thrift Supervision, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided (1) the purchase price of each single-family dwelling in the development does not exceed $500,000, (2) the savings institution is and continues to be in compliance with its regulatory capital requirements, (3) the loans comply with applicable loan-to-value requirements, and (4) the aggregate amount of loans made under this authority does not exceed 150% of the institution’s unimpaired capital and surplus. Under these limits, First Federal of Frankfort’s loans to one borrower were limited to $2.5 million at September 30, 2004. At that date, First Federal of Frankfort had no lending relationships in excess of the Office of Thrift Supervision’s loans-to-one-borrower limit.

     Interest Rates and Loan Fees. Interest rates charged by First Federal of Frankfort on mortgage loans are primarily determined by competitive loan rates offered in its market area and First Federal of Frankfort’s yield objectives. Mortgage loan rates reflect factors such as prevailing market interest rate levels, the supply of money available to the savings industry and the demand for such loans. These factors are in turn affected by general economic conditions, the monetary policies of the federal government, including the Board of Governors of the Federal Reserve System, the general supply of money in the economy, tax policies and governmental budget matters.

     First Federal of Frankfort receives fees in connection with late payments and for miscellaneous services related to its loans. First Federal of Frankfort typically receives fees of one point (one point being equivalent to 1% of the principal amount of the loan) in connection with the origination of construction loans. Depending on the type of loan and the competitive environment for mortgage loans, First Federal of Frankfort may charge an origination fee on all or some of the loans it originates.

     Asset Classification, Allowances for Losses and Nonperforming Assets. Federal regulations require savings institutions to classify their assets on the basis of quality on a regular basis. An asset is classified as substandard if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a savings institution to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving management’s close attention. Assets classified as substandard or doubtful require a savings institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with a savings institution’s classifications. If a savings institution does not agree with an examiner’s classification of an asset, it may appeal this determination to the Office of Thrift Supervision Regional Director. First Federal of Frankfort regularly reviews its assets to determine whether any assets require classification or reclassification. The Board of Directors reviews and approves all classifications. At September 30, 2004, First Federal of Frankfort had no loans classified as loss or doubtful and $780,000 of assets classified as substandard. At September 30, 2004, assets designated as special mention totaled $259,000.

     Management will continue to actively monitor First Federal of Frankfort’s asset quality and will establish loan loss reserves and will charge off loans and properties acquired in settlement of loans against the allowances for losses on such loans and such properties when appropriate and will provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowances for losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

     First Federal of Frankfort’s methodology for establishing the allowance for losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but can be expected to occur. Management conducts regular reviews of First Federal of Frankfort’s assets and evaluates the need to establish allowances on the basis of this review. Allowances are established by the board of directors on a quarterly basis based on an assessment of risk in First Federal of Frankfort’s assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-offs and loss experience, the state of the real estate market, regulatory reviews conducted in the regulatory examination process and economic conditions generally. Of the preceding factors, the level of First Federal of Frankfort’s allowance for loan and lease losses is most heavily influenced by the extremely low level of loan losses in recent years. In the past ten years, First Federal of Frankfort has experienced only one loss resulting from the sale of foreclosed property. That loss, which was approximately $20,000, was offset by a gain on property acquired from foreclosure from the same borrower. During the past ten years, First Federal of Frankfort has acquired a total of four properties through foreclosure. Management attributes its success to the type of lending that predominates its portfolio (one- to four-family residential mortgages), the stable economic environment of Frankfort, Kentucky, in which First Federal of Frankfort predominantly lends, and First Federal of Frankfort’s generally conservative underwriting policies. Allowances will be provided for individual assets, or portions of assets, when ultimate collection is considered improbable by management based on the current payment status of the assets and the fair value or net realizable value of the security. At the date of foreclosure or other repossession, First Federal of Frankfort would transfer the property to real estate acquired in settlement of loans at the lower of cost or fair value. Any portion of the outstanding loan balance in excess of fair value would be charged off against the allowance for loan losses. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, under most circumstances a gain on sale of real estate would be recorded. If, upon ultimate disposition of the property, the net carrying value of the property exceeds the sales proceeds, a loss would be charged to operations. At September 30, 2004, First Federal of Frankfort had no real estate acquired through foreclosure.

     The following table sets forth an analysis of First Federal of Frankfort’s allowance for loan losses for the periods indicated.

	Three Months
	Ended
	September 30,		Year Ended June 30,
	2004	2003	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of period	$82	$82	$82	$82	$101
Provision for losses on loans	—	—	—	—	1
Loans charged-off	—	—	—	—	(20)

Balance at end of period	$82	$82	$82	$82	$82

Ratio of net charge-offs during the period to average loans outstanding	0.00%	0.00%	0.00%	0.00%	0.01%

     The following table allocates the allowance for loan losses by asset category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At September 30,		At June 30,
	2004		2004		2003		2002
		Percent of		Percent of		Percent of		Percent of
		Loans in		Loans in		Loans in		Loans in
		Category to		Category to		Category to		Category to
	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans
	(Dollars in thousands)
Real estate — mortgage:
Residential	$73	89.15%	$73	89.58%	$74	90.20%	$76	92.08%
Commercial	4	5.06	4	5.10	3	3.83	2	2.66
Real estate — construction	1	0.71	1	0.23	1	1.29	1	1.33
Consumer	4	5.08	4	5.09	4	4.68	3	3.93

Total allowance for loan losses	$82	100.00%	$82	100.00%	$82	100.00%	$82	100.00%

     The following table sets forth information with respect to First Federal of Frankfort’s nonperforming assets at the dates indicated. At these dates, First Federal of Frankfort did not have any nonaccrual loans or any restructured loans within the meaning of Statement of Financial Accounting Standards No. 15. All loans 90 days or more past due are secured by residential property for all periods in the table below. For additional information concerning First Federal of Frankfort’s policy for placing loans on nonaccrual status, see note A-5 of the notes to consolidated financial statements included in this prospectus.

	At September 30,	At June 30,
	2004	2004	2003	2002
	(Dollars in thousands)
Accruing loans which are contractually past due 90 days or more	$512	$372	$251	$568
Percentage of total loans	0.41%	0.30%	0.20%	0.43%
Percentage of total assets	0.37	0.27	0.18	0.40

     At September 30, 2004, First Federal of Frankfort had no loans which were not already classified as nonaccrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms.

Investment Activities

     First Federal of Frankfort is permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the Federal Home Loan Bank of Cincinnati, certificates of deposit in federally insured institutions, certain bankers’ acceptances and federal funds. First Federal of Frankfort may also invest, subject to certain limitations, in commercial paper having one of the two highest investment ratings of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require First Federal of Frankfort to maintain an investment in Federal Home Loan Bank of Cincinnati stock.

     First Federal of Frankfort makes investments in order to diversify its assets, manage cash flow, obtain yield and maintain the sufficient levels of liquid assets. First Federal of Frankfort currently maintains an investment portfolio consisting primarily of deposits in other financial institutions and mortgage-backed securities. Investment decisions generally are made by First Federal of Frankfort’s Investment Committee and approved by the Board of Directors. In the future, the Investment Committee may consider other investment options and investment strategies, including but not limited to Federal Home Loan Bank Certificates of Deposit, U.S. Treasury issues, Federal agency issues, and U.S. Government agency issues.

     Mortgage-Backed Securities. First Federal of Frankfort also invests in traditional mortgage-backed securities. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators through intermediaries that pool and repackage the participation interest in the form of securities to investors such as First Federal of Frankfort. Such intermediaries may include quasi-governmental agencies such as Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA) and Government National Mortgage Association (GNMA) which guarantee the payment of principal and interest to investors. Mortgage-backed securities generally increase the quality of First Federal of Frankfort’s assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of First Federal of Frankfort.

     Mortgage-backed securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have similar maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities generally are referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

     The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount related to the mortgage-backed security. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgage, the coupon rate, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, and, conversely, during periods of rising mortgage interest rates, prepayments generally decrease. If the coupon rate of the underlying mortgage significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages. Prepayment experience is more difficult to estimate for adjustable-rate mortgage-backed securities.

     First Federal of Frankfort’s mortgage-backed securities portfolio consists primarily of newly-originated adjustable-rate mortgage-backed securities. At September 30, 2004, First Federal of Frankfort had $2.5 million, or 1.8% of total assets, in mortgage-backed securities. All of First Federal of Frankfort’s mortgage-backed securities are insured or guaranteed by Federal National Mortgage Association and the Government National Mortgage Association and have been designated as available for sale. As such, unrealized gains and losses on mortgage-backed securities are recognized through shareholders’ equity, net of tax effects.

     The following table sets forth the carrying value of the First Federal of Frankfort’s investment portfolio and Federal Home Loan Bank stock at the dates indicated.

	At September 30,	At June 30,
	2004	2004	2003	2002
	(In thousands)
Investment securities:
Interest-earning deposits and certificates of deposit	$2,717	$2,100	$4,650	$4,274
Federal Home Loan Bank stock	2,973	2,941	2,827	2,708

Total investments	5,690	5,041	7,477	6,982
Mortgage-backed securities available for sale:
GNMA participation certificates	1,444	1,556	2,029	—
FNMA participation certificates	1,062	1,202	1,968	—

Total mortgage-backed securities available for sale	2,506	2,758	3,997	—

Total investments and mortgage-backed securities	$8,196	$7,799	$11,474	$6,982

     The following table sets forth information regarding the scheduled maturities, market value and weighted-average yields for First Federal of Frankfort’s investments, excluding Federal Home Loan Bank stock, at September 30, 2004 and June 30, 2004.

	At September 30, 2004
			One to Five		More than 10
	One Year or Less		Years		Years		Total Investment Portfolio
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Market	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Value	Yield
	(Dollars in thousands)
Investment Securities:
Interest-earning deposits and certificates of deposit	$2,717	1.97%	$—	—%	$—	—%	$2,717	$2,717	1.97%
Mortgage-backed securities	—	—	—	—	2,506	3.55	2,506	2,506	3.55

Total investment and mortgage-backed securities	$2,717	1.97	$—		$2,506	3.55	$5,223	$5,223

For additional information, see notes A-2 and B of the notes to consolidated financial statements included in this prospectus.

	At June 30, 2004
			One to Five		More than 10
	One Year or Less		Years		Years		Total Investment Portfolio
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Market	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Value	Yield
	(Dollars in thousands)
Investment Securities:
Interest-earning deposits and certificates of deposit	$2,100	2.09%	$—	—%	$—	—%	$2,100	$2,100	2.09%
Mortgage-backed securities	—	—	—	—	2,758	3.45	2,758	2,758	3.45

Total investment and mortgage-backed securities	$2,100		$—		$2,758		$4,858	$4,858

Bank Owned Life Insurance

     In April, 2004, First Federal of Frankfort purchased several Bank Owned Life Insurance Policies totaling $2.0 million. The purpose of these policies is to offset future escalation of the costs of non-salary employee benefit plans such as First Federal of Frankfort’s defined benefit retirement plan and First Federal of Frankfort’s health insurance plan. The lives of certain key bank employees are insured, and First Federal of Frankfort is the sole beneficiary and would receive any benefits upon the employee’s death. The policies were purchased from four highly-rated life insurance companies; $500,000 was placed with each company. The design of the plan allows for the cash value of the policy to be designated as an asset of First Federal of Frankfort. The asset’s value will increase by the crediting rate, which is a rate set by each insurance company and is subject to change on an annual basis. The growth of the value of the asset will be recorded as other operating income. Management does not foresee any expense associated with the plan. Because this a life insurance product, current federal tax laws exempt the income from federal income taxes.

     Bank owned life insurance is not secured by any government agency nor are the policies’ asset values or death benefits secured specifically by tangible property. Although great care was taken in selecting the insurance companies, the bond ratings and financial condition of these companies will be monitored on a quarterly basis. The failure of one of these companies could result in a significant loss to First Federal of Frankfort. Other risks include the possibility that the favorable tax treatment of the income could change, that the crediting rate will not be increased in a manner comparable to market interest rates, or that this type of plan will no longer be permitted by First Federal of Frankfort’s regulators. This asset is considered illiquid because, although First Federal of Frankfort may terminate the policies and receive the original premium plus all earnings, such an action would require the payment of federal income taxes on all earnings since the policies’ inception.

Deposit Activity and Other Sources of Funds

     General. Deposits are the primary source of First Federal of Frankfort’s funds for lending and other investment purposes. In addition to deposits, First Federal of Frankfort derives funds from borrowings from the Federal Home Loan Bank of Cincinnati, loan principal repayments, interest payments and maturing investments. Federal Home Loan Bank advances are generally more costly than deposits but provide greater flexibility in terms and are more easily matched to the life of assets in First Federal of Frankfort’s portfolio. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by prevailing market interest rates and money market conditions.

     Deposits. First Federal of Frankfort attracts deposits principally from within its market area by offering a variety of deposit instruments, including passbook accounts, money market accounts, retirement savings accounts, checking accounts and certificates of deposit which range in term from three to 120 months. Deposit terms vary, principally on the basis of the minimum balance required, the length of time the funds must remain on deposit and the interest rate.

     First Federal of Frankfort’s policies are designed primarily to attract deposits from local residents through First Federal of Frankfort’s branch network rather than from outside First Federal of Frankfort’s market area. First Federal of Frankfort does not accept deposits from brokers due to their rate sensitivity. First Federal of Frankfort’s interest rates, maturities, service fees and withdrawal penalties on deposits are established by management on a periodic basis. Management determines deposit interest rates and maturities based on First Federal of Frankfort’s liquidity requirements, the rates paid by First Federal of Frankfort’s competitors, First Federal of Frankfort’s growth goals and applicable regulatory restrictions and requirements.

     Savings deposits in First Federal of Frankfort at September 30, 2004 were represented by the various types of savings programs described below.

Interest	Minimum		Minimum	Balance in	Percentage of
Rate (1)	Term	Category	Amount	Thousands	Total Savings
1.00%	None	Passbook	$100	$10,081	13.66%
1.75	None	Christmas Savings	N/A	227	0.31
1.29	None	NOW	300	2,709	3.67
0.71	None	Home Equity	N/A	4	0.01
1.40	None	Golden 50	300	3,389	4.59
1.46	None	Super NOW	1,000	1,345	1.82
1.45	None	MMDA	1,000	3,620	4.91
—	None	Noninterest-bearing	300	534	0.72

				21,909	29.69

		Certificates of Deposits

1.00	91-days	Fixed-Term, Fixed-Rate	500	905	1.23
1.15	182-days	Fixed-Term, Fixed-Rate	500	3,309	4.48
1.02	9-month	Fixed-Term, Fixed-Rate (2)	5,000	679	0.92
1.85	12-month	Fixed-Term, Fixed-Rate	500	9,428	12.78
1.85	12-month	Variable IRA	100	2,455	3.33
1.85	12-month	Fixed-Term, Variable-Rate	500	835	1.13
2.66	24-month	Fixed-Term, Variable-Rate (3)	500	4,250	5.76
2.63	18-month	Fixed-Term, Fixed-Rate	500	7,146	9.68
2.43	24-month	Fixed-Term, Fixed-Rate	500	5,318	7.21
2.83	30-month	Fixed-Term, Fixed-Rate	500	422	0.57
3.92	36-month	Fixed-Term, Fixed-Rate	500	14,332	19.42
4.27	60-month	Fixed-Term, Fixed-Rate	500	2,680	3.63
4.48	72-month	Fixed-Term, Fixed-Rate	500	129	0.17

				51,888	70.31

				$73,797	100.00%

(1)	Represents weighted-average interest rate.

(2)	Account holder may withdraw all or part of the account balance after 30 days.

(3)	Account holder has a one-time option to increase the interest rate to the rate offered by First Federal of Frankfort on a new 24-month certificate of deposit.

     The following table sets forth the average balances and interest rates based on month-end balances for interest-bearing demand deposits and time deposits as of the dates indicated.

	Three Months Ended September 30,
	2004		2003
	Interest-Bearing	Time	Interest-Bearing	Time
	Demand Deposits	Deposits	Demand Deposits	Deposits
	(Dollars in thousands)
Average balance	$11,207	$52,431	$11,070	$54,286
Average rate	1.48%	2.72%	1.34%	3.23%

	Year Ended June 30,
	2004		2003		2002
	Interest-Bearing	Time	Interest-Bearing	Time	Interest-Bearing	Time
	Demand Deposits	Deposits	Demand Deposits	Deposits	Demand Deposits	Deposits
	(Dollars in thousands)
Average balance	$13,392	$52,704	$10,239	$55,278	$9,430	$60,545
Average rate	1.24%	2.96%	1.61%	3.68%	2.28%	4.87%

     The following table indicates the amount of the certificates of deposit of $100,000 or more in First Federal of Frankfort by time remaining until maturity at September 30, 2004.

Certificates
Maturity Period	of Deposit
(In thousands)
Three months or less	$1,670
Over three through six months	1,632
Over six though 12 months	806
Over 12 months	6,036

Total	$10,144

     Borrowings. Savings deposits historically have been the primary source of funds for First Federal of Frankfort’s lending, investment and general operating activities. First Federal of Frankfort is authorized, however, to use advances from the Federal Home Loan Bank of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank of Cincinnati functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the Federal Home Loan Bank system, First Federal of Frankfort is required to own stock in the Federal Home Loan Bank of Cincinnati and is authorized to apply for advances. Advances are made pursuant to several different programs, each of which has its own interest rate and range of maturities. Advances from the Federal Home Loan Bank of Cincinnati are secured by a portion of First Federal of Frankfort’s mortgage loan portfolio. At June 30, 2004, First Federal of Frankfort had $43.7 million in advances outstanding from the Federal Home Loan Bank of Cincinnati.

     The following table sets forth certain information regarding the borrowings outstanding of Frankfort First and First Federal of Frankfort at the dates and for the periods indicated.

	At September 30,	At June 30,
	2004	2004	2003	2002
	(Dollars in thousands)
Amounts outstanding at end of period:
Federal Home Loan Bank advances	$43,444	$43,718	$43,017	$44,982

Weighted average rate paid on:
Federal Home Loan Bank advances	5.86%	5.83%	6.08%	6.09%

	For the Three
	Months Ended		For the Year
	September 30,		Ended June 30,
	2004	2003	2004	2003	2002
	(Dollars in thousands)
Maximum amount of borrowings outstanding at any month end:
Federal Home Loan Bank advances	$44,164	$42,951	$46,755	$44,982	$47,128

	For the Three Months		For the
	Ended September 30,		Year Ended June 30,
	2004	2003	2004	2003	2002
	(Dollars in thousands)
Approximate average short-term borrowings outstanding with respect to:
Federal Home Loan Bank advances	$2,425	$—	$1,720	$1,316	$1,677

Approximate weighted average rate paid on: (1)
Federal Home Loan Bank advances	5.92%	6.13%	5.85%	6.09%	6.10%

(1)	Weighted-average computed by dividing total interest paid by average balance outstanding.

Subsidiary Activities

     As a federally chartered savings bank, First Federal of Frankfort is permitted to invest an amount equal to 2% of its assets in subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community-development purposes. Under such limitations, as of September 30, 2004, First Federal of Frankfort was authorized to invest up to $4.1 million in the stock of or loans to subsidiaries, including the additional 1% investment for community, inner-city and community development purposes. First Federal of Frankfort has one wholly owned subsidiary, Main Street Financial Services, Inc., a Kentucky corporation, was formed in fiscal 2002 to engage in the sales of non-deposit investment products to First Federal of Frankfort’s customers. The Office of Thrift Supervision announced in July 2003 that it would no longer oppose direct networking arrangements between banks and third-party broker/dealers, making the use of the subsidiary unnecessary. As such, future sale of non-deposit investment products and services will be accomplished through First Federal of Frankfort, and First Federal of Frankfort has merged the operations of Main Street Financial Services, Inc. into those of First Federal of Frankfort in a manner similar to a pooling-of-interests.

Market Area

     First Federal of Frankfort currently conducts its business through three banking offices located in the City of Frankfort, Kentucky, which is located in the bluegrass region of central Kentucky in Franklin County and which is about 50 miles east of Louisville and 30 miles west of Lexington. First Federal of Frankfort’s primary lending area includes the Kentucky Counties of Franklin, Anderson, Scott, Shelby and Woodford, with the majority of lending being originated on properties located in Franklin County.

     Franklin County has a population of approximately 48,000, of which approximately 28,000 live within the city of Frankfort, which serves as the capital of Kentucky. The primary employer in the area is the state government, which employs about 39% of the work force. In addition, there are several large industrial, financial and government employers in the community. Due to this large, relatively stable source of employment, there has been little fluctuation in the unemployment rate of about 3-5% in recent years.

Competition

     First Federal of Frankfort faces strong competition for deposits and loans. First Federal of Frankfort’s principal competitors for deposits are other banking institutions, such as commercial banks and credit unions, as well as mutual funds and other investments. First Federal of Frankfort principally competes for deposits by offering a variety of deposit accounts, convenient business hours and branch locations, customer service and a well trained staff. First Federal of Frankfort competes for loans with other depository institutions, as well as specialty mortgage lenders and brokers and consumer finance companies. First Federal of Frankfort principally competes for loans on the basis of interest rates and the loan fees it charges, the types of loans it originates and the convenience and service it provides to borrowers. In addition, First Federal of Frankfort believes it has developed strong relationships with the businesses, real estate agents, builders and general public in its market area. Despite First Federal of Frankfort’s small size relative to the many and various other depository and lending institutions in its market area, First Federal of Frankfort usually ranks first with respect to the origination of single-family purchase mortgages made on properties located in Franklin County. Nevertheless, the level of competition in First Federal of Frankfort’s market area has limited to a certain extent the lending opportunities in the area.

Employees

     As of September 30, 2004, Frankfort First and First Federal of Frankfort had 25 full-time employees, none of whom was represented by a collective bargaining agreement. We believe our relationship with our employees is good.

Properties

     The following table sets forth information regarding First Federal of Frankfort’s offices at September 30, 2004.

			Net Book
			Value at	Approximate
	Year	Owned or	September 30,	Square
	Opened	Leased	2004	Footage
			(Dollars in
			thousands)
Main Office:
216 West Main Street Frankfort, Kentucky 40601	1989	Owned	$1,002	14,000

Branch Offices:
East Branch 1980 Versailles Road Frankfort, Kentucky 40601	1971	Owned	121	1,800

West Branch 1220 US 127 South Frankfort, Kentucky 40601	1975	Owned	151	2,480

Legal Proceedings

     From time to time, each of Frankfort First and First Federal of Frankfort may be party to various legal proceedings incident to its business. At September 30, 2004, there were no legal proceedings to which Frankfort First or First Federal of Frankfort was a party, or to which any of their property was subject, which were expected by management to result in a material loss to Frankfort First or First Federal of Frankfort.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
of First Federal of Hazard

     The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

     This discussion and analysis reflects First Federal of Hazard’s financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with our financial statements and the notes beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus. The preparation of financial statements involves the application of accounting policies relevant to our business. Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances that could affect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers.

Overview

     General. Our results of operations are dependent primarily on net interest income, which is the difference between the income earned primarily on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for losses on loans and service charges and fees collected on our deposit accounts. Our general, administrative and other expense primarily consists of employee compensation and benefits expense, occupancy and equipment expense, data processing expense, charitable contributions expense, other operating expenses and state franchise and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

     General, administrative and other expense can be expected to increase following completion of the reorganization, as a result of the increased costs associated with operating as a public company, the increased compensation expense associated with adopting and funding our employee stock ownership plan and an equity-based compensation plan, if approved by stockholders.

     Income. We have two primary sources of pre-tax income. The first is net interest income, which is the difference between interest income, the income that we earn on our loans and investments, and interest expense, the interest that we pay on our deposits and borrowings.

     To a much lesser extent, we also recognize pre-tax income from fee and service charges, which is the compensation we receive from providing products and services, and sales of investment securities.

     Expenses. The expenses we incur in operating our business consist of compensation, taxes and benefits, office occupancy, data processing fees, taxes and other expenses.

     Compensation, taxes and benefits consist primarily of the salaries and wages paid to our employees and directors, payroll taxes and expenses for retirement and other employee benefits.

     Office occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of taxes, depreciation charges, maintenance and costs of utilities.

     Data processing fees includes fees paid to our third-party data processing service and our network security expenses.

     Taxes consist of the current and deferred portion of federal income taxes.

     Other expenses include expenses for attorneys, accountants and consultants, advertising, telephone, charitable contributions, insurance, office supplies, postage and other miscellaneous operating activities.

Critical Accounting Policies

     We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the allowance for loan losses to be a critical accounting policy.

     The allowance for loan losses is the estimated amount considered necessary to cover probable incurred credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for First Federal of Hazard.

     Management performs a monthly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews, volume and mix of the loan portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to change. Management considers the economic climate in our lending area to be among the factors most likely to have an impact on the level of the required allowance for loan losses. However, in view of the fact that the local economy is diverse, without significant dependence on a single industry or employer, the economic climate is considered to be stable, and improving, at September 30, 2004 and June 30, 2004. Nevertheless, management continues to monitor and evaluate factors which could have an impact on the required level of the allowance. Nationally, management will watch for issues that may negatively affect a significant percentage of homeowners in First Federal of Hazard’s lending area. These may include significant increases in unemployment or significant depreciation in home prices. Management reviews employment statistics periodically when determining the allowance for loan losses and generally finds the unemployment rate in First Federal of Hazard’s lending area to be acceptable in relation to historical trends. Given the aforementioned indicators of economic stability, management does not foresee in the near term, any significant increases in the required allowance for loan losses related to economic factors. Finally, management has no current plans to alter the type of lending or collateral currently offered, but if such plans change or market conditions result in large concentrations of certain types of loans, such as commercial real estate or high loan-to-value ratio residential loans, management would respond with an increase in the overall allowance for loan losses.

     The analysis has two components, specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the allowances we have established which could have a material negative effect on our financial results.

Operating Strategy

     Our mission is to operate and grow a profitable community-oriented savings and loan association serving primarily retail customers in our market area. After the reorganization and merger, we plan to pursue a strategy of:

•	operating two independent, community-oriented savings institutions, First Federal of Hazard, which will serve customers in Perry and surrounding counties in eastern Kentucky, and First Federal of Frankfort, which will serve customers primarily in Franklin County, as well as Anderson, Woodford, Scott and Shelby Counties, in central Kentucky. Each bank intends to operate substantially in the same manner as it has operated in the past, emphasizing traditional thrift activities of accepting deposits and originating residential mortgage loans for portfolio;

•	broadening and diversifying First Federal of Hazard’s lending activities by providing access to First Federal of Frankfort’s expertise in certain lending products, such as adjustable-rate loans and home equity loans;

•	increasing the yield on First Federal of Hazard’s assets by decreasing its reliance on low yielding government securities and reinvesting these assets into whole loans originated by First Federal of Frankfort, with First Federal of Frankfort retaining servicing on any loans sold;

•	continuing our historic heavy reliance on our low-costing deposit base to fund our lending and investment activities. We expect our projected deposit mix to generally retain its existing composition of passbook and certificate of deposit accounts;

•	reducing First Federal of Frankfort’s reliance on third party borrowings through loan sales to First Federal of Hazard;

•	managing our combined balance sheets in an efficient manner by purchasing and selling whole loans or participations between First Federal of Hazard and First Federal of Frankfort, thereby minimizing reliance on lower-yielding government securities, in the case of First Federal of Hazard, and higher-costing Federal Home Loan Bank advances, in the case of First Federal of Frankfort;

•	gradually pursuing opportunities to increase and diversify lending in our market area;

•	applying conservative underwriting practices to maintain the high quality of our loan portfolio; and

•	managing our net interest margin and interest rate risk.

     After careful analysis, we believe that operating separate bank subsidiaries will be in the best interests of Kentucky First. Given the generally low level of general, administrative, and other expense at both banks, we have not been able to identify any significant cost savings that might result from consolidation. Instead, we believe that the individual identities of the subsidiaries provide for strong brand identification and reinforce the community ties that are keys to the continued success of both subsidiaries.

     First Federal of Frankfort has historically been successful in originating and retaining adjustable rate mortgages. Management of First Federal of Frankfort believes that consumers who may be initially distrustful of adjustable rate products grow more comfortable with them and learn to understand their advantages over time. At times, First Federal of Frankfort has foregone product features that result in immediate financial gain in order to foster a sense of trust and comfort among adjustable rate mortgages consumers. Over time, First Federal of Hazard will adopt similar strategies in developing and maintaining an adjustable rate mortgage portfolio. Initially, First Federal of Frankfort will work with First Federal of Hazard to offer adjustable rate mortgage products for those who traditionally seek such products, such as first time home buyers and homeowners who do not intend to stay in their homes long. Management of First Federal of Hazard believes there may be a market for such loans in their area and will use the basic framework for the program used by First Federal of Frankfort, along with their support in developing and administering the program. Subsequently, First Federal of Hazard will work to market the adjustable rate product as a sensible and often advantageous alternative to its fixed rate products, as First Federal of Frankfort has done. By building such a program in First Federal of Hazard’s market area and maintaining the portfolio at First Federal of Frankfort, Kentucky First will have an effective tool in managing interest rate risk.

     By operating financial institutions in two distinct and separate areas, there will likely always be some disparity in the levels of liquidity at the two institutions. By having the ability to buy and sell loans between the two institutions, each institution will be able to more efficiently utilize the liquidity it has or, as the case may be, more efficiently solve liquidity shortfalls. Recently, First Federal of Hazard has dealt with an abundance of liquidity by investing in various investment products. We believe that such liquidity could more effectively be invested in mortgage loans. Likewise, First Federal of Frankfort has found a shortage of liquidity and has utilized borrowings from the FHLB to fund new loan growth. We believe that maintaining liquidity by selling such loans to a sister bank would be a more profitable solution.

     While we believe that our deposit offerings are uniquely suited to our market area, we will also explore expanding deposit services by utilizing templates that First Federal of Frankfort has developed. Such expansion might include Individual Retirement Accounts, other qualified retirement vehicles, and checking accounts. The merger also provides a platform from which we may more easily develop programs for other types of lending, such as expanded secondary market lending, lending via non-traditional means (such as the internet or through a mortgage brokerage network), commercial real estate lending, and residential development lending. While such areas have not been explored, by having a larger capital base, by the ability to diffuse start-up costs in a larger income stream, and by regulating liquidity issues, the sister banks would be in a position to engage in new initiatives, if management so chooses, in a more efficient manner than when they were stand-alone institutions.

     Management recognizes the inherent value of both First Federal of Hazard and First Federal of Frankfort that has resulted from prudent and conservative underwriting practices. Management has no intention to adopt any new policies or products that will result in significant deterioration of asset quality. Management does not believe that, given the overall strong quality of either institution’s assets, the transfer of mortgage loans to either bank will result in any particular concentration of lower-quality assets.

Balance Sheet

     General. At September 30, 2004, we had total assets of $140.4 million, an increase of $593,000, or 0.4%, over the $139.8 million total at June 30, 2004. The increase in total assets was comprised primarily of an increase in cash and cash equivalents and investment securities, which were partially offset by decrease in loans receivable. At June 30, 2004, we had total assets of $139.8 million, an increase of $3.7 million, or 2.7%, over the $136.1 million total at June 30, 2003. The increase in total assets was comprised primarily of an increase in investment securities, which was partially offset by a decrease in cash and cash equivalents and loans receivable.

     Loans. Our primary lending activity is the origination of loans for the purchase or construction of one- to four-family residential real estate located in our market area. On a limited basis as opportunities arise, we originate multi-family and nonresidential real estate loans, although there is limited demand for such loans in our market area. At September 30, 2004, residential real estate loans totaled $28.9 million, or 86.5% of total loans compared to $29.8 million, or 86.4% of total loans, at June 30, 2004. We had no construction real estate loans at September 30, 2004, as compared to $130,000, or 0.4% of total loans at June 30, 2004. At September 30, 2004, multi-family real estate loans totaled $276,000, or 0.8% of total loans, compared to $280,000 or 0.8% of total loans, at June 30, 2004, and nonresidential real estate loans totaled $747,000, or 2.2% of total loans at September 30, 2004, compared to $757,000, or 2.2% of total loans, at June 30, 2004. We also originate loans secured by passbook accounts, which totaled $3.5 million, or 10.4% of total loans at September 30, 2004, compared to $3.5 million, or 10.2% of total loans at June 30, 2004. At June 30, 2004, residential real estate loans totaled $29.8 million, or 86.4% of total loans compared to $37.0 million, or 88.6% of total loans, at June 30, 2003. Construction real estate loans totaled $130,000, or 0.4% of total loans, at June 30, 2004, as compared to $435,000, or 1.1% of total loans at June 30, 2003. At June 30, 2004, multi-family real estate loans totaled $280,000, or 0.8% of total loans, compared to $297,000, or 0.7% of total loans, at June 30, 2003, and nonresidential real estate loans totaled $757,000, or 2.2% of total loans at June 30, 2004, compared to $1.1 million, or 2.7% of total loans, at June 30, 2003. Loans secured by passbook accounts totaled $3.5 million, or 10.2% of total loans at June 30, 2004, compared to $2.9 million, or 6.9% of total loans at June 30, 2003.

     The decrease in our loan portfolio during the three month period ended September 30, 2004 resulted from loan repayments of $2.2 million, which were partially offset by loan disbursements of $1.2 million. The decrease in our real estate loans reflects the low interest rate environment, as customers refinanced real estate loans with other lenders to take advantage of lower interest rates. The decrease in our loan portfolio during the year ended June 30, 2004 resulted from loan repayments of $11.9 million, which were partially offset by loan disbursements of $5.0 million. The decrease in our real estate loans reflects the low interest rate environment, as customers refinanced real estate loans with other lenders to take advantage of lower interest rates.

     The following table sets forth the composition of our loan portfolio at the dates indicated.

	At September 30,		At June 30,
	2004		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)
Real estate loans:
Residential	$28,915	86.53%	$29,760	86.39%	$37,046	88.58%
Construction	–	–	130	0.38	435	1.04
Multi-family	276	0.83	280	0.81	297	0.71
Nonresidential	747	2.23	757	2.20	1,141	2.73
Deposit loans	3,479	10.41	3,523	10.22	2,902	6.94

Total loans	33,417	100.00%	34,450	100.00%	41,821	100.00%

Allowance for loan losses	(665)		(665)		(720)
Undisbursed construction loans	–		(36)		(278)
Deferred loan origination fees	(178)		(181)		(237)

Loans receivable, net	$32,574		$33,568		$40,586

     The following table sets forth certain information at June 30, 2004 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

	Real Estate	Deposit	Total
	Loans	Loans	Loans
	(In thousands)
One year or less	$1,494	$3,523	$5,017
More than one year to five years	6,618	–	6,618
More than five years	22,815	–	22,815

Total	$30,927	$3,523	$34,450

     The following table shows loan origination activity during the periods indicated.

	Three Months Ended
	September 30,		Year Ended June 30,
	2004	2003	2004	2003	2002
	(In thousands)
Total loans at beginning of period	$33,568	$40,586	$40,586	$51,413	$56,680
Loans originated:
Real estate loans:
Residential	892	986	2,732	5,301	8,145
Construction	–	136	251	480	590
Multi-family	–	–	200	30	110
Nonresidential-residential	–	–	–	184	453
Consumer loans	314	444	1,775	1,048	1,123

Total loans originated	1,206	1,566	4,958	7,043	10,421
Loans purchased	–	–	–	–	–
Deduct:
Real estate loan principal repayments	(2,166)	(4,071)	(11,882)	(17,559)	(15,655)
Loan sales	–	–	–	–	–
Transfer to real estate acquired through foreclosure	(28)	(115)	(171)	(366)	(20)
Other	(6)	24	77	55	(13)

Net loan activity	(994)	(2,596)	(7,018)	(10,827)	(5,267)

Total loans at end of period	$32,574	$37,990	$33,568	$40,586	$51,413

     Allowance for Loan Losses and Asset Quality. The allowance for loan losses is a valuation allowance for the probable incurred losses in the loan portfolio. We evaluate the allowance for loan losses on a monthly basis. When additional allowances are needed a provision for losses on loans is charged against earnings. The recommendations for increases or decreases to the allowance are presented by management to the board of directors.

     The allowance for loan losses is established to recognize the probable incurred losses associated with lending activities. Loss and risk factors are based on our historical loss experience and industry averages and are adjusted for significant factors that in management’s judgment affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience, duration of the current business cycle and bank regulatory examination results.

     At September 30, 2004, the allowance for loans losses totaled $665,000, or 1.99% of total loans, compared to $665,000, or 1.93% of total loans, at June 30, 2004 and $720,000, or 1.72% of total loans at June 30, 2003. Nonperforming loans totaled $1.2 million at both September 30, 2004 and June 30, 2004 and $1.3 million at June 30, 2003. At both September 30, 2004 and June 30, 2004, all of these loans consisted of one- to four-family loans. The allowance for loans losses totaled 57.8%, 57.6% and 55.6% of nonperforming loans at September 30, 2004, June 30, 2004 and June 30, 2003, respectively. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using First Federal of Hazard’s historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at September 30, 2004. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

     Our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses. The examinations may require us to make additional provisions for loan losses based on judgments different from ours. In addition, because further events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

     Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to the allowance.

	Three Months Ended
	September 30,		Year Ended June 30,
	2004	2003	2004	2003	2002	2001	2000
			(Dollars in thousands)
Allowance at beginning of period	$665	$720	$720	$735	$665	$652	$655
Provision for loan losses	15	6	10	66	123	97	112
Charge-offs:
Real estate loans	15	26	65	81	53	84	115
Consumer loans	–	–	–	–	–	–	–

Total charge-offs	15	26	65	81	53	84	115
Recoveries:
Real estate loans	–	–	–	–	–	–	–
Consumer loans	–	–	–	–	–	–	–

Total recoveries	–	–	–	–	–	–	–

Net charge-offs	15	26	65	81	53	84	115

Allowance at end of period	$665	$700	$665	$720	$735	$665	$652

Allowance to nonperforming loans	57.78%	53.48%	57.63%	55.56%	47.70%	49.74%	49.73%
Allowance to total loans outstanding at the end of the period	1.99%	1.80%	1.93%	1.72%	1.40%	1.14%	1.12%
Net charge-offs to average loans outstanding during the period	0.04%	0.06%	0.17%	0.17%	0.10%	0.14%	0.20%

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At September 30,
	2004
			% of
		% of	Loans in
		Allowance	Category
		to Total	to Total
	Amount	Allowance	Loans
	(Dollars in thousands)
Real estate loans	$665	100.0%	89.59%
Consumer loans	—	—	10.41

Total allowance for loan losses	$665	100.0%	100.0%

	At June 30,
	2004			2003			2002			2001			2000
			% of			% of			% of			% of			% of
		% of	Loans in		% of	Loans in		% of	Loans in		% of	Loans in		% of	Loans in
		Allowance	Category		Allowance	Category		Allowance	Category		Allowance	Category		Allowance	Category
		to Total	to Total		to Total	to Total		to Total	to Total		to Total	to Total		to Total	to Total
	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans
							(Dollars in thousands)
Real estate loans	$665	100.0%	89.8%	$720	100.0%	93.1%	$735	100.0%	94.2%	$665	100.0%	94.7%	$652	100.0%	94.6%
Consumer loans	—	—	10.2	—	—	6.9	—	—	5.8	—	—	5.3	—	—	5.4

Total allowance for loan losses	$665	100.0%	100.0%	$720	100.0%	100.0%	$735	100.0%	100.0%	$665	100.0%	100.0%	$652	100.0%	100.0%

     Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, the loan may be placed on nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and the loan is placed on a cash basis. Payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

     We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property are charged against income.

     Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At September 30, 2004, no loans were considered impaired.

     The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings.

	At
	September 30,	At June 30,
	2004	2004	2003	2002	2001	2000
			(Dollars in thousands)
Nonaccrual loans:
Real estate loans	$1,031	$989	$1,176	$1,417	$934	$1,086
Deposit loans	–	–	–	–	–	–

Total	1,031	989	1,176	1,417	934	1,086

Accruing loans past due 90 days or more:
Real estate loans	120	165	120	124	403	225
Deposit loans	–	–	–	–	–	–

Total of accruing loans past due 90 days or more	120	165	120	124	403	225

Total nonperforming loans	1,151	1,154	1,296	1,541	1,337	1,311

Real estate acquired through foreclosure	28	–	114	20	28	99

Total nonperforming assets	$1,179	$1,154	$1,410	$1,561	$1,365	$1,410

Total nonperforming loans to total loans	3.44%	3.35%	3.10%	2.94%	2.32%	2.23%

Total nonperforming loans to total assets	0.82%	0.83%	0.95%	1.16%	1.03%	1.05%

Total nonperforming assets to total assets	0.84%	0.83%	1.04%	1.17%	1.05%	1.13%

     Interest income that would have been recorded for the three months ended September 30, 2004 and 2003 and for the years ended June 30, 2004, 2003 and 2002, had nonaccrual loans been current according to their original terms amounted to $10,000, $6,000, $76,000, $71,000 and $73,000, respectively. Income related to nonaccrual loans included in interest income for the three months ended September 30, 2004 and 2003 and for the years ended June 30, 2004, 2003 and 2002 amounted to $21,000, $27,000, $153,000, $192,000 and $117,000, respectively.

     At September 30, 2004, nonaccrual loans consisted of 23 one- to four-family residential real estate loans, the largest of which had an outstanding balance of $177,000. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

     Other than disclosed above, there are no other loans at September 30, 2004 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

     Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful, we must establish a general allowance for loan losses. If we classify an asset as loss, we must charge off such amount.

     The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At
	September 30,	At June 30,
	2004	2004	2003	2002
		(In thousands)
Special mention assets	$—	$—	$—	$—
Substandard assets	1,182	1,158	1,299	1,564
Doubtful assets	—	—	—	—
Loss assets	—	—	—	—

Total classified assets	$1,182	$1,158	$1,299	$1,564

     Substandard assets at September 30, 2004 and at June 30, 2004, 2003 and 2002 consisted almost entirely of nonaccrual loans.

     Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At September 30,		At June 30,
	2004		2004		2003
	30-59 Days	60-89 Days	30-59 Days	60-89 Days	30-59 Days	60-89 Days
	Past Due	Past Due	Past Due	Past Due	Past Due	Past Due
			(In thousands)
Real estate loans	$2,585	$949	$3,406	$480	$2,730	$830
Deposit loans	—	—	—	—	—	—

Total	$2,585	$949	$3,406	$480	$2,730	$830

     Securities. Our securities portfolio consists primarily of U.S. Government agency obligations as well as mortgage-backed securities with maturities of 30 years or less. Investment and mortgage-backed securities totaled $86.1 million at September 30, 2004, a decrease of $80,000, or 0.1%, compared to the $86.2 million total at June 30, 2004. Investment and mortgage-backed securities totaled $86.2 million at June 30, 2004, an increase of $24.0 million, or 38.5%, over the $62.2 million total at June 30, 2003. During the year ended June 30, 2004, investment securities purchased consisted of $66.0 million of U.S. Government agency obligations and $45.7 million of mortgage-backed securities, which were partially offset by maturities, calls and repayments of investment securities totaling $57.0 million and sales of $7.0 million, and maturities, calls and prepayments of mortgage-backed securities totaling $727,000 and sales of $22.4 million. All of our mortgage-backed securities were issued either by Ginnie Mae, Fannie Mae or Freddie Mac.

     The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At September 30,		At June 30,
	2004		2004		2003
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value
			(In thousands)
Available for sale securities:
U.S. Government agency obligations	$12,997	$12,798	$12,998	$12,391	$12,997	$12,997

Held to maturity securities:
U.S. Government agency obligations	$50,841	$50,277	$50,840	$49,401	$48,841	$49,126
Mortgage-backed securities	22,495	22,322	22,983	22,103	389	423

Total	$73,336	$72,599	$73,823	$71,504	$49,230	$49,549

     At September 30, 2004 and June 30, 2004, we did not own any securities, other than U.S. Government agency securities, that had an aggregate book value in excess of 10% of our equity at that date.

     The following table sets forth the maturities and weighted average yields of securities at September 30, 2004. At September 30, 2004, U.S. Government agency securities with adjustable rates totaled $9.0 million.

			More than		More than
	Less Than		One Year to		Five Years to			More than
	One Year		Five Years		Ten Years			Ten Years			Total
		Weighted		Weighted			Weighted			Weighted		Weighted
	Amortized	Average	Amortized	Average	Amortized		Average	Amortized		Average	Amortized	Average
	Cost	Yield	Cost	Yield	Cost		Yield	Cost		Yield	Cost	Yield
					(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$—	—%	$12,997	3.23%	$—		—%	$—		—%	$12,997	3.23%
Held to maturity securities:
U.S. Government agency obligations	1,000	2.13	40,844	3.23	4,998	(1)	4.00	3,999	(2)	2.92	50,841	3.26
Mortgage-backed securities	—	—	—	—	69		6.11	22,426		4.26	22,495	4.27

Total held-to-maturity securities	1,000	2.13	40,844	3.23	5,067		4.03	26,425		4.06	73,336	3.57

Total	$1,000		$53,841		$5,067			$26,425			$86,333

(1)	U.S. Government agency obligations have adjustable interest rates and reprice bi-annually. These repricing schedules are not reflected in the table

(2)	U.S. Government agency obligations have adjustable interest rates and reprice quarterly. These repricing schedules are not reflected in the table.

     Deposits. Our primary source of funds are retail deposit accounts held primarily by individuals within our market area. The deposit base is comprised entirely of certificate accounts and savings accounts. Deposits totaled $99.1 million at September 30, 2004, an increase of $330,000 or 0.3%, over the $98.8 million total at June 30, 2004. Deposits totaled $98.8 million at June 30, 2004, a decrease of $6.0 million, or 5.8%, from the $104.8 million total at June 30, 2003. Although management generally strives to maintain a moderate rate of growth in deposits, primarily through marketing and pricing strategies, we historically have not engaged in sporadic increases and decreases in interest rates on deposits, nor have we generally offered the highest interest rate on deposit products in our market area.

     The following table sets forth the balances of our deposit products at the date indicated.

	At September 30,	At June 30,
	2004	2004	2003
	(In thousands)
Certificate accounts	$53,672	$55,230	$63,029
Passbook savings accounts	45,409	43,521	41,755

Total	$99,081	$98,751	$104,784

     The following table indicates the amount of jumbo certificate accounts by time remaining until maturity at September 30, 2004. Jumbo certificate accounts require minimum deposits of $100,000.

Certificates
Maturity Period	of Deposit
(In thousands)
Three months or less	$1,472
Over three months through six months	10,768
Over six months through twelve months	4,924
Over twelve months	2,900

Total	$20,064

     The following table sets forth our certificate accounts classified by rates at the dates indicated.

	At September 30,	At June 30,
	2004	2004	2003
	(In thousands)
1.00 - 1.99%	$9,260	$13,756	$641
2.00 - 2.99	29,602	24,745	27,585
3.00 - 3.99	8,940	10,499	23,793
4.00 - 4.99	1,429	1,548	3,676
5.00 - 5.99	2,287	2,296	2,783
6.00 - 6.99	484	483	741
7.00 - 7.99	1,670	1,903	3,785
8.00 - 8.99	—	—	—
9.00 - 9.99	—	—	25

Total	$53,672	$55,230	$63,029

     The following table sets forth the amount and maturities of certificate accounts at September 30, 2004.

	Amount Due
			More
		More Than	Than Two	More		Percent of
		One Year	Years to	Than		Total
	Less Than	to Two	Three	Three		Certificate
	One Year	Years	Years	Years	Total	Accounts
	(Dollars in thousands)
1.00 - 1.99%	$9,244	$2	$10	$5	$9,261	17.2%
2.00 - 2.99	25,120	3,561	725	196	29,602	55.1
3.00 - 3.99	7,339	1,484	70	46	8,939	16.7
4.00 - 4.99	463	562	305	99	1,429	2.7
5.00 - 5.99	276	3	390	1,618	2,287	4.3
6.00 - 6.99	477	7	—	—	484	0.9
7.00 - 7.99	1,504	166	—	—	1,670	3.1

Total	$44,423	$5,785	$1,500	$1,964	$53,672	100.0%

     The following table sets forth the deposit activities for the periods indicated.

	Three Months Ended
	September 30,		Year Ended June 30,
	2004	2003	2004	2003
	(In thousands)
Beginning balance	$98,751	$104,784	$104,784	$102,704
Decrease before interest credited	(157)	(3,286)	(8,199)	(1,319)
Interest credited	487	626	2,166	3,399

Net increase (decrease) in deposits	330	(2,660)	(6,033)	2,080

Ending balance	$99,081	$102,124	$98,751	$104,784

     Borrowings. Advances from the Federal Home Loan Bank amounted to $9.0 million at both September 30 and June 30, 2004. We had no such borrowings at June 30, 2003. During fiscal 2004, management elected to fund purchases of certain mortgage-backed securities with such advances to provide an interest rate spread of approximately 1.50%. These advances were offered by the Federal Home Loan Bank at an interest rate that management determined to be below its cost of available deposits.

     The following table presents certain information regarding our Federal Home Loan Bank advances during the periods and at the dates indicated.

	Three Months
	Ended
	September 30,	Year Ended June 30,
	2004	2004	2003
	(Dollars in thousands)
Balance outstanding at end of period	$9,000	$9,000	$—
Maximum amount of advances outstanding at any month end during the period	$9,000	$9,000	$—
Average advances outstanding during the period	$9,000	$1,940	$—
Weighted average interest rate during the period	2.98%	2.78%	—%
Weighted average interest rate at end of period	2.96%	2.96%	—%

     Retained Earnings. Retained earnings totaled $31.6 million at September 30, 2004, a $578,000 or 1.9%, increase over June 30, 2004. The increase resulted from net earnings of $310,000 and a $268,000 decrease in the unrealized losses on securities designated as available for sale. Retained earnings totaled $31.0 million at June 30, 2004, a $361,000 or 1.2%, increase over June 30, 2003. The increase resulted from net earnings of $761,000, which were partially offset by a $400,000 increase in the unrealized losses on securities designated as available for sale.

     First Federal of Hazard is required to maintain minimum regulatory capital pursuant to federal regulations. During the year ended June 30, 2004, management was notified by the Office of Thrift Supervision that First Federal of Hazard was categorized as well capitalized under regulatory guidelines. At September 30, 2004, First Federal of Hazard’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change.

Results of Operations for the Three Months Ended September 30, 2004 and 2003

     General. First Federal of Hazard’s net earnings totaled $310,000 for the three month-period ended September 30, 2004, an increase of $89,000, or 40.3%, over the $221,000 of net earnings recorded for the three-month period ended September 30, 2003. The increase in net earnings was primarily attributable to an increase in net interest income of $73,000 and a decrease in general, administrative and other expense of $68,000, which were partially offset by an increase in the provision for federal income taxes of $48,000.

     Interest Income. Total interest income for the three month-period ended September 30, 2004, totaled $1.4 million, an increase of $1,000, or 0.07%, compared to the comparable quarter in 2003. The increase in interest income primarily reflects a $4.8 million, or 3.6%, increase in interest-earning assets, which was partially offset by a decrease of fifteen basis points in the average yield, to 4.13% for the 2004 quarter.

     Interest income on loans decreased by $162,000, or 21.3%, for the three-month period ended September 30, 2004, compared to the same quarter in 2003, due primarily to a $6.5 million, or 16.2%, decrease in the average balance outstanding and a decrease of 46 basis points in the average yield on loans, to 7.13% for the 2004 quarter. Interest income on mortgage-backed securities increased by $208,000 during the three-month period ended September 30, 2004, due primarily to a $19.5 million increase in the average balance outstanding. Interest income on investment securities decreased by $51,000, or 9.0%, during the three-month period ended September 30, 2004, due primarily to a $5.7 million, or 8.3%, decrease in the average balance outstanding, which was partially offset by a decrease in the average yield of 2 basis points from the 2003 quarter. Interest income on other interest-earning assets increased by $6,000, or 9.2%, during the three-month period ended September 30, 2004, due primarily to a 29 basis point increase in the average yield year to year.

     Interest Expense. Interest expense totaled $554,000 for the three month-period ended September 30, 2004, a decrease of $72,000, or 11.5%, from interest expense of $626,000 for the comparable quarter in 2003. The decrease resulted from a 36 basis point decrease in the average cost of funds, to 2.05% for the 2004 period, partially offset by a $4.5 million, or 4.4%, increase in the average balance of deposits and borrowings outstanding year to year. Interest expense on deposits totaled $487,000 for the three-month period ended September 30, 2004, a decrease of $139,000, or 22.2%, from the same period 2003. This decrease was a result of a 45 basis point decrease in the average cost of deposits to 1.96% for the 2004 quarter, which was partially offset by a decrease in the average balance of deposits outstanding of $4.5 million, or 4.3% year to year. Interest expense on borrowings totaled $67,000 for the three month period ended September 30, 2004, an increase of $67,000 over the same quarter in 2003. First Federal of Hazard had no borrowings outstanding during the 2003 period. Decreases in the yield on interest-earning assets and the cost of interest-bearing liabilities during the 2004 quarter, as compared to the same quarter in 2003, were due primarily to the overall decreases in interest rates in the economy.

     Net Interest Income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by $73,000, or 9.1%, during the three-month period ended September 30, 2004 compared to the same quarter in 2003. The average interest rate spread increased to 2.08% for the three-month period ended September 30, 2004, from 1.87% for the 2003 period. The net interest margin increased to 2.53% for the 2004 period from 2.41% for the 2003 period.

     Provision for Losses on Loans. Based upon an analysis of historical experience, the volume and type of lending conducted by First Federal of Hazard, the status of past due principal and interest payments and other factors related to the collectibility of First Federal of Hazard’s loan portfolio, we recorded a provision for losses on loans totaling $15,000 for the three-month period ended September 30, 2004, compared to a $6,000 provision recorded in the comparable 2003 period. The provisions recorded generally reflect our perception of the risk prevalent in the economy integrated with the overall decline in the level of the loan portfolio and the level of charge-offs recorded in fiscal 2004. We believe all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

     Other Income. Other income totaled $5,000 for the three-month period ended September 30, 2004, an increase of $5,000 compared to the same quarter in 2003. The increase was primarily attributable to a $5,000 decrease in losses on sales of real estate acquired through foreclosure.

     General, Administrative and Other Expense. General, administrative and other expense totaled $397,000 for the three-month period ended September 30, 2004, a decrease of $68,000, or 14.6%, compared to the same quarter in 2003. The decrease in general, administrative and other expense was due primarily to a $29,000, or 10.0%, decrease in employee compensation and benefits and a $38,000, or 27.4%, decrease in other operating expense. The decrease in employee compensation and benefits was due primarily to a decrease in expense related to the multi-employer defined benefit pension plan. The decrease in other operating expense was due primarily to a $12,000 decrease in consulting expenses and a $24,000 decrease in charitable contributions expense year to year.

     Federal Income Taxes. The provision for federal income taxes totaled $162,000 for the three-month period ended September 30, 2004, an increase of $48,000, or 42.1%, compared to the provision recorded for the same quarter in 2003. The increase resulted primarily from a $137,000, or 40.9%, increase in pretax earnings. The effective tax rate was 34.3% and 34.0% for the three-month periods ended September 30, 2004 and 2003, respectively.

     Average Balances and Yields. The following table presents information regarding average balances of our assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of daily balances and nonaccrual loans are included in average balances only. We did not hold any non-taxable investment securities during any of the periods presented in the table.

	At
	September 30,	Three Months Ended September 30,
	2004	2004			2003
			Interest			Interest
	Yield/	Average	and	Yield/	Average	and	Yield/
	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
		(Dollars in thousands)
Interest-earning assets:
Loans receivable	6.85%	$33,644	$600	7.13%	$40,160	$762	7.59%
Mortgage-backed securities	4.28	22,765	243	4.27	3,230	35	4.33
Investment securities	3.25	63,377	519	3.28	69,117	570	3.30
Other interest-earning assets	1.93	18,963	71	1.50	21,430	65	1.21

Total interest-earning assets	4.10	138,749	1,433	4.13	133,937	1,432	4.28

Noninterest-earning assets		1,773			1,523

Total assets		$140,522			$135,460

Interest-bearing liabilities:
Passbook deposits	1.25	$44,873	141	1.26	$42,655	143	1.34
Certificates of deposit	2.52	54,436	346	2.54	61,134	483	3.16
Borrowings	2.96	9,000	67	2.98	—	—	—

Total interest-bearing liabilities	2.02	108,309	554	2.05	103,789	626	2.41

Noninterest-bearing liabilities		1,380			1,453

Total liabilities		109,689			105,242

Retained earnings		30,833			30,218

Total liabilities and retained earnings		$140,522			$135,460

Net interest income/average yield	2.08%		$879	2.08%		$806	1.87%

				2.53%			2.41%

Average interest-earning assets to average interest-bearing liabilities				128.10%			129.05%

     Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. The net column represents the sum of the prior columns.

	Three Months Ended
	September 30, 2004
	Compared to
	Three Months Ended
	September 30, 2003
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$(118)	$(44)	$(162)
Mortgage-backed securities	209	(1)	208
Investment securities	(47)	(4)	(51)
Other interest-earning assets	(6)	12	6

Total interest income	38	(37)	1

Interest expense:
Passbook deposits	7	(9)	(2)
Certificates of deposit	(49)	(88)	(137)
Borrowings	67	—	67

Total interest expense	25	(97)	(72)

Net interest income	$13	$60	$73

Results of Operations for the Years Ended June 30, 2004 and 2003

     General. Our net earnings totaled $761,000 for the fiscal year ended June 30, 2004, a decrease of $289,000, or 27.5%, from the $1.1 million of net earnings recorded for the fiscal year ended June 30, 2003. The decrease in net earnings was primarily attributable to a decrease in other income of $332,000 and an increase in general, administrative and other expense of $629,000, which were partially offset by an increase in net interest income of $467,000, a decrease in the provision for losses on loans of $56,000 and a decrease in the provision for federal income taxes of $149,000.

     Interest Income. Total interest income for the fiscal year ended June 30, 2004 totaled $5.6 million, a decrease of $712,000, or 11.3%, compared to the fiscal year ended June 30, 2003. The decrease in interest income primarily reflects the impact of a decrease of 51 basis points in the average yield on interest-earning assets, from 4.71% for fiscal 2003 to 4.20% for fiscal 2004.

     Interest income on loans decreased by $847,000, or 23.3%, for the fiscal year ended June 30, 2004, compared to fiscal 2003, due primarily to a $9.9 million, or 20.9%, decrease in the average balance of loans outstanding and a decrease of 23 basis points in the average yield on loans to 7.42% for fiscal 2004. Interest income on mortgage-backed securities increased by $337,000 during the fiscal year ended June 30, 2004, due primarily to a $7.7 million increase in the average balance outstanding, which was partially offset by a decrease in the average yield of 173 basis points from fiscal 2003. Interest income on investment securities increased by $25,000, or 1.2%, during the fiscal year ended June 30, 2004, due primarily to a $12.9 million, or 23.4%, increase in the average balance outstanding, which was partially offset by a decrease in the average yield of 71 basis points from fiscal 2003. Interest income on other interest-earning assets decreased by $227,000, or 50.9%, during the fiscal year ended June 30, 2004. The decrease was due primarily to a decrease of $11.3 million, or 37.2%, in the average balance outstanding from fiscal 2003 and a 32 basis point decrease in the average yield year to year.

     Interest Expense. Interest expense totaled $2.2 million for the fiscal year ended June 30, 2004, a decrease of $1.2 million, or 34.7%, from interest expense of $3.4 million for fiscal 2003. The decrease resulted from a 110 basis point decrease in the average cost of funds, to 2.16% for fiscal 2004, and a $1.4 million, or 1.3%, decrease in the average balance of deposits and borrowings outstanding for the fiscal year ended June 30, 2004. Interest expense on deposits totaled $2.2 million for the fiscal year ended June 30, 2004, a decrease of $1.2 million, or 36.3%, from fiscal 2003. This decrease was a result of a 112 basis point decrease in the average cost of deposits to 2.14% for fiscal 2004, and a decrease in the average balance of deposits outstanding of $3.3 million, or 3.2%, for fiscal 2004. Interest expense on borrowings totaled $54,000 for the fiscal year ended June 30, 2004, an increase of $54,000 over fiscal 2003. We had no borrowings outstanding during fiscal 2003, but took a $9.0 million Federal Home Loan Bank advance in fiscal 2004 to purchase approximately an equivalent amount of mortgage-backed securities with similar maturities to generate an interest rate spread of 1.50%. Decreases in yields on interest-earning assets and costs of interest-bearing liabilities during fiscal 2004 as compared to fiscal 2003 were due primarily to the overall decreases in interest rates in the economy.

     Net Interest Income. As a result of the foregoing changes in interest income and interest expense, net interest income increased by $467,000, or 16.0%, during the fiscal year ended June 30, 2004 compared to fiscal 2003. The average interest rate spread increased to 2.04% for the fiscal year ended June 30, 2004 from 1.45% for fiscal 2003. The net interest margin increased to 2.54% for the fiscal year ended June 30, 2004 from 2.18% for fiscal 2003.

     Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of daily balances and nonaccrual loans are included in average balances only. We did not hold any non-taxable investment securities during any of the periods presented in the table.

	Year Ended June 30,
	2004			2003
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$37,647	$2,794	7.42%	$47,580	$3,641	7.65%
Mortgage-backed securities	8,625	396	4.59	933	59	6.32
Investment securities	68,048	2,192	3.22	55,165	2,167	3.93
Other interest-earning assets	19,020	219	1.15	30,271	446	1.47

Total interest-earning assets	133,340	5,601	4.20	133,949	6,313	4.71

Noninterest-earning assets	1,591			1,796

Total assets	$134,931			$135,745

Interest-bearing liabilities:
Passbook deposits	$43,696	554	1.27	$40,565	931	2.30
Certificates of deposit	57,292	1,612	2.81	63,764	2,468	3.87
Borrowings	1,940	54	2.78	—	—	—

Total interest-bearing liabilities	102,928	2,220	2.16	104,329	3,399	3.26

Noninterest-bearing liabilities	785			1,031

Total liabilities	103,713			105,360

Retained earnings	31,218			30,385

Total liabilities and retained earnings	$134,931			$135,745

Net interest income/average yield		$3,381	2.04%		$2,914	1.45%

Net interest margin			2.54%			2.18%

Average interest-earning assets to average interest-bearing liabilities			129.55%			128.39%

     Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. The net column represents the sum of the prior columns.

	Year Ended June 30, 2004 Compared
	to Year Ended June 30, 2003
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$(740)	$(107)	$(847)
Mortgage-backed securities	357	(20)	337
Investment securities	455	(430)	25
Other interest-earning assets	(143)	(84)	(227)

Total interest income	(71)	(641)	(712)

Interest expense:
Passbook deposits	67	(443)	(376)
Certificates of deposit	(232)	(625)	(857)
Borrowings	54	—	54

Total interest expense	(111)	(1,068)	(1,179)

Net interest income	$40	$427	$467

     Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by First Federal of Hazard, the status of past due principal and interest payments and other factors related to the collectibility of the loan portfolio. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $10,000 for the fiscal year ended June 30, 2004, a decrease of $56,000 compared to fiscal 2003. The provision recorded during the fiscal year ended June 30, 2004 generally reflects management’s perception of the risk prevalent in the economy integrated with the overall decline in the level of the loan portfolio and the level of charge-off’s recorded in fiscal 2004. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

     Other Income (Loss). Other loss totaled $35,000 for the fiscal year ended June 30, 2004, compared to other income of $297,000 recorded for the fiscal year ended June 30, 2003. The decrease was primarily attributable to a $269,000 decrease in gains on sales of securities and a $57,000 increase in losses on sales of real estate acquired through foreclosure.

     General, Administrative and Other Expense. General, administrative and other expense totaled $2.2 million for the fiscal year ended June 30, 2004, an increase of $629,000, or 40.5%, compared to fiscal 2003. The increase in general, administrative and other expense was due primarily to a $686,000, or 73.4%, increase in employee compensation and benefits, which was partially offset by a $40,000, or 23.3%, decrease in occupancy and equipment and a $38,000, or 12.2%, decrease in other operating expense. The increase in employee compensation and benefits was comprised of a $580,000 increase in expense related to our participation in a multi-employer defined benefit pension plan. This plan had been in an over-funded status for years prior to fiscal 2004, but became underfunded in fiscal 2004. For the fiscal 2004 plan year, we contributed approximately $582,000 toward the underfunding. Additionally, during the year ended June 30, 2004, we adopted a deferred unfunded directors compensation plan for the benefit of two members of the board of directors, which provided for an immediately vested benefit of $50,000 each. The decrease in occupancy and equipment was due primarily to a decrease in depreciation expense. The decrease in other operating expense was due primarily to a $34,000 decrease in consulting expenses year to year and a $10,000 decrease in expenses related to real estate acquired through foreclosure. Following the reorganization, our noninterest expense is likely to increase as a result of the financial accounting, legal and various other additional expenses normally associated with operating as a public company which will adversely affect our profitability and stockholders’ equity.

     Federal Income Taxes. The provision for federal income taxes totaled $392,000 for the fiscal year ended June 30, 2004, a decrease of $149,000, or 27.5%, compared to the provision recorded for fiscal 2003. The decrease resulted primarily from a $438,000, or 27.5%, decrease in pretax earnings. The effective tax rate was 34.0% for each of the fiscal years ended June 30, 2004 and 2003.

Results of Operations for the Years Ended June 30, 2003 and 2002

     General. Our net earnings totaled $1.1 million for the fiscal year ended June 30, 2003, an increase of $99,000, or 10.4%, over the $951,000 of net earnings recorded for the fiscal year ended June 30, 2002. The increase in net earnings was primarily attributable to a decrease in general, administrative and other expense of $419,000 and a decrease in the provision for losses on loans of $57,000, which were partially offset by a decrease in net interest income of $209,000, a decrease in other income of $117,000 and an increase in the provision for federal income taxes of $51,000.

     Interest Income. Total interest income amounted to $6.3 million for the fiscal year ended June 30, 2003, a decrease of $1.4 million, or 17.7%, compared to the fiscal year ended June 30, 2002. The decrease in interest income reflects the impact of a decrease of 119 basis points in the average yield, from 5.90% to 4.71%, which was partially offset by a $3.9 million, or 3.0%, increase in the average balance of interest-earning assets outstanding year to year.

     Interest income on loans decreased by $733,000, or 16.8%, for the fiscal year ended June 30, 2003, compared to fiscal 2002, due primarily to a decrease of 30 basis points in the average yield on loans, to 7.65% for fiscal 2003, and a $7.4 million, or 13.5%, decrease in the average balance outstanding. Interest income on mortgage-backed securities decreased by $234,000, or 79.9%, during the fiscal year ended June 30, 2003, due primarily to a $3.5 million decrease in the average balance outstanding and a decrease in the average yield of 29 basis points from fiscal 2002. Interest income on investment securities decreased by $323,000, or 13.0%, during the fiscal year ended June 30, 2003, due primarily to a decrease in the average yield of 135 basis points from fiscal 2002, which was partially offset by an $8.0 million, or 17.0%, increase in the average balance outstanding. Interest income on other interest-earning assets decreased by $68,000, or 13.2%, during the fiscal year ended June 30, 2003. The decrease was due primarily to a 72 basis point decrease in the average yield year to year, partially offset by a $6.8 million, or 29.0%, increase in the average balance outstanding from fiscal 2003.

     Interest Expense. Interest expense on deposits totaled $3.4 million for the fiscal year ended June 30, 2003, a decrease of $1.1 million, or 25.3%, from interest expense of $4.5 million for fiscal 2002. The decrease resulted from a 125 basis point decrease in the average cost of deposits, to 3.26% for fiscal 2003, which was partially offset by a $3.4 million, or 3.4%, increase in the average balance of deposits outstanding for the fiscal year ended June 30, 2003. Decreases in the average yields on interest-earning assets and the average costs of interest-bearing liabilities during fiscal 2003 as compared to fiscal 2002 were due primarily to the overall decline in interest rates in the economy.

     Net Interest Income. As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $209,000, or 6.7%, during the fiscal year ended June 30, 2003 compared to fiscal 2002. The average interest rate spread increased to 1.45% for the fiscal year ended June 30, 2003 from 1.39% for fiscal 2002. The net interest margin decreased to 2.18% for the fiscal year ended June 30, 2003 from 2.40% for fiscal 2002.

     Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of daily balances and nonaccrual loans are included in average balances only. We did not hold any non-taxable investment securities during any of the periods presented in the table.

	Year Ended June 30,
	2003			2002
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$47,580	$3,641	7.65%	$55,002	$4,374	7.95%
Mortgage-backed securities	933	59	6.32	4,430	293	6.61
Investment securities	55,165	2,167	3.93	47,159	2,490	5.28
Other interest-bearing deposits	30,271	446	1.47	23,465	514	2.19

Total interest-earning assets	133,949	6,313	4.71	130,056	7,671	5.90
Noninterest-earning assets	1,796			1,390

Total assets	$135,745			$131,446

Interest-bearing liabilities:
Passbook deposits	$40,565	931	2.30	$34,852	1,120	3.21
Certificates of deposit	63,764	2,468	3.87	66,059	3,428	5.19

Total interest-bearing liabilities	104,329	3,399	3.26	100,911	4,548	4.51

Noninterest-bearing liabilities	1,031			1,119

Total liabilities	105,360			102,030

Retained earnings	30,385			29,416

Total liabilities and retained earnings	$135,745			$131,446

Net interest income/average yield		$2,914	1.45%		$3,123	1.39%

Net interest margin			2.18%			2.40%

Average interest-earning assets to average interest-bearing liabilities			128.39%			128.88%

     Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. The net column represents the sum of the prior columns.

	Year Ended June 30, 2003 Compared
	to Year Ended June 30, 2002
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$(573)	$(160)	$(733)
Mortgage-backed securities	(222)	(12)	(234)
Investment securities	380	(703)	(323)
Other interest-earning assets	126	(194)	(68)

Total interest income	(289)	(1,069)	(1,358)
Interest expense:
Passbook deposits	164	(353)	(189)
Certificates of deposit	(115)	(845)	(960)

Total interest expense	49	(1,198)	(1,149)

Net interest income	$(338)	$129	$(209)

     Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by First Federal of Hazard, the status of past due principal and interest payments and other factors related to the collectibility of our loan portfolio. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $66,000 for the fiscal year ended June 30, 2003, a decrease of $57,000 compared to fiscal 2002. The provision recorded during the fiscal year ended June 30, 2003 generally reflects management’s perception of the risk prevalent in the economy integrated with the level of charge-off’s recorded in fiscal 2003 and the overall decline in the level of the loan portfolio year to year.

     Other Income. Other income totaled $297,000 for the fiscal year ended June 30, 2003, a decrease of $117,000, or 28.3%, compared to the fiscal year ended June 30, 2002. The decrease was primarily attributable to a $127,000 decrease in gains on sales of securities and an $8,000 decrease in losses on sales of real estate acquired through foreclosure.

     General, Administrative and Other Expense. General, administrative and other expense totaled $1.6 million for the fiscal year ended June 30, 2003, a decrease of $419,000, or 21.2%, compared to fiscal 2002. The decrease in general, administrative and other expense was due primarily to a $472,000 decrease in charitable contributions expense, which was partially offset by a $39,000, or 4.4%, increase in employee compensation and benefits. The decrease in charitable contributions expense reflects a $500,000 charge recorded in fiscal 2002 for a pledge of a contribution to the Hazard Community College to be paid over a ten year period. The pledge provided for the college’s new convention, student center and community meeting facility to be named the First Federal Center. The increase in employee compensation and benefits was due primarily to normal merit increases year to year.

     Federal Income Taxes. The provision for federal income taxes totaled $541,000 for the fiscal year ended June 30, 2003, an increase of $51,000, or 10.4%, compared to the provision recorded for fiscal 2002. The increase resulted primarily from a $150,000, or 10.4%, increase in pretax earnings. The effective tax rate was 34.0% for each of the fiscal years ended June 30, 2003 and 2002.

Market Risk Analysis

     Qualitative Aspects of Market Risk. Our most significant form of market risk is interest rate risk. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread, by maintaining a high level of liquidity.

     Our Asset/Liability Committee communicates, coordinates and controls all aspects of asset/liability management. The committee establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

     Asset/Liability Management. First Federal of Hazard management assesses the Association’s interest rate risk by monitoring of the Office of Thrift Supervision Net Portfolio Value (“NPV”). NPV represents the fair value of portfolio equity and is equal to the fair value of assets minus the fair value of liabilities, with adjustments made for off-balance sheet items. Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of balance sheet components in an effort to maintain acceptable levels of change in NPV in the event of changes in prevailing market interest rates. Interest rate sensitivity analysis is used to measure First Federal of Hazard’s interest rate risk by computing estimated changes in NPV that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items. These changes in cash flow are estimated based on hypothetical instantaneous and permanent increases and decreases in market interest rates.

     As part of First Federal of Hazard’s interest rate risk policy, the board of directors establishes maximum decreases in NPV given these assumed instantaneous changes in interest rates. First Federal of Hazard’s exposure to interest rate risk is reviewed on a quarterly basis by the board of directors. If estimated changes to NPV would cause First Federal of Hazard to fall below the “well-capitalized” level, the board will direct management to adjust its asset and liability mix to bring interest rate risk to a level which reflects the Board’s goals.

     The following tables set forth the interest rate sensitivity of First Federal of Hazard’s NPV as of September 30, 2004 and as of June 30, 2004 and 2003 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively. Due to the abnormally low prevailing interest rate environment at September 30, 2004 and at June 30, 2004 and 2003, NPV estimates are not made for decreases in interest rates of 2% and 3%. All market risk-sensitive instruments presented in these tables are held to maturity or available-for-sale. First Federal of Hazard has no trading securities.

	At September 30, 2004
	Net Portfolio			NPV as % of Portfolio
	Value (1)			Value of Assets (2)
Change					Basis Point
In Rates	Amount	$ Change	% Change	NPV Ratio (3)	Changes
	(Dollars in thousands)
+300 bp	$27,691	$(8,912)	(24)%	20.49%	(466) bp
+200 bp	30,754	(5,849)	(16)	22.18	(297)
+100 bp	33,587	(3,016)	(8)	23.65	(150)
0 bp	36,603	–	–	25.15	–
-100 bp	37,642	1,039	3	25.58	43

	At June 30, 2004
	Net Portfolio			NPV as % of Portfolio
	Value (1)			Value of Assets (2)
Change					Basis Point
In Rates	Amount	$ Change	% Change	NPV Ratio (3)	Changes
	(Dollars in thousands)
+300 bp	$26,443	$(10,041)	(28)%	19.81%	(531) bp
+200 bp	29,687	(6,797)	(19)	21.62	(350)
+100 bp	32,690	(3,794)	(10)	23.21	(191)
0 bp	36,484	–	–	25.12	–
-100 bp	37,548	1,064	3	25.57	45

	At June 30, 2004
	Net Portfolio			NPV as % of Portfolio
	Value (1)			Value of Assets (2)
Change					Basis Point
In Rates	Amount	$ Change	% Change	NPV Ratio (3)	Changes
	(Dollars in thousands)
+300 bp	$31,846	$(6,473)	(17)%	23.31%	(316) bp
+200 bp	34,338	(3,981)	(10)	24.59	(188)
+100 bp	36,591	(1,728)	(5)	25.69	(78)
0 bp	38,319	–	–	26.47	–
-100 bp	39,966	1,647	4	27.19	72

(1)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.

(2)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(3)	NPV Ratio represents the net portfolio value divided by the present value of assets.

     The preceding tables indicate that at September 30, 2004 and at June 30, 2004 and 2003, in the event of a sudden and sustained increase in prevailing market interest rates, First Federal of Hazard’s NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, First Federal of Hazard’s NPV would be expected to increase, although at current historically low interest rate levels such a decrease is deemed unlikely. At all levels represented in the September 30, 2004 table, NPV after the rate increase or decrease would be above the “well-capitalized” level based on the current level of assets.

     NPV is calculated by the Office of Thrift Supervision using information provided by First Federal of Hazard. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions First Federal of Hazard may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in this method of computing NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Liquidity and Capital Resources

     Liquidity is the ability to meet current and future short-term financial obligations. Our primary sources of funds consist of cash and deposits at other banks, deposit inflows, loan repayments and maturities, calls and sales of investment and mortgage-backed securities and advances from the Federal Home Loan Bank of Cincinnati. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     We periodically assess our available liquidity and projected upcoming liquidity demands. We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits, Federal funds and short- and intermediate-term U.S. Government agency obligations.

     Our most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At September 30, 2004 and at June 30, 2004 and 2003, cash and cash equivalents totaled $17.9 million, $16.9 million, and $30.3 million, respectively, including Federal funds of $-0-, $15.0 million and $28.0 million, respectively. Investment securities classified as available-for-sale, which provide additional sources of liquidity, totaled $12.8 million, $12.4 million and $13.0 million at September 30, 2004 and at June 30, 2004 and 2003, respectively. At September 30, 2004, we had the ability to borrow a total of $23.7 million, from the Federal Home Loan Bank of Cincinnati, of which $9.0 million was outstanding.

     Historically, we have remained highly liquid. We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material decrease in liquidity. We expect that all of our liquidity needs, including the contractual commitments set forth in the table below and purchases of loans we hope to make following the merger, can be met by our currently available liquid assets and cash flows. In the event any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the Federal Home Loan Bank of Cincinnati. We expect that our currently available liquid assets and our ability to borrow from the Federal Home Loan Bank of Cincinnati would be sufficient to satisfy our liquidity needs without any material adverse effect on our liquidity.

     Our primary investing activities are the origination of loans and the purchase of investment securities. During the three months ended September 30, 2004, we originated $1.2 million of loans. In fiscal 2004, we originated $5.0 million of loans and purchased $111.6 million of investment and mortgage-backed securities. In fiscal 2003, we originated $7.0 million of loans and purchased $232.7 million of investment and mortgage-backed securities. In fiscal 2002, we originated $10.4 million of loans and purchased $118.6 million of investment and mortgage-backed securities. During the three months ended September 30, 2004, these activities were funded primarily by an increase in deposits of $330,000, the proceeds from the maturities of securities of $488,000 and the proceeds from principal repayments on loans of $2.2 million. During fiscal 2004, these activities were funded primarily by the proceeds from maturities and sales of securities of $87.1 million, advances from the Federal Home Loan Bank of Cincinnati of $9.0 million and the proceeds from principal repayments on loans of $11.9 million. During fiscal 2003, these activities were funded primarily by an increase of deposits of $2.1 million, the proceeds from maturities and sales of securities of $222.8 million and the proceeds from the principal repayments on loans of $17.6 million. During fiscal 2002, these activities were funded primarily by an increase of deposits of $2.3 million, the proceeds from maturities of available-for-sale securities of $123.4 million and the proceeds from the principal repayments on loans of $15.7 million.

     Historically, our investment portfolio has been funded by excess liquidity as deposit inflows typically far exceed loan demand. During the year ended June 30, 2004, we borrowed $9.0 million from the Federal Home Loan Bank of Cincinnati to purchase mortgage-backed securities with similar maturities to create a net yield of 1.50%.

     Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net increase in total deposits of $330,000 for the three months ended September 30, 2004. We experienced a net decrease in total deposits of $6.0 million for the year ended June 30, 2004, and net increases in total deposits of $2.1 million and $2.3 million for the years ended June 30, 2003 and 2002, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships.

Commitments and Contractual Obligations

     At September 30, 2004, we had $426,000 in mortgage commitments. Certificates of deposit due within one year of September 30, 2004 totaled $44.4 million, or 44.8% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before September 30, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

     The following table sets forth our contractual obligations and loan commitments as of June 30, 2004.

	Total Amounts	Less than	One to	Four to
	Committed	one year	three years	six years
	(In thousands)
Federal Home Loan Bank advances	$9,000	$1,000	$5,400	$2,600

Total contractual obligations	$9,000	$1,000	$5,400	$2,600

One- to four-family residential real estate	$426	$426	$–	$–
Unused lines of credit	181	181	–	–
Charitable contributions pledged	313	55	105	153

Total commitments	$920	$662	$105	$153

Off-Balance Sheet Arrangements

     In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and amounts due mortgagors on construction loans. See note I of the notes to the financial statements in this prospectus.

     For the year ended June 30, 2004, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

     In April 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133’s conclusions, were considered by the Board to be preferable; amends SFAS No. 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

     The guidance in Statement 149 is generally effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date.

     Management adopted SFAS No. 149 effective July 1, 2003, as required, without material effect on the Association’s financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

     SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to First Federal of Hazard). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management adopted SFAS No. 150 effective July 1, 2003, without material effect on First Federal of Hazard’s financial statements.

     In December 2003, the FASB issued FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities.” FIN 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46(R) apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements of FIN 46(R) apply to existing entities in the first fiscal year ending after December 15, 2004. First Federal of Hazard does not have any variable interest entities, therefore the adoption of FIN 46(R) had no effect on First Federal of Hazard’s financial statements.

     In March 2004, the Emerging Issues Task Force (“EITF”) issued EITF 03-01 “The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments.” EITF 03-01 requires that unrealized losses on investment securities that are deemed other-than-temporary be recorded as an adjustment to operations. The Statement applies both to securities designated as held to maturity and those designated as available for sale. EITF 03-01 provides that unrealized losses may be viewed as other-than-temporary as a result not only due to deterioration of the credit quality of the issuer, but due to changes in the interest rate environment as well. An investor must be able to demonstrate the positive ability and intent to hold such securities until a forecasted recovery takes place or until maturity of the security. EITF 03-01 requires separate disclosure related to unrealized losses for securities that have been in an unrealized loss position for a period of less than twelve months and for those that have been in an unrealized loss position for a period greater than twelve months, for financial statements issued for years ending after December 15, 2003. In September 2004, the FASB issued a final FASB Staff Position, FSB EITF Issue 03-01-1, which has delayed the effective date for the measurement and recognition guidance of EITF 03-01. The comment period related to this staff position ended October 29, 2004. The implementation date is unknown until further guidance is issued by the FASB. We are currently evaluating the impact of adopting EITF 03-01.

     In March 2004, the FASB issued a proposed Statement, “Share-Based Payment,” that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed Statement would eliminate the ability to account for share-based compensation transactions, including stock option grants, using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally would require instead that such transactions be accounted for using a fair-value-based method. Issuance of the final standards and adoption by First Federal of Hazard, post-reorganization, would be expected to result in recognition of compensation expense for the effect of stock option grants in future periods.

     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“Statement No. 123R”), which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized over the period during which the employee is required to provide service in exchange for the award, which is usually the vesting period. The scope of Statement No. 123R includes the restricted stock and stock options we plan to award pursuant to a stock-based incentive plan we expect to adopt following the completion of the offering. As a public company, we will be required to adopt Statement No. 123R in our first reporting period beginning after June 15, 2005 (i.e., the quarter beginning July 1, 2005). For restricted stock awards, we will recognize the grant-date fair value of the shares as compensation expense on a straight-line basis over the applicable vesting period, which is the same accounting required prior to Statement No. 123R. For stock option awards, we will recognize the grant-date fair value of the options as compensation expense on a straight-line basis over the applicable vesting period. This accounting treatment differs significantly from the previous accounting for fixed stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” which generally required expense recognition only when the exercise price of the option was less than the market price of the underlying stock on the grant date. As required by Statement No. 123R, we will estimate the fair value of our stock options on each grant date, using an appropriate valuation approach such as the Black-Scholes model. Statement No. 123R did not change existing accounting principles applicable to employee stock ownership plans.

Impact of Inflation and Changing Prices

     We have prepared the financial statements and related financial data presented in this prospectus in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Management’s Discussion and Analysis of Results of
Operations and Financial Condition of Frankfort First

General

     Frankfort First’s principal business, since July 7, 1995, has been that of First Federal of Frankfort. The principal business of First Federal of Frankfort consists of accepting deposits from the general public and investing these funds in loans secured by one- to four-family owner-occupied residential properties in First Federal of Frankfort’s primary market area. First Federal of Frankfort also invests in loans secured by non-owner occupied one- to four-family residential properties and some churches, professional office properties and multi-family residential properties located in First Federal of Frankfort’s primary market area. First Federal of Frankfort maintains an investment portfolio, which may include federal agency debt instruments, Federal Home Loan Bank stock, and certificates of deposit at the Federal Home Loan Bank and other federally insured financial institutions. First Federal of Frankfort has invested in some mortgage-backed securities. These are securitized by agencies of the federal government and, to date, have all had adjustable rates after an initial fixed period.

     First Federal of Frankfort’s net earnings are dependent primarily on its net interest income, which is the difference between interest income earned on its loan and investment portfolio and interest paid on interest-bearing liabilities. To a lesser extent, First Federal of Frankfort’s net earnings are also affected by the level of other income, such as service charges and other fees. In addition to net interest income, net earnings are also affected by the level of general, administrative and other expenses. Also impacting net earnings are competitive conditions in First Federal of Frankfort’s market area.

     The operations of First Federal of Frankfort and the entire thrift industry’s earnings are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. First Federal of Frankfort’s deposit flows and costs of funds are influenced by prevailing market rates of interest primarily on competing investments, account maturities, and the levels of personal income and savings in First Federal of Frankfort’s market area.

Asset/Liability Management

     Net interest income, the primary component of First Federal of Frankfort’s net earnings, is derived from the difference or “spread” between the yield on interest-earning assets and the cost of interest-bearing liabilities. First Federal of Frankfort has sought to reduce its exposure to changes in interest rates by matching the effective maturities or repricing characteristics of its interest-sensitive assets with those of its liabilities. Management has emphasized the origination of adjustable-rate mortgages with rate adjustments indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes. First Federal of Frankfort also offers fixed-rate mortgages, which are fully or partially funded with Federal Home Loan Bank advances. Management believes that advances allow First Federal of Frankfort to respond to customer demand while having more control over interest rate risk than is afforded through retail deposits. At September 30, 2004, first mortgage loans with adjustable rates represented 65.35% of First Federal of Frankfort’s mortgage loan portfolio. These loans have an initial fixed period ranging from one to five years. They adjust annually thereafter. Nearly all of First Federal of Frankfort’s adjustable-rate mortgage loans have an annual adjustment cap of one percent and a lifetime cap of five percent. In a rising interest rate environment, these caps may restrict the interest rates from increasing at the same pace that First Federal of Frankfort’s cost of funds also increase. In addition, some of the rates on adjustable-rate mortgages may already be at their lifetime caps or lifetime floors. First Federal of Frankfort currently expects to fund future loan originations from working capital, Federal Home Loan Bank advances, loan principal repayments and proceeds from deposit growth.

     First Federal of Frankfort’s Asset/Liability management program primarily involves monitoring of NPV through interest rate sensitivity analysis. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of balance sheet components in an effort to maintain acceptable levels of change in NPV and net interest income in the event of changes in prevailing market interest rates. Interest rate sensitivity analysis is used to measure First Federal of Frankfort’s interest rate risk by computing estimated changes in NPV that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items. These changes in cash flow are estimated based on hypothetical instantaneous and permanent increases and decreases in market interest rates.

     As part of First Federal of Frankfort’s interest rate risk policy, the board of directors establishes maximum decreases in NPV given these assumed instantaneous changes in interest rates. First Federal of Frankfort’s exposure to interest rate risk is reviewed on a quarterly basis by the board of directors. If estimated changes to NPV would cause First Federal of Frankfort to fall below the “well-capitalized” level, the board will direct management to adjust its asset and liability mix to bring interest rate risk to a level which reflects the board’s goals.

     The following tables set forth the interest rate sensitivity of First Federal of Frankfort’s NPV as of June 30, 2004 and 2003 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively. Due to the abnormally low prevailing interest rate environment at September 30, 2004 and at June 30, 2004 and 2003, NPV estimates are not made for decreases in interest rates of 2% and 3%. All market risk-sensitive instruments presented in these tables are held to maturity or available-for-sale. Frankfort First has no trading securities.

	At September 30, 2004
	Net Portfolio			NPV as % of Portfolio
	Value (1)			Value of Assets (2)
Change					Basis Point
In Rates	Amount	$ Change	% Change	NPV Ratio (3)	Changes
	(Dollars in thousands)
+300 bp	$10,793	$(6,549)	(38)%	8.40%	(425	) bp
+200 bp	13,293	(4,049)	(23)	10.09	(255)
+100 bp	15,511	(1,831)	(11)	11.52	(112)
0 bp	17,342	—	—	12.64	—
-100 bp	18,305	964	6	13.18	54

	At June 30, 2004
	Net Portfolio			NPV as % of Portfolio
	Value (1)			Value of Assets (2)
Change					Basis Point
In Rates	Amount	$ Change	% Change	NPV Ratio (3)	Changes
	(Dollars in thousands)
+300 bp	$8,431	$(8,362)	(50)%	6.60%	(556	) bp
+200 bp	11,526	(5,267)	(31)	8.77	(339)
+100 bp	14,336	(2,457)	(15)	10.63	(153)
0 bp	16,793	—	—	12.16	—
-100 bp	18,255	1,462	9	13.02	86

	At June 30, 2004
	Net Portfolio			NPV as % of Portfolio
	Value (1)			Value of Assets (2)
Change					Basis Point
In Rates	Amount	$ Change	% Change	NPV Ratio (3)	Changes
	(Dollars in thousands)
+300 bp	$15,739	$(5,516)	(26)%	11.64%	(318	) bp
+200 bp	17,709	(3,546)	(17)	12.83	(199)
+100 bp	19,645	(1,610)	(8)	13.94	(88)
0 bp	21,255	—	—	14.82	—
-100 bp	22,099	844	4	15.21	39

(1)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.

(2)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(3)	NPV Ratio represents the net portfolio value divided by the present value of assets.

     The preceding tables indicate that at September 30, 2004 and at June 30, 2004 and 2003, in the event of a sudden and sustained increase in prevailing market interest rates, First Federal of Frankfort’s NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, First Federal of Frankfort’s NPV would be expected to increase, although at current historically low interest rate levels such a decrease is highly unlikely. At all levels represented in the September 30, 2004 table, NPV after the rate increase or decrease would be above the “well-capitalized” level based on the current level of assets.

     NPV is calculated by the Office of Thrift Supervision using information provided by First Federal of Frankfort. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions First Federal of Frankfort may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in this method of computing NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, which represent First Federal of Frankfort’s primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in First Federal of Frankfort’s portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

Average Balance, Interest and Average Yields and Rates

     The following table sets forth certain information relating to First Federal of Frankfort’s average balance sheet and reflects an average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from monthly balances. Management does not believe that the use of monthly balances instead of daily balances has caused any material difference in the information presented.

     The table also represents information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and weighted average rate paid on interest-bearing liabilities, or “interest rate spread,” which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution’s net interest income is its “net interest margin.” Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

		Three Months Ended September 30,
	Weighted
	Average Rate	2004			2003
	as of			Average			Average
	September 30,	Average		Yield/	Average		Yield/
	2004	Balance	Interest	Cost	Balance	Interest	Cost
				(Dollars in thousands)
Interest-earning assets:
Loans receivable	5.70%	$124,556	$1,779	5.71%	$124,297	$1,889	6.08%
Investment securities (1)	2.73	8,562	62	2.90	12,873	74	2.30

Total interest-earning assets	5.51	133,118	1,841	5.53	137,170	1,963	5.72
Noninterest-earning assets		4,269			1,316

Total assets		$137,387			$138,486

Interest bearing liabilities:
Deposits	2.24	$74,361	422	2.27	$75,821	515	2.72
Borrowings	5.86	43,717	647	5.92	42,848	657	6.13

Total interest-bearing liabilities	3.58	118,078	1,069	3.62	118,669	1,172	3.95

Noninterest-bearing liabilities		1,736			1,698

Total liabilities		119,814			120,367
Shareholders’ equity		17,573			18,119

Total liabilities and shareholders’ equity		$137,387			$138,486

Net interest income			$772			$791

Interest rate spread	2.00%			1.91%			1.77%

Net interest margin				2.32%			2.31%

Average interest-earning assets as a percentage of average interest-bearing liabilities				112.74%			115.59%

(1)	Includes interest-bearing deposits at other financial institutions.

	Year Ended June 30,
	2004			2003				2002
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$125,678	$7,417	5.90%	$125,371	$8,398	6.70%	$135,533	$9,701	7.16%
Investment securities (1)	10,787	276	2.56	12,109	254	2.10	8,348	290	3.47

Total interest-earning assets	136,465	7,693	5.64	137,480	8,652	6.29	143,881	9,991	6.94
Noninterest-earning assets	2,263			1,732			2,150

Total assets	$138,728			$139,212			$146,031

Interest bearing liabilities:
Deposits	$75,034	1,849	2.46	$75,620	2,346	3.10	$79,824	3,370	4.22
Borrowings	44,225	2,586	5.85	43,877	2,674	6.09	45,923	2,802	6.10

Total interest-bearing liabilities	119,259	4,435	3.72	119,497	5,020	4.20	125,747	6,172	4.91

Noninterest-bearing liabilities	1,559			1,553			2,034

Total liabilities	120,818			121,050			127,781
Shareholders’ equity	17,910			18,162			18,250

Total liabilities and shareholders’ equity	$138,728			$139,212			$146,031

Net interest income		$3,258			$3,632			$3,819

Interest rate spread			1.92%			2.09%			2.03%

Net interest margin			2.39%			2.64%			2.65%

Average interest-earning assets as a percentage of average interest - bearing liabilities			114.43%			115.05%			114.42%

(1)	Includes interest-bearing deposits at other financial institutions.

Rate/Volume Analysis

     The table below sets forth certain information regarding changes in interest income and interest expense of Frankfort First for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume), and (iii) total change. Changes in rate-volume (changes in rate multiplied by changes in volume) are allocated proportionately between changes in rate and changes in volume.

	Three Months Ended September 30,			Year Ended June 30,
	2004 vs. 2003			2004 vs. 2003				2003 vs. 2002
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
				(In thousands)
Interests/Income:
Loans receivable	$1	$(111)	$(110)	$21	$(1,002)	$(981)	$(702)	$(601)	$(1,303)
Investment securities (1)	(30)	18	(12)	(22)	44	22	(286)	250	(36)

Total interest-earning assets	(29)	(93)	(122)	(1)	(958)	(959)	(988)	(351)	(1,339)
Interest expense:
Deposits	(8)	(85)	(93)	(18)	(479)	(497)	(189)	(835)	(1,024)
Borrowings	12	(22)	(10)	22	(110)	(88)	(123)	(5)	(128)

Total interest-bearing liabilities	4	(107)	(103)	4	(589)	(585)	(312)	(840)	(1,152)

Change in net interest income	$(33)	$14	$(19)	$(5)	$(369)	$(374)	$(676)	$489	$(187)

(1)	Includes interest-earning deposits at other financial institutions.

Critical Accounting Policies

     Management’s discussion and analysis of Frankfort First’s financial condition is based on the consolidated financial statements presented in this prospectus, which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses.

     Management believes the allowance for loan losses is a critical accounting policy that required the most significant estimates and assumptions used in the preparation of the consolidated financial statements. The allowance for loan losses is based on management’s evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Management believes the allowance for loan losses is a significant estimated loss and therefore regularly evaluates it for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management’s estimation of future losses. The use of different estimates or assumptions could produce different provisions for loan losses. Refer to the discussion of allowance for loan losses in note A-5 to the Frankfort First consolidated financial statements included in this prospectus for a detailed description of management’s estimation process and methodology related to the allowance for loan losses.

     First Federal of Frankfort will consider increasing the allowance for loan losses if certain specific local market factors become apparent, or if First Federal of Frankfort adopts significant changes in underwriting policies or the types of loans originated. Specifically, if management finds that the number and level of assets to be classified as “doubtful” (as defined by Office of Thrift Supervision regulation) rises significantly, a corresponding significant increase in the allowance would be recorded. Otherwise, given current market and economic conditions in First Federal of Frankfort’s lending area and in First Federal of Frankfort’s underwriting policies, management’s experience in the last 15 years has been that losses on loans that become delinquent are rare and minimal and can be adequately covered by the current level of the allowance. Nationally, management will watch for issues that may negatively affect a significant percentage of homeowners in First Federal of Frankfort’s lending area. These may include significant increases in unemployment or significant inflation in home prices. Management reviews employment statistics periodically when determining the allowance for losses and generally finds the unemployment rate in First Federal of Frankfort’s lending area to be lower than in many other geographic regions. Management also believes that the housing stock in its lending area has risen steadily but not dramatically in the last several decades. Given the aforementioned indicators of economic stability, management does not foresee in the near term, any significant increases in the allowance for loan losses related to economic factors. Finally, management has no current plans to alter the type of lending or collateral currently offered, but if such plans change or market conditions result in large concentrations of certain types of loans, such as commercial real estate or high loan-to-value ratio residential loans, management would respond with an increase in the overall allowance for loan losses.

Comparison of Financial Condition at September 30, 2004 and June 30, 2004

     Assets. Frankfort First’s total assets were $136.6 million at September 30, 2004, a decrease of $1.5 million, or 1.1%, from the June 30, 2004 level. The decrease in total assets was primarily attributable to a decrease in Frankfort First’s loans receivable. Loans receivable, net decreased by $1.5 million, or 1.2%, to $123.7 million at September 30, 2004. During the three months ended September 30, 2004, Frankfort First sold $1.3 million in fixed rate mortgage loans, compared to $613,000 in the three months ended June 30, 2004, the first period in which Frankfort First had sold any mortgage loans. Management believes that such loan sales contributed to the decrease in the level of loans receivable, but that such sales were prudent in light of anticipated increases in market interest rates in the coming months.

     At September 30, 2004, the allowance for loan losses totaled $82,000, or 0.07% of total loans, which is no change from June 30, 2004.

     Nonperforming loans totaled $512,000 at September 30, 2004, an increase of $140,000, or 37.6%, from $372,000 at June 30, 2004. At September 30, 2004, nonperforming loans consists of nine mortgage loans secured by single-family residential properties. All of the loans have a loan-to-value ratio, based on the appraisal performed at the time the loan was made, of less than 80%, with the exception of one loan on which private mortgage insurance has been secured and two loans, secured by the same property, which have an aggregate loan-to-value ratio of 88%. The allowance for loan losses totaled 16.0% and 22.0% of nonperforming assets at September 30, 2004 and June 30, 2004, respectively. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect results of operations.

     Deposits decreased by $1.2 million, or 1.6%, from $75.0 million at June 30, 2004 to $73.8 million at September 30, 2004. Federal Home Loan Bank advances decreased by $274,000, or 0.6%, to $43.4 million at September 30, 2004.

     Shareholders’ equity was $17.4 million at September 30, 2004, a decrease of $105,000, or 0.6%, compared to June 30, 2004. The decrease in book value per share is attributable to the excess of dividends over earnings for the three month period ended September 30, 2004.

     First Federal of Frankfort, the wholly owned subsidiary of Frankfort First, is required to maintain minimum regulatory capital pursuant to federal regulations. In July 2004, management was notified by its primary regulator that First Federal of Frankfort was categorized as “well capitalized” under regulatory guidelines. At September 30, 2004, First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Comparison of Operating Results for the Three Months Ended September 30, 2004 and 2003

     Net Earnings. Frankfort First’s net earnings decreased by $42,000, or 16.7%, to $209,000 for the three month period ended September 30, 2004 compared to 2003. The decrease in net earnings was primarily attributable to an increase in general, administrative and other expense. Frankfort First’s basic earnings per share decreased by $0.03, or 15.0%, from $0.20 per share for the three month period ended September 30, 2003 to $0.17 per share for the comparable 2004 period. Frankfort First’s diluted earnings per share also decreased by $0.03 per share, or 15.8%, to $0.16 per share for the three month period ended September 30, 2004 compared to $0.19 for the three month period ended September 30, 2003.

     Net Interest Income. Net interest income after provision for loan losses was $772,000 for the three month period ended September 30, 2004, a decrease of $19,000, or 2.4%, compared to $791,000 for the three month period ended September 30, 2003. While total interest income and interest expense decreased from period to period, the decrease in net interest income was primarily due to a greater decrease in interest income compared to the decrease in interest expense.

     Interest Income. Interest income decreased by $122,000, or 6.2%, to $1.8 million for the three month period ended September 30, 2004. The decrease was related primarily to a decrease in interest income from loans, which decreased by $110,000, or 5.8%, to $1.8 million for the three month period ended September 30, 2004. The average yield on loans decreased from 6.08% for the three months ended September 30, 2003 to 5.71% for the three months ended September 30, 2004, a decrease of 37 basis points. Also contributing to the decrease in interest income was a decrease in interest income from investment securities, which decreased by $11,000, or 27.5%, from period to period.

     Interest Expense. Interest expense decreased by $103,000, or 8.8%, to $1.1 million for the three month period ended September 30, 2004. This decrease was primarily due to a decrease in interest expense on deposits, which decreased by $93,000, or 18.1%, to $422,000 for the three month period ended September 30, 2004. The decrease in interest expense on deposits was attributable primarily to a decrease in the average rate paid on deposits, which decreased by 45 basis points to 2.27% for the three month period ended September 30, 2004. Also contributing to the decrease in the interest paid on deposits was a decrease in the average outstanding balance of deposits, which decreased by $1.5 million, or 1.9%, to $74.4 million for the three months ended September 30, 2004, compared to the comparable 2003 period. Interest expense on Federal Home Loan Bank advances decreased by $10,000, or 1.5%, to $647,000 for the three month period ended September 30, 2004 compared to the same period in 2003.

     It is difficult to predict what interest rates will do in the future. If market interest rates increase, Frankfort First’s cost of deposits will increase as well, and may increase faster than the yield generated by the loan and investment portfolio, resulting in decreased net income.

     Provision for Losses on Loans. Frankfort First had no provision for losses on loans for the three months ended September 30, 2004 and 2003. Frankfort First’s allowance for loan losses remained constant at $82,000. Management believed, on the basis of its analysis of the risk profile of Frankfort First’s assets, that it was appropriate to leave the allowance for loan losses at that level. In determining the appropriate provision, management considers a number of factors, including specific loans in Frankfort First’s portfolio, real estate market trends in Frankfort First’s market area, economic conditions, interest rates, and other conditions that may affect a borrower’s ability to comply with repayment terms. Management and the board of First Federal of Frankfort carefully monitor changes in the risk profile of its asset base—particularly mortgage loans. During the periods stated, neither management nor the board recognized any changes in the risk factors that might reasonably lead to an increase in loan losses for the period, thus negating the need to increase the provision for loan losses. During the three months ended September 30, 2004, nonperforming loans increased by $140,000. Classified assets increased by

$24,000. Management believes that these levels are still low by industry standards and based on historical experience, does not believe that the First Federal of Frankfort is more susceptible to loss at September 30, 2004 than at June 30, 2004. In fact, loans receivable, net, decreased by $1.6 million. During the three months ended September 30, 2003, nonperforming loans and loans classified as substandard did increase significantly, by $594,000 and $277,000, respectively. This increase was primarily attributable to the delinquency of one loan which management believed was well-secured. This loan was subsequently paid off. During these three months, the balance of loan receivable, net, changed only slightly. There can be no assurance that the allowance for loan losses (see “Comparison of Financial Condition at September 30, 2004 and June 30, 2004—Assets” above) will be adequate to cover losses on nonperforming assets in the future.

     General, Administrative, and Other Expenses. General, administrative, and other expense increased by $94,000, or 22.2%, to $517,000 for the three month period ended September 30, 2004. The increase was due primarily to a $67,000, or 26.0%, increase in employee compensation and benefits, which resulted from a variety of factors associated with employee compensation and the benefits afforded Frankfort First’s personnel, including lower deferred costs associated with a lower number of loans originated during the quarter just ended compared to last year’s quarter. To a lesser extent, benefit costs contributed to the overall increase.

     Dividends. Under its dividend policy announced on September 14, 2001, Frankfort First declared a dividend of $0.28 per share to shareholders of record at September 30, 2004, payable on October 15, 2004. At September 30, 2004, Frankfort First had recorded dividends payable of $353,000 for the payment of a dividend on October 15, 2004.

Comparison of Financial Condition at June 30, 2004 and 2003

     Assets. Frankfort First’s total assets changed very little from $138.3 million at June 30, 2003 to $138.1 million at June 30, 2004, a $200,000 difference. There were no significant changes in the composition of Frankfort First’s assets as loans receivable-net increased slightly from $124.6 million at June 30, 2003 to $125.3 million at June 30, 2004, an increase of $700,000. In recent years, Frankfort First’s loans receivable had been declining, but as the low-interest rate cycle continued during the fiscal year ended June 30, 2004, Frankfort First was able to maintain and slightly increase its loan portfolio. Frankfort First was generally able to maintain its strategy of emphasizing the origination of adjustable-rate mortgages over fixed-rate mortgages.

     Frankfort First’s allowance for loan losses remained constant at $82,000 at June 30, 2004 and 2003. The allowance represented approximately 0.07% of total assets and 22.0% of nonperforming assets at June 30, 2004. Nonperforming assets at June 30, 2004 and 2003 were $372,000 and $280,000, respectively, and consisted of loans past due 90 days or more but still accruing ($372,000 and $251,000, respectively) as well as real estate acquired in settlement of loans-net ($0 and $29,000, respectively). Of the nonperforming assets at June 30, 2004, five loans totaling $232,000 (62.4% of total nonperforming assets) were secured by single-family owner-occupied residences at a loan-to-value ratio below 80% based on the appraisals of the property made at the time the loans were originated. One loan totaling $40,000 (10.7% of total nonperforming assets) was secured by a single-family residence at a loan-to-value ratio greater than 80% but on which Frankfort First had secured private mortgage insurance. Two loans to the same borrower and secured by the same single-family residence on which the loan-to-value ratio exceeded 80% (but was less than 90%) totaled $100,000 (26.9% of total nonperforming assets).

     Liabilities. Frankfort First’s total liabilities increased slightly from $120.3 million at June 30, 2003 to $120.6 million, a change of $266,000. Deposits decreased by $597,000 or 0.8% while advances from the Federal Home Loan Bank increased by $701,000 or 1.6%.

     Shareholders’ Equity. Shareholders’ equity decreased $484,000 or 2.7% from $18.0 million at June 30, 2003 to $17.5 million at June 30, 2004. The decrease was primarily due to Frankfort First’s dividends paid or accrued during the year, which exceeded net earnings. Book value per share was $13.83 at June 30, 2004 compared to $14.35 at June 30, 2003.

Comparison of Operating Results for the Years Ended June 30, 2004 and 2003

     Net Earnings. Net earnings decreased by $362,000 or 27.5%, declining from $1.3 million for the fiscal year ended June 30, 2003 to $953,000 for the fiscal year ended June 30, 2004. The decrease was mostly attributable to a decrease in net interest income of $374,000 and to an increase in general, administrative, and other expense of $183,000.

     Net Interest Income. Net interest income decreased by $374,000 or 10.3% to $3.3 million for the year ended June 30, 2004 and was the result of declining interest income, which declined at a faster pace than interest expense. Between the periods, interest income decreased by $959,000 while interest expense decreased by only $585,000.

     Interest Income. Interest income totaled $7.7 million for the fiscal year ended June 30, 2004, a decrease of $959,000 or 11.1% compared to the fiscal year ended June 30, 2003. The decrease was primarily related to a decrease in interest income from loans, which decreased by $981,000 or 11.7% from $8.4 million for the fiscal year ended June 30, 2003 to $7.4 million for the fiscal year ended June 30, 2004.

     Management believes that, generally, rates paid on short-term investments and deposits are less than the rates that can be earned on mortgage loans and prefers to use excess funds to either make new loans or reduce advances. As such, the investment emphasis during the fiscal year ended June 30, 2004 was on loans and management expects that emphasis to continue.

     The decline in interest income was caused by the continuing decrease in the rates earned on Frankfort First’s assets, particularly mortgage loans. The weighted average yield earned on Frankfort First’s assets decreased 65 basis points from 6.29% for the fiscal year ended June 30, 2003 to 5.64% for the fiscal year ended June 30, 2004 mostly as a result of borrowers refinancing their loans and to new loans originated at lower rates. Management believes that while margin compression is affecting many financial institutions, Frankfort First’s earnings may have been impacted to a greater extent as management has continued to adhere to its longstanding techniques for managing interest rate risk, such as emphasizing investment in adjustable-rate mortgages as opposed to purchasing or originating higher-yielding fixed-rate investments. While this currently exacerbates the margin compression, such techniques should prove to be beneficial as market interest rates rise.

     Interest Expense. Interest expense decreased from $5.0 million for the year ended June 30, 2003 to $4.4 million for the year ended June 30, 2004, a decrease of $585,000 or 11.7%. The decrease was due primarily to a decrease in the interest paid on deposits, which decreased $497,000 or 21.2% to $1.8 million for the year ended June 30, 2004. The decrease in the interest paid on deposits was primarily attributable to a decrease in the average rate paid on deposits from year to year. The average rate paid on deposits decreased 64 basis points from 3.10% in fiscal 2003 to 2.46% in fiscal 2004. Interest expense from Federal Home Loan Bank advances decreased slightly to $2.6 million for the fiscal year ended June 30, 2004, a decrease of $88,000 or 3.3%. In general, rates paid on Federal Home Loan Bank advances are greater than rates paid on deposits. Management believes that, when compared to other sources of funds, Federal Home Loan Bank advances offer plans and terms that can be more easily matched to characteristics of Frankfort First’s interest-earning assets. This strategy may be altered as market conditions affect the terms, rates, and availability of retail deposits.

     It is generally considered that during the upcoming fiscal year, market rates will continue to increase, but the speed and certainty of that increase is not predictable. It is likely that the yield on First Federal of Frankfort’s loan portfolio could continue to decline during the initial period that market rates are increasing, due to continued repricing caused by refinancing and interest rate adjustments and to greater reluctance of borrowers with low interest rates to sell their homes or to refinance to higher rates. It is likely that the cost of deposits could increase at a faster pace than the yield on loans as the terms of most time deposit accounts have shortened considerably in the last few years as depositors have chosen shorter maturities in order to be able to react to higher rates. For these reasons, it is possible that First Federal of Frankfort’s interest rate spread could be compressed further as market rates increase.

     Provision for Losses on Loans. Frankfort First had no provision for losses on loans for the fiscal years ended June 30, 2004 and 2003. Frankfort First’s allowance for loan losses remained constant at $82,000. Management believed, on the basis of its analysis of the risk profile of Frankfort First’s assets, that it was appropriate to leave the allowance for loan losses at that level. In determining the appropriate provision, management considers a number of factors, including specific loans in Frankfort First’s portfolio, real estate market trends in Frankfort First’s market area, economic conditions, interest rates, and other conditions that may affect a borrower’s ability to comply with repayment terms. There can be no assurance that the allowance for loan losses (see “Comparison of Financial Condition at June 30, 2004 and 2003—Assets” above) will be adequate to cover losses on nonperforming assets in the future.

     Other Operating Income. Other operating income decreased from $71,000 for the year ended June 30, 2003 to $69,000 for the year ended June 30, 2004, a decrease of $2,000 or 2.8%. Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

     General, Administrative and Other Expense. General, administrative and other expense increased $183,000 or 10.7% from $1.7 million for the year ended June 30, 2003 to $1.9 million for the year ended June 30, 2004. The increase was due primarily to an increase in employee compensation and benefits, which increased $184,000 or 18.9% to $1.2 million for the fiscal year ended June 30, 2004. This increase was primarily due to increases in Frankfort First’s pension expense and other expenses associated with employee compensation and benefits.

     Income Tax. The provision for federal income taxes decreased by $197,000 or 29.1% due primarily to a $559,000 or 28.0% decrease in pretax earnings year to year. The effective income tax rate for the year ended June 30, 2004 was 33.5% compared to 34.0% for the year ended June 30, 2003.

     Dividends. On September 14, 2001, Frankfort First announced a dividend policy whereby it will begin to pay a quarterly cash dividend of $0.28 per share, per quarter, payable on the 15th day of the month following the end of each quarter, to shareholders of record as of the last business day of each quarter. Although the board of directors has adopted this policy, the future payment of dividends is dependent upon Frankfort First’s financial condition, earnings, equity structure, capital needs, regulatory requirements, and economic conditions. During the year ended June 30, 2004, Frankfort First paid dividends totaling $1.4 million.

     Stock Repurchase. Frankfort First has utilized stock repurchase programs to increase earnings per share, increase Frankfort First’s return on equity, and to attempt to improve the market liquidity in Frankfort First’s stock. During the fiscal year ended June 30, 2004, Frankfort First did not have a repurchase program in place and did not repurchase any shares of its stock. However, during the fiscal year just ended 34,629 shares of stock options were exercised by the exchange of 22,124 previously outstanding shares. Frankfort First’s board and management continue to believe in the potential positive effects of a repurchase strategy and will continue to evaluate market conditions along with other possible uses of capital in determining the authorization of future repurchase programs, although it is not expected that Frankfort First will engage in any stock repurchase activity pending the outcome of the proposed acquisition by First Federal of Hazard.

Comparison of Financial Condition at June 30, 2003 and 2002

     Assets. Frankfort First’s total assets decreased $2.6 million or 1.9% to $138.3 million at June 30, 2003. The decrease was due primarily to a decrease in loans receivable, which totaled $124.6 million at June 30, 2003, a decrease of $6.6 million or 5.0%. Also contributing to the decrease in total assets was a decrease in cash and cash equivalents, which decreased $2.8 million or 57.9% from $4.8 million at June 30, 2002 to $2.0 million at June 30, 2003. Somewhat offsetting the decrease in loans receivable were increases in both certificates of deposit in other financial institutions and mortgage-backed securities. Certificates of deposit in other financial institutions increased $3.0 million to $3.1 million at June 30, 2003, while mortgage-backed securities increased to $4.0 million over June 30, 2002.

     The decrease in loans receivable was largely related to declining interest rates from year to year, as borrowers generally chose to refinance their mortgages during a period of falling interest rates. Loan disbursements for the year ended June 30, 2003, totaled $28.7 million; however, principal repayments of $35.8 million resulted in the $6.6 million reduction. The fiscal year saw interest rates continue their decline to forty-plus-year lows thus keeping the refinancing market very active. Many of First Federal of Frankfort’s loans were refinanced with other lenders, primarily due to First Federal of Frankfort’s emphasis on originating adjustable-rate mortgages. In times of low prevailing rate conditions, borrowers are more likely to choose long-term, fixed-rate mortgages. First Federal of Frankfort, as a portfolio lender, at times, is not as competitive in its fixed-rate offerings. This is the result of an effort to maintain profits while minimizing its interest rate risk. During this period, some adjustable-rate mortgage borrowers chose to refinance into fixed-rate mortgages (in some cases with other lenders) and some fixed-rate mortgage borrowers chose to refinance to lower rates (again, in some cases with other lenders). The overall result was a decline in First Federal of Frankfort’s mortgage portfolio.

     Frankfort First’s allowance for loan losses remained constant at $82,000 at June 30, 2003 and 2002. The allowance represented approximately 0.06% of total assets and 29.3% of nonperforming assets at June 30, 2003. Nonperforming assets at June 30, 2003, and 2002, were $280,000 and $879,000, respectively, and consisted of loans past due 90 days or more but still accruing ($251,000 and $568,000, respectively) as well as real estate acquired in settlement of loans-net ($29,000 and $311,000, respectively).

     Liabilities. Frankfort First’s total liabilities decreased from $122.9 million at June 30, 2002, to $120.3 million at June 30, 2003, a decrease of $2.6 million or 2.1%. The decrease is attributed primarily to a net decrease in advances from the Federal Home Loan Bank (“advances”), which decreased $2.0 million or 4.4% to $43.0 million at June 30, 2003. Deposits decreased $274,000 or 0.4% to $75.6 million at June 30, 2003.

     Shareholders’ Equity. Shareholders’ equity decreased $67,000 or 0.4% from $18.1 million at June 30, 2002 to $18.0 million at June 30, 2003. At June 30, 2003, Frankfort First’s book value per share was $14.35 compared to $14.50 at June 30, 2002.

Comparison of Operating Results for the Years Ended June 30, 2003 and 2002

     Net Earnings. Net earnings remained constant at $1.3 million for the years ended June 30, 2003 and 2002, decreasing $12,000 or 0.9%. The decrease was primarily attributable to a decrease in net interest income of $187,000 and was partially offset by a $158,000 decrease in general, administrative and other expense.

     Net Interest Income. Net interest income decreased $187,000 or 4.9% to $3.6 million for the year ended June 30, 2003, compared to $3.8 million for the year ended June 30, 2002. A decrease in interest expense of $1.2 million between the two fiscal years was more than offset by a decrease in interest income of $1.3 million during the same time frame.

     Interest Income. Interest income totaled $8.7 million for the year ended June 30, 2003, a decrease of $1.3 million or 13.4% compared to $10.0 million for the year ended June 30, 2002. The decrease was related primarily to a decrease in interest income from loans, which decreased $1.3 million or 13.4% from $9.7 million for the year ended June 30, 2002, to $8.4 million for the year ended June 30, 2003. Also contributing to the decrease in interest income was a $40,000 or 17.0% decrease in interest-bearing deposits and other from $235,000 for the year ended June 30, 2002 to $195,000 for the year ended June 30, 2003.

     Management believes that, generally, rates paid on short-term investments and deposits are less than the rates that can be earned on mortgage loans, and prefers to use excess funds to either make new loans or reduce advances. As such, the investment emphasis during the year ended June 30, 2003, was on loans and management expects that emphasis to continue. However, in response to lower overall loan demand, Frankfort First has invested excess liquidity into certificates of deposit in other financial institutions and mortgage-backed securities and may continue to do so depending on loan demand.

     Frankfort First’s net decrease in interest income from loans from year to year was attributable primarily to a decrease in the volume of the portfolio. The average balance of the loan portfolio decreased $10.2 million or 7.5% to $125.4 million for the year ended June 30, 2003 compared to the year ended June 30, 2002. The average yield on Frankfort First’s loan portfolio decreased 46 basis points from 7.16% for the fiscal year ended June 30, 2002 to 6.70% for the fiscal year ended June 30, 2003. The decrease in interest income from interest-bearing deposits and other income is a result of a decrease in the average rate earned on Frankfort First’s liquid assets. Management expects to continue its strategy of investing, to the fullest extent possible, in mortgage loans as opposed to other investment alternatives, to the extent that such loans are profitable and compatible with Frankfort First’s interest rate risk strategies.

     The decrease in yield on Frankfort First’s loan portfolio is a result of downward adjustments of rates on adjustable rate mortgages, borrowers refinancing to lower rates, and the customary replacement of older, higher-yielding loans in the portfolio with newer, lower-yielding loans (as a result of home sales, scheduled repayment, etc.). First Federal of Frankfort’s primary product, the adjustable rate mortgage, falls from favor somewhat in periods of falling or low prevailing interest rates. Still, Management believes the origination of this loan provides the best blend of yield and interest rate risk protection and will continue to emphasize its origination.

     Interest Expense. Interest expense decreased from $6.2 million for the year ended June 30, 2002 to $5.0 million for the year ended June 30, 2003, a decrease of $1.2 million or 18.7%. The decrease was due primarily to a decrease in the interest paid on deposits, which decreased $1.0 million or 30.4% to $2.3 million for the year ended June 30, 2003. The decrease in the interest paid on deposits was primarily attributable to a decrease in the average rate paid on deposits from year to year. The average rate paid on deposits decreased 112 basis points from fiscal 2002 to fiscal 2003. Also contributing to the decrease in interest expense on deposits was a decrease in the average balance of deposits, which decreased $4.2 million or 5.3% from $79.8 million average deposits for the fiscal year ended June 30, 2002, to $75.6 million average deposits for the fiscal year ended 2003. Interest expense from Federal Home Loan Bank advances decreased $128,000 or 4.6% to $2.7 million for the fiscal year ended June 30, 2003. In general, rates paid on Federal Home Loan Bank advances are greater than rates paid on deposits. Management believes that, when compared to other sources of funds, Federal Home Loan Bank advances offer plans and terms that can be more easily matched to characteristics of Frankfort First’s interest-earning assets. This strategy may be altered as market conditions affect the terms, rates, and availability of retail deposits.

     Provision for Losses on Loans. Frankfort First had no provision for losses on loans for the fiscal year ended June 30, 2003, compared to a $1,000 provision for the year ended June 30, 2002. Frankfort First’s allowance for loan losses remained constant at $82,000 at June 30, 2003 and 2002. Management believed, on the basis of its analysis of the risk profile of Frankfort First’s assets, that it was appropriate to leave the allowance for loan losses at that level. In determining the appropriate provision, management considers a number of factors, including specific loans in Frankfort First’s portfolio, real estate market trends in Frankfort First’s market area, economic conditions, interest rates, and other conditions that may affect a borrower’s ability to comply with repayment terms. There can be no assurance that the allowance for loan losses (see “Comparison of Financial Condition at June 30, 2003 and 2002—Assets” above) will be adequate to cover losses on nonperforming assets in the future.

     Other Operating Income. Other operating income increased from $62,000 for the year ended June 30, 2002 to $71,000 for the year ended June 30, 2003, an increase of $9,000 or 14.5%. Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

     General, Administrative and Other Expense. General, administrative and other expense decreased $158,000 or 8.5% from $1.9 million for the year ended June 30, 2002 to $1.7 million for the year ended June 30, 2003. The decrease was due primarily to a decrease in employee compensation and benefits, which decreased

$179,000 or 15.5% to $973,000 for the fiscal year ended June 30, 2003. The decrease in employee compensation and benefits was primarily related to a change in Frankfort First’s deferred compensation program, which greatly reduced the volatility of this expense as Frankfort First’s stock price fluctuates.

     Income Tax. The provision for federal income taxes decreased by $7,000 or 1.0% due primarily to a $19,000 or 0.9% decrease in pretax earnings year to year. The effective income tax rates for the years ended June 30, 2003 and 2002 were 34.0% for each of those years.

     Dividends. Frankfort First paid a quarterly dividend of $0.28 per share, totaling $1.4 million for the fiscal year ended June 30, 2003.

     Stock Repurchase. Frankfort First has utilized stock repurchase programs to increase earnings per share, increase Frankfort First’s return on equity, and to attempt to improve the market liquidity in Frankfort First’s stock. During the fiscal year ended June 30, 2003, Frankfort First did not repurchase any shares of its stock, due largely to an increase in the market price of Frankfort First’s shares.

Liquidity and Capital Resources

     Since July 7, 1995, Frankfort First has had no business other than that of First Federal of Frankfort and investment of the portion of the net conversion proceeds retained by Frankfort First. Management believes that dividends that may be paid from First Federal of Frankfort to Frankfort First will provide sufficient funds for its future operations, including the servicing of any debt which may exist. Frankfort First’s primary sources of liquidity are dividends paid by First Federal of Frankfort. First Federal of Frankfort is subject to certain regulatory limitations with respect to the payment of dividends to Frankfort First. At September 30, 2004, First Federal of Frankfort exceeded all regulatory minimum capital requirements.

     First Federal of Frankfort’s primary sources of funds are (i) cash generated from operations, (ii) deposits, (iii) principal repayments on loans, and (iv) advances from the Federal Home Loan Bank. As reflected in the consolidated statements of cash flows of Frankfort First’s consolidated financial statements included in this prospectus, net cash flow provided by operating activities for fiscal years 2004, 2003, and 2002 was $1.1 million, $890,000, and $1.6 million, respectively.

     Net cash used in investing activities was $692,000 and $35,000 for fiscal years 2004 and 2003, respectively, while net cash provided by investing activities for fiscal year 2002 was $7.0 million. For the three months ended September 30, 2004, cash flows provided by investing activities totaled $664,000, compared to $70,000 used in investing activities in the three months ended September 30, 2003. Amounts of cash provided by or used by investing activities fluctuate from period to period primarily as a result of the volume of principal repayments on loans and loan disbursements.

     Net cash used in financing activities was $1.7 million, $121,000, $1.3 million, $3.6 million and $10.5 million for the three months ended September 30, 2004 and 2003 and for fiscal years 2004, 2003, and 2002, respectively.

     The primary investing activity of First Federal of Frankfort is the origination of mortgage loans. During the three months ended September 30, 2004 and 2003 and the years ended June 30, 2004, 2003, and 2002, First Federal of Frankfort originated loans of $5.2 million, $10.5 million, $30.6 million, $28.7 million and $25.8 million, respectively. Other investing activities may include investment in Federal agency issues, Federal Home Loan Bank certificates of deposit and insured certificates of deposit in other institutions. First Federal of Frankfort may in the future consider other investing activities that may provide higher yields. The primary financing activity of First Federal of Frankfort is the attraction of savings deposits, though First Federal of Frankfort has somewhat reduced its reliance on deposits as a source of funds in recent periods due to the competitive conditions in First Federal of Frankfort’s market area.

     First Federal of Frankfort is required to maintain sufficient liquidity to ensure its safe and sound operation. In the past First Federal of Frankfort has had to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision regulations. This requirement was based upon a percentage of deposits and short-term borrowings. The required minimum ratio at September 30, 2000 was 4.0%. However, the requirement, which may be changed at the direction of the Office of Thrift Supervision depending upon economic conditions and deposit flows, was changed in 2001, when the Office of Thrift Supervision issued an interim final rule eliminating the requirement that each savings association maintain an average daily balance of liquid assets of at least 4% of its liquidity base. First Federal of Frankfort’s average daily liquidity during the three-month period ended September 2004 and the years ended June 2004, 2003 and 2002 was 6.30%, 8.73%, 16.1% and 8.7%, respectively. Historically, management maintained a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. In recent years, however, management has sought to maintain a lower level of liquidity in order to minimize interest expense. The result of such action could adversely affect net earnings in future periods. Should significant demands for cash occur, First Federal of Frankfort has access to immediately available short-term Federal Home Loan Bank advances. At September 30, 2004, First Federal of Frankfort had a borrowing capacity of $25.6 million from the Federal Home Loan Bank. See “—Comparison of Financial Condition at September 30, 2004 and June 30, 2004,” “—Comparison of Financial Condition at June 30, 2004 and 2003” and “—Comparison of Financial Condition at June 30, 2003 and 2002” above.

     First Federal of Frankfort’s most liquid asset is cash held in interest-bearing demand and overnight deposit accounts at the Federal Home Loan Bank. The level of cash available at any point in time is dependent on First Federal of Frankfort’s operating, financing and investing activities during any given period. At September 30, 2004 and at June 30, 2004, 2003 and 2002, cash and cash equivalents totaled $1.2 million, $1.1 million, $2.0 million and $4.8 million, respectively. Management believes that First Federal of Frankfort will have sufficient funds available to meet its current commitments.

Commitments and Contractual Obligations

     On September 30, 2004, First Federal of Frankfort had $696,000 in commitments to originate one- to four-family residential mortgages, $8.5 million in unused lines of credit on real estate, including undisbursed construction loans of $582,000. Certificates of deposit due within one year of September 30, 2004 totaled $35.2 million, or 47.6% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before September 30, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

     The following table sets forth our contractual obligations and loan commitments as of June 30, 2004.

	Payments Due by Period
		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
	(In thousands)
Federal Home Loan Bank advances	$43,718	$2,300	$419	$10,475	$30,524

Total contractual obligations	$43,718	$2,300	$419	$10,475	$30,524

One- to four-family residential real estate	$2,318	$2,318	$—	$—	$—
Unused lines of credit	8,153	8,153	—	—	—
Undisbursed loans	112	112	—	—	—

Total commitments	$10,583	$10,583	$—	$—	$—

Off-Balance Sheet Arrangements

     As of the date of this prospectus, Frankfort First does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Frankfort First’s financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. First Federal of Frankfort does have commitments to originate loans in the ordinary course of business, as disclosed above. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with Frankfort First is a party under which Frankfort First has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Impact of Recent Accounting Pronouncements

     In April 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133’s conclusions, were considered by the Board to be preferable; amends SFAS No. 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

     The guidance in Statement 149 is generally effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date.

     Management adopted SFAS No. 149 effective July 1, 2003, as required, without material effect on the Association’s financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

     SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to Frankfort First). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management adopted SFAS No. 150 effective July 1, 2003, without material effect on Frankfort First’s financial statements.

     In December 2003, the FASB issued FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities.” FIN 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46(R) apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements of FIN 46(R) apply to existing entities in the first fiscal year ending after December 15, 2004. Frankfort First does not have any variable interest entities, therefore the adoption of FIN 46(R) had no effect on Frankfort First’s financial statements.

     In March 2004, the Emerging Issues Task Force (“EITF”) issued EITF 03-01 “The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments.” EITF 03-01 requires that unrealized losses on investment securities that are deemed other-than-temporary be recorded as an adjustment to operations. The Statement applies both to securities designated as held to maturity and those designated as available for sale. EITF 03-01 provides that unrealized losses may be viewed as other-than-temporary as a result not only due to deterioration of the credit quality of the issuer, but due to changes in the interest rate environment as well. An investor must be able to demonstrate the positive ability and intent to hold such securities until a forecasted recovery takes place or until maturity of the security. EITF 03-01 requires separate disclosure related to unrealized losses for securities that have been in an unrealized loss position for a period of less than twelve months and for those that have been in an unrealized loss position for a period greater than twelve months, for financial statements issued for years ending after December 15, 2003. In September 2004, the FASB issued a final FASB Staff Position, FSB EITF Issue 03-01-1, which has delayed the effective date for the measurement and recognition guidance of EITF 03-01. The comment period related to this staff position ended October 29, 2004. The implementation date is unknown until further guidance is issued by the FASB. We are currently evaluating the impact of adopting EITF 03-01.

     In March 2004, the FASB issued a proposed Statement, “Share-Based Payment,” that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed Statement would eliminate the ability to account for share-based compensation transactions, including stock option grants, using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally would require instead that such transactions be accounted for using a fair-value-based method. Issuance of the final standards and adoption by Frankfort First, post-reorganization, would be expected to result in recognition of compensation expense for the effect of stock option grants in future periods.

     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“Statement No. 123R”), which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized over the period during which the employee is required to provide service in exchange for the award, which is usually the vesting period. As a public company, Frankfort First would be required to adopt Statement No. 123R in its first reporting period beginning after June 15, 2005 (i.e., the quarter beginning July 1, 2005). For restricted stock awards, Frankfort First would recognize the grant-date fair value of the shares as compensation expense on a straight-line basis over the applicable vesting period, which is the same accounting required prior to Statement No. 123R. For stock option awards, Frankfort First would recognize the grant-date fair value of the options as compensation expense on a straight-line basis over the applicable vesting period. This accounting treatment differs significantly from the previous accounting for fixed stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” which generally required expense recognition only when the exercise price of the option was less than the market price of the underlying stock on the grant date. As required by Statement No. 123R, Frankfort First would estimate the fair value of its stock options on each grant date, using an appropriate valuation approach such as the Black-Scholes model. Statement No. 123R did not change existing accounting principles applicable to employee stock ownership plans. Statement No. 123R is not expected to have a material impact on Frankfort First unless Frankfort First grants additional stock options.

Impact of Inflation and Changing Prices

     The consolidated financial statements of Frankfort First and notes thereto, presented in this prospectus, have been prepared in accordance with accounting principles generally accepted in the United States of America, which required the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased costs of Frankfort First’s operations. Unlike most industrial companies, nearly all of the assets and liabilities of Frankfort First are monetary. As a result, interest rates have a greater impact on Frankfort First’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Management of Kentucky First

Directors of Kentucky First

     Initially, the board of directors of Kentucky First will consist of four current directors of First Federal of Hazard, two current directors of Frankfort First and Don D. Jennings, the current President of Frankfort First. David R. Harrod and Herman D. Regan, Jr., current directors of Frankfort First, and Mr. Jennings will be appointed to the board of directors of Kentucky First upon consummation of the merger. The board of directors of Kentucky First will be elected to terms of three years, approximately one-third of whom are elected annually. All of the directors of Kentucky First are independent under the current listing standards of the Nasdaq Stock Market, except for Tony D. Whitaker, Stephen G. Barker and Mr. Jennings. We will employ Messrs. Whitaker and Jennings as officers. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of September 30, 2004.

     The following directors will have terms ending in 2005:

     Walter G. Ecton, Jr. has been a director of First Federal of Hazard since 2004. Mr. Ecton has been engaged in the private practice of law in Richmond, Kentucky since 1979. Age 50.

     Don D. Jennings has been the President and Chief Executive Officer of Frankfort First since 2000 and Executive Vice President, director and Secretary of First Federal of Frankfort since 1998. He has been employed by First Federal of Frankfort since 1991. He serves as Treasurer of Frankfort/Franklin County CrimeStoppers. Age 39.

     The following directors have terms ending in 2006:

     Stephen G. Barker has been a director of First Federal of Hazard since 1997. Mr. Barker has been in the private practice of law in Hazard, Kentucky since 1980 and has served as Assistant General Counsel to the Kentucky River Properties, LLC since 1985. Age 50.

     Tony D. Whitaker has been President and Chief Executive Officer since 1997 and a director of First Federal of Hazard since 1993. Mr. Whitaker was President of First Federal Savings Bank in Richmond, Kentucky from 1980 until 1994. From 1994 until 1996, Mr. Whitaker was the President of the central Kentucky region and served on the Board of Great Financial Bank, a $3 billion savings and loan holding company located in Louisville, Kentucky. Mr. Whitaker served as a director of the Federal Home Loan Bank of Cincinnati from 1991 to 1997 and has served on the Board of America’s Community Bankers since 2001. Mr. Whitaker has served on the Board of Directors of Pentegra Group, Inc., a financial services company specializing in retirement benefits, since 2002. Age 58.

     David R. Harrod is a certified public accountant and is a principal of Harrod and Associates, P.S.C., a Frankfort, Kentucky-based accounting firm. Age 45.

     The following directors have terms ending in 2007:

     William D. Gorman has been a director of First Federal of Hazard since 2003. Mr. Gorman has served as mayor of Hazard, Kentucky since 1978. Age 80.

     Herman D. Regan, Jr. served as Chairman of the Board and President of Kenvirons, Inc., a civil and environmental engineering consulting firm, from 1975 until his retirement in August, 1994. Age 75.

Directors of First Federal of Hazard and First Federal MHC

     First Federal of Hazard’s board of directors is presently composed of five members who are elected for terms of three years, approximately one-third of whom are elected annually. The current members of First Federal of Hazard’s board of directors will continue as the directors of First Federal of Hazard and First Federal MHC following consummation of the merger. All of the directors of First Federal of Hazard are independent under the current listing standards of the Nasdaq Stock Market, except for Stephen G. Barker and Tony D. Whitaker. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of September 30, 2004.

     The following directors have terms ending in 2005:

     Lewis A. Hopper has been a director of First Federal of Hazard since 1977. Mr. Hopper is a retired coal mining operations owner, real estate investor and insurance adjuster. Age 91.

     The following directors have terms ending in 2006:

     Stephen G. Barker, see “—Directors of Kentucky First.”

     William D. Gorman, see “—Directors of Kentucky First.”

     The following directors have terms ending in 2007:

     Tony D. Whitaker, see “—Directors of Kentucky First.”

     Walter G. Ecton, Jr., see “—Directors of Kentucky First.”

Executive Officers of Kentucky First

     Our executive officers are elected annually by the board of directors and serve at the board’s discretion. Upon consummation of the reorganization and the merger, the executive officers of Kentucky First will be:

Name	Position
Tony D. Whitaker	Chairman of the Board and Chief Executive Officer of Kentucky First, and President and Chief Executive Officer of First Federal MHC and First Federal of Hazard

Don D. Jennings	President and Chief Operating Officer of Kentucky First and Executive Vice President of First Federal of Frankfort

R. Clay Hulette	Vice President, Chief Financial Officer and Treasurer of Kentucky First and Vice President of First Federal of Frankfort

Roy L. Pulliam, Jr.	Vice President and Secretary of Kentucky First and First Federal of Hazard

     Messrs. Jennings and Hulette will be appointed to their respective positions upon consummation of the merger.

     Below is information regarding the executive officers of Kentucky First who are not also directors of Kentucky First after completion of the merger. Unless otherwise stated, each executive officer has held his or her current position for at least the last five years. Ages presented are as of June 30, 2004.

     R. Clay Hulette has been Vice President, Treasurer and Chief Financial Officer of Frankfort First since 2000. He also serves as Vice President of First Federal of Frankfort, at which he has been employed since 1997. He is a Certified Public Accountant and is also licenced to sell certain insurance and investment products, which he does on behalf of First Federal of Frankfort. Age 42.

     Roy L. Pulliam, Jr. has been Vice President and Secretary of First Federal of Hazard since 1970. Age 66.

Management of First Federal of Hazard and First Federal of Frankfort after the Merger

     Currently, Messrs. Whitaker and Pulliam, President and Secretary of First Federal Hazard, respectively, constitute the executive officers of First Federal of Hazard. There will be no change in the management structure of First Federal of Hazard in connection with the reorganization and the merger. For information regarding Messrs. Whitaker and Pulliam, see “Management of Kentucky First—Directors of Kentucky First” and “—Executive Officers of Kentucky First.” As a separate subsidiary of Kentucky First following consummation of the merger, First Federal of Frankfort’s current directors and officers will remain in their positions following the merger. For more information regarding First Federal of Frankfort’s directors and officers, see “Management of Frankfort First—Directors of Frankfort First” and “—Executive Officers of Frankfort First.”

Meetings and Committees of the Board of Directors of First Federal of Hazard

     First Federal of Hazard conducts business through meetings of its board of directors and its committees. During the year ended June 30, 2004, the board of directors of First Federal of Hazard held 12 regular meetings and one special meeting.

     First Federal of Hazard’s board of directors has standing Audit, Proxy and Executive Committees, among others.

     The Audit Committee, consisting of Messrs. Ecton, Gorman and Hopper, is responsible for developing and monitoring internal and external audit and compliance programs. The committee also receives and reviews all the reports and findings and other information presented to them by First Federal of Hazard’s officers regarding financial reporting policies and practices. Mr. Hopper is the Audit Committee Chairman. This committee met four times during the year ended June 30, 2004.

     The Executive Committee, consisting of Tony D. Whitaker, Lewis A. Hopper and Stephen G. Barker, determines annual grade and salary levels for employees and establishes personnel policies. Mr. Tony D. Whitaker is the Executive Committee Chairman. This committee did not meet during the year ended June 30, 2004.

     The Proxy Committee consisting of all directors, is responsible for the annual selection of management’s nominees for election as directors. Mr. Tony D. Whitaker is the Proxy Committee Chairman. This committee met once in 2004 to nominate the individuals for election at the 2004 annual meeting.

     In addition, the board of directors has Appraisal, Loan, Investment, Loan Collection and Asset and Liability Committees.

Committees of the Board of Directors of Kentucky First

     In connection with our formation, the following committees will be established:

     The Audit Committee will consist of Messrs. Ecton, Harrod, Gorman and Regan and be responsible for ensuring that we maintain reliable accounting policies and financial reporting processes and reviewing the work of our independent accountants and internal auditors to determine their effectiveness. Mr. Harrod will be the Audit Committee Chairman. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors has determined that Mr. Harrod is an audit committee financial expert under the rules of the Securities and Exchange Commission.

     The Compensation Committee will consist of Messrs. Ecton, Gorman and Regan and be responsible for determining annual grade and salary levels for our employees and establishing our personnel policies. Mr. Regan will be the Compensation Committee Chairman. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

     The Nominating/Corporate Governance Committee will consist of Messrs. Ecton, Gorman and Regan and be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to our corporate governance policy. Mr. Ecton will be the Nominating Committee Chairman. Each member of the Nominating Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

     Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

     In addition to establishing committees of the board of directors, we will also adopt several policies to govern the activities of us and First Federal of Frankfort, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

(1)	the duties and responsibilities of each director;

(2)	the composition, responsibilities and operation of the board of directors;

(3)	the establishment and operation of Board committees;

(4)	succession planning;

(5)	appointing an independent lead director and convening executive sessions of independent directors;

(6)	the board of directors’ interaction with management and third parties; and

(7)	the evaluation of the performance of the board of directors and of the chief executive officer.

     The code of business conduct and ethics, which will apply to all employees, officers and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

     Fees. Each director of First Federal of Hazard receives an annual retainer of $10,800. In addition, each nonemployee director receives $100 per Investment Committee meeting attended. Each nonemployee director of Kentucky First will receive a quarterly retainer of $900 and each member of the Kentucky First Audit Committee will receive $900 per meeting attended on a date on which there is not also a meeting of the full board of directors.

     Other Compensation. On August 5, 2004, First Federal of Hazard’s board of directors ratified management’s decision to provide Director Hopper and then serving Director J. Keller Whitaker with a payment of $50,000 each, payable upon their deaths or at any prior time, as determined by the board of directors in its sole discretion. These payments were approved in recognition and commendation of the long-standing service and contributions of Mr. Hopper and J. Keller Whitaker during their tenure on the board of directors. Pursuant to this action, First Federal of Hazard will make a payment of $50,000 as a result of the death of Director J. Keller Whitaker in October 2004.

Executive Compensation

     Summary Compensation Table. The following information is provided for Tony D. Whitaker, our President. Mr. Whitaker is the only executive officer of First Federal of Hazard who received salary and bonus totaling $100,000 or more during the year ended June 30, 2004.

	Annual Compensation (1)			All Other
Name and Position	Year	Salary	Bonus	Compensation (2)
Tony D. Whitaker	2004	$150,000	$18,750	$18,108
President	2003	150,000	18,750	18,108
	2002	150,000	18,750	18,108

(1)	Does not include the aggregate amount of perquisites or other personal benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported.

(2)	For fiscal year 2004, consists of $7,308 in health and life insurance benefits and $10,800 in board of directors fees.

     Employment Agreements. Kentucky First and First Federal of Hazard anticipate that they will enter into separate employment agreements with Tony D. Whitaker, Chairman of the Board of Kentucky First and President and Chief Executive Officer of First Federal of Hazard upon completion of the reorganization and the merger. Kentucky First and First Federal of Frankfort also will enter into separate employment agreements with Don D. Jennings and R. Clay Hulette. First Federal of Frankfort will enter into employment agreements with Danny A. Garland and Teresa Kuhl. The continued success of Kentucky First, First Federal of Hazard and First Federal of Frankfort depends to a significant degree on the maintenance of a stable and competent management base following the offering and merger and the skills and competence of these officers.

     The employment agreements will provide for three-year terms, renewable on an annual basis for an additional year upon review and extension by the respective Boards of Directors of Kentucky First, First Federal of Hazard and First Federal of Frankfort. The employment agreements establish base salaries of $164,400 for Mr. Whitaker, $100,000 for Mr. Jennings, $88,200 for Mr. Garland, $85,000 for Mr. Hulette, and $48,033 for Ms. Kuhl. The respective Boards of Directors will review the base salaries each year in order to consider any appropriate changes. In addition to base salaries, the employment agreements provide for, among other things, participation in stock-based and other benefit plans, as well as certain fringe benefits.

     The employment agreements also provide that Kentucky First and First Federal of Hazard (for Mr. Whitaker), Kentucky First and First Federal of Frankfort (for Messrs. Jennings and Hulette) and First Federal of Frankfort (for Ms. Kuhl and Mr. Garland) may terminate the executive’s employment for cause, as defined in the agreements, at any time. No compensation or benefits are payable upon an executive’s termination for cause. The executives may also voluntarily terminate their employment by providing 90 days prior written notice. Upon voluntary termination, the executives receive only compensation and vested benefits through the termination date.

     The agreements terminate upon the death of an executive, and the executive’s estate receives any compensation due through the last day of the calendar month of death. The agreements also allow the appropriate boards to terminate an executive’s employment due to disability, as defined in the agreements. A disabled executive receives any compensation and benefits provided for under the agreement for any period prior to termination during which the executive was unable to work due to disability. The executive also may receive disability benefits under the Company’s or the applicable bank’s long-term disability plan(s) without reduction for any payments made under the employment agreement. During a period of disability, to the extent reasonably capable of doing so, the executive agrees to provide assistance and undertake reasonable assignments for the employers.

     If Kentucky First or either bank terminates the executive’s employment without cause, or if the executive resigns under specified circumstances that constitute constructive termination, the executive, or if he dies, his beneficiary, receives his base salary and continued employee benefits for the remaining term of the agreement, as well as continued health, life and disability coverage under the same terms such coverage is provided to other senior executives, or comparable individual coverage.

     Under the employment agreements, if, within one year after a change in control (as defined in the agreements), an executive voluntarily terminates employment under circumstances discussed in the agreement, or involuntarily terminates employment, the executive receives a cash payment equal to three times the executive’s average annual compensation over the five most recently completed calendar years preceding the change in control. The executive also receives continued employee benefits and health, life and disability insurance coverage for thirty-six months following termination of employment.

     Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s “base amount” are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of their base amount, and the employer is not entitled to deduct any parachute payments over the base amount. The agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G. If a change in control occurred following completion of the merger and prior to December 31, 2004, and we terminated the officers covered by employment agreements, each executive would generally be entitled to receive severance of one dollar less than three times his or her average annual compensation over the five preceding taxable years. Based on each executive’s average annual compensation as reported on Form W-2 for the years 1999-2003, we have estimated the total amount of the change in control payments at approximately $1,314,456.

     The agreements also require the executives to agree not to compete with Kentucky First, First Federal of Hazard or First Federal of Frankfort for one year following a termination of employment, other than in connection with a change in control. Kentucky First or the applicable bank will pay or reimburse the executive for all reasonable costs and legal fees paid or incurred by the executive in any dispute or question of interpretation regarding the employment agreement, if the executive is successful on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide the executives with indemnification to the fullest extent legally allowable. Although payments under the employment agreements may be made by either the Company or the Bank, the executives will not receive any duplicative payments under their agreements.

     Supplemental Executive Retirement Plan. Following the reorganization, First Federal of Hazard will implement a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to the employee stock ownership and pension plans. The plan will provide participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan will provide benefits to designated officers that cannot be provided under the pension or employee stock ownership plans as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the new plan will also provide supplemental benefits upon a change of control prior to the scheduled repayment of the employee stock ownership plan loan. Generally, upon a change in control, the supplemental executive retirement plan will provide participants with a benefit equal to what they would have received under the employee stock ownership plan, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of Kentucky First or its subsidiaries. The Board intends to designate Tony D. Whitaker as a participant in the supplemental executive retirement plan. In the future, other officers may be selected to participate.

     First Federal of Hazard may utilize a grantor trust in connection with the supplemental executive retirement plan, in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of general creditors in the event of insolvency, until paid to a participant according to the terms of the supplemental executive retirement plan.

Benefit Plans

     Employee Severance Compensation Plans. In connection with the stock offering, First Federal of Hazard and First Federal of Frankfort expect to adopt separate employee severance compensation plans, to provide severance benefits to eligible employees of First Federal of Hazard and First Federal of Frankfort whose employment terminates in connection with a change in control. Employees become eligible for severance benefits if they have completed a minimum of one year of service and have not entered into a separate employment or change in control-related agreement. Under the severance plans, if an eligible employee terminates employment involuntarily or voluntarily under certain specified circumstances after a change of control, the employee will receive a severance payment equal to one month’s compensation for each year of service, up to a maximum payment equal to 12 months of compensation. Based solely on fiscal 2004 cash compensation and assuming a change in control occurred on June 30, 2004, and all eligible employees of First Federal of Hazard and First Federal of Frankfort became entitled to receive severance under the plans, the aggregate payments due would equal approximately $852,000.

     First Federal of Hazard Retirement Plan. First Federal of Hazard participates in the Financial Institution Retirement Plan (the “Retirement Plan”) to provide retirement benefits for eligible employees. Employees are eligible to participate in the Retirement Plan after the completion of one year of employment and attainment of age 21. The formula for normal retirement benefits payable annually under the plan is 2% of the average of the participant’s highest five years of compensation multiplied by the participant’s years of service. Participant’s may also receive a reduced early retirement benefit under the plan upon attainment of age forty-five and satisfaction of the plan’s vesting requirements, as discussed below.

     Participants generally have no vested interest in Retirement Benefits prior to their completion of five years of service. Following the completion of five years of vesting service, or upon attainment of age 65, death or termination of employment due to disability, participants automatically become 100% vested in their accrued benefit under the Retirement Plan. The table below reflects the annual pension benefit payable to a participant assuming various levels of earnings and years of service. The amounts of benefits paid under the Retirement Plan are not reduced for any social security benefit payable to participants. As of June 30, 2004, Tony D. Whitaker had 32 years of credited service under the retirement plan.

	Years of Benefit Service
Final Average Earnings	15	20	25	30	35
$50,000	$15,000	$20,000	$25,000	$30,000	$35,000
75,000	22,500	30,000	37,500	45,000	52,500
100,000	30,000	40,000	50,000	60,000	70,000
125,000	37,500	50,000	62,500	75,000	87,000
150,000	45,000	60,000	75,000	90,000	105,000

     Employee Stock Ownership Plan. In connection with the offering, the board of directors of First Federal of Hazard will adopt an employee stock ownership plan for eligible employees of First Federal of Hazard. Eligible employees who are 21 years old and employed by First Federal of Hazard as of the closing date of the offering will participate in the plan as of that date. New employees of First Federal of Hazard who are 21 years old and have been credited with at least one year of service with First Federal of Hazard will be eligible to participate in the employee stock ownership plan as of the first entry date following their completion of the plan’s eligibility requirements.

     First Federal of Hazard expects to engage an independent third party trustee to purchase 3.92% of the shares issued in the reorganization and merger, including shares issued to First Federal MHC, on behalf of the employee stock ownership plan. This would range between 216,580 shares and 293,020 shares at the minimum and maximum, respectively, of the offering range. If 8,596,250 shares are sold in the offering at the adjusted maximum of the offering range, the employee stock ownership plan will purchase 336,973 shares. It is anticipated that the employee stock ownership plan will fund its stock purchase in the offering through a loan from Kentucky First. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from First Federal of Hazard’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan will equal the prime rate as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

     In any plan year, First Federal of Hazard may make additional discretionary contributions (beyond those necessary to satisfy the loan obligation) to the employee stock ownership plan for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by Kentucky First. The timing, amount and manner of discretionary contributions will be affected by several factors, including regulatory policies, applicable laws and regulations and market conditions. First Federal of Hazard’s contributions to the employee stock ownership plan are not fixed, so benefits payable under the plan cannot be estimated.

     Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions and shares released from the suspense account will be allocated among participants on the basis of each participant’s proportional share of compensation.

     Upon completing one year of service, participants commence vesting in their employee stock ownership plan benefits at a rate of 20% per year for each year of continuous service with First Federal of Hazard. A participant becomes fully vested at retirement, upon death or disability, upon a change in control or upon termination of the plan. Participants generally receive distributions of their vested ESOP benefits upon separation from service. Any unvested shares forfeited upon a participant’s termination of employment are reallocated among the remaining plan participants.

     Plan participants may direct the trustee on how to vote common stock credited to their accounts. The trustee votes all allocated shares as instructed by plan participants. The trustee votes unallocated and uninstructed shares in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

     Under applicable accounting requirements, compensation expense for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants’ accounts. See “Pro Forma Data.”

     The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. First Federal of Hazard intends to request a favorable determination letter from the Internal Revenue Service regarding the plan’s tax-qualified status. First Federal of Hazard expects, but cannot guarantee, that it will receive a favorable determination letter from the IRS.

     Future Stock-Based Incentive Plan. Following the offering, Kentucky First plans to adopt a stock-based incentive plan that will provide for grants of stock options and restricted stock. Under the Plan, the Company expects that shares of restricted stock, in an amount up to 1.96% of the shares outstanding following the reorganization and the merger, including shares issued to First Federal MHC, may be awarded at no cost to the recipients. The Company also expects that stock options, in an amount up to 4.9% of the shares outstanding following the reorganization and the merger, including shares issued to First Federal MHC, may be granted at an exercise price equal to 100% of the fair market value of the common stock on the option grant date.

     Kentucky First may fund the stock-based incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Kentucky First common stock. The acquisition of additional authorized, but unissued, shares by the stock-based incentive plan after the offering will dilute the interests of existing shareholders. See “Pro Forma Data.”

     Restricted stock awards and stock options generally vest ratably over a certain period of time (e.g., a five-year period, which is required if the Company implements the plan within one year of the date of the reorganization), but Kentucky First may also make vesting contingent upon the satisfaction of certain conditions, such as performance goals, established by the board of directors or the committee charged with administering the plan. The Company expects that all outstanding awards would accelerate and become fully vested in the event of a change in control of Kentucky First.

     Kentucky First will submit the stock-based incentive plan to shareholders for approval no earlier than six months after the reorganization, at which time Kentucky First will provide shareholders with detailed information about the plan.

Transactions with First Federal of Hazard

     Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by First Federal of Hazard and First Federal of Frankfort to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. First Federal of Hazard and First Federal of Frankfort are therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee.

     In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of First Federal of Hazard’s or First Federal of Frankfort’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

     We had $276,000 of loans outstanding to our executive officers and directors at June 30, 2004.

Indemnification for Directors and Officers

     Our bylaws provide that we will indemnify all of our officers, directors and employees to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Indemnification shall be made only if: (i) final judgment on the merits is in his or her favor; or (ii) in case of settlement, final judgment against him or her, or final judgment in his or her favor, other than on the merits, if a majority of our disinterested directors determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in our best interest. However, no indemnification shall be made unless we give the Office of Thrift Supervision at least 60 days notice of our intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises us in writing, within such notice period, of its objection thereto.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Management of Frankfort First

Directors of Frankfort First

     Frankfort First’s board of directors consists of eight directors and is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The board of directors of Frankfort First also serves as the board of directors of First Federal of Frankfort, except that Don D. Jennings, President and Chief Executive Officer of Frankfort First also serves on the board of First Federal of Frankfort to make a total of 9 directors at the bank level. All of the directors of Frankfort First are independent under the current listing standards of the Nasdaq Stock Market, except for Messrs. Jennings and Garland, who are employed as officers. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of September 30, 2004.

     The following directors have terms ending in 2004:

     Charles A. Cotton, III is retired, having served as the Commissioner of the Department of Housing, Building & Construction of the Commonwealth of Kentucky from 1981 to January 2000. He is the past president and a director of the National Conference of States on Building Codes and Standards. Age 67. Director since 1974.

     Danny A. Garland has been an employee of First Federal of Frankfort since 1975. Mr. Garland currently serves as President and Chief Executive Officer of First Federal of Frankfort and Vice President and Secretary of Frankfort First. Mr. Garland recently served on the Board of the Kentucky Bankers Association and is a past President of the Kentucky Thrift Foundation. Age 59. Director since 1981 .

     The following directors have terms ending in 2005:

     David R. Harrod is a certified public accountant and is a principal of Harrod and Associates, P.S.C., a Frankfort, Kentucky-based accounting firm. Age 45. Director since 2003.

     William C. Jennings has been an employee of First Federal of Frankfort since 1963. Between 1980 and 1998, Mr. Jennings served as President and Chief Executive Officer of First Federal of Frankfort. Mr. Jennings serves as Chairman of the Board of Frankfort First and First Federal of Frankfort. From June 1995 through December 2000, Mr. Jennings also served as President and Chief Executive Officer of Frankfort First. Age 68. Director since 1973.

     C. Michael Davenport is an auctioneer, builder, developer, real estate broker, and serves as President and CEO of Davenport Broadcasting, Inc., which operates radio station WKYL 102.1 FM and of C. Michael Davenport, Inc., which is involved in a variety of real estate activities. Age 45. Director since 1996.

     The following directors have terms ending in 2006:

     William M. Johnson is a self-employed attorney in Frankfort, Kentucky and currently serves as the attorney for First Federal of Frankfort. Age 68. Director since 1984.

     Frank McGrath is the retired President of Frankfort Lumber Company. Age 78. Director since 1973.

     Herman D. Regan, Jr. served as Chairman of the Board and President of Kenvirons, Inc., a civil and environmental engineering consulting firm, from 1975 until his retirement in August, 1994. Age 75. Director since 1988.

Directors’ Compensation

     Each director of First Federal of Frankfort receives fee of $600 per month and a fee of $100 for attendance at meetings of committees; however, directors are not paid such fees for committee meetings that take place immediately before or after regularly scheduled board meetings.

     Frankfort First and First Federal of Frankfort have a deferred compensation plan for directors and certain officers. Each year, a director may elect to defer payment of all or part of the director’s fees for that year until the individual ceases to be a director. Interest is accrued on the deferred amount at the prime rate. Payment of the deferred amount may be made to the director or to his or her beneficiary. In addition, directors are eligible to receive options under the 1995 Stock Option and Incentive Plan.

Committees of the Board of Directors

     Audit Committee. The Frankfort First Audit Committee consists of Messrs. Cotton, Davenport, Harrod, Regan and McGrath, each of whom is an “independent director” in accordance with the listing standards of the Nasdaq Stock Market. Mr. Harrod is an “audit committee financial expert” as defined by the SEC. The committee reviews and reports to the board of directors on examinations of First Federal of Frankfort and its subsidiaries by regulatory authorities, appoints the independent auditor for Frankfort First and First Federal of Frankfort, reviews the scope of the work of the independent auditor and their reports. The Audit Committee met eleven (11) times during 2004. The Audit Committee acts under a written charter.

     Compensation Committee. The Compensation Committee consists of Messrs. Cotton, Johnson and McGrath, each of whom is an “independent director” in accordance with the listing standards of the Nasdaq Stock Market. The committee reviews and determines salaries and other benefits for executive and senior management of Frankfort First and its subsidiaries, reviews and determines employees to whom stock options are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensatory plans and arrangements. The Compensation Committee met one time during 2004.

     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee, which consists of Messrs. McGrath, Davenport and Regan, takes a leadership role in shaping governance policies and practices, including developing and recommending to the board of directors the corporate governance policies and guidelines applicable to Frankfort First and First Federal of Frankfort. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the Director nominees for election at the next annual meeting of shareholders. This committee also leads the Board in its annual review of the Board’s performance and recommends to the Board director candidates for each committee for appointment by the Board. The Nominating/Corporate Governance Committee did not meet during 2004. Each member of the Nominating/Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Executive Officers of Frankfort First

     For information regarding Messrs. Jennings and Hulette, the executive officers of Frankfort First who are not also directors of Frankfort First, see “Management of Kentucky First—Executive Officers of Kentucky First.”

Executive Compensation

     Summary Compensation Table. The following information is furnished for the Chief Executive Officer of Frankfort First and First Federal of Frankfort. No other executive officer of Frankfort First or First Federal of Frankfort received salary and bonus in excess of $100,000 during fiscal 2004.

		Annual Compensation
				Other
				Annual	Securities
	Fiscal			Compensation	Underlying	All Other
Name and Principal Positions	Year	Salary	Bonus	(1)	Options	Compensation
Don Jennings	2004	$80,000	$—	$7,200	—	$—
President and Chief Executive Officer of	2003	80,000	—	7,200	—	—
Frankfort First and Executive Vice	2002	60,000	—	7,200	—	—
President of First Federal of Frankfort

(1)	“Other Annual Compensation” represents director’s fees.

     Employment Agreements. First Federal of Frankfort has entered into an employment agreement with Don Jennings, President of the Company and Executive Vice President of First Federal of Frankfort. In this capacity, Mr. Jennings oversees all operations of First Federal of Frankfort and implements the policies adopted by Frankfort First’s board of directors. The board of directors believes that Mr. Jennings’s employment agreement assures fair treatment of Mr. Jennings in relation to his career with First Federal of Frankfort by assuring him of some financial security. Frankfort First has entered into a guaranty agreement with Mr. Jennings whereby Frankfort First agrees that, to the extent permitted by law, it will be jointly and severally liable with First Federal of Frankfort for payment of all amounts due under the employment agreement.

     Mr. Jennings’s employment agreement, effective as of June 30, 2004, provides for a term of three years. On each anniversary date from the date of commencement of Mr. Jennings’s employment agreement, the term of his employment will be extended for an additional one-year period beyond the then-effective expiration date, upon a determination by the board of directors, which has no personal interest in the employment agreement, that Mr. Jennings has met the required performance standards. The employment agreement provides that the Board will review Mr. Jennings’s salary not less often than annually. Mr. Jennings’ current base salary is $80,000. Following the close of the reorganization and the merger, Mr. Jennings annual salary will be $100,000. Mr Jennings may also participate in any discretionary bonus plans, retirement and medical plans, and he may receive customary fringe benefits, vacation and sick leave and reimbursement for reasonable out-of-pocket expenses. Mr. Jennings’s employment agreement will terminate upon death or disability. First Federal of Frankfort may terminate the employment agreement for “just cause” as defined in the agreement. Mr. Jennings receives no severance benefit upon his termination for just cause. If First Federal of Frankfort terminates Mr. Jennings’s employment without just cause, then he receives continued salary and benefits from the date of termination through the remaining term of his employment agreement, plus an additional 12-month period. If Mr. Jennings terminates employment due to “disability” (as defined in the employment agreement), he will receive continued salary and benefits for (1) any period during the term of the employment agreement and prior to the establishment of Mr. Jennings’s “disability” during which he is unable to work, and (2) any period of “disability” prior to his termination of employment. If Mr. Jennings dies during the term of his employment agreement, his estate will receive his salary through the end of the month of his death. Severance benefits payable to Mr. Jennings (or to his estate) will be paid in a lump sum or in installments, as he (or his estate) elects. Mr. Jennings may voluntarily terminate his employment agreement by providing 90 days’ written notice to First Federal of Frankfort’s board of directors, in which case he is entitled to receive only his compensation, vested rights and benefits up to the date of termination.

     Mr. Jennings’s employment agreement provides that, if Mr. Jennings involuntarily terminates employment for reasons other than just cause within one year after a change in control of First Federal of Frankfort or Frankfort First Bancorp, he receives a lump sum payment equal to the difference between (1) 2.99 times his “base amount,” under Section 280G(b)(3) of the Internal Revenue Code and (2) the sum of any other “parachute payments,” as defined under Section 280G(b)(2) of the Internal Revenue Code. The agreement provides for a similar lump sum payment in the event of Mr. Jennings’ voluntary termination of employment within a 30-day period beginning with the date of a change in control, or upon his termination of employment under circumstances equivalent to a constructive discharge (as defined in the agreement). The aggregate payments that would be made to Mr. Jennings assuming his termination of employment under the foregoing circumstances would be approximately $196,966. However, effective July 15, 2004, Mr. Jennings’s employment agreement was amended to provide that neither the execution of the merger agreement with First Federal of Hazard nor the consummation of a merger with First Federal of Hazard would constitute a change in control entitling Mr. Jennings to a severance benefit under the employment agreement.

     Under the terms of Mr. Jennings’s employment agreement, he agrees not to engage in any business or other activity contrary to the business interests of First Federal of Frankfort. The agreement also provides for reimbursement of Mr. Jennings’s legal and other expenses should he prevail over Frankfort First Bancorp and First Federal of Frankfort in a legal dispute. In addition, Frankfort First Bancorp and First Federal of Frankfort agree to indemnify Mr. Jennings and to arrange for insurance coverage for indemnification purposes.

     Pension Plan. First Federal of Frankfort maintains the FIRF Pension Trust (the “Pension Plan”) for the benefit of all employees who are at least 21 years of age and have completed one year of service. A participant becomes fully vested after six years of service or upon attaining age 65, regardless of completed years of service.

     The following table illustrates annual pension benefits at age 65 under the Pension Plan at various levels of compensation and years of service, assuming 100% vesting of benefits. All retirement benefits illustrated in the table below are without regard to any Social Security benefits to which a participant might be entitled.

	Years of Service
Average Compensation	15	20	25	30	35
$20,000	$3,750	$5,000	$6,250	$7,500	$8,750
40,000	7,500	10,000	12,500	15,000	17,500
60,000	11,250	15,000	18,750	22,500	26,250
80,000	15,000	20,000	25,000	30,000	35,000
100,000	18,750	25,000	31,250	37,500	43,750

     Participants in the Pension Plan will receive an annual benefit based on average salary and years of service at the time of retirement, which is not subject to offset for social security payments. Average salary for purposes of determining a participant’s benefit consists of salary only, exclusive of overtime, bonuses and other special payments. At June 30, 2004, Don Jennings had 13 years of credited service under the Pension Plan.

Benefit Plans

     Stock Option and Incentive Plan. Frankfort First maintains the 1995 Stock Option and Incentive Plan as a means of providing directors and key employees the opportunity to acquire a proprietary interest in Frankfort First and to align their interests with those of Frankfort First’s shareholders. By encouraging stock ownership, Frankfort First seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and employees to promote the success of Frankfort First and First Federal of Frankfort.

     Under this plan, eligible participants receive stock options and stock appreciation rights (“SARs”). Vesting and forfeiture requirements, as determined by the Compensation Committee, apply to awards made under this plan. Options and SARs are granted at the market value of the common stock on the date of the grant. Thus, such awards have value only if Frankfort First’s stock price increases. The Compensation Committee believes that this plan helps to retain and motivate executive officers to improve long-term stockholder value. No options were granted to executive officers during fiscal year 2004.

     Deferred Compensation Plan. In 1994, First Federal of Frankfort established the First Federal Savings Bank of Frankfort Deferred Compensation Plan for the exclusive benefit of members of First Federal of Frankfort’s board of directors and the President and Vice Presidents of First Federal of Frankfort. Pursuant to the terms of the Deferred Compensation Plan, directors may elect to defer the receipt of all or part of their future fees, and eligible officers may elect to defer receipt of their future compensation. Deferred amounts are credited to a bookkeeping account in the participant’s name, which will also be credited quarterly with the investment return which would have resulted if such deferred amounts had been invested, based upon the participant’s choice, in either the common stock or certificates of deposit earning First Federal of Frankfort’s highest annual rate of interest, regardless of their term. Participants may cease future deferrals any time. First Federal of Frankfort contributes to the Deferred Compensation Plan on a quarterly basis.

     Junior Officer Recognition Plan. During fiscal 2003, Frankfort First instituted a plan to reward, recognize, and retain certain officers of Frankfort First and/or First Federal of Frankfort. The plan is designed for those officers below the senior officer level. Participants receive awards in the form of Frankfort First stock. A maximum of 4,000 shares have been awarded to be vested and received over five years. A total of 8,000 shares are allotted to this plan. No awards were granted to officers under this plan during fiscal year 2004.

Transactions With Management

     Loans to Officers and Directors. Periodically, First Federal of Frankfort may engage in lending transactions with its officers and directors, as well as entities associated with such persons. Such transactions are made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to such persons do not involve more than the normal risk of collectibility or present other unfavorable features.

Voting Securities and Principal Holders Thereof

     The following table provides information as December 20, 2004, with respect to persons known to Frankfort First to be the beneficial owners of more than 5% of Frankfort First’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

			Number of
			Shares That
	Number		May Be Acquired	Percent of
	of		Within 60 Days by	Common Stock
Name and Address	Shares Owned		Exercising Options	Outstanding
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	88,300	(1)	—	6.97%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	77,400	(2)	—	6.11%

William C. Jennings Chairman of the Board Joyce H. Jennings 216 West Main Street Frankfort, Kentucky 40602	52,593	(3)	50,126	7.80%

Danny A. Garland Vice President and Secretary 216 West Main Street Frankfort, Kentucky 40602	31,598	(4)	43,158	5.71%

All Executive Officers and Directors as a Group (10 persons)	158,701	(5)	134,862	20.95%

(1)	This information is based of the Amended Schedule 13G filed on February 5, 2004 by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors for whom Price Associates serves as investment adviser with the power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	This information is based on the Amended Schedule 13G filed on February 6, 2004 by Dimensional Fund Advisors, Inc. (“Dimensional”). Dimensional is an investment advisor which furnishes investment advice to four registered investment companies and serves as an investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares and for purposes of the reporting requirements of the Securities and Exchange Act of 1934, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Includes 21,133 shares beneficially owned by Mr. William Jennings’ spouse.

(4)	Includes 419 shares beneficially owned by Mr. Garland’s spouse’s IRA.

(5)	Includes stock held in joint tenancy; stock owned as tenants in common; stock owned or held by a spouse or other member of the individual’s household; stock allocated through certain employee benefit plans of the Company; and stock in which the individual otherwise has either sole or shared voting and/or investment power.

     The following table provides information as of December 20, 2004 about the shares of common stock of Frankfort First that may be considered to be beneficially owned by each director of Frankfort First by those executive officers of Frankfort First whose salary and bonus during the 2004 fiscal year exceeded $100,000, and by all directors and executive officers of Frankfort First as a group. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown .

		Number of
		Shares That
	Number of	May Be Acquired	Percent of
	Shares Owned	Within 60 Days by	Common Stock
Name	(Excluding Options)	Exercising Options	Outstanding (1)
Directors

Charles A. Cotton, III	4,518	8,551	1.02%
C. Michael Davenport	20,000	4,747	1.95
Danny A. Garland	31,598	43,158	5.71
William C. Jennings	52,593	50,126	7.80
Frank McGrath	8,824	3,544	—
Herman D. Regan, Jr.	20,690	12,368	2.58
David R. Harrod	235	—	—
William M. Johnson	5,690	12,368	1.41

Named Executive Officers Who Are Not Also Directors

Don D. Jennings (2)	12,440	—	—

All directors and executive officers as a group (10 persons) (3)	158,701	134,862	20.95

(1)	Percentages with respect to each person or group of persons have been calculated on the basis of 1,266,613 shares of Frankfort First’s common stock outstanding as of December 20, 2004, plus the number of shares of Frankfort First’s common stock which such person or group of persons has the right to acquire within 60 days after December 20, 2004 upon the exercise of stock options.

(2)	Don Jennings is the son of William C. Jennings.

(3)	Includes stock held in joint tenancy; stock owned as tenants in common; stock owned or held by a spouse or other member of the individual’s household; stock allocated through certain employee benefit plans of the Company; and stock in which the individual otherwise has either sole or shared voting and/or investment power.

Equity Compensation Plan Information

     The following table provides information as of June 30, 2004 for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
			Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise price of	future issuance under
	exercise of outstanding	outstanding	equity compensation plans
	options, warrants and	options, warrants	(excluding securities
Plan category	rights	and rights	reflected in column (a))
Equity compensation plans approved by security holders	147,230	$13.83	79,226
Equity compensation plans not approved by security holders	4,000 (1)	N/A	4,000 (1)

Total	151,230	$13.83	83,226

(1)	Shares awarded or issuable pursuant to Frankfort First’s Junior Officer Recognition Plan. For information regarding this plan see “Management of Frankfort First—Benefit Plans—Junior Officer Recognition Plan.”

Subscriptions by Executive Officers and Directors

     The following table presents certain information as to the approximate purchases of common stock by First Federal of Hazard and Frankfort First directors and executive officers, including their associates, if any, as defined by applicable regulations, as well as shares to be received by such persons in the merger. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers of First Federal of Hazard and their associates may not purchase more than 33% in the aggregate of the shares sold in the reorganization offering and issued in the merger. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

	Proposed Purchases of
	Stock in the			Percent of	Percent of
	Reorganization Offering		Number of	Shares at	Shares at
	Number of	Dollar	Shares Issued in	Minimum of	Maximum of
Name	Shares	Amount	Merger	Offering Range	Offering Range
First Federal of Hazard:
Stephen G. Barker	30,000	$300,000	—	1.2%	0.9%
Walter G. Ecton, Jr.	30,000	300,000	—	1.2	0.9
William D. Gorman	20,000	200,000	—	0.8	0.6
Lewis A. Hopper	5,000	50,000	—	0.2	0.1
Tony D. Whitaker	30,000	300,000	—	1.2	0.9

All directors and executive officers as a group (5 persons) (1)	115,000	$1,151,000	—	4.6%	3.4%

Frankfort First:
David R. Harrod	1,000	$10,000	566	0.1	—
William C. Jennings	—	—	123,594	4.9	3.7
C. Michael Davenport	—	—	47,000	1.8	1.4
William M. Johnson	—	—	13,372	0.5	0.4
Frank McGrath	—	—	20,736	0.8	0.6
Herman D. Regan, Jr.	—	—	48,622	1.9	1.4
Charles A. Cotton, III	—	—	12,725	0.5	0.4
Don D. Jennings	—	—	29,234	1.1	0.9
R. Clay Hulette	1,000	10,000	5,248	0.2	0.2
Danny A. Garland	—	—	74,255	2.9	2.2

All directors and executive officers as a group (10 persons)	2,000	$20,000	375,352	14.7%	11.2%

The Reorganization and Stock Offering

     The board of directors of First Federal of Hazard has approved the plan of reorganization and the plan of stock issuance. The plan of reorganization also must be approved by the members of First Federal of Hazard. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of reorganization and the plan of stock issuance; however, such approval does not constitute a recommendation or endorsement of such plans by that agency.

General

     In connection with the approval of the merger agreement, on July 14, 2004, the board of directors of First Federal of Hazard unanimously adopted the plan of reorganization and the plan of stock issuance, pursuant to which First Federal of Hazard will reorganize into a two-tiered mutual holding company. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, Kentucky First will be the mid-tier stock holding company and First Federal MHC will be the top-tier mutual holding company. Following completion of the merger, under the terms of the plan of reorganization, Kentucky First will own all of the stock of First Federal of Hazard and First Federal of Frankfort, and First Federal MHC will own at least a majority of Kentucky First’s stock. First Federal MHC will have no stockholders and depositors and certain borrowers of First Federal of Hazard and First Federal of Frankfort will become members of First Federal MHC.

     The reorganization contemplates an offering of shares of Kentucky First common stock to qualifying depositors and borrowers of First Federal of Hazard in a subscription offering and to members of the general public through a community offering and, if necessary, a syndicated community offering at a purchase price of $10.00 per share. The completion of the reorganization offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the independent appraisal, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized from the sale of the common stock. If the reorganization is terminated, First Federal of Hazard would be required to charge all reorganization expenses against current income. The Office of Thrift Supervision approved the plans of reorganization and stock issuance, subject to, among other things, approval of the plan of reorganization by First Federal of Hazard’s members. The special meeting of First Federal of Hazard’s members has been called for these purposes on February 22, 2005.

     Immediately after the completion of the reorganization, it is expected that Frankfort First will merge with a to-be-formed wholly owned subsidiary of Kentucky First, with Frankfort First being the survivor of the merger. Pursuant to the merger agreement, Frankfort First will be liquidated, and First Federal of Frankfort will be held as a wholly owned subsidiary of Kentucky First. The merger is governed by the merger agreement, which was unanimously adopted by the respective boards of directors of First Federal of Hazard and Frankfort First. In connection with the merger, Frankfort First shareholders may elect to exchange each share of Frankfort First common stock for either 2.35 shares of Kentucky First common stock or $23.50, subject to certain limitations. See “—How We Determined the Offering Range and the $10.00 Purchase Price.”

     After the reorganization and merger, our ownership structure initially will be as follows:

     This ownership structure is subject to the limitation that First Federal MHC will own 55% of Kentucky First common stock at the midpoint, maximum, and maximum, as adjusted, of the offering range and approximately 53.9% of Kentucky First common stock at the minimum of the offering range.

     The following is a brief summary of the pertinent aspects of the reorganization. Copies of the plans of reorganization and stock issuance are available from First Federal of Hazard upon request and are available for inspection at the offices of First Federal of Hazard and at the Office of Thrift Supervision. The plans of reorganization and stock issuance are also filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization

     After considering the advantages and disadvantages of the reorganization, the board of directors of First Federal of Hazard unanimously approved the reorganization and related stock offering as being in the best interest of First Federal of Hazard and its members. The board of directors concluded that the reorganization offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the reorganization.

     Primarily, the reorganization will enable us to acquire Frankfort First in the merger, which, along with any additional capital we raise in the reorganization offering, will support our future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a mutual holding company with a mid-tier stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including giving us the ability to use stock as a form of merger consideration. Our current mutual structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. Our new mutual holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. Since we will not be offering all of our common stock for sale in the reorganization offering, and because we will distribute a significant amount of cash to existing Frankfort First shareholders in the merger, the reorganization, together with the merger, will result in less capital raised in comparison to a standard mutual-to-stock conversion. Therefore, the reorganization permits us, together with the merger, to control the amount of capital being raised and enables us to prudently deploy the proceeds of the offering. The reorganization, however, also will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of First Federal MHC to stock form.

     The merger provides the potential to increase both deposit and loan product offerings. First Federal of Frankfort offers a wider array of products than we do, including adjustable-rate mortgages, home equity lines of credit, checking accounts and individual retirement accounts. We plan to utilize the experience and expertise developed at First Federal of Frankfort to allow First Federal of Hazard to develop some of the same types of products, thus increasing and diversifying our retail operations. The two banks have very different profiles of asset and liability composition. First Federal of Hazard has more deposits than required to meet its loan demand, and First Federal of Frankfort does not have sufficient deposits to take advantage of loan demand so that it utilizes Federal Home Loan Bank advances. As a stand-alone, each institution has addressed their situation—First Federal of Hazard by deploying deposited funds into relatively lower-yielding bonds and Federal Home Loan Bank deposits—and First Federal of Frankfort by utilizing relatively high-costing Federal Home Loan Bank advances to meet loan demand. We believe that, over time and depending on market conditions, the interest rate spread of the combined company can be significantly increased by directing liquidity to the area where loan demand is greatest and using deposits rather than borrowings to fund operations. This can be accomplished, to a point, subject to regulatory limitations, by First Federal of Hazard’s placing deposits at First Federal of Frankfort. More significantly, it may be accomplished by the sale of whole loans or loan participations by First Federal of Frankfort to First Federal of Hazard, with First Federal of Frankfort retaining the servicing rights of any loans sold.

     The reorganization will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The reorganization also will provide our customers and local community members with an opportunity to acquire our stock.

     The disadvantages of the reorganization considered by First Federal of Hazard’s board of directors are the additional expense and effort of operating as a public company listed on the Nasdaq Stock Market, the inability of stockholders other than First Federal MHC to obtain majority ownership of Kentucky First, which may result in the perpetuation of our management and board of directors, and the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted periodically which may have an adverse impact on stockholders other than First Federal MHC. A majority of our voting stock will be owned by First Federal MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. First Federal MHC will be able to elect all the members of our board of directors and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than First Federal MHC will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan. No assurance can be given that First Federal MHC will not take action adverse to the interests of other stockholders. For example, First Federal MHC could prevent the sale of control of Kentucky First, or defeat a candidate for our board of directors or other proposals put forth by stockholders. This reorganization does not preclude the conversion of First Federal MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, First Federal MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary—Possible Conversion of First Federal MHC to Stock Form.”

Description of the Plan of Reorganization

     Following receipt of all required regulatory approvals and approval of the plan of reorganization by First Federal of Hazard’s members, the reorganization will be effected as follows or in any other manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

•	First Federal of Hazard will organize an interim federal savings bank (“Interim One”) as a wholly owned subsidiary;

•	Interim One will organize Kentucky First as a wholly owned subsidiary;

•	Interim One will then organize an interim federal savings bank (“Interim Two”) as a wholly owned subsidiary;

•	First Federal of Hazard will convert its charter to a federal stock savings and loan association charter and Interim One will exchange its charter for a federal mutual holding company charter to become First Federal MHC;

•	sequentially with the step described in the fourth bullet, Interim Two will merge with and into First Federal of Hazard with First Federal of Hazard in stock form surviving as a subsidiary of First Federal MHC;

•	former members of First Federal of Hazard will become members of First Federal MHC;

•	First Federal MHC will contribute 100% of the issued common stock of First Federal of Hazard to Kentucky First; and

•	Kentucky First will issue a majority of its common stock to First Federal MHC.

     Contemporaneously with the reorganization, we will offer shares of our common stock in the reorganization offering at a price of $10.00 per share.

     Immediately after completion of the reorganization, Kentucky First intends to acquire by merger Frankfort First Bancorp, Inc., the holding company for First Federal Savings Bank of Frankfort. In addition to the shares we are selling in the reorganization offering, we will issue Kentucky First shares to shareholders of Frankfort First in the merger. Frankfort First shareholders may elect to exchange each Frankfort First share for either $23.50 in cash or 2.35 Kentucky First shares. First Federal MHC, the federally chartered mutual holding company parent to be formed by First Federal of Hazard, will own 55% of the common stock of Kentucky First outstanding following the reorganization and the merger at the midpoint, maximum and maximum, as adjusted of the offering range and 53.9% of such common stock at the minimum of the offering range. First Federal of Hazard intends to capitalize First Federal MHC with $100,000.

     As a result of the reorganization, First Federal of Hazard will be organized in stock form and will be wholly owned by Kentucky First. The legal existence of First Federal of Hazard will not terminate as a result of the reorganization. Instead, First Federal of Hazard in stock form will be a continuation of First Federal of Hazard in mutual form. All property of First Federal of Hazard, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to First Federal of Hazard, or which would inure to First Federal of Hazard immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in First Federal of Hazard in stock form. First Federal of Hazard in stock form will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by First Federal of Hazard in the mutual form. First Federal of Hazard in stock form will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of First Federal of Hazard in the mutual form and will maintain its headquarters and operations at First Federal of Hazard’s present locations.

Effects of the Reorganization and the Merger on Depositors, Borrowers and Members

     Continuity. While the reorganization is being accomplished, the normal business of First Federal of Hazard and First Federal of Frankfort will continue without interruption, including being regulated by the Office of Thrift Supervision, their primary regulators, and the Federal Deposit Insurance Corporation. After the reorganization and merger, First Federal of Hazard and First Federal of Frankfort will continue to provide services for depositors and borrowers under current policies by their respective present management and staff.

     The directors of First Federal of Hazard at the time of reorganization will serve as directors of First Federal of Hazard and First Federal MHC after the reorganization. The board of directors of Kentucky First will be composed of four current directors of First Federal of Hazard, two current directors of Frankfort First and the President and Chief Executive Officer of Frankfort First. See “Management of Kentucky First.” All officers of First Federal of Hazard and First Federal of Frankfort at the time of reorganization and the merger will retain their positions after the reorganization and the merger.

     Deposit Accounts and Loans. The reorganization and the merger will not affect any deposit accounts or borrower relationships with First Federal of Hazard or First Federal of Frankfort. All deposit accounts in First Federal of Hazard and First Federal of Frankfort after the reorganization and the merger will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization and the merger. The reorganization and the merger will not change the interest rate or the maturity of deposits at First Federal of Hazard or First Federal of Frankfort.

     After the reorganization and the merger, each depositor of First Federal of Hazard or of First Federal of Frankfort will retain a deposit account in First Federal of Hazard or First Federal of Frankfort, as the case may be, and depositors of First Federal of Hazard will have a pro rata ownership interest in the equity of First Federal MHC based upon the balance in the depositor’s account. This ownership interest is tied to the depositor’s account, has no tangible market value separate from the deposit account and may only be realized in the event of a liquidation of First Federal MHC. Any depositor who opens a deposit account in First Federal of Hazard obtains a pro rata ownership interest in the equity of First Federal MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account in First Federal of Hazard receives the balance in the account but receives nothing for his or her ownership interest in the equity of First Federal MHC, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of First Federal MHC have no way to realize the value of their ownership interest in First Federal MHC, except in the unlikely event that First Federal MHC is liquidated.

     After the reorganization and the merger, all loans of First Federal of Hazard and First Federal of Frankfort will retain the same status that they had before the reorganization and the merger. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the reorganization and the merger.

     Effect on Voting Rights of Members. After the reorganization and the merger, direction of First Federal of Hazard and First Federal of Frankfort will continue to be under the control of their respective boards of directors. As the holder of all of the outstanding common stock of First Federal of Hazard and First Federal of Frankfort, we will have exclusive voting rights with respect to any matters concerning First Federal of Hazard and First Federal of Frankfort requiring stockholder approval, including the election of directors.

     After the reorganization and the merger, Kentucky First stockholders will have exclusive voting rights with respect to any matters concerning Kentucky First that requires stockholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of Kentucky First, First Federal MHC will be able to control the outcome of most matters presented to the stockholders for resolution by vote.

     As a federally chartered mutual holding company, First Federal MHC will have no authorized capital stock and, therefore, no stockholders. Holders of deposit accounts of First Federal of Hazard will become members of First Federal MHC. Such persons will be entitled to vote on all questions requiring action by the members of First Federal MHC, including the election of directors of First Federal MHC. In addition, all persons who become depositors of First Federal of Hazard following the reorganization and the merger will have membership rights with respect to First Federal MHC. Borrowers of First Federal of Hazard who were borrower members of First Federal of Hazard at the time of the reorganization will also become members of First Federal MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

     Effect on Liquidation Rights. In the unlikely event of a complete liquidation of First Federal of Hazard before the completion of the reorganization, each depositor would receive a pro rata share of any assets of First Federal of Hazard remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in First Federal of Hazard at the time of liquidation.

     Upon a complete liquidation of First Federal of Hazard after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of First Federal of Hazard. However, except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of First Federal of Hazard above that amount. Instead, the holder of First Federal of Hazard’s common stock (i.e., Kentucky First) would be entitled to any assets remaining upon a liquidation of First Federal of Hazard.

     Upon a complete liquidation of Kentucky First, our stockholders, including First Federal MHC, would be entitled to receive our remaining assets, following payment of all debts, liabilities and all claims of greater priority.

     If liquidation of First Federal MHC occurs following completion of the reorganization, all depositors of First Federal of Hazard at that time will be entitled, pro rata, to the value of their deposit accounts, to a distribution of any assets of First Federal MHC remaining after payment of all debts and claims of creditors.

     There are no plans to liquidate First Federal of Hazard, First Federal of Frankfort, Kentucky First or First Federal MHC in the future.

Subscription Offering and Subscription Rights

     Under the plan of stock issuance, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

•	Persons with deposits in First Federal of Hazard with balances aggregating $50 or more (“qualifying deposits”) as of June 30, 2003 (“eligible account holders”). For this purpose, deposit accounts include all savings and time accounts.

•	Our tax-qualified benefit plans, including our employee stock ownership plan.

•	Persons with qualifying deposits in First Federal of Hazard as of December 31, 2004 (“supplemental eligible account holders”).

•	Persons with deposits in First Federal of Hazard as of December 31, 2004 and borrowers of First Federal of Hazard as of September 23, 2004 who continue to be borrowers as of December 31, 2004 (“other members”).

     The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of stock issuance. See “ —Limitations on Purchases of Shares.” All persons sharing a qualifying joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by individuals and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation.

     Category 1: Eligible Account Holders. Each eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than First Federal MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold in the reorganization offering to persons other than First Federal MHC by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

     If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated to each remaining subscribing eligible account holder whose subscription remains unfilled in the proportion that the amounts of his or her respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of First Federal of Hazard or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in First Federal of Hazard in the one-year period preceding June 30, 2003.

     To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at June 30, 2003. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

     Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock sold in the reorganization and issued in the merger offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase a number of shares equal to 3.92% of the shares of Kentucky First common stock that will be outstanding following the reorganization and the merger. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of stock issuance. If we increase the number of shares offered in the reorganization above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock sold in the offering. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

     Category 3: Supplemental Eligible Account Holders. Each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than First Federal MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold in the reorganization offering to persons other than First Federal MHC by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

     If eligible account holders and the employee stock ownership plan subscribe for all of the shares, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among each remaining subscribing supplemental eligible account holder whose subscription remains unfilled in the proportion that the amounts of his or her respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

     To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at December 31, 2004. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

     Category 4: Other Members. Each other member has the right to purchase up to the greater of $150,000 of common stock (which equals 15,000 shares) or one-tenth of 1% of the total offering of common stock in the reorganization offering to persons other than First Federal MHC. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

     To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit and loan accounts in which such other member had an ownership interest at the Voting Record Date. Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

     Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of stock issuance, is expected to terminate at 12:00 noon, Eastern Time, on February 14, 2005. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date, as extended, whether or not we have been able to locate each person entitled to subscription rights. We may extend the expiration date without notice to you until March 31, 2005, unless the Office of Thrift Supervision approves a later date, which will not be beyond February 22, 2007.

     Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all deposit account withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond February 22, 2007.

     Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

     Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are non-transferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the reorganization.

     If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

     To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:

•	Natural persons who maintain their personal residence in Perry County, Kentucky; and

•	Members of the general public to whom we deliver a prospectus.

     We will consider persons to maintain their personal residence in Perry County if they occupy a dwelling in the county and establish an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident. In all cases, the determination of residence status will be made by us in our sole discretion.

     Purchasers in the community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). If not enough shares are available to fill orders of natural persons, the available shares will be allocated first to each such subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. After that, unallocated shares will be allocated among subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If oversubscription occurs among members of the general public, the allocation procedures described above will apply.

     The community offering, if held, may commence concurrently with or subsequent to the subscription offering, is expected to terminate with the subscription offering and must terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension of the offering beyond March 31, 2005, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

     The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

     The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Capital Resources, Inc. acting as our agent. Neither Capital Resources, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Capital Resources, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering. The syndicated community offering must terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

     The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

     Purchasers in the syndicated community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares).

     The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Capital Resources, Inc., a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate interest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold by Capital Resources, Inc. in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, with interest. If the offering is not consummated, funds in the account will be promptly returned, with interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, subscription agreements will not be used.

     If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of stock issuance and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, the plan of reorganization will terminate.

Frankfort First Merger

     Upon consummation of the merger, in addition to the shares of common stock we are offering for sale in the reorganization offering, additional shares of Kentucky First common stock will be issued to Frankfort First shareholders as part of the consideration to be paid to Frankfort First shareholders pursuant to the terms of the merger agreement. Frankfort First shareholders may elect to exchange each share of Frankfort First common stock for either $23.50 in cash or 2.35 shares of Kentucky First common stock. No more than 45% of the shares of Kentucky First common stock to be issued in the reorganization and the merger to persons other than First Federal MHC may be issued in the merger to existing Frankfort First shareholders at the midpoint, maximum and maximum, as adjusted of the offering range, and no more than 49% of the Kentucky First shares issued to persons other than First Federal MHC may be issued to Frankfort First shareholders in the merger at the minimum of the offering range.

Marketing Arrangements

     We have retained Capital Resources, Inc. as our marketing advisor to consult with and to advise Kentucky First, and to assist Kentucky First, on a best efforts basis, in the distribution of the shares of common stock in the offering. The services that Capital Resources, Inc. will provide include, but are not limited to:

•	managing the Stock Center and training and educating the employees of Kentucky First or First Federal of Hazard who will perform ministerial functions in the subscription offering and community offering, regarding the mechanics and regulatory requirements of the stock offering process;

•	keeping records of subscriptions and orders for common stock;

•	assisting in the design and implementation of a marketing strategy for the offering and assisting management in scheduling and preparing for any investor meetings;

•	soliciting orders for common stock and assisting interested stock subscribers; and

•	assisting in soliciting proxy votes of members.

     For its services, Capital Resources, Inc. will receive an advisory and marketing fee equal to the greater of (i) 1.50% of the total dollar amount of common stock sold in the reorganization offering and issued in the merger or (ii) 3.0% of the total dollar amount of stock sold in the reorganization offering. In both (i) and (ii), the fee shall exclude the dollar amount of common stock sold to the employee stock ownership plan and directors, officers and employees of First Federal of Hazard or their immediate families. Of the total amount due, First Federal of Hazard has paid $80,000 for consulting work. Such payments are non-refundable. If Capital Resources, Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee, which, along with the fee payable to selected dealers (which may include Capital Resources, Inc.), shall not exceed 5.5% of aggregate syndicated community offering sales. Capital Resources, Inc. will also be reimbursed for its allocable expenses not to exceed $50,000 without our consent and its legal fees in an amount not expected to exceed $75,000. Kentucky First and First Federal of Hazard have agreed to indemnify Capital Resources, Inc. against certain claims or liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments Capital Resources, Inc. may be required to make in connection with any such claims or liabilities. Capital Resources, Inc. is the wholly owned subsidiary of Capital Resources Group, which acted as financial advisor to First Federal of Hazard in connection with the merger.

     A Stock Center will be established at our office at Main & Lovern Streets, Hazard, Kentucky 41701. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of common stock in those states where the law permits. Our officers, directors and employees will not be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock. Capital Resources, Inc. has not prepared a report or opinion constituting recommendations or advice to us in connection with the stock offering. In addition, Capital Resources, Inc. has expressed no opinion as to the prices at which the common stock to be offered in the stock offering may trade.

Description of Sales Activities; Stock Center

     We will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our Stock Center. At all times, registered representatives of Capital Resources, Inc. will manage the Stock Center. The Stock Center is open Monday through Friday, except for bank holidays, from 9:00 a.m. to 4:00 p.m., Eastern Time. The phone number is (606) 435-0052.

     Our officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a ministerial nature relating to the proper execution of the order form. Our officers may answer questions regarding our business when permitted by state securities laws. Other questions of our depositors and other prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to employees of Capital Resources, Inc. Our officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. None of our officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the reorganization.

     None of our personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

     Use of Order Forms. To purchase shares in the offering, you must submit a properly completed and executed order form to be received by us by 12:00 noon, Eastern Time, on February 14, 2005. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the spaces provided on the order form for withdrawal of full payment from a First Federal of Hazard deposit account or accounts without check writing privileges. Our interpretation of the terms and conditions of the plans of reorganization and stock issuance and of the acceptability of the order forms will be final.

     In order to ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account, the account number and the approximate account balance as of the appropriate eligibility date. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

     We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plans of reorganization and stock issuance, our interpretation of the terms and conditions of the plans of reorganization and stock issuance and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days after the end of the subscription offering or the offering range has been amended to below the minimum or above the maximum, as adjusted, of the offering range.

     The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

     To ensure that each purchaser receives a prospectus at least 48 hours before the end of the offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

     Payment for Shares and Delivery of Order Forms. Payment for subscriptions may be made by personal check, bank check or money order, or by authorization of withdrawal from a First Federal of Hazard deposit account without check writing privileges. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers, First Federal of Hazard lines of credit checks or third party checks will be accepted. Payments made by cash or check must be available in the account and will be immediately cashed and placed in our escrow account. Interest will be paid on payments at our passbook rate from the date payment is received at the Stock center until the completion or termination of the reorganization offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will remain in the accounts and will continue to accrue interest at the contractual rates until completion or termination of the reorganization offering, but a hold will be placed on the funds, making them unavailable to the depositor during the offering period. When the reorganization offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered and account withdrawals will be made for the purchase of shares. The shares of common stock issued in the reorganization cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the reorganization offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

     If a subscriber authorizes us to withdraw the amount of the aggregate purchase price of the stock from his or her deposit account, we will do so as of the effective date of reorganization offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are withdrawn, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

     You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock center, or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent.

     The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the reorganization offering; provided that there is in force from the time of its subscription until the completion of the reorganization offering, a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

How We Determined the Offering Range and the $10.00 Purchase Price

     Federal regulations require that the aggregate purchase price of the securities sold in connection with the reorganization be based upon our estimated pro forma value on a fully converted basis (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained Keller & Company, Inc., which is experienced in the evaluation and appraisal of financial institutions, to prepare the independent appraisal. Keller & Company will receive fees totaling $30,000 for its appraisal services, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. We have agreed to indemnify Keller & Company under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the reorganization.

     Keller & Company prepared the appraisal taking into account the pro forma impact of the reorganization offering and the merger. For its analysis, Keller & Company undertook substantial investigations to learn about the business and operations of both us and Frankfort First. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller & Company reviewed our reorganization and stock issuance applications as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Keller & Company visited our facilities and had discussions with our management. Keller & Company did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Keller & Company in connection with its appraisal.

     In connection with its appraisal, Keller & Company reviewed the following factors, among others:

•	the economic make-up of the primary market areas of First Federal of Hazard and Frankfort First;

•	First Federal of Hazard’s and Frankfort First’s financial performance and condition in relation to publicly traded companies that Keller & Company deemed comparable to us and Frankfort First;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	the pro forma impact of the acquisition of Frankfort First, including the issuance of the merger exchange shares to Frankfort First’s shareholders in accordance with the terms of the merger agreement;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

     Consistent with Office of Thrift Supervision appraisal guidelines, Keller & Company’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method, and price/assets method, all of which are described in its report. Keller & Company’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Keller & Company placed the greatest emphasis on the price/tangible book method in estimating pro forma market value. Keller & Company compared the pro forma price/tangible book and price/core earnings ratios for Kentucky First to the same ratios for a peer group of comparable companies. The peer group consisted of ten publicly traded companies based in the Midwest United States. The peer group included companies with:

•	average assets of $209.9 million;

•	average nonperforming assets of 1.0% of total assets;

•	average loans of 68.65% of total assets;

•	average equity of 10.98% of total assets; and

•	average income of 0.86% of average assets.

     On the basis of the analysis in its report, Keller & Company has advised us that, in its opinion, as of August 27, 2004, our estimated pro forma market value on a fully converted basis was within the valuation range of $55.3 million and $86.0 million with a midpoint of $65.0 million and that, based on our intention to issue 45% of our shares outstanding, the estimated pro forma market value of our shares of common stock was within the valuation range of $25.5 million to $38.7 million with a midpoint of $29.3 million. Our board of directors reviewed Keller & Company’s appraisal report, including the methodology and the assumptions used by Keller & Company, and determined that the offering range was reasonable and adequate. Based on the $10.00 per share offering price and the exchange ratio in the merger, the estimated number of shares issued in the reorganization offering and the merger will be between 2,546,051 shares and 3,868,312 shares, with a midpoint of 2,925,000. We determined the purchase price in the reorganization offering of $10.00 per share taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the reorganization.

     The exact number of shares to be issued in each offering will depend on regulatory considerations, demand for the shares and changes in market conditions, as well as the extent to which Frankfort First shareholders elect to receive Kentucky First shares in the merger. Certain constraints govern the numbers of shares that will be issued in the reorganization offering and in the merger. Under a formula contained in the merger agreement, at least 40% of the total value of the consideration paid to Frankfort First shareholders in the merger will be in the form of Kentucky First common stock. In addition, under this formula, Frankfort First shareholders will receive no more than 45% of the Kentucky First shares issued to persons other than First Federal MHC, although if the offering is completed between the minimum and the midpoint of the offering range this percentage gradually increases to as high as 49% the closer the number of shares issued is to the minimum of the offering range. However, under no circumstances will Frankfort First shareholders receive more than 49% of the Kentucky First shares issued to persons other than First Federal MHC. All other shares will be sold at $10.00 per share to subscribers in the reorganization offering. To the extent Frankfort First shareholders do not elect to receive the maximum number of shares that may be issued in the merger, we will increase the number of shares we sell in the reorganization offering so that the total number of shares sold in the reorganization offering and the merger offering is within the offering range. At the midpoint, maximum and maximum, as adjusted, of the offering range, 45% of the shares of Kentucky First common stock issued will be issued in the reorganization offering and the merger, and the remaining 55% of the outstanding shares of Kentucky First common stock will be issued to First Federal MHC. However, if the offering is completed at or near the minimum of the offering range, it will be necessary to increase the percentage of Kentucky First’s common stock that will be issued in the reorganization offering and in the merger to as high as 46.1% of Kentucky First’s outstanding common stock in order to satisfy the requirements described above. We will determine the exact numbers of Kentucky First shares that will be issued in the reorganization offering and in the merger and to First Federal MHC, as well as the percentage of the outstanding shares of Kentucky First common stock to be owned by First Federal MHC, following the closing of the reorganization offering period and after the date by which Frankfort First shareholders must submit elections to receive cash or Kentucky First common stock in the merger.

     The following table sets forth as of September 30, 2004 the number of shares to be issued in the reorganization offering, the number of shares to be issued in the merger offering and the number of shares to be issued to First Federal MHC, as well as the percentages of the shares of Kentucky First common stock that will be outstanding following the reorganization and the merger, at the minimum, midpoint, maximum, and maximum, as adjusted of the offering range. At the midpoint, maximum and maximum, as adjusted, of the offering range, the number of shares to be issued is shown under two alternative assumptions. One assumption is that the number of shares issued in the merger will be the minimum possible number that may be issued while complying with the constraints on share issuances described above. The second assumption is that the number of shares issued in the merger will be the maximum possible number that may be issued while complying with the constraints on share issuances described above. If the offering closes at the minimum of the offering range, the exact number of shares to be issued in the reorganization offering, in the merger and to First Federal MHC can be determined with no possibility for a range of share issuances, so only one scenario is presented.

	Kentucky First			Kentucky First		Kentucky First		Total
	Shares Issued			Shares Sold in the		Shares Issued to		Kentucky First
	in the Merger			Reorganization Offering		First Federal MHC		Shares
								Outstanding
Assumption	Number		Percent	Number	Percent	Number	Percent
Minimum of offering range	1,247,565	(1)	22.6%	1,298,486	23.5%	2,978,949	53.9%	5,525,000
Midpoint of offering range/minimum number of shares issued in the merger	1,247,565	(1)	19.2	1,677,435	25.8	3,575,000	55.0	6,500,000
Midpoint of offering range/maximum number of shares issued in the merger	1,316,250		20.2	1,608,750	24.8	3,575,000	55.0	6,500,000
Maximum of offering range/minimum number of shares issued in the merger	1,247,565	(1)	16.7	2,116,185	28.3	4,111,250	55.0	7,475,000
Maximum of offering range/maximum number of shares issued in the merger	1,513,687		20.2	1,850,063	24.8	4,111,250	55.0	7,475,000
Maximum, as adjusted, of offering range/minimum number of shares issued in the merger	1,247,565	(1)	14.5	2,620,747	30.5	4,727,938	55.0	8,596,250
Maximum, as adjusted, of offering range/maximum number of shares issued in the merger	1,740,740		20.2	2,127,572	24.8	4,727,938	55.0	8,596,250

(1)	Based on 1,266,613 shares and options to acquire 147,230 shares of Frankfort First common stock outstanding on September 30, 2004. Subsequent to September 30, 2004, an individual advised Frankfort First of such person’s intent to exercise 12,368 options by tendering 5,000 shares of Frankfort First common stock plus cash for the balance of the exercise price. This transaction will reduce the minimum number of shares issuable in the merger to 1,245,947.

     Since the outcome of the reorganization offering and the merger relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

     If, upon completion of the subscription offering and after reviewing elections to receive stock in the merger, we have received orders for stock in the subscription offering plus elections to receive stock in the merger totaling at least the minimum number of shares offered, Keller & Company, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering and after the final date for making elections in the merger.

     No shares will be sold unless Keller & Company confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the reorganization offering may be canceled or it may be extended with a new offering range or new subscription, community and syndicated community offerings may be held. Under those circumstances, subscribers would have the right to confirm, modify or cancel their subscriptions within a specified period of time or else their subscription would be cancelled. If a subscriber does not respond during the resolicitation period, his or her subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced.

     In formulating its appraisal, Keller & Company relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Keller & Company also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Keller & Company believes this information to be reliable, Keller & Company does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of reorganization, of purchasing shares of common stock or of electing whether to receive Kentucky First common stock rather than cash in the merger. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the reorganization at prices at or above the $10.00 offering price per share.

     Copies of the appraisal report of Keller & Company, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Limitations on Purchases of Shares

     In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of stock issuance provides for the following purchase limitations:

•	The minimum purchase is 25 shares.

•	The aggregate amount of our outstanding common stock owned or controlled by persons other than First Federal MHC at the close of the offering shall be less than 50.0% of our total outstanding common stock.

•	No individual may purchase more than $150,000 of common stock (which equals 15,000 shares) in the reorganization offering. If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed $300,000 of common stock (which equals 30,000 shares):

•	Your spouse or relatives of you or your spouse living in your house;

•	Companies, individual retirement accounts, trusts or other entities in which you have a controlling interest, hold a position or power of attorney; or

•	Other persons who may be acting in concert with you. Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.

     Frankfort First shareholders who also purchase stock in the reorganization offering are subject to these limitations on purchases in the reorganization offering.

•	The aggregate amount of common stock acquired in the reorganization offering, plus in all prior issuances, by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock at the conclusion of the reorganization offering.

•	The aggregate amount of common stock acquired in the reorganization offering, plus in all prior issuances, by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of our stockholders’ equity at the conclusion of the reorganization offering.

•	The aggregate amount of common stock acquired in the reorganization offering and the merger, plus in all prior issuances, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock at the conclusion of the reorganization offering.

•	The aggregate amount of common stock acquired in the reorganization offering and the merger, plus in all prior issuances, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of our stockholders’ equity at the conclusion of the reorganization offering.

•	The aggregate amount of common stock acquired in the reorganization offering and the merger, plus in all prior issuances, by all of our stock benefit plans, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock held by persons other than First Federal MHC.

•	The aggregate amount of common stock acquired in the reorganization offering and the merger, plus in all prior issuances, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of the outstanding shares of common stock held by persons other than First Federal MHC at the conclusion of the reorganization offering and the merger.

•	The aggregate amount of common stock acquired in the reorganization offering and the merger, plus in all prior issuances, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of our stockholders’ equity held by persons other than First Federal MHC at the conclusion of the reorganization offering and the merger.

     We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the reorganization offering and issued in the merger. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and the sale of a number of shares in excess of the minimum of the offering range. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

     Frankfort First shareholders shall not be subject to the $300,000 limit only with respect to shares issued in the merger if the issuance of the shares in the merger causes a Frankfort First shareholder to exceed the $300,000 limit. If a Frankfort First shareholder receives shares in the merger causing such shareholder to exceed the $300,000 limit, such shareholder shall not be permitted to purchase additional common stock in the reorganization offering, and if the shares received by a Frankfort First shareholder in the merger have a value of less than $300,000 then the sum of the merger exchange shares and shares purchased by such Frankfort First shareholder in the reorganization offering shall not exceed the $300,000 limit.

     The plan of stock issuance defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization, our directors are not deemed to be acting in concert solely by reason of their Board membership.

     The plan of stock issuance defines “associate,” with respect to a particular person, to mean:

•	any corporation or organization other than, First Federal of Hazard or a direct or indirect subsidiary of First Federal MHC, or First Federal of Hazard of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

•	any relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director or officer of First Federal MHC, First Federal of Hazard or any of its subsidiaries.

     For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of stock issuance. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Delivery of Certificates

     Certificates representing the common stock sold in the reorganization offering and checks representing only refund and/or interest paid on subscriptions made by check or money order will be mailed to investors at the certificate registration address noted on the stock order form as soon as practicable following completion of the reorganization. We will hold any certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.

Restrictions on Repurchase of Stock

     Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the reorganization offering repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the reorganization offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause First Federal of Hazard’s regulatory capital to be reduced below the amount required for reorganization the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

     Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

     Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the reorganization offering, except upon the death of the shareholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the reorganization offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

     Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with First Federal of Hazard as account holders. While this aspect of the reorganization offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the reorganization offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the reorganization offering by directors and executive officers for a period of one year following the reorganization offering.

     Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of stock issuance, and their associates, during the three-year period following the reorganization offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be sold in the reorganization offering and issued in the merger. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of us who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933 under certain circumstances.

Material Income Tax Consequences

     Although the reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plans of reorganization and stock issuance and applicable law, regulations and policies, it is intended that the reorganization will be effected through a merger. Completion of the reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Kentucky tax laws, that no gain or loss will be recognized by First Federal of Hazard, Kentucky First or First Federal MHC as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to First Federal of Hazard, Kentucky First and First Federal MHC and persons receiving subscription rights.

     Muldoon Murphy & Aguggia LLP has issued an opinion to First Federal of Hazard that, for federal income tax purposes:

(1)	the reorganization will constitute a reorganization under Internal Revenue Code section 368(a)(1)(F), and First Federal of Hazard (in either its mutual form (the “Mutual Bank”) or its stock form (the “Stock Bank”) will recognize no gain or loss as a result of the reorganization;

(2)	the basis of each asset of the Mutual Bank received by the Stock Bank in the reorganization will be the same as the Mutual Bank’s basis for such asset immediately before the reorganization;

(3)	the holding period of each asset of the Mutual Bank received by the Stock Bank in the reorganization will include the period during which such asset was held by the Mutual Bank before the reorganization;

(4)	for purposes of Internal Revenue Code section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of the Mutual Bank (subject to application of Internal Revenue Code sections 381, 382, and 384) will be taken into account by the Stock Bank as if the reorganization had not occurred;

(5)	the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock solely in exchange for their mutual ownership interest in the Mutual Bank;

(6)	no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount as their deposits in the Mutual Bank;

(7)	with respect to the members of the Mutual Bank’s exchange of the stock of the Stock Bank constructively received for the mutual ownership interests in First Federal MHC, the exchange will qualify as an exchange of property for stock under Internal Revenue Code section 351, the initial stockholders of the Stock Bank will recognize no gain or loss upon the constructive transfer to First Federal MHC of the shares of the Stock Bank they constructively received and First Federal MHC will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

(8)	with respect to First Federal MHC’s transfer of 100% of the common stock of the Stock Bank to Kentucky First, Kentucky First will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank from First Federal MHC and First Federal MHC will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank from First Federal MHC to Kentucky First;

(9)	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Kentucky First to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

(10)	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the reorganization pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the reorganization; and

(11)	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

     The opinions set forth in the 9th and 10th points above are based on the position that the subscription rights do not have any market value when they are distributed or exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that non-transferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be non-transferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

     Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

     First Federal of Hazard has also received an opinion from Grant Thornton, LLP, Cincinnati, that, assuming the reorganization does not result in any federal income tax liability to First Federal of Hazard, its account holders, or Kentucky First, implementation of the plans of reorganization and stock issuance will not result in any Kentucky income tax liability to those entities or persons.

     The opinions of Muldoon Murphy & Aguggia LLP and Grant Thornton, LLP, are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

     To the extent permitted by law, all interpretations by us of the plans of reorganization and stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plans of reorganization and stock issuance provide that, if deemed necessary or desirable, we may substantively amend the plans of reorganization and stock issuance as a result of comments from regulatory authorities or otherwise, without the further approval of our members.

     Completion of the reorganization requires the sale of all shares of the common stock within 24 months following approval of the plan of reorganization by our members. If this condition is not satisfied, the plan of reorganization will be terminated and we will continue our business in the mutual form of organization. We may terminate the plan of reorganization at any time.

The Merger

Form of the Merger

     The boards of directors of Frankfort First and First Federal of Hazard have approved a merger agreement that provides for the merger of Frankfort First with a merger subsidiary of Kentucky First. Upon completion of the merger, each share of Frankfort First common stock will be converted into the right to receive either 2.35 shares of Kentucky First common stock or $23.50 in cash, without interest. A Frankfort First shareholder’s receipt of either cash or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreement.

Cash or Stock Election

     Under the terms of the merger agreement, Frankfort First shareholders may elect to convert their shares into cash or shares of Kentucky First common stock or indicate on the election form that they have no elective preference. All elections of Frankfort First shareholders are further subject to the allocation and proration procedures described in Section 2.8 of the merger agreement. Section 2.8 of the merger agreement provides formulas to calculate a “minimum stock number” and a “maximum stock number.” The “minimum stock number” is the minimum number of shares of Frankfort First common stock that must be exchanged for Kentucky First common stock in the merger, regardless of whether the reorganization offering is consummated at the minimum, midpoint, maximum or maximum, as adjusted, of the offering range. The minimum stock number is based on the “continuity of interest” test which determines whether the reorganization is tax-free under Section 368(a) of the Internal Revenue Code. In order to satisfy the continuity of interest test, at least 40% of the value of the merger consideration received by Frankfort First shareholders must be in the form of Kentucky First common stock. The formula to compute the minimum stock number is designed to assure that this 40% test is met. The formula is as follows:

minimum stock	=	.4 (A + (B x 9.67))

number		23.50

where:

A = 23.50 multiplied by the number of shares of Frankfort First common stock issued and outstanding at the effective time of the merger; and

B = the number of options to purchase shares of Frankfort First common stock outstanding at the effective time of the merger.

     Assuming that 1,266,613 shares of Frankfort First common stock and options to purchase 147,230 shares of Frankfort First common stock are outstanding at the effective time of the merger, 530,879 shares of Frankfort First common stock must be exchanged for at least 1,247,565 shares of Kentucky First common stock in the merger. The minimum stock number will remain the same regardless of whether the Kentucky First reorganization offering is completed at the minimum, midpoint, maximum or maximum, as adjusted, of the offering range. The minimum stock number has been calculated based on 1,266,613 shares and options to acquire 147,230 shares of Frankfort First common stock outstanding on September 30, 2004. Subsequent to September 30, 2004, an individual advised Frankfort First of such person’s intent to exercise 12,368 options by tendering 5,000 shares of Frankfort First common stock plus cash for the balance of the exercise price. This transaction will reduce the minimum stock number to 1,245,947.

     The “maximum stock number” is the maximum number of shares of Frankfort First common stock that may be exchanged for the stock consideration. The maximum stock number is based on the requirement that, except in order to satisfy the minimum stock number requirement described above, no more than 45% of the Kentucky First shares outstanding immediately following the reorganization and the merger and owned by persons other than First Federal MHC may be owned by the former Frankfort First shareholders who receive their shares in the merger (however, under no circumstance will Frankfort First shareholders receive more than 49% of the Kentucky First shares issued to persons other than First Federal MHC). The formula to compute the maximum stock number is as follows:

“maximum stock number” means the greater of (1) the minimum stock number and (2) the quotient, the numerator of which is the lesser of A or B, divided by .55, minus the lesser of A or B, and the denominator of which is 2.35, where:

A = .55 multiplied by the maximum, as adjusted, of the reorganization offering offering range; and

B = that number of shares of Kentucky First common stock for which orders are received and accepted in the reorganization offering.

The maximum stock number will vary depending on whether the Kentucky First reorganization offering is completed at the minimum, midpoint, maximum or maximum, as adjusted, of the offering range.

     If Frankfort First shareholder elections exceed the maximum stock number (i.e., they elect to receive more Kentucky First stock than the parties agreed Kentucky First would issue in the merger), then persons who elected to receive stock would, instead, receive a combination of Kentucky First stock and cash based on the merger agreement’s allocation and proration procedures. If Frankfort First shareholder elections do not satisfy the minimum stock number (i.e., they elect to receive less than the number of shares of Kentucky First common stock that they must receive in the merger), then persons electing to receive cash and/or persons not making elections would, instead, receive a combination of Kentucky First stock and cash based on the merger agreement’s allocation and proration procedures. If Frankfort First shareholder elections fall between the minimum and maximum stock numbers, then shareholders electing Kentucky First stock will receive stock and shareholders electing cash or who make no election will receive cash.

     A summary of the impact of the minimum and maximum stock numbers on the elections of Frankfort First shareholders follows. At the minimum of the offering range, Frankfort First shareholders must receive 1,247,565 shares (22.6%) of Kentucky First common stock and $18.6 million in cash (including the payment of $1.4 million to holders of options to purchase Frankfort First common stock in exchange for the cancellation of such options). At the maximum of the offering range, if Frankfort First shareholders elect to receive the maximum amount of Kentucky First common stock available to them in the merger, the aggregate merger consideration will consist of 1,513,687 shares (20.2%) of Kentucky First common stock and $16.0 million in cash. If Frankfort First shareholders receive only 1,247,565 shares of Kentucky First common stock in the merger at the maximum of the offering range, then the aggregate merger consideration will consist of 1,247,565 shares (16.7%) of Kentucky First common stock and $18.6 million in cash. See “Summary—Number of Shares to be Sold” and “The Reorganization and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price” for a more detailed discussion on the number of shares to be issued in the reorganization and merger offering, as well as the percentages of the shares of Kentucky First common stock that will be outstanding following the reorganization and the merger of the different points of the reorganization offering range. The above calculations are based on the assumption that there would be 1,266,613 shares and options to acquire 147,230 shares of Frankfort First common stock outstanding on the effective date of the merger, which reflected the shares and options outstanding on September 30, 2004. Subsequent to September 30, 2004, an individual advised Frankfort First of such person’s intent to exercise 12,368 options by tendering 5,000 shares of Frankfort First common stock plus cash for the balance of the exercise price. In the event Frankfort First shareholders receive the minimum number of shares issuable in the merger, this transaction will reduce the number of shares issued in the merger to 1,245,947 and nominally reduce the amount of cash payable in the merger. Regardless of any option exercises between September 30, 2004 and the effective date of the merger, we do not intend to reduce the minimum of the offering range below 2,546,051 shares.

     No fractional shares will be issued in the merger, and each holder of a fractional interest in Kentucky First common stock, after aggregation of all of his or her fractional interests shall in lieu of such fractional interest be paid an amount equal to the fractional interest multiplied by $23.50. Neither we nor Frankfort First is making any recommendation as to whether Frankfort First’s shareholders should elect to receive cash or Kentucky First common stock in the merger. Each holder of Frankfort First’s common stock must make his own decision with respect to such election.

Background of the Merger

     The board of directors of First Federal of Hazard has occasionally reviewed its strategic options, including converting to a stock form financial institution, continued independence, acquisitions of other institutions and mergers with and acquisitions by other institutions, all with a view towards improving First Federal of Hazard’s competitive posture for the long-term, supporting future lending and growth, improving its financial performance and expanding the services available to its customers. On an annual basis, First Federal of Hazard prepares a budget and reviews and updates its business plan. In late 2003, First Federal of Hazard’s President, Tony Whitaker, had an informal discussion with a representative of Capital Resources Group, the financial advisor for First Federal of Hazard and the parent of Capital Resources, Inc., the marketing agent for the reorganization offering, regarding reorganization and merger transactions in general. In January 2004, Mr. Whitaker was contacted by the Capital Resources Group representative to discuss the concept of a possible business combination between First Federal of Hazard and Frankfort First. The potential business combination would involve First Federal of Hazard’s reorganization into the mutual holding company structure, including a minority stock offering, and simultaneous acquisition of all of the outstanding shares of Frankfort First common stock. In late February 2004, a representative of Capital Resources Group met with the Chairman of the Board of Frankfort First to discuss in concept a merger with First Federal of Hazard as part of a mutual holding company reorganization and the reorganization offering and the strategic benefits of combining the two banks as wholly owned subsidiaries of a newly formed holding company. While no price to be paid to the shareholders of Frankfort First was discussed at that time, the meeting included a discussion of the form of the consideration to be paid as stock and cash and that Frankfort First would have significant representation on the stock holding company board of directors and in its management. This meeting was reported to the Frankfort First’s board of directors during its March 2004 meeting.

     Mr. Whitaker reported his discussions with the Capital Resources Group representative to First Federal of Hazard’s board at its March 2004 board meeting. The board instructed Mr. Whitaker to continue such discussions with the Capital Resources Group representative and Frankfort First. Mr. Whitaker updated the board at its meeting on April 8, 2004 and was instructed by the board to continue the discussions. Periodic informal telephone discussions continued over the next several weeks and on April 15, 2004, a meeting was held with representatives of Frankfort First’s and First Federal of Hazard’s management and a representative of Capital Resources Group to further discuss the proposed transaction.

     On May 11, 2004, management updated Frankfort First’s board of directors regarding the status of the discussions of the proposed transaction. At that meeting, the board of Frankfort First authorized management to continue the discussions with First Federal of Hazard and to retain legal and financial advisors. On May 13, 2004, Mr. Whitaker made a presentation to First Federal of Hazard’s board regarding the status of the discussions of the proposed transaction. At the meeting, the board authorized Mr. Whitaker to continue the discussions with Frankfort First. On May 21, 2004, representatives of the Frankfort First’s and First Federal of Hazard’s management, a representative of Capital Resources Group and representatives from the law firm Muldoon Murphy & Aguggia LLP met to discuss in more detail the proposed transaction. During the meeting, various structural alternatives were discussed as well as possible board and management positions. During that meeting, it was suggested that the proposed price might be in the range of $23.00 per share. Given the unusual nature of transaction, it was recommended that meetings take place with Frankfort First’s and First Federal of Hazard’s principal bank regulator, the Office of Thrift Supervision, to discuss the regulatory structure.

     On June 10, 2004, the President of Frankfort First and the President of First Federal of Hazard together with representatives from Capital Resources Group and Muldoon Murphy & Aguggia LLP met with the Southeast Regional Office of the Office of Thrift Supervision and on June 15, 2004, representatives of Capital Resources Group and Muldoon Murphy & Aguggia LLP met with the Office of Thrift Supervision in Washington, DC to discuss the regulatory structure of the proposed transaction. On June 17, 2004, Mr. Whitaker reported to the First Federal of Hazard board the results of the June 10, 2004 meeting with the Office of Thrift Supervision and the proposed schedule for pursuing the proposed transaction. Following Mr. Whitaker’s presentation, the board authorized and instructed Mr. Whitaker to retain legal and financial advisors in connection with the proposed transaction. During the latter part of June 2004 and the first two weeks in July 2004, a definitive merger agreement was negotiated by the parties. On July 8, 2004, Capital Resources Group made a detailed presentation to First Federal of Hazard’s board of directors regarding the structure of the proposed transaction and the fairness of the merger consideration to First Federal of Hazard. The board authorized and instructed Mr. Whitaker, with the assistance of legal counsel and Capital Resources Group, to continue to negotiate the terms of a definitive merger agreement. In early July, the parties conducted due diligence to better familiarize themselves with the operations of the respective institutions. On July 15, 2004, the board of directors of First Federal of Hazard met to consider the agreement. Presentations were made by Mr. Whitaker, Muldoon Murphy & Aguggia LLP and Capital Resources Group. On July 15, 2004, the Frankfort First board of directors met to consider the agreement. Presentations were made by counsel as well as a representative of Howe Barnes Investments, Inc. The merger agreement was executed on July 15, 2004.

     On July 15, 2004, Capital Resources Group rendered its fairness opinion to the board of directors of First Federal of Hazard that the merger consideration equal to $23.50 per share of Frankfort First stock is fair, from a financial point of view, to First Federal of Hazard. In rendering such opinion, Capital Resources Group made inquiries of First Federal of Hazard’s and Frankfort First’s management; Muldoon Murphy & Aguggia, LLP, legal counsel for First Federal of Hazard in connection with the offer and merger; and representatives of First Federal of Hazard’s independent accounting firm. In connection with its opinion, Capital Resources Group reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Federal of Hazard, Frankfort First, Kentucky First and the merger, which included the (i) merger agreement; (ii) Frankfort First’s annual and quarterly reports through March 31, 2004 as well as other reports and communications to stockholders; (iii) First Federal of Hazard’s and Frankfort First’s periodic financial reports submitted to various regulatory agencies and (iv) other financial information concerning the business and operations of First Federal of Hazard and Frankfort First. Capital Resources Group also held discussions with senior management of First Federal of Hazard and Frankfort First regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies.

     On November 3, 2004, the board of directors of each party met to amend the merger agreement to remove a provision that permitted First Federal of Hazard to elect to exclude shares of Kentucky First common stock purchased by the employee stock ownership plan in the reorganization offering from the number of outstanding shares of Kentucky First stock for purposes of calculating the maximum number of shares that may be issued to Frankfort First shareholders in the merger. In order to preserve the tax-free nature of the Kentucky First common stock received in the merger, on November 30, 2004, the board of directors of each party met to amend the merger agreement to provide that Frankfort First shareholders will receive that number of Kentucky First shares having a value of at least 40% of the total merger consideration paid in the merger (including cash payments made to holders of options to purchase Frankfort First common stock).

     In connection with the rendering of it fairness opinion, Capital Resources Group considered that, while no staff reductions are contemplated as a result of the merger, the rationale and synergies of the transaction include complementary balance sheets, an expanded geographical market area, broader array of products and services and improved depth of management.

     For purposes of supporting its fairness opinion conclusion, Capital Resources Group performed a comparative pricing analysis that compared certain financial and stock market trading data for Frankfort First with similar data for a peer group of publicly traded thrifts. Also, Capital Resources Group reviewed the financial terms and acquisition pricing ratios of certain other merger transactions involving comparable thrifts in order to confirm that the offer price being paid to Frankfort First was reasonable and fair to First Federal of Hazard. Capital Resources Group also analyzed the pro forma financial impact of the merger with Frankfort First to First Federal of Hazard and Kentucky First.

     The full text of Capital Resources Group’s updated opinion which sets forth the assumptions made, procedures followed, matters considered, and limits on the review undertaken by Capital Resources Group is attached as Appendix A and is incorporated herein by reference. The description of the opinion set forth in this prospectus is qualified in its entirety by reference to the full text of such opinion.

Delivery of Stock Certificates

     After the completion of the merger, the exchange agent will mail to Frankfort First’s shareholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their Frankfort First common stock certificates for the merger consideration. Until Frankfort First shareholders surrender their Frankfort First stock certificates for exchange after completion of the merger, they will not be paid dividends or other distributions declared after the merger with respect to any Kentucky First common stock into which Frankfort First shares have been converted. When Frankfort First shareholders surrender their Frankfort First stock certificates, Kentucky First will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Frankfort First common stock. Frankfort First’s stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

     If Frankfort First stock certificates have been lost, stolen or destroyed, Frankfort First shareholders will have to prove ownership of these certificates and that they were lost, stolen or destroyed before such shareholders receive any consideration for the shares. Any such stockholder must sign an affidavit that his or her stock certificate has been lost, stolen or destroyed and may in our discretion be required to post a bond as indemnity against any claim that may be made with respect to such certificate.

Treatment of Frankfort First Stock Options

     Immediately prior to the effective time of the merger (after all of the conditions to the consummation of the merger, as described in the merger agreement, have been satisfied) each outstanding option to purchase shares of Frankfort First common stock will be cancelled in exchange for a cash payment from Frankfort First. The cash payment for each option will be equal to the excess of the $23.50 merger consideration over the exercise price per share of each option, net of any cash that must be withheld under the federal and state income and employment tax requirements.

Tax Aspects

     Muldoon Murphy & Aguggia LLP, our counsel, has delivered to us its opinion, dated the date of this prospectus, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that, consequently, the merger will be tax-free to First Federal MHC, Kentucky First, Frankfort First, First Federal of Hazard and First Federal of Hazard’s account holders. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in certificates of officers of Kentucky First, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

Reasons for the Merger

     Our board of directors believes that the merger will enhance the competitive position of the combined entities and will enable the resulting institution to compete more effectively than either First Federal of Hazard or Frankfort First could on its own. The combined entity will have greater financial resources and, as a result of the offering, increased capital levels. Kentucky First’s pro forma shareholders’ equity will amount to 20.8% of pro forma total assets at September 30, 2004, assuming the shares of common stock are sold at the maximum of the offering range. The reorganization and the merger will result in increased funds being available for lending purposes and greater resources for expansion of services. First Federal of Hazard also believes that the merger will provide it with better opportunities for attracting and retaining qualified personnel.

     The terms of the merger agreement were the result of arm’s length negotiations between the representatives of First Federal of Hazard and Frankfort First. Among the factors considered by the board of directors of First Federal of Hazard were:

•	information concerning the financial condition, results of operations, capital levels, asset quality and prospects of First Federal of Hazard and Frankfort First, including consideration of both companies’ historical and projected results of operation and financial condition and a review of Frankfort First’s financial performance by comparison to a peer group;

•	a comparison of the terms of the merger to other merger transactions both nationally and involving companies headquartered in the Southeastern region of the United States;

•	the anticipated short-term and long-term impact the reorganization and the merger will have on Kentucky First’s consolidated results of operations, including expanded mortgage lending by First Federal of Hazard’s purchasing or participating in mortgage loans originated by First Federal of Frankfort;

•	the general structure of the transaction and the perceived compatibility of the respective management teams and business philosophies of First Federal of Hazard and Frankfort First which First Federal of Hazard’s board believed would make it easier to integrate the operations of the two companies;

•	the belief that the merger will enhance First Federal of Hazard’s franchise value by the expansion of its branch network, (on a consolidated basis) by enhancing its ability to acquire other financial institutions in the Kentucky market, and by enhancing its ability to compete in relevant banking and non-banking markets;

•	current industry and economic conditions facing First Federal of Hazard and Frankfort First, including an increasingly competitive environment facing both institutions characterized by intensifying competition from both non-financial institutions as well as other banks and savings institutions, the continuing consolidation of the financial services market and the increasing costs and complexities of compliance with the expanding regulatory requirements imposed on financial institutions as well as public reporting companies;

•	the anticipated minimal impact of reorganization and the merger on the depositors, employees, customers and communities served by First Federal of Hazard and Frankfort First, due to the parties’ decision to maintain that separate identity, products, services, management and employees of each institution following the merger; and

•	the understanding that, unless First Federal of Hazard and First Federal of Frankfort merge, the members of First Federal of Frankfort will not have priority subscription rights if First Federal MHC undertakes a second-step conversion.

     The discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered by our board of directors. In reaching its determination to approve and recommend the merger, our board of directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Dissenters’ Rights

     Under Delaware law, if a Frankfort First shareholder both properly makes a demand for appraisal in writing before the vote taken at the annual meeting and does not vote in favor of the merger, such shareholder has the right to seek an appraisal of the fair value of their Frankfort First common stock and receive a cash payment of such fair value. Frankfort First shareholders electing to exercise dissenters’ appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Frankfort First will require strict compliance with the statutory procedures.

Interests of Frankfort First Directors and Executive Officers in the Merger that Differ From the Interests of Frankfort First Shareholders

     Some members of Frankfort First’s management and board of directors have financial interests in the merger that are in addition to, or different from, their interests as shareholders of Frankfort First. The Frankfort First board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

     Pre-Existing Employment Agreements. In addition to the employment agreement with Don D. Jennings described under “Management of Frankfort First—Executive Compensation—Employment Agreements,” First Federal of Frankfort currently maintains virtually identical employment agreements with Danny A. Garland, R. Clay Hulette and Teresa Kuhl, each dated as of June 30, 2004. Frankfort First has entered into guaranty agreements with these executives whereby Frankfort First agrees to guarantee the payment obligations of First Federal of Frankfort under the employment agreements. The agreements provide for three-year terms, renewable annually by the Board of Directors of First Federal of Frankfort. The employment agreements also provide for the payment of base salary, participation in bonus, retirement and medical plans, and receipt of customary fringe benefits, vacation and sick leave and expense reimbursement. The agreements terminate upon the executives’ death or disability, as defined in the agreements. First Federal of Frankfort may terminate the agreements for just cause, as defined in the agreements. The executives receive no additional compensation or benefits upon a termination for just cause. Upon an executive’s death, the executive’s beneficiary or estate receives the executive’s base salary through the end of the month of death. Upon termination due to disability, the executives receive continued salary and benefits for any period during the term of the employment agreement and prior to the establishment of disability and for any period of disability prior to termination of employment. The executives may terminate employment voluntarily by providing 90 days’ written notice, in which case they receive only their compensation and vested benefits through their termination date.

     The employment agreements also provide that, if the executives terminate employment involuntarily for reasons other than just cause within one year after a change in control, they may receive a cash payment equal to the difference between (1) 2.99 times their “base amount” as defined under Section 280G(b)(3) of the Internal Revenue Code and (2) the sum of any other “parachute payments,” as defined under Section 280G(b)(2) of the Internal Revenue Code. The agreements also provide for a similar lump sum payment in the event of voluntary termination of employment within 30 days after the effective date of a change in control, or upon termination of employment under circumstances equivalent to a constructive discharge (as defined in the agreements). However, effective July 15, 2004, the executives’ employment agreements were amended to provide that neither the execution of the merger agreement, nor the consummation of the proposed merger with First Federal of Hazard would constitute a change in control entitling the executives to severance under their employment agreements.

     New Employment Agreements. See “Management of Kentucky First—Executive Compensation —Employment Agreements.”

     Appointment of the Frankfort First President and Chief Executive Officer and Two Members of the Frankfort First Board of Directors to the Kentucky First Board of Directors and Other Benefits. First Federal of Hazard has agreed that two members of the Frankfort First board of directors, David R. Harrod and Herman D. Regan, Jr., and Frankfort First’s President and Chief Executive Officer, Don D. Jennings, will be appointed to the Kentucky First board of directors upon completion of the merger. As a result, three of Kentucky First’s seven directors will consist of current directors or officers of Frankfort First. Kentucky First will pay Messrs. Harrod and Regan the same fees payable to Kentucky First’s nonemployee directors, based upon meeting attendance and other factors. Mr. Jennings will also serve as President and Chief Operating Officer of Kentucky First, and therefore will not be paid board fees in addition to his compensation as an employee of Kentucky First.

     Protection of Frankfort First Directors and Officers Against Claims. First Federal of Hazard has agreed to indemnify and hold harmless, to the fullest extent allowed under Delaware law, present and former directors and officers of Frankfort First from liability and expenses arising from matters existing or occurring at or prior to the effective time of the merger. First Federal of Hazard has further agreed that Frankfort First may obtain an extended reporting period endorsement under Frankfort First’s director and officer liability insurance policy for the benefit of its directors and officers. The endorsement provides continued insurance coverage for six years following consummation of the merger, subject to a maximum annual premium equivalent to 200% of the current annual premium amount.

Regulatory Approvals Needed to Complete the Merger and the Reorganization

     Merger Approvals. Completion of the merger is subject to prior approval of the Office of Thrift Supervision. In reviewing applications for transactions of this type, the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the Office of Thrift Supervision may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. First Federal of Hazard has received Office of Thrift Supervision approval.

     Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of First Federal of Hazard and First Federal of Frankfort in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. First Federal of Hazard and First Federal of Frankfort each received a “Satisfactory” rating, respectively, during their last federal Community Reinvestment Act examinations.

     In addition, a period of 15 to 30 days must expire following approval by the Office of Thrift Supervision, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While we believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

     Reorganization Approvals. We have adopted a plan of reorganization pursuant to which we will convert from a federally chartered mutual savings association to a federally chartered stock savings association. Consummation of the merger is subject to certain conditions, including the receipt by First Federal of Hazard of all approvals necessary to complete its reorganization. Specifically, the reorganization must be approved by the Office of Thrift Supervision. First Federal of Hazard’s reorganization applications have been approved by the Office of Thrift Supervision. Kentucky First also filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on September 16, 2004. The Registration Statement was declared effective on January 10, 2005. See “—Conditions to Completing the Merger.”

Financing the Merger

     First Federal of Hazard’s consummation of its reorganization to the mutual holding company structure is a condition precedent to consummating the merger. We will use part of the net proceeds of the reorganization offering, plus, if necessary, the proceeds of a capital distribution from First Federal of Hazard to Kentucky First to acquire Frankfort First, fund First Federal of Hazard’s employee stock ownership plan and capitalize First Federal MHC. We will not know the amount of proceeds that we will raise in the reorganization offering until after the offering has concluded and Frankfort First shareholders make their elections to receive either cash or Kentucky First common stock in the merger. The total value of the merger consideration to be paid to Frankfort First shareholders will be approximately $31.1 million and will be paid as follows:

•	At the minimum of the reorganization offering range, the aggregate merger consideration would consist of 1,247,565 shares of Kentucky First common stock and $18.6 million in cash.

•	At the midpoint of the offering range, if Frankfort First shareholders elect to receive the maximum amount of Kentucky First stock available to them in the merger, the aggregate merger consideration will consist of 1,316,250 shares of Kentucky First common stock and $17.9 million in cash. If the Frankfort First shareholders receive the minimum amount of Kentucky First common stock they must receive at the midpoint of the offering range, then the merger consideration will consist of 1,247,565 shares of Kentucky First common stock and $18.6 million in cash.

•	At the maximum of the offering range, if Frankfort First shareholders elect to receive the maximum amount of Kentucky First common stock available to them in the merger, the aggregate merger consideration will consist of 1,513,687 shares of Kentucky First common stock and $16.0 million in cash. If Frankfort First shareholders receive the minimum amount of Kentucky First common stock they must receive in the merger at the maximum of the offering range, then the aggregate merger consideration will consist of 1,247,565 shares of Kentucky First common stock and $18.6 million in cash.

•	At the maximum, as adjusted, of the offering range, if Frankfort First shareholders elect to receive the maximum amount of Kentucky First stock available to them in the merger, the aggregate merger consideration will consist of 1,740,740 shares of Kentucky First common stock and $13.7 million in cash. If the Frankfort First shareholders receive the minimum amount of Kentucky First common stock they must receive at the maximum, as adjusted, of the offering range then the merger consideration will consist of 1,247,565 shares of Kentucky First common stock and $18.6 million in cash.

The above calculations are based on the assumption that there would be 1,266,613 shares and options to acquire 147,230 shares of Frankfort First common stock outstanding on the effective date of the merger, which reflected the shares and options outstanding on September 30, 2004. Subsequent to September 30, 2004, an individual advised Frankfort First of such person’s intent to exercise 12,368 options by tendering 5,000 shares of Frankfort First common stock plus cash for the balance of the exercise price. In the event Frankfort First shareholders receive the minimum number of shares issuable in the merger, this transaction will reduce the number of shares issued in the merger to 1,245,947 and nominally reduce the amount of cash payable in the merger.

     Assuming that Frankfort First shareholders elect to receive the maximum number of shares of Kentucky First common stock in the merger, the total cash funds necessary to complete the merger (including related fees and expenses) would be $19.2 million, $18.5 million, $16.5 million and $14.3 million at the minimum, midpoint, maximum and maximum, as adjusted, points in the offering range. In this event, in order to consummate the merger, it would be necessary for First Federal of Hazard to make a capital distribution to Kentucky First of $14.9 million, $11.8 million, $8.3 million and $4.1 million, respectively. First Federal of Hazard has applied to the Office of Thrift Supervision to make a capital distribution to address these contingencies. Please see “Use of Proceeds” in the Kentucky First Bancorp prospectus attached to this proxy statement for a detailed explanation of the finances of the merger. See the table under “The Reorganization and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

Accounting Treatment of the Merger

     Kentucky First will use the purchase method of accounting for the merger. Under this method of accounting, the assets and liabilities of Frankfort First will be recorded on Kentucky First’s consolidated statement of condition at their estimated fair values at the effective date of the merger. The amount by which the purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired by Kentucky First through the merger will be recorded as goodwill. Goodwill will not be amortized, but will instead be subject to annual assessment for impairment, and identifiable intangible assets will be amortized over their estimated useful lives. Kentucky First currently expects that, based on preliminary accounting estimates, the merger would result in the recording of goodwill of approximately $16.5 million.

Resale of Kentucky First Common Stock Issued in the Merger

     The shares of Kentucky First common stock to be issued to shareholders of Frankfort First in the merger have been registered under the Securities Act of 1933. Shares of Kentucky First common stock issued in the merger may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Frankfort First, as that term is defined in the rules under the Securities Act of 1933. Kentucky First common stock received by those shareholders of Frankfort First who are deemed to be “affiliates” of Frankfort First at the time the merger is submitted for vote of the shareholders of Frankfort First may be resold without registration under the Securities Act of 1933 only to the extent provided for by Rule 145 promulgated under the Securities Act of 1933. Rule 145 permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of Frankfort First is an individual or entity that controls, is controlled by or is under common control with, Frankfort First, as the case may be, and may include the executive officers and directors of Frankfort First, as well as certain principal shareholders of Frankfort First. The same restrictions apply to certain relatives or the spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

     Pursuant to the terms of the merger agreement Frankfort First has caused each person who may be deemed an affiliate of Frankfort First for purposes of Rule 145 under the Securities Act of 1933 to deliver to Kentucky First a written agreement intended to ensure compliance with the Securities Act of 1933.

When Will the Merger Be Completed

     The closing of the merger will take place on a date the parties agree upon that occurs as promptly as practicable following the date on which the conditions to closing as described in the merger agreement have been satisfied. These conditions include: (1) Frankfort First obtaining approval of the merger from its shareholders; (2) the parties obtaining the requisite regulatory approvals for the merger and for First Federal of Hazard’s reorganization (and the last waiting period under the required regulatory approvals having expired); (3) the absence of any legal proceedings concerning the merger which is likely to have a material adverse effect on the interests of either Kentucky First or Frankfort First; (4) First Federal of Hazard’s reorganization having occurred (except to the extent it must coincide with the merger); (5) Frankfort First obtaining a fairness opinion from its financial advisors; and (6) each party receiving a “comfort” letter with respect to the financial condition of the other party. See “—Conditions to Completing the Merger.” On the closing date, the parties will file a certificate of merger with the Secretary of State of the State of Delaware merging Frankfort First with a wholly owned merger subsidiary of Kentucky First. The merger will become effective at the time stated in the certificate of merger.

     We expect to complete the merger in the first calendar quarter of 2005. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See “—Regulatory Approvals Needed to Complete the Merger and the Reorganization.” Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before May 31, 2005, unless failure to complete the merger by that time is due to a failure to fulfill any material obligation under the merger agreement by the party seeking to terminate the agreement. See “—Terminating the Merger Agreement.”

Conditions to Completing the Merger

     The merger agreement provides that consummation of the merger is subject to the satisfaction of certain conditions, or the waiver of certain of such conditions by First Federal of Hazard, on the one hand, and Frankfort First on the other, as the case may be, at or prior to the date the merger is completed. First Federal of Hazard and Frankfort First are referred to in the following discussion individually as a “party” and collectively as the “parties.” Each of the parties’ obligations under the merger agreement are subject to the following conditions, among others:

•	approval of the merger agreement by Frankfort First’s shareholders;

•	the absence of any legal proceedings concerning the merger which is likely to have a material adverse effect on the interests of either Kentucky First or Frankfort First;

•	receipt of all required regulatory approvals or waiver with respect to the merger and the reorganization; provided that no such approval or waiver imposes any condition applicable to First Federal of Hazard which is, in the reasonable judgement of First Federal of Hazard, materially burdensome upon the conduct of First Federal of Hazard’s business or which would so adversely impact the economic and business benefits of the merger or the reorganization to First Federal of Hazard so as to render it inadvisable to proceed with the merger or the reorganization;

•	the reorganization of First Federal of Hazard into the mutual holding company structure shall have occurred (except to the extent any part thereof shall occur simultaneously with the consummation of the merger);

•	Kentucky First’s common stock being approved for quotation on the Nasdaq Stock Market;

•	Frankfort First’s common stock remaining listed on the Nasdaq Stock Market;

•	all outstanding Frankfort First stock options being terminated or cancelled as required by the merger agreement;

•	holders of not more than 10% of the outstanding shares of Frankfort First common stock entitled to vote on the merger agreement proposal having delivered written demand for appraisal rights under Delaware law;

•	First Federal of Hazard delivering the merger consideration to the exchange agent and the exchange agent certifying such receipt;

•	each party’s representations and warranties being true (except to the extent any breaches of a representation or warranty, either individually or in the aggregate, do not or would not be reasonably likely to have a material adverse effect on the other party);

•	each party having performed or complied in all material respects with its covenants and obligations under the merger agreement;

•	each party having received all required third party consents, the absence of which would materially and adversely affect such party;

•	Frankfort First having delivered to First Federal of Hazard executed replacement employment agreement for Don D. Jennings, R. Clay Hulette, Danny A. Garland and Teresa Kuhl;

•	the receipt by Frankfort First of an opinion from Howe Barnes Investments, Inc. that the merger consideration to be paid to Frankfort First’s shareholders in the merger is fair from a financial point of view;

•	the receipt by First Federal of Hazard of a customary “comfort” letter from Frankfort First’s independent auditors regarding the financial condition of Frankfort First, and the receipt by Frankfort First of a similar letter from First Federal of Hazard’s independent auditors regarding the financial condition of First Federal of Hazard;

•	neither party having sustained a material adverse effect or change to its business, operations, properties, condition, assets, liabilities or prospects since the execution of the merger agreement; and

•	each party having received from the other appropriate documentation regarding the valid existence and authorization of the other party to enter into the transactions contemplated by the merger agreement.

     We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before May 31, 2005, either party may terminate the merger agreement by a vote of a majority of its board of directors.

Conduct of Business Before the Merger

     Frankfort First has agreed that, until the completion of the merger, Frankfort First and First Federal of Frankfort will:

     Ordinary Course of Business

•	diligently conduct their affairs only in the ordinary course of business consistent with past practices;

     Use of Assets

•	use manage and maintain all assets in a normal business manner;

•	use reasonable effort to maintain its insurance policies;

     Preserving the Business Organization Intact

•	use best efforts to preserve their business organizations intact, to retain the services of their present officers and key employees and to preserve the goodwill of depositors, borrowers and other customers, suppliers, creditors and others with business relationships;

     Compliance with Laws

•	comply with applicable laws (except where noncompliance would not have a material adverse effect on Frankfort First and First Federal of Frankfort, taken as a whole);

     File Tax Returns and Pay Taxes

•	timely and properly file all taxes required to be filed and pay or make provision for taxes owed; and

     Cancel Awards Under Junior Officer Recognition Plan in Exchange for Cash Payments

•	use best efforts to cause the participants in the Frankfort First, Inc. Junior Officer Recognition Plan to agree that such plan be terminated as of the effective time of the merger with all outstanding awards thereunder being exchanged for future cash payments (the payment to occur at times which coincide with the vesting schedule of the awards, provided that the employee is an employee at the time of the vesting).

     Stock Options

•	use best efforts to cause each holder of an outstanding option to purchase Frankfort First common stock to agree to cancel all outstanding options in exchange for cash consideration. The cash consideration for each outstanding stock option will equal the difference between $23.50 and the exercise price of each option. The cash payments will be made by Frankfort First immediately before the consummation of the merger.

     Frankfort First has also agreed that, except as otherwise expressly contemplated or permitted by the merger agreement, as required by law or regulation or to the extent First Federal of Hazard consents in writing, Frankfort First will not, and will not permit any of its subsidiaries to:

     Contracts

•	take any act or omit to do any act which would cause a breach of any existing contract (except where such breach would not have a material adverse effect on Frankfort First and First Federal of Frankfort, taken as a whole);

•	enter into any new contract or engage in a transaction not in the ordinary course of business and consistent with past practices and not purchase, lease, sell or dispose or any capital asset, except for capital asset transactions which individually do not amount to more than $10,000 and which, in the aggregate do not amount to more than $25,000;

     Employee Benefits

•	except as otherwise agreed to with First Federal of Hazard and other than increases of 5% or less with respect to nonofficer employees (consistent with past practices): (1) increase employee salaries or rates of pay; (2) adopt a new employee benefit plan; (3) enter or modify an employment agreement; (4) made any discretionary contributions to employee benefit plans; (5) make any allocation to the account of a plan participant other than in the normal course;

     Indebtedness

•	create, incur or assume indebtedness or assume not in the ordinary course of business, or incur costs and expenses in connection with the transaction which materially exceed those previously agreed to by the parties;

     Capital Stock

•	declare, pay or set aside for payment any dividend or other distribution on its capital stock, provided that Frankfort First may pay its regular quarterly dividends at a rate not to exceed $0.28 per share;

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than shares issued upon the exercise of outstanding stock options;

     Policy Changes

•	materially change any lending, investment, management or other material policies concerning their business or operations; and

     Agreement Not to Solicit Other Proposals

•	authorize or permit its directors, officers, employees, agents and representatives, to initiate, solicit or knowingly encourage or take any action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, or provide any information to or negotiate with any other party in furtherance of, any proposal that could reasonably be expected to lead to the merger, consolidation, acquisition or sale of all or substantially all of the assets or any shares of capital stock of Frankfort First to a third party. However, Frankfort First may engage in these actions provided that the Frankfort First board of directors determines in good faith, after consultation with its legal counsel, based on the advice from counsel, that such action is required for the board of directors to comply with its fiduciary duties to shareholders imposed by applicable laws. If Frankfort First receives a proposal from a third party, Frankfort First must notify First Federal of Hazard of the proposal, receive a confidentiality agreement from the third party prior to furnishing it with any information and furnish First Federal of Hazard with written notice that information will be furnished to the third party.

Certain Other Agreements

     The merger agreement also contains other agreements which address Frankfort First’s conduct in connection with the execution of the merger agreement and Frankfort First’s conduct and obligations following the execution of the agreement but before consummation of the merger. These agreements include: (1) the confidential treatment of information exchanged in the merger process; (2) the preparation and delivery of disclosure schedules by each party to the other party as required by the merger agreement or as necessary to qualify certain representations and/or warranties made by the parties in the merger agreement; (3) the coordination of announcements relating to the merger; (4) the obligation of each party to use best efforts to cause their respective representations and warranties to be true and correct at the effective time of the merger, to use best efforts to cause all of the conditions precedent in the agreement to be satisfied, and to use best efforts to take all actions necessary to consummate the transactions contemplated by the merger agreement and First Federal of Hazard’s reorganization; and (5) Frankfort First’s obligation to advise its affiliates of the resale restrictions imposed on them by certain federal securities laws and to use reasonable best efforts to obtain a written commitment from each affiliate to comply with such laws. These other agreements also address the following matters:

     Deliveries of Information and Consultation. Each party will promptly furnish the other with copies of: (1) significant reports or other documents filed or received by a party under federal or state banking or securities laws; (2) its consolidated monthly financial statements; (3) a summary of board actions; and (4) all other significant information concerning the business of each party. First Federal of Hazard and Frankfort First have also agreed to consult with one another on a regular basis to report on operational matters, and will also consult regarding regulatory matters directly affecting either party. The parties will also consult regarding any litigation that may be commenced, threatened or proposed by any person relating to the merger and shall cooperate in all respects in connection with such ligation.

     Indemnification of Frankfort First Officers and Directors. Kentucky First will indemnify and advance expenses in matters that may be subject to indemnification, to each present and former director and officer of Frankfort First and its subsidiaries for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowable under Kentucky First’s charter and bylaws and under applicable law. Kentucky First will permit Frankfort First and First Federal of Frankfort to obtain an extended reporting period endorsement under Frankfort First directors’ and officers’ liability insurance policy for the benefit of Frankfort First directors and officers which provides such officers and directors with continued insurance coverage under such policy for at least three years following consummation of the merger, subject to a cap on the amount of the annual premium equal to 200% of Frankfort First’s current annual premium.

     Comfort Letters. First Federal of Hazard and Frankfort First have each agreed to use their best efforts to cause their respective independent auditors to deliver to the other party a letter (addressed to the other party), in form and substance reasonably satisfactory to the other party and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the registration Kentucky First is filing and proxy statements similar to this proxy statement. These “comfort letters” are to be delivered within three business days before Kentucky First’s registration statement on Form S-1 is to be declared effective.

     Legal Conditions to the Merger. First Federal of Hazard and Frankfort First have each agreed to take all reasonable actions necessary to comply with all legal requirements relating to the merger (including filings and other matters relating to the regulatory applications), to furnish each other with information necessary to satisfy such requirements, and to obtain all third party consents necessary to undertake the transactions contemplated by the merger.

     Stock Listings. Frankfort First has agreed to use its best efforts to maintain the listing of its common stock on the Nasdaq National Market. First Federal of Hazard will use all reasonable efforts to cause the shares of Kentucky First to be listed on the Nasdaq Stock Market.

     Employee Matters. Under the terms of the merger agreement, following the merger, First Federal of Frankfort will continue to employ substantially all employees without employment agreements as employees at will, subject to determinations by First Federal of Frankfort’s management and First Federal of Frankfort’s and Kentucky First’s boards of directors. First Federal of Frankfort’s Defined Benefit Plan, as well as First Federal of Frankfort’s health and welfare benefit plans, programs, insurance and policies shall continue after the merger until such time as First Federal of Frankfort’s board of directors elects to take alternative action. To the extent that any such plan is replaced after the merger, employees of Frankfort First (or its affiliates) will be entitled to credit for prior service with First Federal of Frankfort for purposes of determining eligibility to participate and vesting, unless such service results in the duplication of benefits. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs will be waived with respect to each Frankfort First employee and their eligible dependents. Kentucky First will also provide full credit to each continuing Frankfort First employee and their eligible dependents under Kentucky First, Inc.’s corresponding benefit plans for any deductibles incurred by the continuing employees and their covered dependents during the portion of the calendar year prior to the closing of the merger. After the merger, Kentucky First will be liable for all obligations for continued health coverage under Sections 601 through 609 of ERISA (“COBRA”) with respect to each Frankfort First qualified beneficiary who incurs a qualifying event and for continued health coverage under COBRA from and after the merger, and for continued health coverage under COBRA from and after the merger for each Frankfort First qualified beneficiary who incurs a qualifying event before the merger.

     Conduct of First Federal of Hazard’s Business. First Federal of Hazard has agreed to maintain its corporate existence in good standing and conduct its business so as to be able to consummate the transactions contemplated by the merger agreement. It has also agreed to give prompt written notice to Frankfort First of, and to use its best efforts to prevent or promptly remedy, an impending or threatened occurrence of any event or condition which would cause or constitute a breach of any of its representations or obligations under the merger agreement or would be reasonably likely to cause it not to be able to satisfy any condition precedent to consummation of the merger.

Representations and Warranties Made by First Federal of Hazard and Frankfort First in the Merger Agreement

     We have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. The representations and warranties must be true in all material respects (except to the extent any breaches of a representation or warranty, either individually or in the aggregate, do not or would not be reasonably likely to have a material adverse effect on the other party) through the completion of the merger. See “—Conditions to Completing the Merger.”

Terminating the Merger Agreement

     The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by Frankfort First’s shareholders, as follows:

•	by the mutual agreement of First Federal of Hazard and Frankfort First;

•	by either party, if the merger is not consummated by May 31, 2005, unless failure to complete the merger by that time is due to the failure to perform an obligation by the party seeking to terminate the agreement;

•	by either party, if (1) the other party has not satisfied any of its obligations to close under the merger agreement, or (2) within 30 days after receiving notice from the other party that it has sustained a material adverse effect which cannot be reasonably expected to be cured;

•	by Frankfort First, if Frankfort First enters into a definitive agreement or letter of intent for an acquisition proposal with a third party that the board of directors makes a good faith determination, in consultation with its legal counsel, is necessary to comply with its fiduciary duties to shareholders imposed by applicable laws (provided that Frankfort First has complied with its obligations to notify and furnish information to First Federal of Hazard regarding the third party acquisition proposal or complies with applicable proxy rules);

•	by First Federal of Hazard, if: (1) the Frankfort First board of directors resolves, publicly announces or discloses to any third party its intention to accept an acquisition proposal from a third party; (2) the Frankfort First board of directors recommends to its shareholders (or resolves to recommend) that they tender their shares in a tender or exchange offer commenced by a third party; (3) if a tender offer or exchange offer for 25% of more of Frankfort First’s common stock is commenced or a registration statement with respect thereto is filed and, within 10 days, the Frankfort First board of directors either fails to recommend against such offer or takes no position with respect to such offer; or (4) Frankfort First’s board of directors withdraws or modifies its recommendation of approval of the merger agreement to its shareholders in a manner adverse to First Federal of Hazard or recommends (or resolves to recommend) to Frankfort First’s shareholders that they approve an acquisition proposal from a third party.

•	by either party, if any suit, action or proceeding is pending or threatened before any court in which the consummation of the merger is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the merger and, in the reasonable judgement of either party, such action suit, action or proceeding is likely to have a material adverse effect with respect to such party’s interest;

•	by either party, upon disapproval by any regulatory authority whose approval is required to consummate the merger or First Federal of Hazard’s reorganization, or if an approval contains a condition applicable to First Federal of Hazard which is, in its reasonable judgement, materially burdensome upon the conduct of First Federal of Hazard’s business or which would so adversely impact the economic and business benefits of the merger or reorganization to First Federal of Hazard so as to render it inadvisable to proceed with the merger or the reorganization;

•	by either party, if Frankfort First’s shareholders fail to approve the merger agreement; and

•	by either party, if First Federal of Hazard’s reorganization has not occurred (except for any part of the reorganization which can occur simultaneously with or subsequent to the merger).

Termination Fee

     The merger agreement requires Frankfort First to pay First Federal of Hazard a $1.5 million termination fee if First Federal of Hazard terminates the merger agreement as a result of:

•	Frankfort First’s failure to receive shareholder approval of the merger agreement;

•	Frankfort First’s failure to comply in all material respects with its covenants, agreements and other obligations under the merger agreement;

•	Frankfort First’s failure to undertake all appropriate corporate actions necessary to be taken in conjunction with the merger;

•	A breach of Frankfort First’s representations and warranties under the merger agreement are not true and correct (except for those breaches which individually or in the aggregate do not or would not reasonably be likely to have a material adverse effect on Frankfort First);

•	Frankfort First’s failure to deliver the necessary documents and certificates to establish its existence and authorization for it to enter into the merger agreement;

•	Frankfort First’s failure to deliver a comfort letter to First Federal of Hazard regarding Frankfort First’s financial condition;

•	Frankfort First’s failure to enter into replacement agreements with its executives (so as to avoid the transactions contemplated by the merger agreement triggering termination rights under the executives’ employment agreements);

•	Frankfort First’s failure to terminate all outstanding stock options or right to receive stock options, in exchange for cash payments;

•	Frankfort First’s failure to obtain necessary regulatory approvals and third party consents; or

•	Frankfort First’s failure to perform an obligation under the merger that has delayed the consummation of the merger past May 31, 2005,

and either of the following conditions exist:

Frankfort First or any of its subsidiaries, without having received First Federal of Hazard’s prior written consent, enters into a written agreement to engage in an acquisition proposal with any person other than First Federal of Hazard (or any of its affiliates) or the Frankfort First board of directors recommends that Frankfort First shareholders approve or accept any acquisition proposal with any person other than First Federal of Hazard; or

after a bona fide written proposal is made by any person other than First Federal of Hazard (or any of its affiliates) to engage in an acquisition proposal, either:

•	Frankfort First breaches any covenant or obligation contained in the merger agreement and such breach would entitle First Federal of Hazard to terminate the merger agreement; or

•	Frankfort First shareholders do not approve the merger agreement at the Frankfort First annual meeting, the annual meeting is not held in a timely manner or is postponed, delayed or enjoined prior to termination of the merger agreement except as a result of judicial or administrative proceeding or Frankfort First’s board of directors shall have:

a.	withdrawn or adversely modified its recommendation with respect to the merger agreement, or announced or disclosed to any third party its intention to do so; or

b.	failed to recommend, in the case of a tender or exchange offer for Frankfort First common stock, against acceptance of such tender or exchange offer to its shareholders or takes no position with respect to acceptance of such tender or exchange offer by its shareholders; or

•	Frankfort First’s board of directors makes the certain provisions of Frankfort First’s Certificate of Incorporation that limit a third party’s ability to acquire a substantial amount of Frankfort First common stock or acquire or merge with Frankfort First altogether.

     Payment of this termination fee shall not be due or payable prior to Frankfort First entering into a written definitive agreement with a third party with respect to an acquisition proposal within 18 months after termination of the merger agreement or within such 18-month period any third-party person or entity acquires 25% or more of the Frankfort First’s outstanding common stock.

Expenses

     Each of us and Frankfort First will pay our own costs and expenses incurred in connection with the merger. Capital Resources Group, Inc., the parent company of Capital Resources, Inc., has provided financial and advisory services to First Federal of Hazard in connection with the merger and provided it with a fairness opinion with respect thereto. In exchange for these services, Capital Resources Group, Inc. was paid a fee of $85,000 upon the execution of the merger agreement. In addition, upon the completion of the merger, Capital Resources Group, Inc. shall be paid a success fee equal to 1.25% of the total consideration paid on the merger. First Federal of Hazard will also reimburse Capital Resources Group, Inc. for certain out-of-pocket expenses incident to the above services.

Changing the Terms of the Merger Agreement

     Before the completion of the merger, Frankfort First may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Frankfort First’s shareholders, Frankfort First cannot do the following without the approval of Frankfort First’s shareholders: (1) change the merger consideration to be received by Frankfort First shareholders under the terms of the merger agreement; (2) alter or change any term of Kentucky First’s charter other than as contemplated by the merger agreement; or (3) alter or change any of the terms and conditions of the merger agreement is such change or alteration would adversely affect Frankfort First’s shareholders.

Regulation and Supervision

General

     First Federal of Hazard and First Federal of Frankfort are subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as their primary federal regulator, and the Federal Deposit Insurance Corporation, as their deposits insurer. First Federal of Hazard and First Federal of Frankfort are each members of the Federal Home Loan Bank System and their deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. First Federal of Hazard and First Federal of Frankfort must each file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning their activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate First Federal of Hazard’s and First Federal of Frankfort’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on our operations. Kentucky First and First Federal MHC, as savings and loan holding companies, will be required to file certain reports with, will be subject to examination by, and otherwise will have to comply with the rules and regulations of the Office of Thrift Supervision. Kentucky First will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

     Certain of the regulatory requirements that are or will be applicable to First Federal of Hazard, First Federal of Frankfort, Kentucky First and First Federal MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on First Federal of Hazard, First Federal of Frankfort, Kentucky First and First Federal MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Associations

     Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as First Federal of Hazard and First Federal of Frankfort. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, nonresidential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

     Branching. Federal savings banks are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

     Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

     The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At September 30, 2004, First Federal of Hazard and First Federal of Frankfort each met each of these capital requirements.

     Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “under-capitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

     Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

     Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like First Federal of Hazard and First Federal of Frankfort, it is a subsidiary of a holding company. If First Federal of Hazard’s or First Federal of Frankfort’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

     Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

     A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” At September 30, 2004, First Federal of Hazard and First Federal of Frankfort each met the qualified thrift lender test.

     Transactions with Related Parties. Federal law limits the authority of First Federal of Hazard and First Federal of Frankfort to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including Kentucky First, First Federal MHC and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates from making loans is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary. Transactions between sister depository institutions that are 80% or more owned by the same holding company are exempt from the quantitative limits and collateral requirements.

     The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, First Federal of Hazard’s and First Federal of Frankfort’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans First Federal of Hazard and First Federal of Frankfort may make to insiders based, in part, on First Federal of Hazard’s and First Federal of Frankfort’s respective capital positions and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers.

     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to appointment of a receiver or conservator or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

     Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report.

     Insurance of Deposit Accounts. First Federal of Hazard and First Federal of Frankfort are members of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

     The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A material increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of First Federal of Hazard and First Federal of Frankfort. Management cannot predict what insurance assessment rates will be in the future.

     In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During the year ended June 30, 2004, Financing Corporation payments for Savings Association Insurance Fund members averaged 1.55 basis points of assessable deposits.

     The Federal Deposit Insurance Corporation may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of each of First Federal of Hazard and First Federal of Frankfort do not know of any practice, condition or violation that might lead to termination of deposit insurance for each respective institution.

     Federal Home Loan Bank System. First Federal of Hazard and First Federal of Frankfort are members of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. As members of the Federal Home Loan Bank, First Federal of Hazard and First Federal of Frankfort are required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. First Federal of Hazard and First Federal of Frankfort were in compliance with this requirement with an investment in Federal Home Loan Bank of Cincinnati stock at September 30, 2004 of $1.8 million and $3.0 million, respectively.

     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

     Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

     The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

     First Federal of Hazard and First Federal of Frankfort each received a “Satisfactory” rating as a result of their most recent Community Reinvestment Act assessments.

Holding Company Regulation

     General. Kentucky First and First Federal MHC will be savings and loan holding companies within the meaning of federal law. As such, they will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over Kentucky First and First Federal MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to First Federal of Hazard and/or First Federal of Frankfort.

     Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as First Federal MHC, may generally engage in the following activities: (1) investing in the stock of insured depository institutions and acquiring them by means of a merger or acquisition; (2) investing in a corporation the capital stock of which may be lawfully purchased by a savings association under federal law; (3) furnishing or performing management services for a savings association subsidiary of a savings and loan holding company; (4) conducting an insurance agency or escrow business; (5) holding, managing or liquidating assets owned or acquired from a savings association subsidiary of the savings and loan holding company; (6) holding or managing properties used or occupied by a savings association subsidiary of the savings and loan holding company; (7) acting as trustee under deed or trust; (8) any activity permitted for multiple savings and loan holding companies by Office of Thrift Supervision regulations; (9) any activity permitted by the Board of Governors of the Federal Reserve System for bank holding companies and financial holding companies; and (10) any activity permissible for service corporations. Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial services activities, including insurance and securities.

     Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift Supervision. Federal law also prohibits a savings and loan holding company from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     If a savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test set, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

     Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We have adopted this form of organization and it will be in place after the proposed offering. Kentucky First is the stock holding company subsidiary of First Federal MHC. Kentucky First is only permitted to engage in activities that are permitted for First Federal MHC subject to the same restrictions and conditions.

     Waivers of Dividends by First Federal MHC. Office of Thrift Supervision regulations require First Federal MHC to notify the Office of Thrift Supervision if it proposes to waive receipt of our dividends from Kentucky First. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the waiver would not be detrimental to the safe and sound operation of the savings association; and (ii) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members. The Office of Thrift Supervision will not consider the amount of dividends waived by the mutual holding company in determining an appropriate exchange ratio in the event of a full conversion to stock form. We anticipate that First Federal MHC will waive dividends that Kentucky First may pay, if any.

     Conversion of First Federal MHC to Stock Form. Office of Thrift Supervision regulations permit First Federal MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the board of directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new holding company would be formed as our successor, First Federal MHC’s corporate existence would end, and certain depositors of First Federal of Hazard would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than First Federal MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than First Federal MHC own the same percentage of common stock in the new holding company as they owned in us immediately before conversion. Under Office of Thrift Supervision regulations, stockholders other than First Federal MHC would not be diluted because of any dividends waived by First Federal MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event First Federal MHC converts to stock form. The total number of shares held by stockholders other than First Federal MHC after a conversion transaction also would be increased by any purchases by stockholders other than First Federal MHC in the stock offering conducted as part of the conversion transaction.

     Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

     Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and as raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case.

Federal Securities Laws

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, our common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration, under the Securities Act of 1933, of the shares of common stock to be sold in the reorganization offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144, each affiliate of us that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

     On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002, which implemented legislative reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act restricts the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

     Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerates the time frame for disclosures by public companies and changes in ownership in a company’s securities by directors and executive officers.

     The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the committee qualifies as an”audit committee financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

     Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Privacy Requirements of the GLBA

     The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Anti-Money Laundering

     On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. First Federal of Hazard and First Federal of Frankfort have established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.

Other Regulations

     Interest and other charges collected or contracted for by First Federal of Hazard and First Federal of Frankfort are subject to state usury laws and federal laws concerning interest rates. First Federal of Hazard’s and First Federal of Frankfort’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

(1)	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

(2)	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

(3)	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

(4)	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

(5)	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

     The deposit operations of First Federal of Hazard and First Federal of Frankfort also are subject to the:

(1)	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

(2)	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

(3)	Check Clearing for the 21 st Century Act (also known as “Check 21”), which, effective October 28, 2004, gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Federal and State Taxation

Federal Income Taxation

     General. We report our income on a calendar year basis using the accrual method of accounting. Frankfort First reports its income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us and Frankfort First in the same manner as to other corporations with some exceptions, including particularly the reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Each of our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2000. For the 2004 year, First Federal of Hazard’s and Frankfort First’s maximum federal income tax rate was 34%.

     Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. First Federal of Hazard did not qualify for such favorable tax treatment for any years through 1996. Approximately $5.4 million of First Federal of Frankfort First’s accumulated bad debt reserves would not be recaptured into taxable income unless Frankfort First makes a “non-dividend distribution” to Kentucky First as described below.

     Distributions. If First Federal of Hazard or First Federal of Frankfort makes “non-dividend distributions” to us, the distributions will be considered to have been made from First Federal of Hazard’s and First Federal of Frankfort’s unrecaptured tax bad debt reserves, including the balance of their reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from First Federal of Frankfort’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in First Federal of Frankfort’s taxable income. Non-dividend distributions include distributions in excess of First Federal of Frankfort’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of First Federal of Frankfort’s current or accumulated earnings and profits will not be so included in First Federal of Frankfort’s taxable income.

     The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if First Federal of Frankfort makes a non-dividend distribution to us, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. First Federal of Frankfort does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

     First Federal MHC and Kentucky First are subject to the Kentucky corporation income tax and state corporation license tax (franchise tax). Gross income of corporations subject to Kentucky income tax is similar to income reported for federal income tax purposes except that dividend income, among other income items, is exempt from taxation. Although the tax rate is 0.21% of total capital employed in Kentucky, a bank holding company, as defined in Kentucky Revised Statutes 287.900, is allowed to deduct from its taxable capital, the book value of its investment in the stock or securities of subsidiaries that are subject to the bank franchise tax.

     First Federal of Hazard and First Federal of Frankfort are exempt from both the Kentucky corporation income tax and corporation license tax. However, both institutions are instead subject to the bank franchise tax, an annual tax imposed on federally or state chartered savings and loan associations, savings banks and other similar institutions operating in Kentucky. The tax is 0.1% of taxable capital stock held as of January 1 each year. Taxable capital stock includes an institution’s undivided profits, surplus and general reserves plus savings accounts and paid-up stock less deductible items. Deductible items include certain exempt federal obligations and Kentucky municipal bonds. Financial institutions which are subject to tax both within and without Kentucky must apportion their net capital.

Restrictions on Acquisition of Kentucky First,
First Federal of Hazard and First Federal of Frankfort

General

     First Federal of Hazard’s plan of reorganization provides that First Federal of Hazard will be reorganized from a mutual savings association into a federal mutual holding company structure and includes the adoption of a federal stock charter and bylaws for Kentucky First. Certain provisions in our charter and bylaws may have antitakeover effects. In addition, provisions in First Federal of Hazard’s charter and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Mutual Holding Company Structure

     Following the reorganization and the merger, we will own all of the issued and outstanding common stock of First Federal of Hazard and First Federal of Frankfort. First Federal MHC will own a majority of the issued and outstanding common stock of Kentucky First. As a result, management of First Federal MHC is able to exert voting control over Kentucky First, First Federal of Hazard and First Federal of Frankfort and will restrict the ability of our minority stockholders to effect a change of control of management. First Federal MHC, as long as it remains in the mutual form of organization, will control a majority of our voting stock.

Charter and Bylaws of Kentucky First

     Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our charter and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

     Limitation on Voting Rights. Our charter provides that, for a period of five years from the date of the reorganization, no person, except First Federal MHC or a tax-qualified employee stock benefit plan of ours, may directly or indirectly acquire the beneficial ownership of more than 10% of any class of an equity security of ours. If shares are acquired in excess of 10%, those shares will be considered “excess shares” and will not be counted as shares entitled to vote.

Board of Directors

     Classified Board. Our board of directors is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors.

     Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

     Qualification. The bylaws provide that no person will be eligible to serve on the board of directors who has in the past 10 years been subject to a supervisory action by a financial regulatory agency that involved dishonesty or breach of trust or other bad actions, has been convicted of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison, or is currently charged with such a crime, or has been found by a regulatory agent or a court to have breached a fiduciary duty involving personal profit or committed a wilful violation of any law governing banking securities or insurance. These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

     Stockholder Action by Written Consent; Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting or by unanimous written consent. Our charter provides that for a period of five years following the reorganization, special meetings of stockholders relating to a change in control of us or amendments to our charter may be called only upon direction of the board of directors. Subject to this restriction, the bylaws provide that holders of not less than 10% of our outstanding shares may request the calling of a special meeting. At a special meeting, stockholders may consider only the business specified in the notice of meeting given by us. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called at the request of a majority of the board of directors or holders of not less than 10% of our outstanding shares. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

     Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate the stockholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 30 days before the annual meeting. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

     Advance notice of nominations or proposed business by stockholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about those matters.

     Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of common and preferred stock. Our charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that First Federal MHC must always own a majority of our common stock.

Restrictions in First Federal of Hazard’s Charter and Bylaws

     Although the board of directors of First Federal of Hazard is not aware of any effort that might be made to obtain control of First Federal of Hazard after the offering, the board of directors believed it appropriate to adopt provisions permitted by federal law to protect the interests of the institution and its stockholders from any hostile takeover. These provisions may, indirectly, inhibit a change in control of us, as First Federal of Hazard’s sole stockholder.

     First Federal of Hazard’s stockholders will not be permitted to cumulate their votes in the election of directors. Furthermore, First Federal of Hazard’s bylaws provide for the election of three classes of directors to staggered terms. In addition, First Federal of Hazard’s charter provides that, for a period of five years from the date of the reorganization, no person except Kentucky First and First Federal MHC or a tax-qualified employee stock benefit plan of Kentucky First or First Federal of Hazard, may directly or indirectly acquire the beneficial ownership of more than 10% of any class of First Federal of Hazard’s equity securities. Additionally, special meetings of stockholders related to changes in control of First Federal of Hazard or amendments to its charter may only be called upon direction of the board of directors for a period of five years from the date of the reorganization. First Federal of Hazard’s charter and bylaws also contain other provisions to protect the interests of the institution including a requirement that vacancies on the board of directors be filled by a majority vote of the board of directors, eligibility requirements for directors, and establishes advance notice procedures for stockholders to nominate directors or bring other business before the stockholders.

     In addition, the charter provides for the issuance of shares of preferred stock on terms, including conversion and voting rights, as may be determined by First Federal of Hazard’s board of directors without stockholder approval. Although First Federal of Hazard has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock authorized, the board of directors believes that the availability of such shares will provide First Federal of Hazard with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. If a proposed merger, tender offer or other attempt to gain control of First Federal of Hazard occurs of which management does not approve, the board of directors can authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. The board of directors does not intend to issue any preferred stock except on terms which the board of directors deems to be in the best interest of First Federal of Hazard and its then existing stockholders.

Restrictions in First Federal of Frankfort’s Charter and Bylaws

     First Federal of Frankfort’s Charter and Bylaws contain provisions permitted by federal law to protect the interests of the institution and its stockholders from any hostile takeover. These provisions may, indirectly, inhibit a change in control of us, as First Federal of Frankfort’s sole stockholder following the offering and the merger.

     First Federal of Frankfort’s bylaws provide for the election of three classes of directors to staggered terms. First Federal of Frankfort’s charter and bylaws also contain other provisions to protect the interests of the institution including a requirement that vacancies on the board of directors be filled by a majority vote of the board of directors and establishes advance notice procedures for stockholders to nominate directors or bring other business before the stockholders .

     In addition, the charter provides for the issuance of shares of preferred stock on terms, including conversion and voting rights, as may be determined by First Federal of Frankfort’s board of directors without stockholder approval. Although First Federal of Frankfort has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock authorized, the board of directors believes that the availability of such shares will provide First Federal of Frankfort with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. If a proposed merger, tender offer or other attempt to gain control of First Federal of Frankfort occurs of which management does not approve, the board of directors can authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. The board of directors does not intend to issue any preferred stock except on terms which the board of directors deems to be in the best interest of First Federal of Frankfort and its then existing stockholders.

Regulatory Restrictions

     Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of our class of any equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

     Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and as raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case.

     Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

     The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds. In the event of a second-step conversion, a shareholder who holds shares in excess of the regulatory limits due to share acquisitions in the reorganization offering or the merger, market purchases or other means, may be required to divest the excess shares.

Description of Kentucky First Capital Stock

Our common stock will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

     We are authorized to issue 20,000,000 shares of our common stock having a par value of $.01 per share and 5,000,000 shares of preferred stock having a par value of $.01 per share. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization, all stock will be duly authorized, fully paid and nonassessable. We will not issue any shares of preferred stock in the reorganization.

Common Stock

     Dividends. We can pay dividends, if, as and when declared by our board of directors. The payment of dividends is limited by law and applicable regulations. See “Our Dividend Policy.” The holders of our common stock will be entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available for dividends. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. After the reorganization, the holders of our common stock will possess exclusive voting rights in us. They will elect our board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Kentucky First, First Federal of Hazard and First Federal of Frankfort,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of our preferred stock may also possess voting rights.

     Liquidation. If there is any liquidation, dissolution or winding up of First Federal of Hazard or First Federal of Frankfort, as the holder of First Federal of Hazard’s and First Federal of Frankfort’s capital stock, we would be entitled to receive all of First Federal of Hazard’s and First Federal of Frankfort’s assets available for distribution after payment of provision for payment of all debts and liabilities of First Federal of Hazard and First Federal of Frankfort, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Kentucky First, the holders of its common stock would be entitled to receive all of the assets of Kentucky First available for distribution after payment or provision for payment of all its debts and liabilities. If Kentucky First issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

     Kentucky First will not issue any preferred stock in the offering and we have no current plans to issue any preferred stock after the offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Description of Frankfort First Capital Stock

General

     The statements made under this section include summaries of certain provisions contained in Frankfort First’s certificate of incorporation and bylaws, and the Delaware General Corporation Law, referred to as the DGCL. These statements do not purport to be complete and are qualified in their entirety by reference to Frankfort First’s certificate of incorporation and bylaws, copies of which are file with the SEC, and the applicable provisions of the DGCL. The transfer agent and registrar for Frankfort First common stock is Illinois Stock Transfer, Chicago, Illinois.

Common Stock

     Each share of common stock has the same relative rights as and is identical in all respects with each other share of common stock. Frankfort First stock is listed on the Nasdaq National Market under the symbol “FKKY.” Frankfort First is authorized to issue 3,750,000 shares of common stock, par value $.01 per share.

     Dividends. Frankfort First shareholders are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. Dividends when, as and if declared by the board of directors, are distributed ratably among shareholders in proportion to the amount of their holdings. These dividend rights are subject to the rights of holders of Frankfort First preferred stock. Funds for the payment of dividends are primarily obtained from dividends paid by First Federal of Frankfort to Frankfort First.

     Voting Rights. Holders of Frankfort First’s common stock are entitled to one vote for each share held, except for certain limitations on such voting rights provided in Frankfort First’s certificate of incorporation and bylaws and discussed below. Frankfort First shareholders do not have any right to cumulate votes in the election of directors, which shall be determined by a plurality of the votes cast.

     Frankfort First’s certificate of incorporation provides that any individual director, or the entire Board may be removed from office only for “cause” by the vote of the holders of at least 80% of the outstanding shares of common stock entitled to vote. One effect of this provision may be to make the removal of directors more difficult to accomplish since the holders of more than 20% of the stock of Frankfort First entitled to vote, which could include members of the Board and/or officers, would have a veto power over any removal of directors.

     Frankfort First’s certificate of incorporation and bylaws provide that the affirmative vote of at least 80% of the outstanding shares of Frankfort First common stock entitled to vote is required for the adoption of any shareholder proposal to amend Frankfort First’s bylaws. One effect of this provision may be to make shareholder proposals to amend the bylaws more difficult to accomplish since the holders of more than 20% of the stock of Frankfort First entitled to vote, which could include members of the Board and/or officers, would have a veto power over any changes to Frankfort First’s bylaws. Frankfort First’s certificate of incorporation also provides that the affirmative vote of at least 80% of the outstanding shares of Frankfort First common stock entitled to vote is required for the adoption of any proposal to amend certain provisions of Frankfort First’s certificate of incorporation which have not been previously approved by Frankfort First’s board of directors. One effect of this provision may be to make proposals to amend such provisions of the certificate of incorporation more difficult to accomplish since the holders of more than 20% of the stock of Frankfort First entitled to vote, which could include members of the Board and/or officers, would have a veto power over certain changes to Frankfort First’s certificate of incorporation.

     For a discussion of voting rights in connection with certain anti-takeover provisions, see “—Anti-Takeover Provisions.”

     Classification of Board of Directors. Frankfort First’s certificate of incorporation provides for a classified board of directors consisting of three classes of directors as nearly equal in number as possible, with one class to be elected annually for a three-year term. Staggering the election of directors in this manner makes it more difficult for an individual or group of individuals to change a majority of the directors and possibly discourages takeover attempts.

     Liquidation. In the event of any liquidation, dissolution or winding up of Frankfort First, the holders of Frankfort First’s common stock would be entitled to receive all remaining assets of Frankfort First available for distribution, in cash or in kind, after payment or provision for payment of all debts and liabilities of Frankfort First and after the liquidation preferences of all outstanding shares of any class of stock having preference over Frankfort First common stock having been fully paid or set aside.

     Preemptive Rights; Redemption. Holders of Frankfort First common stock are not entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to redemption.

Preferred Stock

     Under Frankfort First’s certificate of incorporation, the board of directors is authorized, without shareholder approval, to provide for the issuance of preferred stock in one or more series, in such numbers of shares, and with such designations, preferences, qualifications, limitations, restrictions, and special or relative rights as determined by the board of directors. The Frankfort First board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock. Additionally, the issuance by the board of directors of any shares of preferred stock may be used to deter, discourage or make more difficult the assumption of control of Frankfort First by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. To date, Frankfort First has not issued any shares of preferred stock.

Anti-Takeover Provisions

     Frankfort First’s certificate of incorporation and bylaws and the DGCL each contain certain provisions which may be deemed to be “anti-takeover” in nature in that such provisions may deter, discourage or make more difficult the assumption of control of Frankfort First by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. In general, a shareholder may view a future tender offer to be in his best interests should any such offer include a substantial premium over the market price of the common stock at that time. However, the overall effect of the following provisions may be to deter a future tender offer and/or enhance the possibility that a bidder for control of Frankfort First will be required to act through arms-length negotiation with the board of directors. In addition, these provisions may have the effect of assisting management to retain its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of Frankfort First’s business.

     Limitation on Voting Rights. Frankfort First’s certificate of incorporation provides voting restrictions on persons, except certain employee stock benefit plans of Frankfort First, that may directly or indirectly acquire the beneficial ownership of more than 10% of any class of an equity security of Frankfort First without first obtaining the approval of at least two-thirds of the directors who are unaffiliated with the acquiring stockholder. If shares are acquired in excess of 10%, those shares will be will have diluted voting power in accordance with the allocation procedures described in Frankfort First’s certificate of incorporation.

     Mergers, Consolidations and Sale of Assets. Frankfort First’s certificate of incorporation requires the approval of at least (a) 80% of the outstanding shares entitled to vote generally in the election of directors and (b) a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors excluding shares held by a related person and any affiliates of the related person to approve certain business combinations involving a related person except where:

(1)	the proposed transaction has been approved by two-thirds of the directors who are unaffiliated with the related person and who were directors prior to the time when the related person became a related person.

The term “related person” includes (a) any individual, corporation, partnership or other person or entity which together with its “affiliates” (as that term is defined under the Securities Exchange Act of 1934, “beneficially owns” (as that term is defined under the Securities Exchange Act of 1934) in the aggregate 10% or more of the outstanding shares of the common stock of Frankfort First and (b) any affiliate of any such individual, corporation, partnership or other person or entity. This provision applies to any business combination, which is broadly defined.

     Special Meetings of Stockholders. Special meetings of stockholders may only be called by the board of directors or a committee thereof.

     Advance Notice Provisions for Stockholder Nominations and Proposals. Frankfort First’s certificate of incorporation establishes an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of Frankfort First’s board of directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Frankfort First appropriate notice of the stockholder’s intention to bring that business before the meeting. Frankfort First’s Secretary must receive notice of the nomination or proposal not less than 30 days before the annual meeting. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Frankfort First with certain information concerning the nominee and the proposing stockholder.

     Authorized but Unissued Shares of Capital Stock. Frankfort First’s certificate of incorporation authorizes the issuance of 3,750,000 shares of common stock and 500,000 shares of preferred stock. These additional shares of common stock and preferred stock were authorized for the purpose of providing Frankfort First’s board of directors with as much flexibility as possible to issue additional shares, without further shareholder approval, for proper corporate purposes including financings, acquisitions, stock dividends, stock splits, employee incentive plans and other similar purposes. However, these additional shares may also be used by the board of directors, if consistent with its fiduciary responsibilities, to deter future attempts to gain control over Frankfort First.

     Change in Bank Control Act. The acquisition of 10% or more of Frankfort First’s outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

     The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of Frankfort First’s voting stock or the power to direct Frankfort First’s management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of Frankfort First’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock will be Illinois Stock Transfer, Chicago, Illinois.

Registration Requirements

     We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

     The legality of our common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, DC. Muldoon Murphy & Aguggia LLP has consented to the references to their opinion in this prospectus. Certain legal matters will be passed upon for Capital Resources, Inc. by Luse Gorman Pomerenk & Schick P.C.

Experts

     The financial statements of First Federal of Hazard at June 30, 2004 and 2003 and for the three years in the period ended June 30, 2004 and the consolidated financial statements of Frankfort First at June 30, 2004 and 2003 and for the three years in the period ended June 30, 2004 are included in this prospectus and in the registration statement in reliance upon the report of Grant Thornton LLP independent registered public accounting firm, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

     Keller & Company, Inc. has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value, on a fully converted basis, and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering and issued in the merger. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, NW, Washington, DC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

     First Federal of Hazard has filed applications for approval of the plans of reorganization and stock issuance with the Office of Thrift Supervision. We have also filed an application with the Office of Thrift Supervision for approval to acquire Frankfort First. This prospectus omits certain information contained in the application. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, NE, Atlanta, Georgia 30309.

     A copy of the plans of reorganization and stock issuance and our charter and bylaws are available without charge from us.

Index to Financial Statements

First Federal of Hazard

Report of Independent Registered Public Accounting Firm	F-1
Statements of Financial Condition as of September 30, 2004 (unaudited) and June 30, 2004 and 2003	F-2
Statements of Earnings for the Three Months Ended September 30, 2004 (unaudited) and 2003 and for the Years Ended June 30, 2004, 2003 and 2002	F-3
Statements of Comprehensive Income for the Three Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended June 30, 2004, 2003 and 2002	F-4
Statements of Retained Earnings for the Three Months Ended September 30, 2004 (unaudited) and for the Years Ended June 30, 2004, 2003 and 2002
Statements of Cash Flows for the Three Months Ended September 30, 2004 and 2003 (unaudited) and for Years Ended June 30, 2004, 2003 and 2002	F-6
Notes to Financial Statements	F-8

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Kentucky First have not been included in this prospectus because Kentucky First, has no assets, contingent or other liabilities, revenues or expenses. Organizational costs incurred to date have been paid by First Federal of Hazard.

Frankfort First Bancorp, Inc.

Report of Independent Registered Public Accounting Firm	F-29
Consolidated Statements of Financial Condition as of September 30, 2004 (unaudited) and June 30, 2004 and 2003	F-30
Consolidated Statements of Earnings for the Three Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended June 30, 2004, 2003 and 2002	F-31
Consolidated Statements of Comprehensive Income for the Three Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended June 30, 2004, 2003 and 2002	F-32
Consolidated Statements of Shareholders’ Equity for the Three Months Ended September 30, 2004 (unaudited) and for the Years Ended June 30, 2004, 2003 and 2002	F-33
Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2004 and 2003 (unaudited) and for the Years Ended June 30, 2004, 2003 and 2002	F-34
Notes to Consolidated Financial Statements	F-36

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

[LETTERHEAD OF GRANT THORNTON LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
First Federal Savings and Loan Association of Hazard

We have audited the accompanying statements of financial condition of First Federal Savings and Loan Association of Hazard as of June 30, 2004 and 2003, and the related statements of earnings, comprehensive income, retained earnings and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings and Loan Association of Hazard as of June 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
September 1, 2004

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

STATEMENTS OF FINANCIAL CONDITION

(In thousands)

	September 30,	June 30,
	2004	2004	2003
	(Unaudited)
ASSETS
Cash and due from banks	$940	$899	$847
Federal funds sold	16,500	15,000	28,000
Interest-bearing deposits in other financial institutions	457	963	1,502

Cash and cash equivalents	17,897	16,862	30,349
Investment securities available for sale	12,798	12,391	12,997
Investment securities held to maturity, at amortized cost - approximate fair value of $50,277, $49,401 and $49,126 at September 30, 2004 and June 30, 2004 and 2003, respectively	50,841	50,840	48,841
Mortgage-backed securities held to maturity, at amortized cost - approximate fair value of $22,322, $22,103 and $423 at September 30, 2004 and June 30, 2004 and 2003, respectively	22,495	22,983	389
Loans receivable - net	32,574	33,568	40,586
Real estate acquired through foreclosure - net	28	—	114
Office premises and equipment - at depreciated cost	177	186	228
Federal Home Loan Bank stock - at cost	1,846	1,826	1,755
Accrued interest receivable on loans	204	208	236
Accrued interest receivable on mortgage-backed securities	80	72	2
Accrued interest receivable on investment securities	510	323	267
Prepaid expenses and other assets	628	77	109
Prepaid federal income taxes	302	308	224
Deferred federal income taxes	36	179	—

Total assets	$140,416	$139,823	$136,097

LIABILITIES AND RETAINED EARNINGS
Deposits	$99,081	$98,751	$104,784
Advances from the Federal Home Loan Bank	9,000	9,000	—
Accounts payable and other liabilities	714	1,029	631

Total liabilities	108,795	108,780	105,415
Commitments and contingencies	—	—	—
Retained earnings	31,753	31,443	30,682
Accumulated other comprehensive loss	(132)	(400)	—

Total retained earnings	31,621	31,043	30,682

Total liabilities and retained earnings	$140,416	$139,823	$136,097

The accompanying notes are an integral part of these statements.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

STATEMENTS OF EARNINGS

(In thousands)

	For the three months ended		For the years ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
	(Unaudited)
Interest income
Loans	$600	$762	$2,794	$3,641	$4,374
Mortgage-backed securities	243	35	396	59	293
Investment securities	519	570	2,192	2,167	2,490
Interest-bearing deposits and other	71	65	219	446	514

Total interest income	1,433	1,432	5,601	6,313	7,671
Interest expense
Deposits	487	626	2,166	3,399	4,548
Borrowings	67	—	54	—	—

Total interest expense	554	626	2,220	3,399	4,548

Net interest income	879	806	3,381	2,914	3,123
Provision for losses on loans	15	6	10	66	123

Net interest income after provision for losses on loans	864	800	3,371	2,848	3,000
Other income (loss)
Gain on sale of investment securities	—	—	5	274	401
Loss on sale of real estate acquired through foreclosure	—	(5)	(61)	(4)	(12)
Other operating	5	5	21	27	25

Total other income (loss)	5	—	(35)	297	414
General, administrative and other expense
Employee compensation and benefits	264	293	1,620	934	895
Occupancy and equipment	33	34	132	172	187
Data processing	8	8	32	16	11
Franchise taxes	18	23	83	98	83
Charitable contributions	3	27	42	22	494
Other operating	71	80	274	312	303

Total general, administrative and other expense	397	465	2,183	1,554	1,973

Earnings before federal income taxes	472	335	1,153	1,591	1,441
Federal income taxes
Current	158	101	364	494	626
Deferred	4	13	28	47	(136)

Total federal income taxes	162	114	392	541	490

NET EARNINGS	$310	$221	$761	$1,050	$951

The accompanying notes are an integral part of these statements.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	For the three months ended		For the years ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
	(Unaudited)
Net earnings for the period	$310	$221	$761	$1,050	$951
Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities during the period, net of taxes (benefits) of $138, $(109), $(205), $93 and $114 for the three months ended September 30, 2004 and 2003 and the years ended June 30, 2004, 2003

and 2002, respectively	268	(212)	(397)	181	221
Reclassification adjustment for realized gains included in earnings, net of taxes of $2, $93 and $136 for the years ended June 30, 2004, 2003 and 2002, respectively	—	—	(3)	(181)	(265)

Comprehensive income	$578	$9	$361	$1,050	$907

Accumulated comprehensive loss	$(132)	$(212)	$(400)	$—	$—

The accompanying notes are an integral part of these statements.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

STATEMENTS OF RETAINED EARNINGS

For the three months ended September 30, 2004 (unaudited)
and the years ended June 30, 2004, 2003 and 2002
(In thousands)

	Retained	Accumulated other
	earnings	comprehensive income (loss)	Total
Balance at July 1, 2002	$28,681	$44	$28,725
Net earnings for the year ended June 30, 2002	951	—	951
Decrease in unrealized gains on securities designated as available for sale, net of realized gains, losses and related tax effects	—	(44)	(44)

Balance at June 30, 2002	29,632	—	29,632
Net earnings for the year ended June 30, 2003	1,050	—	1,050

Balance at June 30, 2003	30,682	—	30,682
Net earnings for the year ended June 30, 2004	761	—	761
Increase in unrealized losses on securities designated as available for sale, net of realized gains and related tax effects	—	(400)	(400)

Balance at June 30, 2004	31,443	(400)	31,043
Net earnings for the three months ended September 30, 2004 (unaudited)	310	—	310
Decrease in unrealized losses on securities designated as available for sale, net of related tax effects (unaudited)	—	268	268

Balance at September 30, 2004 (unaudited)	$31,753	$(132)	$31,621

The accompanying notes are an integral part of these statements.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

STATEMENTS OF CASH FLOWS

(In thousands)

	For the three months ended		For the years ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
	(Unaudited)
Cash flows from operating activities:
Net earnings for the period	$310	$221	$761	$1,050	$951
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of premiums and discounts on investment securities, net	(1)	(1)	(6)	(6)	(80)
Depreciation	20	21	81	115	137
Amortization of deferred loan origination fees	(9)	(30)	(87)	(121)	(110)
Gain on sale of investment securities	—	—	(5)	(274)	(401)
Loss on sale of real estate acquired through foreclosure	—	5	61	4	12
Federal Home Loan Bank stock dividends	(20)	(18)	(71)	(74)	(88)
Provision for losses on loans	15	6	10	66	123
Increase (decrease) in cash due to changes in:
Accrued interest receivable	(191)	(431)	(98)	174	293
Prepaid expenses and other assets	(551)	26	32	3	(39)
Accounts payable and other liabilities	(315)	70	398	(216)	330
Federal income taxes
Current	6	(48)	(84)	(27)	(24)
Deferred	4	13	28	47	(136)

Net cash flows provided by (used in) operating activities	(732)	(166)	1,020	741	968
Cash flows provided by (used in) investing activities:
Investment securities available for sale:
Sales	—	—	7,002	111,219	—
Purchases	—	—	(5,997)	(119,955)	—
Investment securities held to maturity:
Maturities, prepayments, and calls	—	5,000	56,981	103,139	88,872
Purchases	—	(14,996)	(59,973)	(104,689)	(94,102)
Mortgage-backed securities available for sale:
Sales	—	—	22,352	8,043	33,660
Maturities, prepayments, and calls	—	—	—	49	487
Purchases	—	—	(22,352)	(8,079)	(24,480)
Mortgage-backed securities held to maturity:
Maturities, prepayments, and calls	488	1,104	727	326	338
Purchases	—	(7,045)	(23,323)	—	—
Loan disbursements	(1,206)	(1,566)	(4,958)	(7,043)	(10,421)
Principal repayments on loans	2,166	4,071	11,882	17,559	15,655
Proceeds from sale of real estate acquired through foreclosure	—	102	224	268	16
Purchase of office premises and equipment	(11)	(27)	(39)	(43)	(224)

Net cash flows provided by (used in) investing activities	1,437	(13,357)	(17,474)	794	9,801
Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposits	330	(2,660)	(6,033)	2,080	2,293
Proceeds from Federal Home Loan Bank advances	—	—	9,000	—	1,000
Repayments on Federal Home Loan Bank advances	—	—	—	—	(1,000)

Net cash flows provided by (used in) financing activities	330	(2,660)	2,967	2,080	2,293

Net increase (decrease) in cash and cash equivalents	1,035	(16,183)	(13,487)	3,615	13,062
Cash and cash equivalents at beginning of period	16,862	30,349	30,349	26,734	13,672

Cash and cash equivalents at end of period	$17,897	$14,166	$16,862	$30,349	$26,734

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

STATEMENTS OF CASH FLOWS (CONTINUED)

(In thousands)

	For the three months ended		For the years ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
	(Unaudited)
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$150	$150	$450	$520	$650

Interest on deposits and borrowings	$552	$652	$2,270	$3,524	$4,673

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$28	$115	$171	$366	$20

Loans disbursed upon sales of real estate acquired through foreclosure	$—	$70	$70	$102	$—

Unrealized gains (losses) on securities designated as available for sale, net of tax effects	$268	$(212)	$(397)	$181	$221

The accompanying notes are an integral part of these statements.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF ACCOUNTING POLICIES

First Federal Savings and Loan Association of Hazard (“First Federal” or the “Association”) operates as a federally-chartered mutual financial institution. First Federal conducts a general banking business in southeastern Kentucky which consists of attracting deposits from the general public and applying those funds to the origination of loans primarily for residential and consumer purposes. First Federal’s profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by First Federal can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general accounting practices within the financial services industry. In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses, the fair value of financial instruments and status of contingencies. Actual results could differ from such estimates.

The accompanying financial statements and related footnote data as of September 30, 2004 and for the three months ended September 30, 2004 and 2003, are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the three months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year.

The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

1. Investment and Mortgage-backed Securities

The Association accounts for investment securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” SFAS No. 115 requires that investments be categorized as held to maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Association has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to retained earnings. Realized gains or losses on sales of securities are recognized using the specific identification method. Premiums and discounts on investment and mortgage-backed securities are amortized and accreted to interest income using the interest method over the life of the related security.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

2. Loans Receivable

Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due more than 90 days is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

3. Loan Origination Fees and Costs

The Association accounts for loan origination fees and costs in accordance with the provisions of SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Association’s experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

4. Allowance for Loan Losses

It is the Association’s policy to provide valuation allowances for probable incurred losses on loans based on past loan loss experience, changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Association records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

The Association accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or fair value of the collateral if the loan is collateral dependent.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

4. Allowance for Loan Losses (continued)

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Association considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Association’s investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time. At September 30, 2004 and 2003 and June 30, 2004, 2003 and 2002, the Association had no loans defined as impaired in accordance with SFAS No. 114.

5. Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. A charge-off is recorded for any write down in the loan’s carrying value to fair value at the date of acquisition. Real estate loss provisions are recorded if the properties’ fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property, which would be capitalized are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

6. Office Premises and Equipment

Land is carried at cost. Office premises and equipment are carried at cost net of accumulated depreciation. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on an accelerated method over the useful lives of the assets, estimated to be between fifteen and twenty years for buildings and improvements, five to ten years for furniture and equipment and two years for automobiles. An accelerated method is also used for tax reporting purposes.

7. Federal Income Taxes

The Association accounts for federal income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.” In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

7. Federal Income Taxes (continued)

The Association’s principal temporary differences between pretax financial income and taxable income result from different methods of accounting for Federal Home Loan Bank stock dividends, the general loan loss allowance, pledges of charitable contributions and the directors deferred compensation plan. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

8. Benefit Plans

First Federal participates in a noncontributory, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. Contributions are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. Contributions to the fund had not been required for years prior to fiscal 2004 due to the plan’s overfunded status. First Federal was notified by the plan’s administrator that the plan was in an under-funded position in fiscal 2004 which required the participating employers to make larger contributions to the plan. First Federal elected to contribute its share of the under-funded liability in the current year. First Federal recognized expense related to the plan totaling approximately $28,000, $64,000, $590,000, $2,000 and $2,000 for the three month periods ended September 30, 2004 and 2003 and the fiscal years ended June 30, 2004, 2003 and 2002, respectively. First Federal may be liable in the event of termination or its withdrawal from the plan, for a portion of the plan’s unfunded vested benefits. Based on the information supplied by plan administrators, First Federal believes that they would have no additional withdrawal liability. First Federal does not intend to withdraw from the plan. Data concerning the actuarial present value of the accumulated benefits, vested plan benefits, and net assets available for plan benefits relevant to the employees of the Association is not available because such determinations are not made for individual participating entities.

The Association implemented a nonqualified directors deferred compensation plan (the “compensation plan”) during fiscal 2004, which provides for the payment of benefits to certain of its directors upon termination of service with the Association and immediate vesting in the compensation plan based upon prior years of service. The deferred compensation liability reflects the current value of the plan obligation. The Association recorded expense of $100,000 for the compensation plan for the fiscal year ended June 30, 2004. No expense was recognized during either of the three month periods ended September 30, 2004 and 2003.

9. Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value of financial instruments, both assets and liabilities, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

9. Fair Value of Financial Instruments (continued)

The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments at September 30, 2004 and June 30, 2004 and 2003:

Cash and cash equivalents: The carrying amounts presented in the statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

Loans receivable: The loan portfolio was segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and non-residential real estate. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts, fair values were deemed to equal the historic carrying values. The carrying amount of accrued interest on loans is deemed to approximate fair value.

Federal Home Loan Bank stock: No ready market exists for the Federal Home Loan Bank stock and it has no quoted market value. The stock is redeemable at par therefore, market value equals cost.

Deposits: The fair value of passbook accounts is deemed to approximate the amount payable on demand at September 30, 2004, June 30, 2004 and 2003. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Commitments to extend credit: For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At September 30, 2004, June 30, 2004 and 2003, the fair value of loan commitments was not material.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

9. Fair Value of Financial Instruments (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Association’s financial instruments were as follows at September 30, 2004 and June 30, 2004 and 2003:

	September 30,		June 30,
	2004		2004		2003
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	value	value	value	value	value	value
	(Unaudited)		(In thousands)

Financial assets
Cash and cash equivalents	$17,897	$17,897	$16,862	$16,862	$30,349	$30,349
Investment securities available for sale	12,798	12,798	12,391	12,391	12,997	12,997
Investment securities held to maturity	50,841	50,277	50,840	49,401	48,841	49,126
Mortgage-backed securities	22,495	22,322	22,983	22,103	389	423
Loans receivable – net	32,574	33,409	33,568	33,727	40,586	41,465
Federal Home Loan Bank stock	1,846	1,846	1,826	1,826	1,755	1,755
Accrued interest receivable	794	794	603	603	505	505

	$139,245	$139,343	$139,073	$136,913	$135,422	$136,620

Financial liabilities
Deposits	$99,081	$99,525	$98,751	$99,017	$104,784	$105,359
Advances from the Federal Home Loan Bank	9,000	8,999	9,000	9,003	—	—
Accrued interest payable	168	168	166	166	216	216

	$108,249	$108,692	$107,917	$108,186	$105,000	$105,575

10. Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

11. Recent Accounting Developments

In April 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133’s conclusions, were considered by the Board to be preferable; amends SFAS No. 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

The guidance in Statement 149 is generally effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

11. Recent Accounting Developments (continued)

Management adopted SFAS No. 149 effective July 1, 2003, as required, without material effect on the Association’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Association). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management adopted SFAS No. 150 effective July 1, 2003, without material effect on the Association’s financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities.” FIN 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46(R) apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements of FIN 46(R) apply to existing entities in the first fiscal year ending after December 15, 2004. The Association does not have any variable interest entities, therefore the adoption of FIN 46(R) had no effect on the Association’s financial statements.

In March 2004, the Emerging Issues Task Force (“EITF”) issued EITF 03-01 “The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments.” EITF 03-01 requires that unrealized losses on investment securities that are deemed other-than-temporary be recorded as an adjustment to operations. The Statement applies both to securities designated as held to maturity and those designated as available for sale. EITF 03-01 provides that unrealized losses may be viewed as other-than-temporary as a result not only due to deterioration of the credit quality of the issuer, but due to changes in the interest rate environment as well. An investor must be able to demonstrate the positive ability and intent to hold such securities until a forecasted recovery takes place or until maturity of the security. EITF 03-01 requires separate disclosure related to unrealized losses for securities that have been in an unrealized loss position for a period of less than twelve months and for those that have been in an unrealized loss position for a period greater than twelve months, for financial statements issued for years ending after December 15, 2003. The loss recognition provisions of other-than-temporary losses under EITF 03-01 are effective September 30, 2004. It is management’s belief that, given the Association’s liquidity position, and assuming no credit quality concerns, EITF 03-01 will have no material effect on the Association’s financial statements.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

11. Recent Accounting Developments (continued)

In March 2004, the FASB issued a proposed Statement, “Share-Based Payment,” that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed Statement would eliminate the ability to account for share-based compensation transactions, including stock option grants, using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally would require instead that such transactions be accounted for using a fair-value-based method. Issuance of the final standards and adoption by First Federal, post-Reorganization, would be expected to result in recognition of compensation expense for the effect of stock option grants in future periods.

NOTE B — INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at September 30, 2004, June 30, 2004 and 2003 are shown below.

		September 30, 2004
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
		(Unaudited) (In thousands)
Investment securities available for sale
U.S. Government agency securities	$12,997	$—	$(199)	$12,798

Investment securities held to maturity
U.S. Government agency securities	$50,841	$52	$(616)	$50,277

		June 30, 2004
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
		(In thousands)
Investment securities available for sale
U.S. Government agency securities	$12,998	$—	$(607)	$12,391

Investment securities held to maturity
U.S. Government agency securities	$50,840	$73	$(1,512)	$49,401

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE B — INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

		June 30, 2003
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
		(In thousands)
Investment securities available for sale
U.S. Government agency securities	$12,997	$—	$—	$12,997

Investment securities held to maturity
U.S. Government agency securities	$48,841	$285	$—	$49,126

The amortized cost and estimated fair value of investment securities as of September 30, 2004 and June 30, 2004, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	September 30, 2004
		Estimated
	Amortized	fair
	cost	value
	(Unaudited) (In thousands)
Investments available for sale
Due in one year through five years	$9,998	$9,852
Due in five years through ten years	2,999	2,946

Total	$12,997	$12,798

		Estimated
	Amortized	fair
	cost	value
	(Unaudited) (In thousands)
Investments held to maturity
Due in one year through five years	$41,844	$41,273
Due in five years through ten years	4,998	5,005
Due in more than ten years	3,999	3,999

Total	$50,841	$50,277

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE B — INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	June 30, 2004
		Estimated
	Amortized	fair
	cost	value
	(In thousands)
Investments available for sale
Due in one year through five years	$7,999	$7,684
Due in five years through ten years	4,999	4,707

Total	$12,998	$12,391

		Estimated
	Amortized	fair
	cost	value
	(In thousands)
Investments held to maturity
Due in one year through five years	$38,844	$37,746
Due in five years through ten years	7,997	7,647
Due in more than ten years	3,999	4,008

Total	$50,840	$49,401

Proceeds from sales of investment securities during the fiscal years ended June 30, 2004 and 2003, totaled $7.0 million and $111.2 million, respectively, resulting in gross realized gains of $5,000 and $261,000 in those respective years. No investment securities were sold during the three month periods ended September 30, 2004 and 2003, or during the fiscal year ended June 30, 2002.

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are as follows:

		September 30, 2004
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
		(Unaudited) (In thousands)
Held to maturity:
FNMA	$19,974	$16	$(246)	$19,744
FHLMC	2,334	41	—	2,375
GNMA	187	16	—	203

Total mortgage-backed securities held to maturity	$22,495	$73	$(246)	$22,322

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE B — INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

		June 30, 2004
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
		(In thousands)
Held to maturity:
FNMA	$20,417	$—	$(876)	$19,541
FHLMC	2,342	—	(23)	2,319
GNMA	224	19	—	243

Total mortgage-backed securities held to maturity	$22,983	$19	$(899)	$22,103

June 30, 2003
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
(In thousands)
Held to maturity:
GNMA	$389	$34	$—	$423

     The amortized cost of mortgage-backed securities as of September 30, 2004 and June 30, 2004, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities, because borrowers may have the right to prepay obligations without prepayment penalties.

	September 30,	June 30,
	2004	2004
	(Unaudited)
	(In thousands)
Due in one year through five years	$69	$197
Due in five years through ten years	22,426	22,786

	$22,495	$22,983

Proceeds from sales of mortgage-backed securities during the fiscal year ended June 30, 2004, totaled $22.4 million, which resulted in no realized gains or losses.

Proceeds from sales of mortgage-backed securities during the fiscal years ended June 30, 2003 and 2002, totaled $8.0 million and $33.7 million, respectively, resulting in gross realized gains of $13,000 and $401,000 for those respective periods. No mortgage-backed securities were sold during the three month periods ended September 30, 2004 and 2003.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE B — INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

As of September 30, 2004 and June 30, 2004, the Association had no securities of a single issuer, other than the U.S. Government agencies and corporations, that exceeded 10% of retained earnings.

The tables below indicates the length of time individual securities have been in a continuous unrealized loss position at September 30, 2004 and June 30, 2004:

				September 30, 2004
	Less than 12 months			12 months or longer				Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
securities	investments	value	losses	investments	value	losses	investments	value	losses
	(Unaudited) (Dollars in thousands)
U.S. Government agency obligations	5	$13,901	$97	11	$42,125	$718	16	$56,026	$815
Mortgage-backed securities	1	9,514	125	1	5,361	121	2	14,875	246

Total temporarily impaired securities	6	$23,415	$222	12	$47,486	$839	18	$70,901	$1,061

				June 30, 2004
	Less than 12 months			12 months or longer				Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
securities	investments	value	losses	investments	value	losses	investments	value	losses
	(Dollars in thousands)
U.S. Government agency obligations	17	$59,688	$2,119	—	$—	$—	17	$59,688	$2,119
Mortgage-backed securities	5	21,859	899	—	—	—	5	21,859	899

Total temporarily impaired securities	22	$81,547	$3,018	—	$—	$—	22	$81,547	$3,018

Management has the intent and ability to hold these securities for the foreseeable future. The decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE C — LOANS RECEIVABLE

The composition of the loan portfolio is as follows:

	September 30,	June 30,
	2004	2004	2003
	(Unaudited)
	(In thousands)
One- to four-family residential real estate	$28,915	$29,760	$37,046
Multi-family real estate	276	280	297
Construction — residential real estate	—	130	435
Non-residential real estate	747	757	1,141
Loans on deposits	3,479	3,523	2,902

	33,417	34,450	41,821
Less:
Deferred loan origination fees	178	181	237
Undisbursed loans in process	—	36	278
Allowance for loan losses	665	665	720

	$32,574	$33,568	$40,586

First Federal’s lending efforts have historically focused on one- to four-family residential real estate loans, which comprise approximately $28.9 million, or 89% or the total loan portfolio at September 30, 2004, approximately $29.9 million, or 89% of the total loan portfolio at June 30, 2004 and approximately $37.2 million, or 92% of the total loan portfolio at June 30, 2003. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Association with adequate collateral coverage in the event of default. Nevertheless, the Association, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southeastern Kentucky, thereby impairing collateral values. However, management is of the belief that real estate values in the Association’s primary lending area are presently stable.

In the ordinary course of business, the Association has made loans to its officers and directors. Loans to officers and directors, as well as employees, are made at reduced interest rates and closing costs. These loans do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans to officers and directors totaled approximately $336,000, $276,000 and $100,000 at September 30, 2004, June 30, 2004 and 2003, respectively. During the three month period ended September 30, 2004, the Association disbursed loans to related parties totaling approximately $65,000 and received principal repayments on loans to related parties of $5,000. During fiscal 2004 the Association disbursed loans to related parties totaling $195,000 and received principal repayments on loans to related parties of $19,000.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE D — ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

	For the three months ended		For the years ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
	(Unaudited)
		(In thousands)
Beginning balance	$665	$720	$720	$735	$665
Provision for losses on loans	15	6	10	66	123
Charge-offs of loans	(15)	(26)	(65)	(81)	(53)

Ending balance	$665	$700	$665	$720	$735

The Association’s nonperforming loans (loans delinquent greater than 90 days and still accruing and non-accrual loans) totaled $1.2 million, $1.3 million, $1.2 million, $1.3 million and $1.5 million at September 30, 2004 and 2003 and June 30, 2004, 2003 and 2002, respectively.

During the three months ended September 30, 2004 and 2003 and the fiscal years ended June 30, 2004, 2003 and 2002, interest income of approximately $10,000, $6,000, $76,000, $71,000 and $73,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms. Interest income recognized on nonperforming loans totaled $21,000, $27,000, $153,000, $192,000 and $117,000 for the three months ended September 30, 2004 and 2003 and the years ended June 30, 2004, 2003 and 2002, respectively.

NOTE E — OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are comprised of the following:

	September 30,	June 30,
	2004	2004	2003
	(Unaudited)	(In thousands)
Land	$30	$30	$30
Buildings and improvements	887	887	887
Furniture and equipment	438	427	425
Automobiles	29	29	29

	1,384	1,373	1,371
Less accumulated depreciation	1,207	1,187	1,143

Total	$177	$186	$228

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE F — DEPOSITS

Deposits consist of the following major classifications:

Deposit type and weighted-average	September 30,	June 30,
interest rate	2004	2004	2003
	(Unaudited)	(In thousands)
Passbook accounts
September 30, 2004 - 1.25%	$45,409
June 30, 2004 - 1.25%		$43,521
June 30, 2003 - 2.00%			$41,755
Certificates of deposit
Original maturities of:
Six months and less
September 30, 2004 - 1.47%	7,238
June 30, 2004 - 1.48%		7,686
June 30, 2003 - 2.16%			9,677
12 to 24 months
September 30, 2004 - 2.21%	37,975
June 30, 2004 - 2.23%		39,173
June 30, 2003 - 3.00%			42,783
30 to 36 months
September 30, 2004 - 3.27%	2,871
June 30, 2004 - 3.48%		2,600
June 30, 2003 - 5.33%			4,757
Over 36 months
September 30, 2004 - 5.60%	5,588
June 30, 2004 - 5.71%		5,771
June 30, 2003 - 5.81%			5,812

Total certificates of deposit	53,672	55,230	63,029

Total deposits	$99,081	$98,751	$104,784

The Association had certificate of deposit accounts with balances of $100,000 or greater totaling $20.1 million, $20.6 million and $24.7 million at September 30, 2004, June 30, 2004 and 2003, respectively. Deposits issued in amounts greater than $100,000 are not federally insured.

Interest expense on deposits is summarized as follows:

	For the three months ended		For the years ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
	(Unaudited)		(In thousands)
Passbook savings	$141	$143	$554	$931	$1,120
Certificates of deposit	346	483	1,612	2,468	3,428

	$487	$626	$2,166	$3,399	$4,548

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE F — DEPOSITS (continued)

The scheduled maturities of certificates of deposit were as follows:

	September 30,	June 30,
	2004	2004
	(Unaudited)
Less than one year	$44,423	$45,258
One year to three years	7,285	9,913
Greater than three years	1,964	59

	$53,672	$55,230

NOTE G — ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized by a blanket pledge of residential mortgage loans totaling $11.3 million at September 30, 2004 and June 30, 2004 and the Association’s investment in Federal Home Loan Bank stock, are summarized as follows:

	Maturing fiscal
	year ending	September 30,	June 30,
Interest rate	June 30,	2004	2004	2003
		(Unaudited)	(Dollars in thousands)
1.80%	2005	$1,000	$1,000	$—
2.52	2006	2,800	2,800	—
3.17	2007	2,600	2,600	—
3.68	2008	2,600	2,600	—

		$9,000	$9,000	$—

	Weighted-average interest rate	2.96%	2.96%	—%

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE H — FEDERAL INCOME TAXES

The provision for federal income taxes on earnings was equal to that computed at the 34.0% statutory corporate tax rate for each of the three month periods ended September 30, 2004 and 2003 and the years ended June 30, 2004, 2003 and 2002.

The composition of the Association’s net deferred tax asset is as follows:

	September 30,	June 30,
	2004	2004	2003
	(Unaudited)	(In thousands)
Taxes (payable) refundable on temporary differences at statutory rate:
Deferred tax assets:
General loan loss allowance	$226	$226	$245
Deferred compensation	34	34	—
Charitable contributions	106	104	122
Unrealized losses on securities available for sale	68	207	—

Total deferred tax assets	434	571	367
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(395)	(389)	(364)
Book/tax depreciation	(3)	(3)	(3)

Total deferred tax liabilities	(398)	(392)	(367)

Net deferred tax asset	$36	$179	$—

NOTE I — COMMITMENTS AND CONTINGENCIES

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Association’s involvement in such financial instruments.

The Association’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE I — COMMITMENTS AND CONTINGENCIES (continued)

At September 30, 2004, the Association had outstanding commitments to originate fixed-rate loans with interest rates of 7.00% totaling $426,000, secured by one- to four-family residential real estate. Additionally, the Association had unused lines of credit totaling $181,000 at September 30, 2004. At June 30, 2004, the Association had outstanding commitments to originate fixed-rate loans with interest rates of 7.00% totaling $415,000, secured by one- to four-family residential real estate. Additionally, the Association had unused lines of credit and undisbursed loans in process totaling $31,000 and $36,000, respectively, at June 30, 2004. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of September 30, 2004 and June 30, 2004, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

From time to time the Association is subject to various lawsuits, which arise in the normal course of business. In the opinion of management, based on discussions with legal counsel, the disposition of all outstanding legal actions will not have a material effect on the financial position of the Association. First Federal had no contingent liabilities at September 30, 2004, June 30, 2004 and 2003.

NOTE J — REGULATORY CAPITAL

First Federal is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the “OTS”). Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on its financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Association multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

During the fiscal year ended June 30, 2004, the Association was notified by the OTS that it was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. Additionally, management is not aware of any recent event that would cause this classification to change. As of September 30, 2004, June 30, 2004 and 2003, management believed that the Association met all capital adequacy requirements to which it was subject. To be categorized as “well-capitalized” the Association must maintain minimum capital ratios as set forth in the following table.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE J — REGULATORY CAPITAL (continued)

			As of September 30, 2004
			(Unaudited)		To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
Tangible capital	$31,753	22.6%	≥$2,108	≥1.5%	≥$7,027	≥ 5.0%
Core capital	$31,753	22.6%	≥$5,622	≥4.0%	≥$8,433	≥ 6.0%
Risk-based capital	$32,199	82.7%	≥$3,113	≥8.0%	≥$3,891	≥10.0%

			As of June 30, 2004
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
Tangible capital	$31,443	22.4%	≥$2,103	≥1.5%	≥$7,011	≥ 5.0%
Core capital	$31,443	22.4%	≥$5,609	≥4.0%	≥$8,413	≥ 6.0%
Risk-based capital	$31,927	82.4%	≥$3,100	≥8.0%	≥$3,875	≥10.0%

			As of June 30, 2003
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
Tangible capital	$30,682	22.5%	≥$2,041	≥1.5%	≥$6,805	≥ 5.0%
Core capital	$30,682	22.5%	≥$5,444	≥4.0%	≥$8,166	≥ 6.0%
Risk-based capital	$31,189	76.8%	≥$3,248	≥8.0%	≥$4,060	≥10.0%

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE J — REGULATORY CAPITAL (continued)

Reconciliation of GAAP to Regulatory Capital

	September 30,	June 30,
	2004	2004	2003
	(Unaudited)	(In thousands)
GAAP capital	$31,621	$31,043	$30,682
Reconciling item – unrealized losses on available for sale securities	132	400	—

Tangible and core capital	31,753	31,443	30,682
General valuation allowance	446	484	507

Risk-based capital	$32,199	$31,927	$31,189

The Association’s management believes that, under the current regulatory capital regulations, the Association will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Association, such as increased interest rates or a downturn in the economy in the Association’s market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

NOTE K — QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Association’s quarterly results for the fiscal years ended June 30, 2004 and 2003.

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,
2004:
Total interest income	$1,431	$1,397	$1,344	$1,429
Total interest expense	626	541	509	544

Net interest income	805	856	835	885
Provision for losses on loans	—	4	6	—
Other loss	(5)	(7)	(4)	(19)
General, administrative and other expense	425	423	410	925

Earnings (loss) before income taxes (credits)	375	422	415	(59)
Federal income taxes (credits)	130	140	135	(13)

Net earnings (loss)	$245	$282	$280	$(46)

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HAZARD

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE K — QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (continued)

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,
2003:
Total interest income	$1,705	$1,619	$1,547	$1,442
Total interest expense	991	892	779	737

Net interest income	714	727	768	705
Provision for losses on loans	25	14	9	18
Other income	84	64	47	102
General, administrative and other expense	389	404	400	361

Earnings before income taxes	384	373	406	428
Federal income taxes	131	127	138	145

Net earnings	$253	$246	$268	$283

NOTE L — REORGANIZATION AND CHANGE OF CORPORATE FORM

On July 14, 2004, the Board of Directors of the Association adopted a Plan of Reorganization (the “Plan” or the “Reorganization”) pursuant to which the Association proposes to reorganize into a two-tier mutual holding company structure with the establishment of a stock holding company, Kentucky First Federal Bancorp, as parent of the Association, and the Association will convert to the stock form of ownership, followed by the issuance of all the Association’s outstanding stock to Kentucky First Federal Bancorp. Pursuant to the Plan, Kentucky First Federal Bancorp will offer for sale between 2,546,051 and 3,868,313 common shares, representing approximately 45.0% of the outstanding common stock, at $10.00 per share to the Association’s depositors and a newly formed Employee Stock Ownership Plan (“ESOP”). First Federal MHC is being organized as a federally chartered mutual holding company and will own approximately 55.0% of the outstanding common stock of Kentucky First Federal Bancorp upon completion of the reorganization. Immediately following the Reorganization, Kentucky First Federal Bancorp will acquire Frankfort First Bancorp, Inc. and its wholly-owned subsidiary First Federal Savings Bank, at an aggregate purchase price of $31.2 million to be paid in the form of both stock and cash. The purchase is expected to result in goodwill of approximately $16.6 million.

The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At September 30, 2004, the Association had deferred conversion costs totaling approximately $557,000. At June 30, 2004, the Association had not incurred or deferred any conversion costs. The transaction is subject to approval by regulatory authorities and members of the Association.

The Reorganization will be accounted for as a change in corporate form with the historic basis of the Association’s assets, liabilities and equity unchanged as a result. Subsequent to the Reorganization, the existing rights of the Association’s depositors upon liquidation as of the effective date will be transferred with records maintained to ensure such rights receive statutory priority in the event of a future mutual to stock conversion, or in the more unlikely event of the Association’s liquidation.

[LETTERHEAD OF GRANT THORNTON LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Frankfort First Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Frankfort First Bancorp, Inc. as of June 30, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2004. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frankfort First Bancorp, Inc. as of June 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Cincinnati, Ohio
August 18, 2004

FRANKFORT FIRST BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share data)

	September 30,	June 30,
	2004	2004	2003
	(Unaudited)
ASSETS
Cash and due from banks	$548	$1,122	$478
Interest-bearing deposits in other financial institutions	617	—	1,550

Cash and cash equivalents	1,165	1,122	2,028
Certificates of deposit in other financial institutions	2,100	2,100	3,100
Mortgage-backed securities available for sale - at market	2,506	2,758	3,997
Loans receivable - net	123,743	125,262	124,596
Real estate acquired through foreclosure - net	—	—	29
Office premises and equipment - at depreciated cost	1,482	1,496	1,364
Federal Home Loan Bank stock - at cost	2,973	2,941	2,827
Accrued interest receivable on loans	309	303	293
Accrued interest receivable on investments and interest-bearing deposits	21	11	15
Bank-owned life insurance	2,035	2,016	—
Prepaid expenses and other assets	242	109	87

Total assets	$136,576	$138,118	$138,336

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$73,797	$75,025	$75,622
Advances from the Federal Home Loan Bank	43,444	43,718	43,017
Advances by borrowers for taxes and insurance	453	307	324
Accrued interest payable	18	19	29
Accrued federal income taxes	379	294	261
Deferred federal income taxes	277	243	265
Other liabilities	799	998	820

Total liabilities	119,167	120,604	120,338
Commitments	—	—	—
Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued	—	—	—
Common stock, 3,750,000 shares authorized, $.01 par value; 1,672,443 shares issued	17	17	17
Additional paid-in capital	5,918	5,918	5,879
Retained earnings - restricted	17,924	18,068	18,525
Less 405,830, 405,830 and 418,335 shares of treasury stock at September 30, 2004, June 30, 2004 and 2003, respectively - at cost	(6,350)	(6,350)	(6,331)
Less shares acquired for stock benefit plan	(87)	(87)	(98)
Other comprehensive income, unrealized gains (losses) on securities designated as available for sale - net of related tax effects	(13)	(52)	6

Total shareholders’ equity	17,409	17,514	17,998

Total liabilities and shareholders’ equity	$136,576	$138,118	$138,336

The accompanying notes are an integral part of these statements.

FRANKFORT FIRST BANCORP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

Three months ended September 30, 2004 and 2003 (unaudited) and years ended June 30, 2004, 2003 and 2002
(In thousands, except share data)

	For the three months ended		For the year ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
	(Unaudited)
Interest income
Loans	$1,779	$1,889	$7,417	$8,398	$9,701
Investment securities	29	40	154	59	55
Interest-bearing deposits and other	33	34	122	195	235

Total interest income	1,841	1,963	7,693	8,652	9,991
Interest expense
Deposits	422	515	1,849	2,346	3,370
Borrowings	647	657	2,586	2,674	2,802

Total interest expense	1,069	1,172	4,435	5,020	6,172

Net interest income	772	791	3,258	3,632	3,819
Provision for losses on loans	—	—	—	—	1

Net interest income after provision for losses on loans	772	791	3,258	3,632	3,818
Gain (loss) on sale of loans	8	—	(4)	—	—
Other operating income	44	12	73	71	62

Total other income	52	12	69	71	62
General, administrative and other expense
Employee compensation and benefits	325	258	1,157	973	1,152
Occupancy and equipment	43	38	171	175	173
Franchise and other taxes	26	25	102	108	94
Data processing	31	28	124	122	125
Other operating	92	74	339	332	324

Total general, administrative and other expense	517	423	1,893	1,710	1,868

Earnings before income taxes	307	380	1,434	1,993	2,012
Federal income taxes
Current	57	136	462	633	561
Deferred	41	(7)	19	45	124

Total federal income taxes	98	129	481	678	685

NET EARNINGS	$209	$251	$953	$1,315	$1,327

EARNINGS PER SHARE
Basic	$0.17	$0.20	$0.76	$1.05	$1.07

Diluted	$0.16	$0.19	$0.72	$1.02	$1.04

The accompanying notes are an integral part of these statements.

FRANKFORT FIRST BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Three months ended September 30, 2004 and 2003 (Unaudited) and years ended June 30, 2004, 2003 and 2002
(In thousands)

	Three months ended		Year ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
	(Unaudited)
Net earnings	$209	$251	$953	$1,315	$1,327
Other comprehensive income, net of tax:
Unrealized holding gain (losses) on securities during the period, net of taxes (benefits) of $21, $(13), $(30) and $3 at September 30, 2004 and 2003 and June 30, 2004 and 2003, respectively	39	(25)	(58)	6	—

Comprehensive income	$248	$226	$895	$1,321	$1,327

Accumulated comprehensive income (loss)	$(13)	$(19)	$(52)	$6	$—

The accompanying notes are an integral part of these statements.

FRANKFORT FIRST BANCORP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Three months ended September 30, 2004 (unaudited) and the
years ended June 30, 2004, 2003 and 2002
(In thousands, except share data)

						Unrealized
				Shares		gains (losses)
				acquired		on securities
		Additional		by stock		designated
	Common	paid-in	Retained	benefit	Treasury	as available
	stock	capital	earnings	plan	stock	for sale	Total
Balance at July 1, 2001	$17	$5,876	$18,675	$—	$(6,434)	$—	$18,134
Net earnings for the year	—	—	1,327	—	—	—	1,327
Cash dividends of $1.12 per common share	—	—	(1,396)	—	—	—	(1,396)

Balance at June 30, 2002	17	5,876	18,606	—	(6,434)	—	18,065
Net earnings for the year	—	—	1,315	—	—	—	1,315
Unrealized gains on securities designated as available for sale, net of related tax effects	—	—	—	—	—	6	6
Cash dividends of $1.12 per common share	—	—	(1,396)	—	—	—	(1,396)
Treasury shares transferred to stock benefit plan	—	—	—	(103)	103	—	—
Amortization expense of stock benefit plan	—	3	—	5	—	—	8

Balance at June 30, 2003	17	5,879	18,525	(98)	(6,331)	6	17,998
Net earnings for the year	—	—	953	—	—	—	953
Unrealized losses on securities designated as available for sale, net of related tax benefits	—	—	—	—	—	(58)	(58)
Cash dividends of $1.12 per common share	—	—	(1,410)	—	—	—	(1,410)
Purchase of treasury shares	—	—	—	—	(464)	—	(464)
Treasury shares issued on option exercise	—	32	—	—	445	—	477
Amortization expense of stock benefit plan	—	7	—	11	—	—	18

Balance at June 30, 2004	17	5,918	18,068	(87)	(6,350)	(52)	17,514
Net earnings for the year (unaudited)	—	—	209	—	—	—	209
Unrealized losses on securities designated as available for sale, net of related tax benefits (unaudited)	—	—	—	—	—	39	39
Cash dividends of $0.28 per common share (unaudited)	—	—	(353)	—	—	—	(353)

Balance at September 30, 2004 (unaudited)	$17	$5,918	$17,924	$(87)	$(6,350)	$(13)	$17,409

The accompanying notes are an integral part of these statements.

FRANKFORT FIRST BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three months ended September 30, 2004 and 2003 (unaudited) and years ended June 30, 2004, 2003 and 2002
(In thousands)

	For the three months ended		For the year ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
Cash flows from operating activities:
Net earnings for the period	$209	$251	$953	$1,315	$1,327
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of discounts and premiums on loans, investments and mortgage-backed securities - net	6	8	21	1	(5)
Amortization of deferred loan origination fees	(3)	(20)	(31)	(140)	(59)
Depreciation and amortization	23	19	82	79	79
Provision for losses on loans	—	—	—	—	1
Proceeds from sale of mortgage loans in the secondary market	1,333	—	609	—	—
Loans originated for sale in the secondary market	(178)	—	(613)	—	—
Loss on sale of loans	—	—	4	—	—
Gain on sale of real estate acquired through foreclosure	—	—	—	(19)	—
Federal Home Loan Bank stock dividends	(32)	(28)	(114)	(119)	(142)
Amortization expense of stock benefit plan	—	4	18	8	—
Increase (decrease) in cash due to changes in:
Accrued interest receivable	(16)	(20)	(6)	81	86
Prepaid expenses and other assets	(152)	24	(16)	(2)	(6)
Accrued interest payable	(1)	—	(10)	(26)	1
Other liabilities	(199)	50	178	(581)	101
Federal income taxes
Current	85	133	38	248	81
Deferred	13	(3)	(17)	45	124

Net cash provided by operating activities	1,088	418	1,096	890	1,588
Cash flows provided by (used in) investing activities:
Purchase of certificates of deposit in other financial institutions	—	—	(100)	(3,000)	—
Purchase of mortgage-backed securities designated as available for sale	—	—	—	(4,060)	—
Principal repayments on mortgage-backed securities	306	382	1,128	71	—
Proceeds from maturity of investment securities designated as held to maturity	—	—	1,100	—	2,000
Loan principal repayments	5,588	10,077	29,367	35,737	30,844
Loan disbursements	(5,221)	(10,524)	(29,973)	(28,722)	(25,842)
Proceeds from sale of real estate acquired through foreclosure	—	—	—	10	—
Purchase of office premises and equipment	(9)	(5)	(214)	(71)	(30)
Purchase of bank-owned life insurance	—	—	(2,000)	—	—

Net cash provided by (used in) investing activities	664	(70)	(692)	(35)	6,972
Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposit accounts	(1,228)	470	(597)	(274)	(6,933)
Proceeds from Federal Home Loan Bank advances	3,100	—	11,000	—	—
Repayment of Federal Home Loan Bank advances	(3,374)	(368)	(10,299)	(1,965)	(2,146)
Advances by borrowers for taxes and insurance	146	128	(17)	(5)	(15)
Dividends paid on common stock	(353)	(351)	(1,410)	(1,395)	(1,371)
Exercise of stock options - net	—	—	13	—	—

Net cash used in financing activities	(1,709)	(121)	(1,310)	(3,639)	(10,465)

Increase (decrease) in cash and cash equivalents	43	227	(906)	(2,784)	(1,905)
Cash and cash equivalents at beginning of period	1,122	2,028	2,028	4,812	6,717

Cash and cash equivalents at end of period	$1,165	$2,255	$1,122	$2,028	$4,812

FRANKFORT FIRST BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited) and years ended June 30, 2004, 2003 and 2002
(In thousands)

	For the three months ended		For the year ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Federal income taxes	$70	$—	$440	$390	$480

Interest on deposits and borrowings	$1,070	$1,172	$4,445	$5,046	$6,171

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$—	$—	$—	$29	$311

Origination of loans upon sale of real estate acquired through foreclosure	$—	$40	$40	$320	$—

Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$39	$(25)	$(58)	$6	$—

Supplemental disclosure of noncash financing activities:
Dividends declared but unpaid	$353	$350	$353	$350	$349

Issuance of shares under stock option plan in exchanged for previously issued shares	$—	$104	$—	$104	$—

The accompanying notes are an integral part of these statements.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Frankfort First Bancorp, Inc. (the “Corporation”) is a savings and loan holding company whose activities are primarily limited to holding the stock of First Federal Savings Bank of Frankfort (the “Bank”). The Bank conducts a general banking business in central Kentucky which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Bank’s profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U. S. GAAP”) and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U. S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

The accompanying financial statements and related footnote data as of September 30, 2004 and for the three months ended September 30, 2004 and 2003, are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the three months ended September 30, 2004 and 2003, are not necessarily indicative of the results of the full year.

The following is a summary of the Corporation’s significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1. Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and the Bank and the Bank’s subsidiary, Main Street Financial Services, Inc. Main Street Financial Services, Inc. was established during fiscal 2002 to provide investment services to the Bank’s customers. All significant intercompany balances and transactions have been eliminated. During fiscal 2004 Main Street Financial Services, Inc., operations were merged into those of the Bank in a manner similar to a pooling-of-interests.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

2. Mortgage-backed Securities

The Corporation accounts for mortgage-backed securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders’ equity, respectively.

Realized gains and losses on sales of securities are recognized using the specific identification method.

3. Loans Receivable

Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. An allowance may be established for interest on loans that are contractually past due based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis. At September 30, 2004 and June 30, 2004 and 2003, no loans were identified as held for sale.

During the fiscal year ended June 30, 2004 and the three months ended September 30, 2004, the Bank sold loans totaling approximately $613,000 and $1.3 million, respectively, in transactions with the Federal Home Loan Bank. Such loans were sold on a recourse basis. The Bank’s liability with respect to such recourse was not material at either June 30, 2004 or September 30, 2004.

The Bank accounts for mortgage servicing rights in accordance with SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which requires that the Bank recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

3. Loans Receivable (continued)

SFAS No. 140 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Bank, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. The present value of future earnings is the “economic” value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

The Bank recorded a nominal amount of amortization related to mortgage servicing rights during the fiscal year ended June 30, 2004 and the three months ended September 30, 2004. Loans sold to the Federal Home Loan Bank in fiscal 2004 did not take place until the latter part of the fiscal year. The carrying value of the Bank’s mortgage servicing rights, which approximated their fair value, totaled approximately $5,000 at June 30, 2004 and $16,000 at September 30, 2004.

At June 30, 2004 and at September 30, 2004, the Bank was servicing mortgage loans of approximately $610,000 and $1.9 million, respectively, that had been sold to the Federal Home Loan Bank.

4. Loan Origination Fees

The Bank accounts for loan origination fees in accordance with SFAS No. 91 “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases.” Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Bank’s experience with similar commitments, are deferred and amortized over the contractual life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

5. Allowance for Loan Losses

It is the Bank’s policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Bank records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. Lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Allowance for Loan Losses (continued)

The Bank accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral. The Bank’s current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Bank’s investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

At June 30, 2004 and 2003 and at September 30, 2004, the Bank had no loans that would be defined as impaired under SFAS No. 114.

6. Office Premises and Equipment

Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. An accelerated method is used for tax reporting purposes.

7. Federal Income Taxes

The Corporation accounts for federal income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Corporation’s activities within the current and previous years. Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

7. Federal Income Taxes (continued)

The Corporation’s principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation, and the recapture of percentage of earnings bad debt deductions. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

8. Retirement and Employee Benefit Plans

The Corporation maintains a deferred unfunded compensation plan liability for the benefit of management and the directors. While no expense was recognized by the Corporation for the fiscal year ended June 30, 2004, the Corporation recognized expense under this plan for the fiscal years ended June 30, 2003 and 2002 of $12,000 and $178,000, respectively. For the three months ended September 30, 2004 the Corporation recognized expense totaling $21,000. The Corporation recognized no expense for the three months ended September 30, 2003.

The Bank also has a multiple employer defined benefit pension plan. All employees over 21 years of age enter this plan at the first entrance date after completing one year of service. The Corporation recognized expense of $26,000, $20,000, $79,000 and $20,000 under this plan for the three month periods ended September 30, 2004 and 2003 and the fiscal years ended June 30, 2004 and 2003, respectively. Due to the overfunded status of the plan at the time, the Bank recorded no expense for this plan during the fiscal year ended June 30, 2002.

During fiscal 2003, the Corporation adopted a stock-based compensation plan for the benefit of certain members of management, which provides for awards of up to 8,000 shares. Awards vest over a five year period beginning with the date of the award. The Corporation awarded 4,000 shares under this plan during fiscal 2003 and recognized expense of $5,000, $4,000, $18,000 and $9,000 for the three month periods ended September 30, 2004 and 2003 and the fiscal years ended June 30, 2004 and 2003, respectively.

9. Earnings Per Share

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year. Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation’s stock option plan. The computations were as follows:

	September 30,		June 30,
	2004	2003	2004	2003	2002
Weighted-average common shares outstanding (basic)	1,266,613	1,254,690	1,261,273	1,248,219	1,246,108
Dilutive effect of assumed exercise of stock options	64,153	59,197	53,791	41,658	34,976

Weighted-average common shares outstanding (diluted)	1,330,766	1,313,887	1,315,064	1,289,877	1,281,084

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

10. Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at September 30, 2004 and June 30, 2004 and 2003:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Certificates of deposit in other financial institutions: The carrying amounts presented in the consolidated statements of financial condition for certificates of deposit in other financial institutions are deemed to approximate fair value.

Investment securities: For investment securities, fair value is deemed to equal the quoted market price.

Loans receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits: The fair value of NOW accounts, passbook accounts, money market deposits and advances by borrowers for taxes and insurance are deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

10. Fair Value of Financial Instruments (continued)

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The fair value of outstanding loan commitments at September 30, 2004, June 30, 2004 and 2003, was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments at September 30, 2004 and June 30, 2004 and 2003 are as follows:

	September 30,		June 30,
	2004		2004		2003
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	value	value	value	value	value	value
	(In thousands)
Financial assets
Cash and cash equivalents	$1,165	$1,165	$1,122	$1,122	$2,028	$2,028
Certificates of deposit in other financial institutions	2,100	2,100	2,100	2,100	3,100	3,100
Mortgage-backed securities	2,506	2,506	2,758	2,758	3,997	3,997
Loans receivable	123,743	125,550	125,262	128,918	124,596	128,270
Stock in Federal Home Loan Bank	2,973	2,973	2,941	2,941	2,827	2,827

	$132,487	$134,294	$134,183	$137,839	$136,548	$140,222

Financial liabilities
Deposits	$73,797	$73,507	$75,025	$76,969	$75,622	$77,009
Advances from the Federal Home Loan Bank	43,444	47,537	43,718	43,104	43,017	43,443
Advances by borrowers for taxes and insurance	453	453	307	307	324	324

	$117,694	$121,497	$119,050	$120,380	$118,963	$120,776

11. Stock Option Plan

The Board of Directors adopted the Frankfort First Bancorp, Inc. 1995 Stock Option and Incentive Plan (the “Plan”) that provided for the issuance of 261,085 shares of authorized, but unissued shares of common stock at fair value at the date of grant. The Corporation had initially granted options to purchase shares at the fair value of $13.80 per share. At September 30, 2004 and June 30, 2004, 34,629 of the stock options granted had been exercised. No options were exercised during the three months ended September 30, 2004.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Stock Option Plan (continued)

The Corporation accounts for the Plan in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized with respect to the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant date in a manner consistent with the accounting method utilized in SFAS No. 123, there would have been no differences in consolidated net earnings and earnings per share for any period presented as all shares have been granted and vested.

A summary of the status of the Corporation’s stock option plan as of and for the three months ended September 30, 2004 and the fiscal years ended June 30, 2004, 2003 and 2002, and changes during the periods ending on those dates is presented below:

	September 30,				June 30,
	2004		2004		2003		2002
		Weighted-		Weighted-		Weighted-		Weighted-
		average		average		average		average
		exercise		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price	Shares	price
Outstanding at beginning of period	147,230	$13.83	181,859	$13.83	181,859	$13.83	239,495	$13.82
Granted	—	—	—	—	—	—	—	—
Exercised	—	—	(34,629)	13.80	—	—	—	—
Forfeited	—	—	—	—	—	—	(57,636)	13.80

Outstanding at end of period	147,230	$13.83	147,230	$13.83	181,859	$13.83	181,859	$13.83

Options exercisable at end of period	147,230	$13.83	147,230	$13.83	181,859	$13.83	181,859	$13.83

The following information applies to options outstanding at September 30, 2004:

Number outstanding	147,230
Range of exercise prices	$13.80-$14.91
Weighted-average exercise price	$13.83
Weighted-average remaining contractual life	1.25 years

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12. Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

13. Advertising

Advertising costs are expensed when incurred. The Corporation’s advertising expense totaled $12,000, $11,000, $43,000, $35,000 and $45,000 for the three month periods ended September 30, 2004 and 2003 and the fiscal years ended June 30, 2004, 2003 and 2002, respectively.

14. Reclassifications

Certain prior year amounts have been reclassified to conform to the 2004 consolidated financial statement presentation.

NOTE B — MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at September 30, 2004, June 30, 2004 and 2003 are summarized as follows:

	September 30, 2004
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
	(In thousands)
Available for sale:
Government National Mortgage Association participation certificates	$1,450	$—	$6	$1,444
Federal National Mortgage Association participation certificates	1,076	—	14	1,062

Total mortgage-backed securities available for sale	$2,526	$—	$20	$2,506

	June 30, 2004
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
	(In thousands)
Available for sale:
Government National Mortgage Association participation certificates	$1,606	$—	$50	$1,556
Federal National Mortgage Association participation certificates	1,232	—	30	1,202

Total mortgage-backed securities available for sale	$2,838	$—	$80	$2,758

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE B — MORTGAGE-BACKED SECURITIES (continued)

	June 30, 2003
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
	(In thousands)
Available for sale:
Government National Mortgage Association participation certificates	$2,024	$6	$1	$2,029
Federal National Mortgage Association participation certificates	1,964	4	—	1,968

Total mortgage-backed securities available for sale	$3,988	$10	$1	$3,997

The tables below indicates the length of time individual securities have been in a continuous unrealized loss position at September 30, 2004 and June 30, 2004:

September 30, 2004
	Less than 12 months			12 months or longer				Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
securities	investments	value	losses	investments	value	losses	investments	value	losses
(Dollars in thousands)
Mortgage-backed securities	1	$349	$4	3	$2,157	$16	4	$2,506	$20

June 30, 2004
	Less than 12 months			12 months or longer				Total
Description of	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Number of	Fair	Unrealized
securities	investments	value	losses	investments	value	losses	investments	value	losses
(Dollars in thousands)
Mortgage-backed securities	3	$1,744	$(55)	1	$1,014	$25	4	$2,758	$80

Management has the intent and ability to hold these securities for the foreseeable future and the decline in the fair value is primarily due to an increase in the market rates. The fair values are expected to recover as securities approach maturity dates.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE B — MORTGAGE-BACKED SECURITIES (continued)

The amortized cost of mortgage-backed securities, by contractual terms to maturity, are shown below at September 30, 2004 and June 30, 2004. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	September 30,	June 30,
	2004	2004
	(In thousands)
Due within one year	$51	$57
Due after one year through five years	248	277
Due after five years	2,227	2,504

	$2,526	$2,838

NOTE C — LOANS RECEIVABLE

The composition of the loan portfolio at September 30, 2004, June 30, 2004 and 2003 is as follows:

	September 30,	June 30,
	2004	2004	2003
	(In thousands)
Residential real estate
One-to-four family	$110,874	$112,361	$113,297
Multi-family	62	63	68
Construction	888	293	1,617
Nonresidential real estate and land	6,294	6,397	4,820
Consumer and other	6,324	6,393	5,877

	124,442	125,507	125,679
Less:
Undisbursed portion of loans in process	(582)	(112)	(916)
Deferred loan origination fees	(35)	(51)	(85)
Allowance for loan losses	(82)	(82)	(82)

	$123,743	$125,262	$124,596

The Bank’s lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $110.9 million, or 90% of the total loan portfolio at September 30, 2004, $112.3 million, or 90% of the total loan portfolio at June 30, 2004, and $112.4 million, or 92% of the total loan portfolio at June 30, 2003. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Bank with adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Bank’s primary lending area are presently stable.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE C — LOANS RECEIVABLE (continued)

In the normal course of business, the Bank has made loans to some of its directors, officers and employees. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $723,000, $786,000 and $681,000 at September 30, 2004, June 30, 2004 and 2003, respectively.

NOTE D — ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

	For the three months ended		For the years ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
	(In thousands)
Balance at beginning of year	$82	$82	$82	$82	$101
Provision for losses on loans	—	—	—	—	1
Charge-offs	—	—	—	—	(20)

Balance at end of year	$82	$82	$82	$82	$82

As of June 30, 2004 and as of September 30, 2004, the Bank’s allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital.

Nonperforming loans totaled approximately $512,000, $845,000, $372,000, $251,000 and $568,000 at September 30, 2004 and 2003 and June 30, 2004, 2003 and 2002, respectively. The Bank did not incur any reduction in interest income related to such nonperforming loans during the respective years.

NOTE E — OFFICE PREMISES AND EQUIPMENT

     Office premises and equipment are comprised of the following:

	September 30,	June 30,
	2004	2004	2003
		(In thousands)
Land and improvements	$187	$187	$187
Office buildings and improvements	1,825	1,825	1,822
Furniture, fixtures and equipment	666	657	850

	2,678	2,669	2,859
Less accumulated depreciation and amortization	1,196	1,173	1,495

	$1,482	$1,496	$1,364

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE F — DEPOSITS

Deposits consist of the following major classifications:

Deposit type and weighted-
average interest rate	2004	2004	2003
		(In thousands)
NOW accounts
September 30, 2004 - 1.29%	$7,981
June 30, 2004 - 1.29%		$8,002
June 30, 2003 - 1.51%			$6,380
Passbook
September 30, 2004 - 1.02%	10,308
June 30, 2004 - 1.01%		10,255
June 30, 2003 - 1.29%			10,839
Money market deposit accounts
September 30, 2004 - 1.45%	3,620
June 30, 2004 - 1.45%		3,634
June 30, 2003 - 1.87%			3,781

Total demand, transaction and passbook deposits	21,909	21,891	21,000
Certificates of deposit
Original maturities of:
Less than 12 months
September 30, 2004 - 1.10%	4,893
June 30, 2004 - 1.13%		5,285
June 30, 2003 - 1.47%			6,315
12 months to 24 months
September 30, 2004 - 2.26%	29,431
June 30, 2004 - 2.28%		29,982
June 30, 2003 - 2.80%			28,747
30 months to 36 months
September 30, 2004 - 3.89%	14,754
June 30, 2004 - 3.90%		15,012
June 30, 2003 - 4.54%			16,991
More than 36 months
September 30, 2004 - 4.28%	2,810
June 30, 2004 - 4.29%		2,855
June 30, 2003 - 4.78%			2,569

Total certificates of deposit	51,888	53,134	54,622

Total deposit accounts	$73,797	$75,025	$75,622

At September 30, 2004, June 30, 2004 and 2003, the Bank had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $8.6 million, $8.7 million and $7.8 million, respectively. Deposits issued in amounts greater than $100,000 are not federally insured.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE F — DEPOSITS (continued)

Interest expense on deposits is summarized as follows:

	For the three months ended		For the year ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
	(In thousands)
Passbook	$39	$35	$118	$158	$234
Money market deposit and NOW accounts	26	29	157	161	222
Certificates of deposit	357	451	1,574	2,027	2,914

	$422	$515	$1,849	$2,346	$3,370

Maturities of outstanding certificates of deposit are summarized as follows:

	September 30,	June 30,
	2004	2004	2003
		(In thousands)
Less than one year	$35,156	$32,107	$33,363
One to three years	15,175	18,894	19,456
Over three years	1,557	2,133	1,803

	$51,888	$53,134	$54,622

NOTE G — ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized by pledges of certain residential mortgage loans totaling $54.6 million, and the Bank’s investment in Federal Home Loan Bank stock, are summarized as follows:

	Maturing
	year ending	September 30,	June 30,
Interest rate	June 30,	2004	2004	2003
			(Dollars in thousands)
6.45% - 6.95%	2004	$—	$—	$24
1.65% - 1.90%	2005	2,300	2,300	—
6.40% - 6.75%	2007	372	419	627
5.80% - 6.35%	2008	958	1,099	1,673
4.94% - 7.35%	2009	9,357	9,376	9,873
5.96% - 6.86%	2010	21,000	21,000	21,000
5.80% - 6.22%	2011	8,000	8,000	8,000
6.90%	2012	310	318	349
5.75%	2013	173	177	240
6.15% - 6.95%	2016	655	664	701
6.30% - 6.35%	2017	156	159	208
6.20%	2018	163	206	271
7.35%	2019	—	—	51

		$43,444	$43,718	$43,017

Weighted-average interest rate		5.86%	5.83%	6.08%

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE H — OTHER BORROWED MONEY

The Corporation has a line of credit arrangement with another financial institution which provides for interest at prime plus .25% and matures in May 2005. At September 30, 2004 and June 30, 2004, there was no outstanding balance on the line of credit.

NOTE I — FEDERAL INCOME TAXES

Federal income taxes do not differ materially from the amounts computed at the statutory corporate tax rate for each of the three month periods ended September 30, 2004 and 2003, or the fiscal years ended June 30, 2004, 2003 and 2002.

The composition of the Corporation’s net deferred tax liability is as follows:

	September 30,	June 30,
	2004	2004	2003
	(In thousands)
Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$28	$28	$28
Deferred loan origination fees	15	17	29
Deferred compensation	54	55	20
Unrealized losses on securities designated as available for sale	7	27	—

Total deferred tax assets	104	127	77
Deferred tax liabilities:
Percentage of earnings bad debt deductions	—	—	(10)
Federal Home Loan Bank stock dividends	(364)	(353)	(314)
Book/tax depreciation	(17)	(17)	(15)
Unrealized gains on securities designated as available for sale	—	—	(3)

Total deferred tax liabilities	(381)	(370)	(342)

Net deferred tax liability	$(277)	$(243)	$(265)

Prior to 1997, the Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at both September 30, 2004 and June 30, 2004 include approximately $5.4 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at both September 30, 2004 and June 30, 2004, respectively.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE I — FEDERAL INCOME TAXES (continued)

The Bank was required to recapture as taxable income approximately $140,000 of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. The Bank provided deferred taxes for this amount and amortized the recapture of the bad debt reserve into taxable income over a six year period beginning in fiscal 1998.

NOTE J — LOAN COMMITMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of the commitments reflect the extent of the Bank’s involvement in such financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

At September 30, 2004, the Bank had outstanding commitments of approximately $696,000 to originate loans, consisting of a $292,000, 5.89% fixed-rate loan commitment and $404,000 of adjustable-rate loan commitments. Additionally, the Bank was obligated under unused lines of credit for home equity loans and other totaling $8.5 million. At June 30, 2004, the Bank had outstanding commitments of approximately $2.3 million to originate loans, consisting of a $74,000, 6.125% fixed-rate loan commitment and $2.2 million of adjustable-rate loan commitments. Additionally, the Bank was obligated under unused lines of credit for home equity loans and other totaling $8.3 million. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of September 30, 2004, and will be funded from normal cash flow from operations.

NOTE K — REGULATORY CAPITAL

The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the “OTS”). Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE K — REGULATORY CAPITAL (continued)

The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

During fiscal 2004, the Bank was notified by the OTS that it was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized” the Bank must maintain minimum capital ratios as set forth in the following tables.

As of September 30, 2004, June 30, 2004 and 2003, management believes that the Bank met all capital adequacy requirements to which it was subject.

			As of September 30, 2004
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
Tangible capital	$16,617	12.2%	≥$2,047	≥1.5%	≥$6,825	≥ 5.0%
Core capital	$16,617	12.2%	≥$5,460	≥4.0%	≥$8,190	≥ 6.0%
Risk-based capital	$16,699	23.6%	≥$5,661	≥8.0%	≥$7,077	≥10.0%

			As of June 30, 2004
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
Tangible capital	$16,366	11.9%	≥$2,072	≥1.5%	≥$6,906	≥ 5.0%
Core capital	$16,366	11.9%	≥$5,525	≥4.0%	≥$8,287	≥ 6.0%
Risk-based capital	$16,448	23.0%	≥$5,713	≥8.0%	≥$7,141	≥10.0%

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE K — REGULATORY CAPITAL (continued)

			As of June 30, 2003
					To be “well-
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
Tangible capital	$17,975	13.0%	≥$2,076	≥1.5%	≥$6,919	≥5.0%
Core capital	$17,975	13.0%	≥$5,535	≥4.0%	≥$8,302	≥6.0%
Risk-based capital	$18,057	26.4%	≥$5,474	≥8.0%	≥$6,842	≥10.0%

	September 30,	June 30,
	2004	2004	2003
Consolidated GAAP capital	$17,409	$17,514	$17,998
Effect of Frankfort First Bancorp, Inc. in consolidation	(805)	(1,200)	(17)
Unrealized losses (gains) on securities designated as available for sale	13	52	(6)

Tangible and core capital	16,617	16,366	17,975
Allowance for loan losses	82	82	82

Risk-based capital	$16,699	$16,448	$18,057

The Bank’s management believes that, under the current regulatory capital regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in the Bank’s market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE L — CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC.

The following condensed financial statements summarize the financial position of Frankfort First Bancorp, Inc. as of September 30, 2004 and June 30, 2004 and 2003, and the results of its operations and its cash flows for the three months ended September 30, 2004 and 2003 and the fiscal years ended June 30, 2004, 2003 and 2002.

FRANKFORT FIRST BANCORP, INC.
STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30,	June 30,
	2004	2004	2003
ASSETS
Interest-bearing deposits in First Federal Savings Bank of Frankfort	$1,205	$1,711	$764
Investment in First Federal Savings Bank of Frankfort	16,604	16,314	17,983
Prepaid expenses and other assets	290	144	30

Total assets	$18,099	$18,169	$18,777

LIABILITIES AND SHAREHOLDERS’ EQUITY
Dividends payable	$353	$353	$350
Deferred compensation	274	259	350
Other liabilities	63	43	79

	690	655	779
Shareholders’ equity
Common stock	17	17	17
Additional paid-in capital	5,918	5,918	5,879
Retained earnings	17,924	18,068	18,525
Treasury stock — at cost	(6,350)	(6,350)	(6,331)
Shares acquired for stock benefit plan	(87)	(87)	(98)
Unrealized gains (losses) on securities designated as available for sale — net	(13)	(52)	6

Total shareholders’ equity	17,409	17,514	17,998

Total liabilities and shareholders’ equity	$18,099	$18,169	$18,777

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE L — CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

FRANKFORT FIRST BANCORP, INC.
STATEMENTS OF EARNINGS
(In thousands)

	Three months ended		Years ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
Revenue
Interest income	$5	$9	$53	$45	$76
Equity in earnings of First Federal Savings Bank of Frankfort	251	268	1,029	1,389	1,469

Total revenue	256	277	1,082	1,434	1,545
General and administrative expenses	69	36	168	158	291

Earnings before income tax credits	187	241	914	1,276	1,254
Federal income tax credits	(22)	(10)	(39)	(39)	(73)

NET EARNINGS	$209	$251	$953	$1,315	$1,327

FRANKFORT FIRST BANCORP, INC.
STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended		Years ended
	September 30,		June 30,
	2004	2003	2004	2003	2002
Cash flows from operating activities:
Net earnings for the period	$209	$251	$953	$1,315	$1,327
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
(Undistributed earnings of) excess distributions from consolidated subsidiary	(251)	2,378	1,611	(1,389)	1,701
Amortization expense of stock benefit plan	—	—	18	8	—
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(146)	(5)	(112)	104	192
Other liabilities	35	16	(127)	(501)	(33)

Net cash provided by (used in) operating activities	(153)	2,640	2,343	(463)	3,187
Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(353)	(351)	(1,407)	(1,395)	(1,371)
Exercise of stock options	—	—	14	—	—

Net cash used in financing activities	(353)	(351)	(1,393)	(1,395)	(1,371)

Net increase (decrease) in cash and cash equivalents	(506)	2,289	947	(1,858)	1,816
Cash and cash equivalents at beginning of period	1,711	764	764	2,622	806

Cash and cash equivalents at end of period	$1,205	$3,053	$1,711	$764	$2,622

FRANKFORT FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Three months ended September 30, 2004 and 2003 (unaudited)
and years ended June 30, 2004, 2003 and 2002

NOTE L — CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

The Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Bank to the Corporation. Generally, the Bank’s payment of dividends is limited, without prior OTS approval, to net income for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation.

NOTE M – PENDING BUSINESS COMBINATION

On July 15, 2004, the Corporation entered into an agreement of merger with First Federal Savings and Loan of Hazard (“First Federal of Hazard”). Pursuant to the agreement, as subsequently amended, the Corporation’s shareholders will receive total consideration of $23.50 per share. The form of consideration (cash or stock) is at the election of the individual shareholder, subject to certain allocation and proration procedures in the merger agreement.

The merger will be accomplished by the reorganization of First Federal of Hazard into the mutual holding company form of ownership, the offering of a newly formed mid-tier holding company’s shares to depositors and others, together with the issuance of shares to the Corporation’s shareholders as part of the merger consideration. The merger agreement is subject to regulatory and shareholder approval and is expected to close in the first calendar quarter of 2005.

Appendix A

Capital Resources Group, Inc. 11250 Roger Bacon Drive * The Atrium 19 * Reston, Virginia 20190 * Ph 703.464.9055 * Fax 703.464.9058

January 10, 2005

Board of Directors
First Federal Savings and Loan Association
479 Main Street
Hazard, Kentucky 41702

Dear Board Members:

     You have requested our opinion as investment bankers to the fairness, from a financial point of view, to First Federal Savings and Loan Association (“First Federal”) of the consideration (the “Merger Consideration”) offered in the proposed merger (the “Merger”), whereby First Federal will acquire Frankfort First Bancorp, Inc. (“Frankfort First”) and its wholly owned subsidiary, First Federal Savings Bank of Frankfort (the “Bank”), pursuant to the Agreement of Merger by and between First Federal and Frankfort First, dated July 15, 2004 and amended and restated as of November 3, 2004 and November 30, 2004 (the “Agreement”). This current opinion serves as an update of our original opinion dated July 15, 2004. In conjunction with the Merger, First Federal will reorganize into a mutual holding company structure (the “MHC”) and form a mid-tier stock corporation that will conduct an initial public offering of stock. We understand that, pursuant to the Agreement, the MHC will form and own approximately 55% of a new subsidiary mid-tier stock holding company to be known as Kentucky First Federal Bancorp, Inc. (“Kentucky First Federal”). Of the 45% of Kentucky First Federal’s common stock to be issued to the public, approximately 55% will be offered for sale to First Federal’s depositors (including an ESOP sponsored by First Federal), and approximately 45% will be issued to Frankfort First’s stockholders, together with cash, to pay the Merger Consideration.

     Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Frankfort First will be converted into the right to receive a number of shares of common stock of Kentucky First Federal (“Kentucky First Federal Common Stock”) and/or cash with a Merger Consideration equal to $23.50. Under the terms of the Agreement, a maximum of 45% of Kentucky First Federal’s publicly owned shares of common stock may be issued to Frankfort First’s stockholders. However, First Federal may increase this amount to up to 49% of Kentucky First Federal’s publicly owned shares of common stock under certain circumstances. The remainder of the Merger Consideration will be paid in cash. Frankfort First’s stockholders may elect to receive either Kentucky First Federal Common Stock and/or cash, subject to certain procedures contained in the Agreement, as to which procedures Capital Resources Group, Inc. (“CRG”) expresses no opinion.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
January 10, 2005

     CRG is a financial consulting and an investment banking firm that, as part of our specialization in financial institutions, is regularly engaged in the financial analyses and valuations of business enterprises and securities in connection with mergers and acquisitions, valuations for mutual-to-stock conversions of thrifts, initial and secondary offerings, divestitures and other corporate purposes. In the normal course of our activities, CRG, its affiliates and its management may, from time to time, effect transactions and hold long or short positions in Frankfort First. We believe that, except for the fee we will receive for our opinion and other fees to be received in connection with the transaction, we are independent of First Federal.

     It is our understanding that, following the MHC reorganization and Merger, First Federal and Frankfort First’s subsidiary Bank will remain separate banks and each will be a wholly-owned subsidiary of Kentucky First Federal. While no staff reductions are contemplated, the rationale and synergies of this transaction include complementary balance sheets, an expanded geographical market area, broader array of products and services, and improved depth of management.

     In rendering our opinion, CRG has made inquiries of members of First Federal’s and Frankfort First’s management; Muldoon Murphy Faucette & Aguggia, L.L.P., legal counsel for First Federal in connection with the Merger and MHC reorganization; and representatives of the accounting firm of Grant Thornton, L.L.P. In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Federal, Kentucky First Federal, Frankfort First, and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended June 30, 2003 of Frankfort First; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Frankfort First through March 31, 2004 and certain other communications from Frankfort First to its stockholders; (iv) First Federal and Frankfort First’s annual and quarterly financial reports submitted to various regulatory agencies; and (v) other financial information concerning the businesses and operations of First Federal, Kentucky First Federal and Frankfort First furnished to us by First Federal and Frankfort First for purposes of our analysis. In addition, we have reviewed, analyzed and relied upon updated financial and other information for First Federal, Kentucky First Federal, Frankfort First, and the Merger, as presented in Kentucky First Federal’s Form S-l Registration Statement that has been filed with the Securities and Exchange Commission (“Form S-l”). Such Form S-l, which includes Kentucky First Federal’s prospectus for shares to be issued in the reorganization offering and Merger and Frankfort First’s proxy statement for the Merger, includes updated audited financial statements through June 20, 2004 and unaudited quarterly financial statements through September 30, 2004 for First Federal and Frankfort First, as well as pro forma financial data that reflects the impact of the MHC reorganization and Merger.

     We have also held discussions with senior management of First Federal and Frankfort First regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters we have deemed relevant to

CAPITAL RESOURCES GROUP, INC.
Board of Directors
January 10, 2005

our inquiry. In addition, we have compared certain financial and stock market information for Frankfort First with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the bank and thrift industries and performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of First Federal, Kentucky First Federal and Frankfort First as to the reasonableness and achievability of the financial and operating forecasts and projections provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with Frankfort First’s confirmation, that the aggregate allowances for loan and lease losses for Frankfort First are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property and other assets of First Federal or Frankfort First.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the pro forma impact of the Merger to First Federal, Kentucky First Federal and the MHC; and, (ii) the nature and financial terms of certain other merger transactions involving bank and thrift companies. We have also taken into account our assessment of general economic and financial market conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the bank and thrift industries generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration offered in the Merger is fair, from a financial point of view, to First Federal.

Respectfully submitted,

CAPITAL RESOURCES GROUP, INC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

(Proposed Holding Company for First Federal Savings and Loan Association of Hazard
and First Federal Savings Bank of Frankfort)

Up to 3,363,750 Shares
(Anticipated Maximum)

COMMON STOCK
Par Value $0.01 per share

PROSPECTUS

January 10, 2005

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until February 8, 2005 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.